As filed with the Securities and Exchange Commission on May 5, 2011

Registration No. -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ConvergEx Inc.

(Exact name of registrant as specified in its charter)

Delaware	7371	45-0677168
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1633 Broadway, 48th Floor

New York, NY 10019

(800) 367-8998

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lee A. Schneider, Esq.

General Counsel

ConvergEx Inc.

1633 Broadway, 48th Floor

New York, NY 10019

(800) 367-8998

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael R. Littenberg, Esq. Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022 (212) 756-2000 Fax: (212) 593-5955	John G. Crowley, Esq. Richard J. Sandler, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000 Fax: (212) 701-5800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount Of Registration Fee(3)
Class A common stock	$400,000,000	$46,440

(1)	Includes shares of Class A common stock issuable upon exercise of an option to purchase additional shares granted to the underwriters.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act.
(3)	Calculated pursuant to Rule 457(o) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 5, 2011

PRELIMINARY PROSPECTUS

                    Shares

ConvergEx Inc.

Class A Common Stock

This is an initial public offering of Class A common stock by ConvergEx Inc. We are offering                      shares of our Class A common stock, and the selling stockholders are offering an additional                      shares of our Class A common stock. We will not receive any proceeds from the sale of shares by the selling stockholders.

We expect the initial public offering price to be between $             and $             per share. Currently, no public market exists for our Class A common stock. We intend to apply for listing of our Class A common stock on                     under the symbol “CVGX.”

Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page 15.

	Per Share	Total
Price to the public	$	$
Underwriting discounts and commissions	$	$
Proceeds to ConvergEx Inc.	$	$
Proceeds to the selling stockholders	$	$

The selling stockholders have granted the underwriters an option for a period of 30 days to purchase up to                      additional shares of Class A common stock at the public offering price, less the underwriting discount.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of our Class A common stock to investors on or about                     , 2011.

Joint Book-Running Managers

J.P. Morgan	Citi
Barclays Capital	Goldman, Sachs & Co.

The date of this prospectus is             , 2011.

We, the underwriters and the selling stockholders have not authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We, the underwriters and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We, the underwriters and the selling stockholders are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our Class A common stock.

i

Unless we state otherwise or the context otherwise requires, the terms “we,” “us,” “our,” “ConvergEx” and “our company” refer to ConvergEx Inc., a newly formed corporation, and its consolidated subsidiaries after giving effect to the reorganization transactions described in “Organizational Structure”; prior to the reorganization transactions, these terms refer to ConvergEx Holdings (as such term is defined below) and its consolidated subsidiaries. Unless the context otherwise requires,

•

references to “ConvergEx Holdings” refer solely to ConvergEx Holdings, LLC, a Delaware limited liability company that is currently the holding company for our consolidated subsidiaries, and not to any of its subsidiaries,

•

references to “ConvergEx Group” refer to ConvergEx Group, LLC, a Delaware limited liability company, which, prior to the reorganization transactions is a consolidated subsidiary of ConvergEx Holdings and, thereafter, will be a consolidated subsidiary of our company,

•	references to “GTCR” refer to GTCR Golder Rauner, L.L.C.,

•	references to “GTCR Blocker” refer to GTCR/ConvergEx Blocker Corp.,

•

references to “BNY Mellon” refer to The Bank of New York Mellon Corporation and to The Bank of New York Company, Inc. prior to the 2007 merger between The Bank of New York Company, Inc. and Mellon Financial Corporation pursuant to which The Bank of New York Mellon Corporation was formed,

•	references to “our predecessor” or to “BNY Securities Group” refer to the BNY Securities Group business unit of BNY Mellon prior to our formation in October 2006,

•	references to “Eze Castle Software” refer to the Eze Castle Software business, which was combined into our predecessor at our formation,

•

references to “RealTick®” or to the “RealTick EMS” refer to the RealTick EMS business, which we acquired, along with certain other assets of Townsend Analytics, Ltd., from Barclays Bank plc on December 31, 2010,

•	references to “LDB Consulting” or “LDB” refer to the LDB Consulting business, which we acquired on December 31, 2010,

•

references to “our existing investors” refer to ConvergEx Holdings and each of the persons and entities who held units in ConvergEx Holdings prior to the reorganization transactions described in “Organizational Structure” and who, following the consummation of the reorganization transactions, directly hold Class A common stock or Class B common stock,

•

except where described “on a pro forma basis,” all data for the year ended December 31, 2010 is presented on a historical basis and does not give effect to our acquisition of either the RealTick EMS business or of the LDB Consulting business,

•

data presented “on a pro forma basis” for the year ended December 31, 2010 gives effect to our acquisition of the RealTick EMS business and of the LDB Consulting business, except that the pro forma statement of operations for the year ended December 31, 2010 included in “Unaudited Pro Forma Financial Information” does not give effect to our acquisition of the LDB Consulting business,

•	references to “revenues” refer to our operating revenues only and do not refer to total revenues including reimbursed expenses, and

•	the information in this prospectus gives effect to the reorganization transactions described in “Organizational Structure.”

ii

SUMMARY

This summary highlights information about our business and about this prospectus. This summary does not contain all of the information that may be important to you. You should carefully read this prospectus in its entirety before making an investment decision. In particular, you should read the section titled “Risk Factors” and the consolidated financial statements and notes related to those statements included elsewhere in this prospectus.

Our Business

We are a leading and trusted provider of mission-critical proprietary software products, including workflow automation solutions, and technology-enabled services across multiple asset classes with more than 4,000 customers. In the increasingly dynamic, complex and competitive institutional investment industry, asset managers and financial intermediaries are implementing ever more sophisticated strategies and infrastructure in order to improve their performance, grow their businesses and address new regulatory, compliance and customer requirements. Responding to our customers’ needs for end-to-end solutions, we combine an extensive array of proprietary software products and technology-enabled services that span the entire investment life cycle with a high level of customer service. Our proprietary software products and technology-enabled services automate and facilitate front-, middle- and back-office functions across geographies, asset classes and regulatory regimes, while providing tools and analytics that enhance these functions and the overall investment process for our customers. We believe our solutions enable our customers to better compete by providing infrastructure and services that support increased sophistication and operational efficiency, enabling them to focus on their core competencies and differentiators.

Our large and diverse customer base of asset managers and financial intermediaries includes investment advisors, hedge funds, mutual funds, employee benefit plan sponsors, endowment funds, sovereign wealth funds, trust banks, family offices, separately managed accounts, broker-dealers, exchanges and other marketplaces, alternative trading systems and investment banks. We had more than 4,000 customers in 2010 on a pro forma basis. Our top 200 customers generated 62% of our revenues in 2010. We have a strong customer retention rate, as shown by the fact that 97% of our top 200 customers in 2009 remained customers in 2010. A substantial portion of our revenues come from consistent customers who utilize our products and services on a regular basis throughout the year. In 2010, we generated 72% of our revenues, excluding revenues from our Transition Management business line, from consistent customers. In 2010, no single customer accounted for more than 3.6% of our revenues. For further information on how we define “consistent customers” and calculate revenues from consistent customers, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview—Consistent Customer Revenues.”

We provide products and services through two related business segments: Investment Technologies and Investment Services. Technology is at the core of both of our segments. Our Investment Technologies segment develops, markets and sells our proprietary software products, including workflow automation solutions, and technology-enabled services that our customers integrate into their technology infrastructures, which we refer to as being installed directly onto “our customer’s desktop.” Our Investment Services segment utilizes many of the same proprietary software products and technology-enabled services on behalf of our customers, except that the technology is utilized on “our desktop.” During 2010, on a pro forma basis, our Investment Technologies segment generated 64% of our segment revenues and our Investment Services segment generated the remaining 36% of our segment revenues. Each segment provides products and services through three business lines, as follows:

Investment Technologies Segment	Investment Services Segment
• Software Platforms	• Transition Management
• Electronic Execution Tools	• Commission Management Services
• Intermediary Solutions	• Program and High Touch Execution

Due to our proprietary technology, scalable operating model and limited capital expenditure requirements, we believe we have an attractive business model that provides us with significant operating leverage because our products and services can accommodate significant additional customer growth and activity with limited incremental cost. Our revenues translated into Adjusted EBITDA of $162.0 million and an Adjusted EBITDA margin of 30.5% in 2010, compared to Adjusted EBITDA of $112.8 million and an Adjusted EBITDA margin of 25.7% in 2007. In addition, we increased our revenues from our Investment Technologies segment and its predecessor businesses as a percentage of total segment revenues from 23% in 2006 to 60% in 2010 and to 64% in 2010 on a pro forma basis. For the definition of Adjusted EBITDA and its reconciliation to net income, see footnote 2 to the statement of operations data table under “Selected Consolidated Financial Data.”

Our Competitive Strengths

We believe that demand for our products and services will continue to grow as asset managers and financial intermediaries continue to implement increasingly sophisticated investment strategies and provide increased transparency to asset owners and regulators. We believe that we are well-positioned to capitalize on these trends because of our core competitive strengths, which include the following:

Cutting-edge, mission-critical proprietary technology. We provide cutting-edge, mission-critical proprietary software products, including workflow automation solutions, and technology-enabled services that we believe are integral to our customers’ workflows. We continue to develop new products and services and update and enhance our existing products and services to provide best-in-class functionality and performance.

Leader in chosen markets. We believe that our proprietary software products and technology-enabled services have gained widespread acceptance in the institutional investment marketplace and that we have leading industry positions across all of our business lines. We attribute our leading market positions to our innovative and proprietary technology, focus on customer service and agency business model, which enable us to provide customers with trusted, independent products and services.

Unrelenting focus on sales and service. We believe that our highly-focused sales culture, high level of ongoing service and support and focus on understanding our customers’ needs differentiate us in the markets in which we compete. Our sales efforts are focused on both increasing sales to existing customers, in particular the percentage of our revenues coming from consistent customers, and on expanding our customer base. We believe that our customer-focused service model contributes to our high customer retention rate and consistent customer revenues and enhances our ability to develop solutions that address our customers’ needs and to cross-sell additional products and services.

High barriers to entry. We believe that the mission-critical nature of many of our products and services, our deep domain knowledge, our high level of customer service and our reputation create a high barrier to entry for new market participants. In addition, we are often deeply embedded in our customers’ workflows, which typically creates significant direct and indirect costs for our customers associated with the replacement of our products and services.

Attractive and diversified model. We have a large and diverse customer base, with more than 4,000 customers in 2010 on a pro forma basis. These customers included:

•	39 of the 50 largest mutual fund groups, based on assets under management;

•	33 of the 50 largest hedge fund groups, based on assets under management, and

•	the 10 largest global investment banks, based on total investment banking revenues.

In 2010, on a pro forma basis, approximately 1,800 of our customers, including 68 of our top 100 customers, utilized products and services in two or more of our six business lines and 54 of our top 100 customers used products and services in both of our segments. In 2010, no single customer accounted for more than 3.6% of our revenues. We believe that the breadth and diversity of our products and services and of our revenue model have led to more balanced growth and to attractive margins. Furthermore, we believe that we have significant cross-selling opportunities across our customer base and our products and services can accommodate significant additional customer growth and activity with limited incremental cost, enabling us to achieve considerable additional operating leverage. We also have limited working capital and capital expenditure requirements and we actively manage our operating expenses. These factors have translated into strong free cash flow.

Experienced management. Our senior management, whose members have an average of 25 years of experience in the technology or financial services industries, is comprised of seasoned industry leaders and entrepreneurs with a history of successfully driving technology innovation and new product development, creating business cultures focused on sales and service and identifying, executing and integrating strategic acquisitions. Many of the members of our senior management, including our Chairman and Chief Executive Officer, held senior positions at BNY Mellon or Eze Castle Software prior to our formation and therefore have long histories within our business and of working with each other as a team. The members of our senior management have been employed by us, or our acquired businesses prior to our formation, for an average of 16 years.

Our Industry and Market Opportunity

The markets for software products and technology-enabled services for the global institutional investment industry are large and growing rapidly due to an increasingly complex and evolving investment market. Celent, a research consulting firm, estimates that buy-side and sell-side institutions spent $71.0 billion on information technology globally in 2010, with spending forecasted to increase to $84.4 billion by 2013, a compounded growth rate of 5.9% per annum. Celent estimates that of the $71.0 billion spent on information technology globally in 2010, $30.3 billion was spent on external software and services, with spending forecasted to reach $40.3 billion in 2013, a compounded growth rate of 10.0% per annum.

Our addressable customer base is also large and growing. eVestments Alliance, a provider of investment information and analytic technology, estimates that the number of asset managers with assets under management greater than $1 billion has grown from 257 in 2000 to 686 in 2010, a compounded growth rate of 10.3% per annum. According to Hedge Fund Research Inc., global hedge fund assets under management have grown from $500 billion in 2000 to $1.9 trillion in 2010, a compounded growth rate of 14.6% per annum, and in April 2011, global hedge fund assets under management surpassed the $2 trillion mark for the first time. Also according to Hedge Fund Research Inc., the number of hedge funds and fund of funds has increased from 3,873 in 2000 to 9,237 in 2010, a compounded growth rate of 9.1% per annum. Although the number of hedge fund firms decreased during the financial crisis, it rose again in 2010. The number of registered investment advisers, or RIAs, and family offices is also growing, providing us with an opportunity to package our products and services into an RIA-focused suite.

Greater customer demand worldwide for more complex technology. Asset managers and financial intermediaries are receiving increasingly specific investment mandates and instructions, and are experiencing increased scrutiny from asset owners. As a result, asset managers and financial intermediaries require more sophisticated software products and technology-enabled services to satisfy investor requests and maintain investor confidence.

Regulatory changes affecting the markets. Over the last few years, the United States has enacted new legislation that significantly increases regulatory oversight of the financial services industry and foreign governments and regulators have enacted or are considering similar new legislation. Increased reporting, audit and other regulatory requirements with respect to trading and access to markets, particularly in the United States, drive the need for complex software products and technology-enabled services that provide audit trail, compliance and reporting capabilities.

Electronification of markets. Across asset classes, the highly fragmented global capital markets continue to witness increased electronic connectivity, execution and processing as liquidity pools are rapidly moving to electronic venues. This evolution has resulted in the need for software products and technology-enabled services that can access these electronic markets and that support the increasing speed at which the capital markets operate and the increasingly complex trading strategies utilized by market participants.

Dynamic portfolio management strategies and asset class diversification. As asset managers seek growth by broadening their product offerings, investing across multiple asset classes and engaging in more complex investment strategies, they increasingly require software products and technology-enabled services to manage, streamline, analyze and implement their operations and investment and execution strategies.

International growth and penetration. Global expansion provides significant growth opportunities for asset managers and financial intermediaries as they look to broaden scale and capitalize on the continued wealth accumulation in emerging markets in the Asia-Pacific region and in Latin America. We believe that Asia-Pacific represents the region of highest growth for global financial firms, and many of them are augmenting their operations in that region to capitalize on these growth prospects. As a result, technology investments are increasing as firms look to increase efficiency, enhance execution and workflow and adopt advanced trading tools such as algorithmic trading and direct market access. We are also targeting international acquisition opportunities in our core business areas as well as in risk management, fund accounting and data warehousing.

Our Growth Strategy

Our growth strategy centers on the development, marketing and delivery of products and services that enable asset managers and financial intermediaries to better compete in the institutional investment marketplace. Our focus is on increasing sales to existing customers, particularly through cross-selling, and on the development of new customer relationships. Key elements of our strategy include the following:

Respond to increasing demand for sophisticated software products and technology-enabled services. We believe that the demand for the types of software products and technology-enabled services that we provide will continue to grow as asset managers and financial intermediaries increasingly rely on complex technology to support the entire investment process, implement sophisticated investment strategies, reduce costs, streamline operations and comply with increasing regulatory and customer requirements. We and our acquired businesses have internally developed or enhanced more than 60 products and services since January 1, 2009 alone.

Capitalize on industry trends. We believe there are significant opportunities to expand our customer base as asset managers and financial intermediaries continue to adopt more sophisticated technology solutions from well-known and trusted service providers in response to evolving investment and regulatory needs. As asset managers and financial intermediaries receive increasingly specific investment mandates and instructions and come under increased scrutiny from asset owners and regulators, there is an increased need for the types of products and services that we provide. In addition, there has been continued migration from using multiple limited feature solutions toward independent, integrated offerings from reliable providers. We believe that our products and services are well-positioned to capitalize on these trends, and we are focused on developing new solutions to meet the evolving needs of asset managers and financial intermediaries and the requirements of the markets in which they operate.

Leverage existing customer relationships and augment revenues through cross-selling. We believe that our current customer base presents a substantial opportunity to grow revenues, and we are therefore highly focused on increasing the portion of our revenues coming from consistent customers and on cross-selling. Shortly after our formation in 2006, we created a formal cross-selling program that compensates our salespeople for successful cross-selling referrals. Our cross-selling program resulted in $61.1 million of revenues in 2010, an increase from $52.0 million in 2009. In 2010, we had 266 sales of new products and services to existing customers through our cross-selling program.

Capitalize on international opportunities. We also believe there are substantial opportunities to increase sales of our products and services to foreign asset managers and financial intermediaries, particularly in the Asia-Pacific region. At our formation, we had offices in London and Bermuda. Since that time, we have opened offices in Hong Kong, Singapore and Sydney, and we have placed sales personnel in Johannesburg and Dubai. We also have entered into strategic marketing alliances in Europe and Africa that have enabled us to leverage the contacts and local market knowledge of our alliance partners. We provide products and services to customers engaging in transactions in over 100 global markets, including more than 55 electronic markets. We intend to continue to selectively seek out growth opportunities in other markets.

Continue to selectively pursue complementary acquisitions. Pursuing strategic acquisitions that provide opportunities for growth and enhance our ability to serve asset managers and financial intermediaries is a core growth strategy. We seek to acquire companies that enable us to expand existing business lines, as well as companies that enable us to enter new business lines, that service our existing customer base and are complementary to our existing business. We are also targeting acquisition opportunities both inside and outside the United States in our core business areas as well as in risk management, fund accounting and data warehousing. We believe that our disciplined approach to acquiring and integrating capabilities through acquisitions is an attractive complement to our organic investment in new product development.

Our History and Business Evolution

We were formed in October 2006 through the combination of Eze Castle Software, a leading provider of software products to asset managers and financial intermediaries, and BNY Mellon’s institutional execution solutions, transition management, commission management and intermediary solutions businesses. Eze Castle Software was founded in 1995, and the BNY Mellon businesses had an operating history of more than 20 years prior to our formation. At the time of our formation, we also agreed to acquire the electronic execution portion of BNY Mellon’s institutional execution solutions business, and the acquisition of these businesses was completed in February 2008. The October 2006 combination, pursuant to which we were formed, was funded through (i) equity investments by GTCR, BNY Mellon, the founders of Eze Castle Software and certain members of our management and (ii) a credit facility. Many of the members of our senior management, including our Chairman and Chief Executive Officer, held senior positions at BNY Mellon or Eze Castle Software prior to our formation and have long histories within our business and of working with each other as a team.

Since our formation, we have leveraged the customer base and strong technology backbone of our founding businesses and acquired several strategic businesses to transform our company into a leading provider of proprietary, mission-critical software products and technology-enabled services to a broad range of asset managers and financial intermediaries globally.

The evolution of our business since our formation has resulted in a substantial shift of our product and service mix toward investment technologies. The historical growth, complementary acquisitions and introduction of new products within our Investment Technologies segment have resulted in our Investment Technologies segment becoming a larger component of our overall business, representing 64% of our segment revenues in 2010 on a pro forma basis.

Our strategy is to augment our organic growth with strategic, complementary acquisitions. Since our formation, we have completed six successful acquisitions of technology-based companies, all of which have expanded our portfolio of product and service offerings and breadth of customers. These acquisitions have also resulted in additional development capabilities, enhancing our ability to internally develop cutting-edge products and services.

Corporate Information

We are a corporation organized under the laws of the State of Delaware on March 17, 2011. Our principal executive offices are located at 1633 Broadway, 48th Floor, New York, NY 10019. Our telephone number is (800) 367-8998 and our website is located at www.convergex.com. The contents of our website are not part of this prospectus.

Our Structure

Following this offering, ConvergEx will be a holding company and its sole asset will be a controlling equity interest in ConvergEx Group. As the sole managing member of ConvergEx Group, ConvergEx will operate and control all of the business and affairs of ConvergEx Group, and through ConvergEx Group and its operating entity subsidiaries, it will continue to conduct the business conducted by the operating entities included in our historical financial statements. ConvergEx will consolidate the financial results of ConvergEx Group and its subsidiaries, and the units of ConvergEx Group held by our existing investors will be treated as a minority interest in ConvergEx’s consolidated financial statements. The diagram on the following page depicts our organizational structure immediately following this offering:

(1)

Includes stockholders who held an interest in ConvergEx Holdings immediately prior to the consummation of the reorganization transactions who received              shares of Class A common stock in connection with such transactions.

See “Organizational Structure” and “Principal and Selling Stockholders” for further information.

The Offering

Issuer	ConvergEx Inc.

Class A common stock outstanding immediately before this offering	shares.

Class A common stock offered by us	shares.

Class A common stock offered by the selling stockholders	shares (or shares if the underwriters exercise their option to purchase additional shares).

Class A common stock to be outstanding immediately after this offering shares. Our existing investors may exchange their units in ConvergEx Group for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. If, immediately after this offering and the application of the net proceeds from this offering, all of our existing investors elected to exchange their units in ConvergEx Group for shares of our Class A common stock,                      shares of Class A common stock would be outstanding.

Class B common stock to be outstanding immediately after this offering shares. Each of our existing investors will receive one share of our Class B common stock for each unit in ConvergEx Group that such investor holds. If a holder of our Class B common stock exchanges any of its units in ConvergEx Group for shares of our Class A common stock, the shares of our Class B common stock held by such holder and attributable to the exchanged units of ConvergEx Group will automatically be transferred to us and will be retired without any further action.

Option to purchase additional shares	The selling stockholders have granted the underwriters a 30-day option to purchase up to additional shares of our Class A common stock at the initial public offering price less the underwriting discount.

Voting rights

Each share of our Class A common stock will entitle its holder to one vote on all matters to be voted on by stockholders generally.

Each share of our Class B common stock will have no economic rights but will entitle its holder to one vote on all matters to be voted on by stockholders generally.

Holders of our Class A common stock and Class B common stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

Immediately following this offering, our public stockholders will have     % of the voting power in ConvergEx or     % if the underwriters exercise in full their option to purchase additional shares.

Use of proceeds	We estimate that our net proceeds from this offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $ million, assuming the shares are offered at $ per share, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus.

We will use $ million of our net proceeds from this offering to purchase newly issued units in ConvergEx Group, $ million to purchase units from existing members of ConvergEx Group and $ million to repay a portion of the first lien term loan facility. We expect that ConvergEx Group will use approximately $ million of the proceeds from the purchase of newly issued units to repay an additional $ million in aggregate principal amount of the first lien term loan facility, approximately $ million to pay fees and expenses in connection with the reorganization transactions and this offering, and any remaining net proceeds for working capital and other general corporate purposes.

We will not receive any of the proceeds from the Class A common stock sold by the selling stockholders in this offering.

See “Use of Proceeds.”

Dividend policy	We do not intend to pay cash dividends on our Class A common stock for the foreseeable future. See “Dividend Policy.”

Proposed symbol	“CVGX.”

Risk factors	For a discussion of risks relating to our company, our business and an investment in our Class A common stock, see “Risk Factors” and all other information set forth in this prospectus before investing in our Class A common stock.

Unless otherwise indicated, all information in this prospectus excludes the following:

•	up to shares of our Class A common stock that may sold by the selling stockholders if the underwriters exercise in full their option to purchase additional shares of Class A common stock;

•	an aggregate of additional shares of our Class A common stock that will initially be available for future awards pursuant to our equity incentive plans; and

•	shares of Class A common stock reserved for issuance upon the exchange of units of ConvergEx Group by our existing investors.

Summary Historical and Pro Forma Financial Data

The following tables set forth summary historical consolidated financial data of ConvergEx Holdings and its subsidiaries as of the dates and for the periods indicated. The balance sheet data as of December 31, 2010 and 2009 and the statement of operations data for the years ended December 31, 2010, 2009 and 2008 are derived from ConvergEx Holdings’ audited consolidated financial statements included elsewhere in this prospectus.

The summary unaudited pro forma balance sheet data for ConvergEx as of December 31, 2010 has been prepared to give pro forma effect to (i) the reorganization transactions described in “Organizational Structure” and (ii) the sale of our Class A common stock in this offering and the application of the net proceeds from this offering as described in “Use of Proceeds.” The summary unaudited pro forma statement of operations data of ConvergEx for the year ended December 31, 2010 has been prepared to give pro forma effect to (i) the acquisition of the RealTick EMS, (ii) the reorganization transactions described in “Organizational Structure” and (iii) the sale of our Class A common stock in this offering and the application of the net proceeds from this offering as described in “Use of Proceeds.” The unaudited pro forma balance sheet data as of December 31, 2010 gives effect to such transactions as if they had occurred on December 31, 2010. The unaudited pro forma statement of operations for the year ended December 31, 2010 gives effect to such transactions as if they had occurred on January 1, 2010.

The pro forma adjustments are based on available information and assumptions that management believes are reasonable. The unaudited pro forma financial data is for informational purposes only and does not necessarily reflect what ConvergEx’s results of operations or financial position would have been had the transactions taken place on the dates indicated and is not intended to project ConvergEx’s results of operations or financial position for any future period or date.

You should read the following selected financial data in conjunction with the sections of this prospectus entitled “Use of Proceeds,” “Capitalization,” “Unaudited Pro Forma Financial Information,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes included elsewhere in this prospectus.

	Pro Forma Year Ended December 31, 2010(1)	Year Ended December 31,
		2010	2009	2008
	(dollars in millions, other than per share data)
	(unaudited)		(audited)
Consolidated Statement of Operations Data
Revenues	$	$531.5	$517.3	$546.7
Expense reimbursements		78.7	116.0	57.8

Total revenues		610.2	633.3	604.5

Cost of revenues		142.3	136.5	163.7
Cost of expense reimbursements		78.7	116.0	57.8

Total cost of revenues		221.0	252.5	221.5
Expenses
Selling, general and administrative		178.9	173.4	187.0
Product development		48.8	41.8	37.7
Restructuring		2.1	—	1.2
Amortization of acquisition-related intangible assets		78.4	69.2	68.9
Interest expense related to debt		93.9	79.4	84.7
Depreciation and amortization of fixed assets		15.3	12.8	11.4
Other non-operating (income) expense		2.7	0.6	(5.2)

Total expenses		641.1	629.7	607.2

Net income (loss) before income taxes		(30.9)	3.6	(2.7)

Net income (loss)		$(22.3)	$3.9	$(7.8)

Less: Net income attributable to the non-controlling interest
Net income attributable to ConvergEx	$

Weighted average shares of Class A common stock outstanding and equivalents
Basic
Diluted
Pro forma net income available per share of Class A common stock
Basic
Diluted

	Pro Forma Year Ended December 31, 2010(1)	Year Ended December 31,
		2010	2009	2008
	(dollars in millions) (unaudited)
Other Consolidated Operating Data
Adjusted Net Income(2)	$	$45.9	$47.4	$43.0

Percentage of revenues		8.6%	9.2%	7.9%

Adjusted EBITDA(2)	$	$162.0	$165.9	$158.5

Percentage of revenues		30.5%	32.1%	29.0%

	Unaudited Pro Forma December 31, 2010	December 31,
		2010	2009
	(unaudited)	(audited)
	(in millions)
Selected Balance Sheet Data
Cash and cash equivalents	$	$168.2	$287.6
Goodwill		661.9	636.2
Intangible assets, net of accumulated amortization		238.3	272.7
Total assets		1,806.8	1,770.8
Long-term debt		713.7	726.3
Stockholders’/Members’ equity		326.9	337.6

(1)	The summary unaudited pro forma statement of operations data for the year ended December 31, 2010 does not give effect to the acquisition of LDB Consulting.
(2)

To supplement our financial information presented in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), we use Adjusted Net Income and Adjusted EBITDA, which are non-GAAP financial measures. “Adjusted Net Income” is defined as net income adjusted to exclude certain items as set forth below. “Adjusted EBITDA” is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) further adjusted to exclude certain non-cash charges and other items as set forth below. We use Adjusted Net Income and Adjusted EBITDA (i) as measures of operating performance, (ii) for planning purposes, including the preparation of budgets and forecasts, (iii) to allocate resources, (iv) to evaluate potential acquisitions, (v) to evaluate the effectiveness of our business strategies, (vi) in communications with our board of directors concerning our financial performance and (vii) as a bonus target for determining incentive compensation for certain of our employees. We believe that Adjusted Net Income and Adjusted EBITDA provide useful information to investors and securities analysts regarding our performance and overall results of operations for the following reasons:

•

amortization expenses can vary substantially from company to company and from period to period depending upon each company’s accounting methods, the fair value and average expected life of acquired intangible assets and the method by which assets were acquired;

•	amortization and write-off of deferred financing costs are not considered key measures in comparing our operating performance;

•	fixed asset depreciation is not considered a key measure of our operating performance because our business is not capital intensive;

•	non-cash equity grants made to employees at a certain price and point in time do not necessarily reflect how our business is performing at any particular time; and

•	costs associated with acquisitions and related integrations, restructuring and conversions can vary from period to period and transaction to transaction.

In addition, with respect to Adjusted EBITDA, because capital structure can vary substantially from company to company and from period to period, interest expense related to debt is not considered a key measure in comparing our operating performance to that of other companies.

Adjusted Net Income assumes all of our income had been taxed at corporate rates for the periods presented and is not necessarily reflective of our future tax rates. In addition, neither Adjusted Net Income nor Adjusted EBITDA is a measure of our financial performance under U.S. GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flows from operating activities as a measure of our profitability or liquidity. Adjusted Net Income and Adjusted EBITDA have limitations as analytical tools, and you should not consider Adjusted Net Income or Adjusted EBITDA in isolation, or as a substitute for an analysis of our results under U.S. GAAP.

The following tables reflect the reconciliation of U.S. GAAP net income (loss) to the non-GAAP financial measures of Adjusted Net Income and Adjusted EBITDA.

	Pro Forma Year Ended December 31, 2010		Year Ended December 31,
			2010	2009	2008
	(dollars in millions)
	(unaudited)
Net income (loss)	$		$(22.3)	$3.9	$(7.8)
Provision (benefit) for income taxes			(8.6)	(0.3)	5.1
Amortization of acquisition-related intangible assets			78.4	69.2	68.9
Amortization and write-off of deferred financing costs			22.5	6.2	7.4
Stock compensation			0.4	0.3	0.2
Restructuring			2.1	—	1.2
IPO preparation costs			2.8	—	—
Transaction-related charges			0.4	1.0	(0.7)
Other			—	0.1	(0.1)
Tax at corporate rates			(29.8)	(33.0)	(31.2)

Adjusted Net Income	$		$45.9	$47.4	$43.0

Percentage of revenues			8.6%	9.2%	7.9%

	Pro Forma Year Ended December 31, 2010		Year Ended December 31,
			2010	2009	2008
	(dollars in millions)
	(unaudited)
Net income (loss)		$	$(22.3)	$3.9	$(7.8)
Provision (benefit) for income taxes			(8.6)	(0.3)	5.1
Interest expense related to debt (excluding amortization of deferred financing costs)			71.4	73.2	77.3
Amortization and write-off of deferred financing costs			22.5	6.2	7.4
Interest income			(0.5)	(0.4)	(4.5)
Amortization of acquisition-related intangible assets			78.4	69.2	68.9
Depreciation and amortization of fixed assets			15.3	12.8	11.4
Stock compensation			0.4	0.3	0.2
Restructuring			2.1	—	1.2
IPO preparation costs			2.8	—	—
Transaction-related charges			0.4	1.0	(0.7)
Other			0.1	—	—

Adjusted EBITDA		$	$162.0	$165.9	$158.5

Percentage of revenues			30.5%	32.1%	29.0%

RISK FACTORS

An investment in our Class A common stock involves a high degree of risk. You should carefully consider the following information, together with other information in this prospectus, before buying shares of our Class A common stock. If any of the following risks or uncertainties occur, our business, financial condition and results of operations could be materially adversely affected. In that case, the trading price of our Class A common stock could decline and you may lose all or a part of the money you paid to buy our Class A common stock.

Risks Relating to Our Business

We derive substantially all of our revenues from customers in the global financial services industry and are therefore impacted by events and developments related to that industry.

We derive substantially all of our revenues from products and services for asset managers and financial intermediaries and our performance is therefore determined in part by economic, political, regulatory and other events or developments affecting the financial services industry. We are impacted by our customers’ transactional activity, securities prices, prevailing industry pricing and our customers’ assets under management and administration, in each case especially with respect to those products and services for which we earn compensation based on the size or volume of transactions. We also are affected by the opening and closure of asset managers and financial intermediaries. In addition, as a result of poor performance or instability in the global financial services industry, asset managers and financial intermediaries may: reduce their expenditures on new products and services and technology generally; reduce their transactional activity or exit the industry entirely; seek to lower their costs by negotiating pricing and other terms that are less favorable to us, including license fees and transaction-related fees; or utilize lower-priced products provided by our competitors or developed by our customers.

There has been considerable consolidation activity in the financial services industry, which is still continuing, albeit at a slower pace. Further consolidation could reduce the number of our customers and our potential customer base. To the extent that our customers consolidate with firms that are not our customers, they may discontinue or reduce the use of our products and services or it may be more difficult to cross-sell other products and services to those customers. To the extent any of our customers consolidate, the newly consolidated entity may do less business with us than the individual customers did in the aggregate. To the extent large entities are formed from consolidation, we may lose our ability to negotiate contracts favorable to us. Moreover, larger entities may find it cost effective to develop their own technology instead of using our products and services.

In addition, the global economic downturn beginning in the fall of 2008 led to the closure of or reduction in business activity by a number of our customers, especially hedge funds during the latter part of 2008 and during 2009. Challenging economic conditions also may impair the ability of our customers to pay for products they have purchased and, as a result, our reserves, allowances for doubtful accounts and write-offs of accounts receivable could increase.

We operate in highly competitive markets and some of our competitors have greater financial, technical, sales and marketing resources than we do.

The market for the types of products and services that we provide is competitive and highly fragmented, with many new entrants and existing players expanding into new business lines that compete with our products and services. Our markets are subject to rapid change and are sensitive to new product introductions and marketing efforts by industry participants. Competitors vary in size, scope of products offered and platforms supported. Depending upon the particular product or service, competition is based on performance, price, features and functionality, ease of use, scalability, ability to integrate external data sources, product and company reputation, ability to cross-sell, customer relationships and service and/or execution. We face competition both from software systems and services used by our existing and potential customers, some of whom develop their own software for their particular needs, and from other providers of competing products and services.

Some of our competitors have greater financial, technical, sales and marketing resources than we do. In addition, some of our competitors have been acquired by larger enterprises, and it is possible that even larger competitors will be created through additional acquisitions or combinations of companies and technology. Moreover, new entrants may enter our markets with alternative methods of providing products and services to our customers. Increased competition may result in price reductions, reduced gross margins and loss of market share. There can be no assurance that we will be able to maintain our current market share or competitive position with respect to any of our products or services.

Our revenues will fluctuate from quarter to quarter.

Our business has experienced, and is expected to continue to experience, seasonality principally in our Investment Services segment. Typically, revenues are lowest in our third fiscal quarter and highest in our fourth fiscal quarter. As a result, our results of operations for a particular quarter may not be indicative of our expected results of operations for an annual period or any other quarter.

Our markets are characterized by rapid technological change, and if we do not continue to develop and market innovative products and services or if we do not respond appropriately, we may lose market share and our revenues may suffer.

The market for the software products and technology-enabled services we provide is characterized by evolving customer needs, market practices and regulatory and compliance changes, all of which necessitate rapid technological change and frequent new product and service announcements, introductions and enhancements. These factors may require us to incur significant costs for our products and services to remain competitive and could render some or all of our existing products and services obsolete. Our revenues and profitability would be adversely affected if any of our software platforms or electronic execution tools were rendered obsolete or if our customers otherwise discontinued their use of such platforms and tools. In addition, we have historically been required to devote significant resources to upgrade certain of our options routing products and certain of our execution products and services to keep pace with technological developments in the markets in which we compete.

Our future success will continue to depend upon our ability to enhance existing, and develop new, products and services that address the future needs of our customer segments and respond to technological, regulatory and compliance and market changes, including the activities of our competitors. We may not be able to accurately estimate the impact on our business of new products and services introduced by our competitors or changes in market practice. Furthermore, we may not be successful in developing, introducing and marketing new products and services on a timely and cost-effective basis, or at all, and our new products and services may not adequately meet the requirements of customers or achieve market acceptance. In addition, customers may delay purchases or use of existing products and services in anticipation of new or enhanced products or services from us or our competitors.

We incur significant operating expenditures for technology that do not vary directly, at least in the short term, with fluctuations in customer demand for our products and services. In addition, to ensure that we have the capacity to process projected increases in securities transaction volumes and meet regulatory requirements, we have historically made substantial operating expenditures in advance of such projected increases. In the event of a lack of growth or material reduction in customer demand for our products and services, we may not be able to reduce such expenses quickly and, as a result, we could experience reduced profitability or losses.

If we are unable to retain and attract customers, our revenues and net income will stagnate or decline.

If we are unable to keep existing customers satisfied, cross-sell products and services to existing customers or attract new customers, then our revenues and net income will stagnate or decline. A variety of factors could affect our ability to successfully retain and attract customers, including:

•	the effectiveness of our sales and marketing efforts;

•	the level of demand for our products and services based on, among other things, price, performance and functionality;

•	the level of customer spending for the types of products and services we offer;

•	the level of competition from internal customer solutions and from other vendors;

•	the quality of our customer service and support;

•	our ability to update and enhance our products and services and develop new products and services needed by customers;

•	our ability to understand the workflows and processes of our customers;

•	the impact of general market conditions on our customers;

•	the amount that a given customer trades using our products or services;

•	our ability to integrate and manage acquired businesses; and

•	overall market conditions.

Our customers are not required to purchase any further products from us or utilize services provided by us, and our customers are not contractually bound to make any future payments to us, other than certain license fees payable by customers who use our software platforms and commission allocation software. There can be no assurance that we will realize any significant future revenues pursuant to our customer relationships.

In addition, revenues from our Transition Management business line and certain program trades within our Program and High Touch Execution business line are driven by events and investment decisions that are out of our control and difficult to predict. Furthermore, given the mission-critical nature of many of our products and services, the purchase decision by customers often results in a long sales cycle over which we have little or no control.

Our execution activities exposes us to credit risk and liquidity and deposit requirements.

We are exposed to credit risk in excess of the fees that we earn from customers that owe us money, securities or other obligations. These parties may default on their obligations to us due to bankruptcy, insolvency, lack of liquidity, adverse economic conditions, operational failure, fraud or other reasons. In addition, we may be required to finance our customers’ unsettled positions and we could be held responsible for the defaults of our customers under certain circumstances. Although we regularly review credit exposure, credit risk may arise from events or circumstances that may be difficult to detect or foresee. Turbulent market conditions may increase our exposure to credit risk. For further information with respect to our exposure to credit risk, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosure about Market Risk—Off-Balance Sheet Credit Risk.”

In addition, liquidity is of particular importance to our execution activities, and perceived liquidity issues may affect our customers’ willingness to engage in transactions with us. Our liquidity could be impaired by failures on the part of customers and other third parties to satisfy their obligations to us as well as by general market disruptions and other circumstances that we may be unable to control. We maintain committed and uncommitted liquidity facilities, but there can be no assurance that such financing would be available to us at any particular time. If we are unable to meet our liquidity needs on a timely basis, our business would be materially adversely affected.

Furthermore, we are required to provide deposits with clearing organizations, which increase during periods of high market volatility. There can be no assurance that we will be able to make these required deposits. If we fail to make these required deposits, our business would be materially adversely affected.

We have incurred net losses in recent periods.

We incurred net losses for each of the years ended December 31, 2010 and 2008. Failure to generate net income and remain profitable may adversely affect the market price of our Class A common stock and our ability to raise capital and continue operations.

We are substantially dependent on our intellectual property, and failure to protect our intellectual property rights could substantially harm our business.

We have made substantial investments in software and other intellectual property on which our business is highly dependent. We rely on a combination of copyright, trademark, patent and trade secret laws in the United States and similar laws in other countries, confidentiality and nondisclosure agreements with our employees, customers and vendors and other contractual and technical security measures to establish, protect and enforce our rights in our proprietary technology.

Despite these measures, any of our intellectual property rights could be challenged, invalidated, circumvented or misappropriated, and third parties may assert ownership rights in our proprietary technology. Unauthorized parties may attempt to copy or reverse engineer our technology or to otherwise obtain and use information that we regard as proprietary. In addition, our contractual arrangements may not effectively prevent unauthorized disclosure of confidential information or misappropriation of our technology and also may not provide us with enforceable rights or an adequate remedy in the event of such unauthorized disclosure or misappropriation.

Although we hold certain patents and patent applications, we do not rely upon patents as a primary means of protecting our rights in our intellectual property. In any event, there can be no assurance that our patent applications will be approved, that any issued patents will adequately protect our intellectual property, or that third parties will not challenge such patents.

Third parties may independently discover trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights with no assurance of a favorable outcome, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position. Moreover, the laws of certain jurisdictions do not protect proprietary rights to the same extent as the laws of the United States, so any expansion into non-U.S. markets may expose our proprietary rights to increased risks. Therefore, we may be unable to protect our proprietary technology against unauthorized third party copying or use, which could adversely affect our business.

Our customers may choose to use internally developed software products and technology-enabled services as their operations grow.

We market our products and services based on our ability to provide these solutions more effectively than our customers could themselves. As our customers’ operations grow, they may decide to provide these solutions themselves. In particular, our customers may choose to use internally developed software or perform services internally rather than use our products and services. In addition, our financial intermediary customers may among other things, form their own alternative trading systems, or ATSs, become members of the various markets where we execute trades for them and/or become “self-clearing.” As the transaction volume of our customers grows, the cost of implementing the necessary infrastructure for any of these may be offset by the elimination of per-transaction fees that would otherwise be paid to us.

Our strategy of pursuing acquisitions presents risks.

As part of our business strategy, we seek to acquire complementary businesses. In order to pursue this strategy successfully, we must identify suitable acquisition candidates, complete these transactions and integrate acquired companies. Integration and other risks of acquisitions can be more pronounced for larger and more complicated transactions, or if multiple acquisitions are pursued simultaneously.

Acquisitions may require us to integrate different company cultures, management teams and business infrastructures and otherwise manage integration risks. Even if an acquisition is successfully integrated, we may not receive the expected financial, operational or strategic benefits of the transaction. Managing acquisitions requires varying levels of management resources, which may divert management’s attention from our other business operations. Acquisitions, including abandoned acquisitions, also may result in significant costs and expenses. In addition, acquisitions are accompanied by the risk that the obligations and liabilities of an acquired company may not be disclosed to us or adequately reflected in the historical financial statements of such company and the risk that such historical financial statements may be based on assumptions which are incorrect or inconsistent with our assumptions or approach to accounting policies.

Acquisitions could present a number of other risks, including:

•

incorrect assumptions regarding the future results of acquired operations or assets or expected cost reductions or other synergies expected to be realized as a result of acquiring operations or assets;

•	insufficient knowledge of the operations and markets of acquired businesses;

•	increased debt, which may be incurred under terms less favorable than those associated with our current debt and may, among other things, reduce our free cash flow and increase our risk of default;

•	dilution of our Class A common stock;

•	failure to retain the customers or employees of acquired entities;

•	failure to generate market demand for new products and services;

•	failure to incorporate acquired technologies and products into our current and future business lines;

•	infringement of third party intellectual property rights based on acquired technology; and

•	potential regulatory issues associated with the acquired businesses.

In the event that we experience a high level of acquisition-related activity within a limited period of time, the possibility of the occurrence of these risks would likely increase. In addition, if we are unsuccessful in completing acquisitions of other businesses, operations or assets or if such opportunities for expansion do not arise, our future growth, business, financial condition or results of operations could be materially adversely affected.

Damage to our reputation could harm our business.

Our reputation, which depends on maintaining the trust and confidence of our customers, prospective customers and other market participants, is critical to our business, and damage to our reputation could have a material adverse effect on our business, financial condition or results of operations. Many of the threats to our reputation are difficult or impossible to control, and costly or impossible to remediate. Regulatory inquiries or investigations, lawsuits initiated by our customers or competitors, perceptions of conflicts of interest and rumors, among other developments, could substantially damage our reputation, even if they are baseless or satisfactorily addressed. In addition, employee misconduct could subject us to financial losses or regulatory sanctions and harm our reputation. In addition, any perception that the quality of products and services may not be the same or better than that of our competitors can also damage our reputation.

Many of our products exchange information with customers through a variety of media, including the Internet, software applications and dedicated transmission lines. We rely on a complex network of internal process and software controls to protect the confidentiality of customer data, such as customer portfolio data that may be provided to us or hosted on our systems. If misappropriation of customer data were to occur, it could damage our reputation. Capacity constraints, systems failures and delays also may occur and could cause, among other things, unanticipated disruptions in service to our customers, slower system response times resulting in transactions not being processed as quickly as our customers desire, decreased levels of customer service and customer satisfaction, any of which could harm our reputation.

In addition, employee or technology errors in executing transactions for customers or transmitting information may cause customers to disavow and refuse to settle certain transactions involving us. Our employees may also provide erroneous advice to customers respecting the use of our software products, particularly our Eze OMS™ and RealTick EMS software platforms, that causes customers to enter into transactions that they may disavow and refuse to settle. These transactions expose us to risk of material loss, particularly if there are adverse movements in the prices of the securities involved in these transactions before we unwind or reverse them.

Furthermore, if any of our customers engages in, or is alleged to have engaged in, conduct that violates applicable laws, regulations or fiduciary duties or is fraudulent, unlawful or criminal, or assists others in engaging in such conduct, our reputation might suffer and we might become subject to investigation, litigation and regulatory action. In particular and among other things, we are subject to the risk that our customers may engage in money laundering and/or terrorist financing. There is no assurance that we will be able detect such activities or prevent them if we do detect them. If we are found to have been the conduit for such activities, even unwittingly, we could experience significant reputational harm, as well as become the subject of extensive investigation, litigation and regulatory action.

As part of our strategy, we operate in foreign markets and seek to expand our foreign business operations, which add risks not present in our domestic operations.

Foreign operations are subject to numerous potential risks that are either not present or may be less pronounced in our domestic operations, including the following:

•	fluctuations in currency exchange rates may adversely affect the U.S. dollar value of our foreign revenues;

•	the impact of economic events and market fluctuations outside the United States;

•	difficulty of enforcement of contractual provisions in local jurisdictions;

•	changes in foreign laws and regulatory requirements;

•	difficulties in successfully adapting our products to the cultural, regulatory and technology standards of other countries;

•	resistance of local cultures to foreign-based companies and difficulties establishing local partnerships or engaging local resources;

•	greater difficulty in accounts receivable collection and longer collection periods;

•	difficulties in and costs of staffing and managing foreign operations;

•	reduced protection for intellectual property rights in some countries;

•	foreign tax structures and potentially adverse tax consequences;

•	reliance on local third party vendors; and

•	political and economic instability.

Our expansion into foreign markets may subject us to regulatory requirements that require us to form and capitalize new subsidiaries and to increase our capital commitments to existing subsidiaries. In addition, counterparties in foreign markets may require us to post significant amounts of collateral. For the year ended December 31, 2010, we derived approximately 23% of our revenues from customers located outside of the United States and from domestic customers utilizing our products and services to execute transactions internationally. For further information on our foreign business operations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—International Revenues.”

If we infringe upon the intellectual property rights of others, we may incur significant costs, be prevented from selling our products and services or be required to make our products available on unfavorable terms.

There are many patents involving financial services technology, and third parties may claim that our products or services infringe upon their patents or other intellectual property rights. As a result, we may be subject to litigation and claims, including claims of misappropriation of trade secrets or infringement of copyrights or patents, that would be time-consuming and costly to resolve regardless of their merit and may lead to unfavorable judgments or settlements. If we discover or it is determined that our products or services violate the intellectual property rights of third parties, we may need to make substantial changes to our products or services or obtain licenses from such third parties. We might not be able to obtain such licenses on favorable terms or at all, and we may be unable to change our products or services successfully or in a timely or cost-effective manner. Failure to resolve an infringement matter successfully or in a timely manner could damage our reputation and force us to incur significant costs, including payment of damages, redevelopment costs, diversion of management’s attention and satisfaction of indemnification obligations that we have with our customers, as well as prevent us from selling certain products or services.

Furthermore, we have acquired and may acquire important proprietary technology through our acquisitions and have incorporated and may incorporate such technology in our products and services. In addition to the general risks described above associated with intellectual property and other proprietary rights, we are subject to the additional risk that the seller of such technology may not have appropriately created, maintained or enforced such rights in such technology. Indemnification and other rights under applicable acquisition documents may be limited in term and scope and therefore provide us with limited or no protection from the risks described in the foregoing.

In addition, we currently use certain third-party software in providing some of our products and services. If we lost our licenses to use such software or if such licenses were found to infringe upon the rights of others, we would need to seek alternative means of obtaining the licensed software or providing our products and services, which we may not be able to do at all or in a timely or cost-effective manner. We have also incorporated open source software into certain of our products. As a result, we could be subject to suits by parties claiming ownership of what we believe to be open source software or claiming that we have failed to comply with the license terms applicable to the open source software use. Some open source software licenses require users who distribute open source software as part of their products to publicly disclose all or part of the source code in their software and make any derivative works of the open source code available for limited fees or at no cost. In addition to risks related to such licenses, use of open source software can lead to greater risks than use of third party commercial software since open source licensors generally do not provide warranties or controls with respect to origin, functionality or other features of the software. Although we monitor our use of open source software, open source license terms may be ambiguous, and many of the risks associated with the use of open source software cannot be eliminated. If we were found to have inappropriately used open source software, we may be required to release our proprietary source code, re-engineer our software, discontinue the sale of certain products in the event re-engineering cannot be accomplished on a timely basis or take other remedial action that may result in significant loss of revenues and incurring significant costs, including payment of damages, redevelopment costs and diversion of management’s attention.

We were named as a defendant in certain complaints filed by Realtime Data alleging that we and the other defendants have, among other things, infringed patents relating to financial data compression products or services. We believe that the allegations against us are without merit and are vigorously contesting this lawsuit.

Nevertheless, there can be no assurance that we will prevail in this matter, and an unfavorable outcome may have an adverse impact on our business. In addition, we have incurred and may continue to incur significant costs to defend against this lawsuit. For further information concerning this litigation, see “Business—Legal Proceedings.”

We and our customers are subject to extensive government regulation, and new regulation could adversely affect us and our customers.

Many aspects of our business are subject to extensive regulation under federal, state and foreign laws. The Securities and Exchange Commission, or SEC, the Financial Industry Regulatory Authority, or FINRA, and other self-regulatory organizations, or SROs, and other regulatory bodies, such as state securities commissions and foreign regulators, promulgate and enforce numerous rules and regulations that impact our business. As a matter of public policy, regulatory bodies are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of investors in those markets, rather than protecting the interests of stockholders. Regulated entities, such as our broker-dealer entities, are subject to regulations concerning most aspects of their business, including trade practices, best execution practices, capital structure, record-keeping, anti-money laundering and the conduct of officers, supervisors and registered employees. We also are subject to ongoing compliance examinations and regulatory inquiries by SROs and governmental entities, and SROs and governmental entities have recently increased the fees required to be paid by regulated entities, including us. Failure to comply with any of the laws, rules or regulations applicable to our business, could result in administrative or court proceedings, censures, fines, the issuance of cease-and-desist orders or injunctions, or the suspension or disqualification of the entity and/or its officers, supervisors or registered employees. We may also be adversely affected by changes in the interpretation or enforcement of existing laws and rules by governmental authorities and SROs.

The regulatory environment in which we operate also is subject to constant change and continues to evolve and U.S. regulators have been closely scrutinizing the functioning of the equity and options markets. Numerous regulatory proposals applicable to us and our customers have been made by the United States, the European Union and various foreign governments and their respective regulators and legislators, as well as by private constituencies, including industry trade groups and consumer and investor protection advocates. Some of these proposals would add substantial additional regulation and/or oversight to various segments of the financial services industry or would, in some cases substantially, change existing industry practices, which could change the demand for our products and services or require us to incur significant costs out of these proposals. For example, the SEC has issued a sweeping concept release soliciting comments on equity market structure and has proposed rules that would require SROs to establish a consolidated audit trail system that would enable regulators to track information related to trading orders received and executed across the securities markets and that would require entities or groups that engage in significant trading volume, which could include our customers, to register with the SEC. Furthermore, the European Union has proposed changes to the Markets in Financial Instruments Directive, the United Kingdom is set to implement its new anti-bribery legislation and a recent report by the Joint CFTC-SEC Advisory Committee on Emerging Regulatory Issues included, among other things, a recommendation that U.S. regulators implement a version of a “trade-at” rule requiring that any non-exchange trade improve the market price by half a penny. The proposed changes to the Markets in Financial Instruments Directive and the proposed “trade-at” rule could have a negative impact on our execution revenues if adopted.

In addition, the SEC has made a proposal to require ATSs that execute .25% or more of the volume of a security for four of six consecutive calendar months to publicly display all orders that are displayed to more than one system participant. The SEC has also made proposals relating to dark pools that would require each dark pool to publicly report each execution in its own name. It is unclear how the proposed rules on dark pools, if adopted, will impact our ATSs and whether any such new rules will impose additional costs on our ATSs. The SEC recently required us to register one of our options platforms as an ATS, even though that platform does not execute trades.

Furthermore, certain portions of the Dodd-Frank Act will apply to us for so long as we continue to be deemed to be “controlled” by BNY Mellon. Significant aspects of the Dodd-Frank Act provisions that are relevant to us or our customers are subject to further administrative rule-making and we cannot predict the impact of any such rule-making with certainty. Because these new rules and regulatory proposals are highly technical and contain numerous requirements that apply to each order or transaction, we expect that we would be required to incur significant costs in order to make changes to existing systems or put in place new systems to comply with them. The implementation of these new rules and regulatory proposals also could require our customers to alter their business practices, which could adversely impact us.

Certain revenues we receive from our Eze OMS customers and from customers of our commission management services are paid through client commission arrangements. We rely on our customers to determine whether they are permitted to pay for our products and services through client commission arrangements. If customers decide they cannot or will not pay for our products and services through client commission arrangements, or if additional rules are issued or certain interpretations are followed that restrict the ability of our customers to pay for our products and services through client commission arrangements, our revenues could decrease. In addition, certain revenues we receive from customers of our RealTick EMS are paid by broker-dealers. If rules are issued that restrict the ability of broker-dealers to pay for products such as our RealTick EMS, our revenues could decrease.

For a further discussion of the applicability of government regulation to our business, see “Business—Regulation.”

We are subject to banking regulations that may limit our business activities.

BNY Mellon, which will directly or indirectly own         % of the voting and economic power in our business immediately after the consummation of this offering, is regulated as a bank holding company, or a BHC, and a financial holding company, or an FHC, by the Board of Governors of the Federal Reserve System, or the Federal Reserve, under the Bank Holding Company Act of 1956, as amended, or the BHC Act. The BHC Act imposes regulations and requirements on BNY Mellon and on any company that is controlled by BNY Mellon under the BHC Act and Federal Reserve regulations. Due to the size of its voting and economic interest, we and ConvergEx Group are each deemed to be controlled by BNY Mellon and are therefore each considered to be a BNY Mellon subsidiary under the BHC Act. We will remain subject to this regulatory regime until BNY Mellon is no longer deemed to control us for bank regulatory purposes, which we do not generally have the ability to control and which will not occur until BNY Mellon has significantly reduced its voting and economic interest in us.

In addition, because of BNY Mellon’s status as a BHC, we have agreed to certain covenants for the benefit of BNY Mellon that are intended to facilitate its compliance with the BHC Act. Although these covenants have not had a material effect on our business and are not expected to have a material effect, we cannot assure you that will be the case.

To date, the BHC Act has not materially limited our business activities, and we do not expect it to do so. However, we cannot assure you that will be the case. In particular, the Dodd-Frank Act calls for the issuance of numerous new regulations designed to increase and strengthen the regulation of BHCs, including BNY Mellon and its affiliates. For example, under the so-called “Volcker Rule,” we are broadly restricted from engaging in proprietary trading or sponsoring or investing in a hedge fund or private equity fund, subject to certain limited exceptions. In addition, BHCs that are deemed to be systemically important are to be subject to heightened prudential standards (such as requirements regarding capital, leverage, liquidity, risk management, resolution plans, credit exposure reporting and concentration limits) and increased supervision. Because of its size, BNY Mellon automatically qualifies as systemically important and therefore is subject to such heightened prudential standards and increased supervision. We cannot predict the impact of this new regulatory regime on our business with certainty.

For a further discussion of the applicability of banking regulation to our business and the risks presented by such regulation, see “Business—Regulation—Banking Regulation.”

The success of our business is heavily dependent on key management personnel as well as recruiting and retaining other qualified employees.

Our future success will depend, in significant part, upon the continued services of Joseph M. Velli, our Chairman and Chief Executive Officer, and our other executive officers. The loss of the services of any of these executive officers, especially Mr. Velli, could adversely affect our future operating results because of their experience and knowledge of our business and customer relationships. If any of our executive officers depart, we may have to incur significant costs to replace them and our ability to execute our business model could be impaired if we cannot replace them in a timely manner.

Our future success also depends largely on our ability to attract and retain highly skilled professionals. We depend on software developers, product managers and other key business and technology personnel to continually enhance and support existing products and design and develop new products and we rely on sales representatives to sell our products and services. In addition, we depend on sales and trading professionals, particularly professionals with broad industry relationships and expertise to provide transaction-related services to our customers. There is significant competition for professionals with the skills we value and we may not be able to retain our existing employees or be able to recruit and retain new qualified personnel in the future. Other organizations may have greater resources than we do and therefore may be able to offer higher compensation packages. Accordingly, for any of the foregoing reasons, we may be unable to hire and retain qualified personnel. Our margins may also be adversely affected if we need to increase our compensation levels in order to retain or attract talent.

Our business requires us to maintain certain amounts of capital.

Our customers and counterparties may demand that we increase our amount of available capital as a condition to engaging in transactions with us. We may also require significant amounts of capital in connection with our expansion into new lines of business.

In addition, each of our broker-dealer subsidiaries is subject to regulatory capital requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. The failure by any of these subsidiaries to maintain its required regulatory capital may lead to suspension or revocation of its broker-dealer registration and its suspension or expulsion by its regulatory body. Historically, all regulatory capital needs of our broker-dealer subsidiaries have been provided by cash from their operations. We may not be able to meet applicable regulatory capital requirements. See Note 17 to our consolidated financial statements for further information with respect to our broker-dealer subsidiaries.

We have a significant relationship with BNY Mellon.

We derive revenues from customers referred to us by BNY Mellon. During 2010, we also received $17.8 million, or approximately 3.3% of our revenues, directly from BNY Mellon for the purchase of products and services from us. In addition, we are party to a marketing services agreement with BNY Mellon.

The marketing services agreement provides that BNY Mellon will use us as its sole provider for certain trade processing, transition management, research commission services and processing and OMS or trading systems and as a provider of certain other services, subject to various limitations, and that BNY Mellon will cooperate with us with respect to customer referrals, new product development and cross-selling opportunities. The marketing services agreement also requires us to utilize BNY Mellon as a provider for certain services and to refer certain business to BNY Mellon. The marketing services agreement also contains certain non-competition and non-solicitation covenants that are applicable to us and to BNY Mellon. If not extended, the marketing services agreement will terminate on October 2, 2011. If we are unable to negotiate an extension to the marketing services agreement on acceptable terms or at all, our relationship with BNY Mellon may suffer, which could have a material adverse effect on our business, financial condition and results of operations. In addition, if BNY

Mellon fails to meet its obligations to us under the marketing services agreement or experiences a decreased demand for the services we provide, our business could suffer. Furthermore, if BNY Mellon does not abide by its non-compete and non-solicit obligations, we could lose key customers, business opportunities and personnel.

We have numerous other relationships with BNY Mellon, which are described in “Certain Relationships and Related Party Transactions—Arrangements with BNY Mellon.” If BNY Mellon does not fulfill its obligations to us pursuant to the terms of these agreements, our business may be harmed.

We are dependent on certain third-party vendors for key services.

We depend on a number of third parties to supply portions of the infrastructure, including computer systems, high-speed communications lines and data centers, and for related support and maintenance. We are also dependent on our communications network providers, the communications network providers of our customers, exchanges, and other liquidity providers, and other vendors for interconnectivity with our customers. We also outsource a portion of our software development to third-party vendors. If our or our customers’ vendors fail to meet their obligations, provide poor, inaccurate or untimely service, or we or our customers are unable to make alternative arrangements for the supply of these services on a timely basis, we may fail, in turn, to provide our services, to meet our obligations to our customers or to develop new products and services for our customers.

We are dependent on our relationships with settlement agents. Our settlement agents provide us with liquidity facilities for short-term borrowings of cash and securities to settle customer transactions in advance of the receipt of cash and securities from our customers or market-side counterparties. Our settlement agents also serve as short-term custodians of commissions and other fees that are owed to us and cash and securities that are being transferred to or from our customers in connection with the settlement of transactions. Our liquidity facilities are at the discretion of our settlement agents and settlement agents may choose not to lend at any time. Modification or termination of these settlement services or liquidity facilities with settlement agents could inhibit our non-U.S. execution activity, require us to suspend our execution of transactions in one or more markets for a period of time as we seek to establish alternative settlement relationships or negatively impact our customers’ confidence in our ability to settle transactions, each of which could have a material adverse effect on our business, financial condition and results of operations. Certain of our settlement agents are affiliates of BNY Mellon.

In addition, we rely on third-party software and data in connection with our product development and offerings. We depend on the ability of third-party software and data providers to deliver and support reliable products, enhance their current products, develop new products on a timely and cost-effective basis, and respond to emerging industry standards and other technological changes. The third-party software and data we use may become obsolete or incompatible with future versions of our products. We also monitor our use of third-party software and data to comply with applicable license requirements. Despite our efforts, there can be no assurance that such third parties may not challenge our use, resulting in our loss of rights or costly legal actions. Our business could be materially adversely affected if we are unable to timely or effectively replace the functionality provided by software or data that becomes unavailable or fails to operate effectively for any reason. In addition, our operating costs could increase if license fees for third-party software or data increase or the efforts to incorporate enhancements to third-party or other software or data are substantial.

A failure in the design or operation of our technology could harm our business.

A technological failure or error involving our products or services could result in significant harm to our business. Most of our products and services are designed to operate in conjunction with other software, data or products used by our customers, which increases the risk of a technological failure or error involving our products and services. While we put all our products and services through testing, we cannot test for all potential scenarios or ensure that the technology will always function as intended. In addition, we operate in diverse markets and are reliant on the ability of our products and services to accommodate large transaction volume often within short time frames. In particular, we are subject to the risk that our customers may suffer significant trading-related losses stemming from the use of our products and services. Technology failures or errors may occur that result in harm to our reputation, lost revenues, delays in commercial releases, third-party claims, contractual disputes, contract terminations or renegotiations, unexpected expenses and diversion of management and other resources. Negative public perception and reputational damage caused by such events would adversely affect our customer relationships and our ability to enter into new customer relationships.

Catastrophic events could adversely affect our business.

Catastrophic events such as terrorist acts, conflicts or wars, computer viruses, security breaches, natural disasters, fires, earthquakes, power outages or political change, may adversely affect us or our customers by causing damage or disruption to our products or services, domestic or foreign economies and financial markets. Although we have developed business continuity plans and have disaster recovery facilities available that can be utilized in the event of a disaster or disruption, we do not maintain fully redundant business capabilities. Accordingly, we would be forced to operate our business at reduced capacity in the event of a disaster or disruption. In particular, if a catastrophic event occurred at or affected our key data center locations or prevented us from maintaining connectivity between our products and services and the technology infrastructure of our customers, our ability to operate our business would be materially impaired. In addition, our business continuity plans may not work effectively, and we may be unable to utilize our disaster recovery facilities in the event of a disaster. Accordingly, catastrophic events may adversely affect our business, financial condition and results of operations.

We may become subject to liability based on the use of our products by our customers.

Our products support the investment processes of our customers, which, in the aggregate, manage and trade trillions of dollars of assets. Our customer agreements have provisions designed to limit our exposure to potential liability claims brought by our customers or third parties based on the use of our products. However, these provisions have certain exceptions and could be invalidated by unfavorable judicial decisions or by federal, state, foreign or local laws. Use of our products as part of the investment process creates the risk that customers, or the parties whose assets are managed by our customers, may pursue claims against us for significant dollar amounts. Any such claim, even if the outcome were to be ultimately favorable to us, would involve a significant commitment of our management, personnel, financial and other resources and could have a negative impact on our reputation. In addition, such claims and lawsuits could have a material adverse effect on our business, financial condition or results of operations.

To service our indebtedness and other obligations, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

As of December 31, 2010, on a consolidated pro forma basis after giving effect to this offering, we had $             million of debt outstanding, including approximately $             million under our first lien credit facility, or our first lien debt, and $140.0 million under our second lien credit facility, or our second lien debt. Additionally, as of December 31, 2010, we had the ability to borrow an additional $100.0 million under the revolving portion of our first lien debt, $25.0 million under our subordinated notes revolver and an aggregate of $510.0 million under certain liquidity facilities, of which $245.0 million and $265.0 million are available through affiliates and non-affiliates, respectively. We and our subsidiaries may be able to incur substantial amounts of additional debt. Our first lien debt and liquidity facilities bear interest at variable rates. Our ability to make payments on our indebtedness and to fund working capital needs and planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive and other factors that are beyond our control.

Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us under the revolving portion of the first lien debt, our liquidity facilities or otherwise in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before the maturity thereof. We may not be able to refinance any of our indebtedness on commercially reasonable terms or at all.

In addition, if for any reason we are unable to meet our debt service obligations, we would be in default under the terms of our agreements governing our outstanding debt. If such a default were to occur, the lenders under our first lien debt could elect to declare all amounts outstanding thereunder immediately due and payable, and the lenders would not be obligated to continue to advance funds to us. In addition, if such a default were to occur, any amounts then outstanding under our second lien debt could become immediately due and payable. If the amounts outstanding under these debt agreements are accelerated, our assets will not be sufficient to repay in full the money owed to our debt holders.

Our first lien debt and second lien debt impose significant operating and financial restrictions, which may prevent us from capitalizing on business opportunities and taking some actions.

Our first lien debt and second lien debt contain restrictions on our activities, including but not limited to covenants that restrict us and our subsidiaries from:

•	incurring additional indebtedness;

•	making certain investments or other restricted payments;

•	paying dividends and making other distributions with respect to capital stock, or repurchasing, redeeming or retiring capital stock or subordinated debt;

•	selling or otherwise disposing of our assets;

•	under certain circumstances, issuing or selling equity interests;

•	creating liens on our assets;

•	consolidating or merging with, or acquiring in excess of specified annual limitations, another business, or selling or disposing of all or substantially all of our assets; and

•	entering into certain transactions with our affiliates.

In addition, under our first lien debt and our second lien debt, we are required to comply with an interest coverage ratio test and a leverage ratio test.

The restrictions in our first lien debt and second lien debt may prevent us from taking actions that we believe would be in the best interest of our business, and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. We also may incur future debt obligations that might subject us to additional restrictive covenants that could affect our financial and operational flexibility. We may not be granted waivers or amendments to these agreements if for any reason we are unable to comply with these agreements, and we may not be able to refinance our debt on terms acceptable to us, or at all. The breach of any of these covenants and restrictions could result in a default under our first lien debt and our second lien debt. An event of default under our debt agreements could permit our lenders to declare all amounts borrowed from them to be due and payable.

Risks Relating to Our Organizational Structure

Our only material asset after completion of this offering will be our interest in ConvergEx Group, and we are accordingly dependent upon distributions from ConvergEx Group to pay dividends, if any, and taxes and other expenses.

ConvergEx is a holding company and will have no material assets other than its ownership of units in ConvergEx Group. ConvergEx has no independent means of generating revenues. We intend to cause ConvergEx Group to make distributions to its members in an amount sufficient to cover all applicable taxes payable, payments under the tax receivable agreement and dividends, if any, declared by us. To the extent that ConvergEx needs funds, and ConvergEx Group is restricted from making such distributions under applicable law or regulation or the terms of its borrowing agreements, or is otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition.

We will be required to pay our existing investors for most of the benefits relating to any additional tax depreciation or amortization deductions we may claim as a result of the tax basis step-up we receive in connection with this offering and related transactions, and the amounts we pay could be significant.

In connection with this offering, we will purchase newly issued units in ConvergEx Group and existing units from its members. The purchase of units of ConvergEx Group from its existing members is expected to result in increases in the tax basis of the assets of ConvergEx Group. In addition, the units in ConvergEx Group held by its members other than ConvergEx may in the future be exchanged for cash or shares of our Class A common stock. These exchanges may result in increases in the tax basis of the assets of ConvergEx Group. These increases in tax basis may reduce the amount of tax that we would otherwise be required to pay in the future, although the Internal Revenue Service, or IRS, may challenge all or part of that tax basis increase, and a court could sustain such a challenge.

We will enter into a tax receivable agreement with our existing investors that will provide for the payment by us to such persons of     % of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of these increases in tax basis. While the actual increase in tax basis, as well as the amount and timing of any payments under the agreement, will vary depending upon a number of factors, including the timing of exchanges, the price of shares of our Class A common stock at the time of the exchange, the extent to which such exchanges are taxable, and the amount and timing of our income, we expect that, as a result of the size of the increases in the tax basis of the tangible and intangible assets of ConvergEx Group attributable to our interest therein, during the expected term of the tax receivable agreement, the payments that we may make to such persons thereunder could be substantial.

Assuming no material changes in the relevant tax law, and that we earn sufficient taxable income to realize all tax benefits that are subject to the tax receivable agreement, we expect future payments under the tax receivable agreement relating to the purchase by us of units in ConvergEx Group from existing members in connection with this offering to aggregate $             million and to range over the next 15 years from approximately $             million to $             million per year and decline thereafter. Future payments to our existing investors in respect of subsequent exchanges would be in addition to these amounts and are expected to be substantial as well. The foregoing numbers are merely estimates, and the actual payments could differ materially. It is possible that future transactions or events, including changes in tax rates, could increase or decrease the actual tax benefits realized and the corresponding tax receivable agreement payments. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the tax receivable agreement and/or distributions to us by ConvergEx Group are not sufficient to permit us to make payments under the tax receivable agreement after we have paid taxes. The payments under the tax receivable agreement are not conditioned upon the continued ownership of us by the other parties to that agreement.

In certain cases, payments under the tax receivable agreement to our existing investors may be accelerated and/or significantly exceed the actual benefits we realize in respect of the tax attributes subject to the tax receivable agreement.

The tax receivable agreement provides that if, at any time, we elect an early termination of the tax receivable agreement, our (or our successor’s) obligations with respect to exchanged or acquired units of ConvergEx Group (whether exchanged or acquired before or after such transaction) would be based on certain assumptions, including that we would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits that are the subject of the tax receivable agreement. As a result (1) we could be required to make payments under the tax receivable agreement that are greater than or less than the specified percentage of the actual benefits we realize in respect of the tax attributes subject to the tax receivable agreement and (2) if we elect to terminate the tax receivable agreement early, we would be required to make an immediate payment equal to the present value of the anticipated future tax benefits, which upfront payment may be made years in advance of the actual realization of such future benefits. Upon a subsequent actual exchange, any additional increase in tax deductions, tax basis and other benefits in excess of the amounts assumed at the change in control will also result in payments under the tax receivable agreement. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity. There can be no assurance that we will be able to finance our obligations under the tax receivable agreement.

Payments under the tax receivable agreement will be based on the tax reporting positions that we determine. Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, we will not be reimbursed for any payments previously made under the tax receivable agreement. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of our cash tax savings.

Certain parties will have substantial control over us after this offering and will be able to influence corporate matters.

Upon completion of this offering, GTCR and BNY Mellon will directly or indirectly hold, in the aggregate, approximately     % and     %, respectively, of our outstanding Class A common stock, assuming in each case the exchange of all units in ConvergEx Group (other than those held by ConvergEx) for shares of our Class A common stock. As a result, each of GTCR and BNY Mellon will be able to strongly influence the election of our directors and the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions. In addition,                      of our                      directors are employees of GTCR and                      of our                      directors are employees of BNY Mellon, as described under “Management.” The interests of GTCR and BNY Mellon may not coincide with the interests of other holders of our stock.

Additionally, GTCR and BNY Mellon make investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. GTCR and BNY Mellon may also pursue, for their own accounts, acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us.

Certain provisions of our charter documents and financing agreements, as well as Delaware law, could discourage, delay or prevent a merger or acquisition at a premium price.

Our Certificate of Incorporation and Bylaws will contain provisions that:

•

permit us to issue, without any further vote or action by our stockholders, shares of preferred stock in one or more series and, with respect to each series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of such series, and the preferences and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of the series;

•	limit our stockholders’ ability to call special meetings; and

•	make Section 203 of Delaware General Corporation Law, or DGCL, applicable to business combinations with interested stockholders under certain circumstances.

In addition, upon the occurrence of certain kinds of change of control events, amounts outstanding under our first lien debt and our second lien debt will be accelerated. All of the foregoing provisions may impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our stockholders.

Risks Relating to this Offering and Ownership of our Class A Common Stock

There is no existing market for our Class A common stock, and we do not know if one will develop to provide you with adequate liquidity. If the stock price fluctuates after this offering, you could lose a significant part of your investment.

Prior to this offering, there has not been a public market for our Class A common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on the                      or otherwise, or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling any of our Class A common stock that you buy. The initial public offering price of $             per share was determined by negotiations between us, the selling stockholders and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. In addition, the underwriters have an option to purchase up to an additional                      shares of Class A common stock from the selling stockholders. The market price of our Class A common stock may be influenced by many factors, some of which are beyond our control, including:

•	actual or anticipated variations in our or our competitors’ operating results;

•	failure by us or our competitors to meet analysts’ projections or guidance that we or our competitors may give the market;

•	negative analyst reports and downgrades or if analysts fail to cover our company;

•	future sales of our Class A common stock;

•	investor perceptions of us and the industry;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	quarter to quarter fluctuations;

•	general economic conditions; and

•	the other factors described elsewhere in these “Risk Factors.”

As a result of these factors, investors in our Class A common stock may experience a decrease, which could be substantial, in the value of their investment, including decreases unrelated to our operating performance or prospects. In addition, the stock market has at certain times, including recently, experienced extreme price and volume fluctuations. These broad market and industry factors may materially reduce the market price of our Class A common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of publicly traded shares of a company, securities class-action litigation has often been instituted against that company. Such litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources, which could materially and adversely harm our results of operations and financial condition.

A substantial number of shares could become available for sale, which could cause the market price of our Class A common stock to decline.

Sales of a substantial number of shares of our Class A common stock in the public market could occur at any time. The perception in the public market that our existing investors might sell shares of Class A common stock could adversely affect prevailing market prices for our Class A common stock and could impair our future ability to obtain capital through an offering of equity securities. Upon the consummation of this offering, we will have                      shares of Class A common stock outstanding. In addition, the members of ConvergEx Group (other than ConvergEx) will have the right to exchange their units in ConvergEx Group for shares of our Class A common stock. In the event these members elect to exchange all of their units in ConvergEx Group for shares of Class A common stock, we will be required to issue an aggregate of                      shares of Class A common stock.

In addition, we may sell additional shares of common stock in subsequent public or private offerings. We also may issue additional shares of common stock to finance future acquisitions. We have granted to certain of our existing investors rights to require us to effect the registration of shares of our Class A common stock they own at the time of this offering or could acquire upon exchange of their units in ConvergEx Group. In addition, if we propose to register any of our Class A common stock under the Securities Act, whether for our own account or otherwise, such persons are entitled to include their shares of common stock in that registration.

In addition, we expect to offer stock options, restricted stock, performance shares and/or other forms of stock-based compensation to our directors, officers and employees, none of which will be vested at the time of this offering. If the options that we issue are exercised, or the shares that we issue vest, and those shares are sold into the public market, the market price of our Class A common stock may decline. In addition, the availability of shares of Class A common stock for award under our equity incentive plans, or the grant of stock options, restricted stock, performance shares or other forms of stock-based compensation, may adversely affect the market price of our Class A common stock.

Prior to this offering, we and certain of our existing investors will have agreed with the underwriters to a “lock-up” period, meaning that we and such persons may not, subject to certain other exceptions, sell any shares of common stock without the prior written consent of J.P. Morgan Securities LLC and Citigroup Global Markets Inc. until approximately 180 days after the date of this prospectus. J.P. Morgan Securities LLC and Citigroup Global Markets Inc., on behalf of the underwriters, may, in their sole discretion, at any time or from time to time and without notice, waive the terms and conditions of the lock-up agreement. In addition, our existing investors will be subject to the Rule 144 holding period requirement described in “Shares Eligible for Future Sale—Rule 144.” When the lock-up agreements expire or are waived, assuming the exchange by the other members of ConvergEx Group of all of their units in ConvergEx Group,                      million shares of our Class A common stock will become eligible for sale, in some cases subject to the requirements of Rule 144. The market price for shares of our Class A common stock may drop significantly when the restrictions on resale by our existing investors lapse. A decline in the price of shares of our Class A common stock might impede our ability to raise capital through the issuance of additional shares of our Class A common stock or other equity securities.

We do not intend to pay dividends on our Class A common stock for the foreseeable future and the instruments governing our current indebtedness contain various covenants that may limit our ability to pay dividends.

We do not intend to pay cash dividends on our Class A common stock in the foreseeable future. Our board of directors may, in its discretion, modify or repeal our dividend policy. The declaration and payment of dividends depends on various factors, including our net income and financial condition, our cash requirements, regulatory capital requirements, our future prospects and other factors deemed relevant by our board of directors. In addition, we are a holding company that does not conduct any business operations of our own. As a result, we are dependent upon cash dividends and distributions and other transfers from ConvergEx Group and its subsidiaries to make dividend payments on our Class A common stock.

The instruments governing our current indebtedness contain covenants which place limitations on the amount of dividends we may pay. See “Description of Indebtedness.” In addition, under Delaware law, our board of directors may declare dividends only to the extent of our “surplus” (which is defined as total assets at fair market value minus total liabilities, minus statutory capital), or if there is no surplus, out of net profits for the then current and/or immediately preceding fiscal year.

Because the initial public offering price per common share is substantially higher than our book value per common share, purchasers in this offering will immediately experience substantial dilution in net tangible book value.

Purchasers of our Class A common stock will experience immediate and substantial dilution in net tangible book value per share from the initial public offering price per share. Our pro forma net tangible book value as of December 31, 2010 would have been $             million, or $             per share of Class A common stock. This

represents an immediate dilution in net tangible book value of $             per share to new investors purchasing shares of our Class A common stock in this offering. A calculation of the dilution purchasers will incur is provided below under “Dilution.”

The requirements of complying with the Securities Exchange Act of 1934 and the Sarbanes-Oxley Act of 2002 may strain our resources and distract management.

We will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, including Section 404, upon the consummation of this offering. These requirements may place a strain on our systems and resources. The Exchange Act will require that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act will require that we maintain and certify that we have effective disclosure controls and procedures and internal control over financial reporting. Pursuant to Section 404, starting with our annual report on Form 10-K for the fiscal year ending December 31, 2012, our management will be required to deliver a report that assesses the effectiveness of our internal control over financial reporting and our auditors will be required to provide an attestation report on our management’s assessment of such internal control. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, our management will be required to devote significant time and personnel to legal, financial and accounting activities. We might not be able to complete the documentation and management assessment required by Section 404 of the Sarbanes-Oxley Act before it becomes applicable to us. In addition, the effort to prepare for these obligations may divert management’s attention from other business concerns. In addition, we may identify significant deficiencies or material weaknesses that we cannot remedy in a timely manner. In such event, we may be unable to receive an unqualified opinion from our independent registered public accounting firm with respect to our internal control over financial reporting.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” All statements other than statements of historical fact are “forward-looking” statements for purposes of the U.S. federal and state securities laws. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance contained in this prospectus under the headings “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” are forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in this prospectus under the headings “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from our expectations include:

•	adverse developments involving the financial services industry;

•	competition;

•	reduced demand for financial services software products;

•	possible quarter to quarter fluctuation in our revenues, including due to fluctuations in transition management assignments and large program trading events;

•	our inability to continue to develop and market innovative products and services;

•	our inability to retain and attract customers;

•	credit risk and liquidity and deposit requirements associated with our execution activities;

•	our inability to protect our intellectual property rights or prevent infringement upon third party rights;

•	our inability to identify, acquire or integrate complementary businesses;

•	damage to our reputation;

•	difficulties expanding our foreign business operations;

•	governmental regulation of our business and of our customers;

•	loss of our key management personnel and our inability to recruit and retain other qualified employees;

•	termination or modification of our relationship with BNY Mellon;

•	our dependence on third party vendors for key services;

•	failure in the design or operation of our technology;

•	our level of indebtedness and the covenants in our debt instruments;

•	our organizational structure; and

•	other risks and uncertainties, including those listed under the caption “Risk Factors.”

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date hereof. We undertake no obligation to update or revise any forward-looking statements, either to reflect new developments, or for any other reason, except as required by law.

ORGANIZATIONAL STRUCTURE

The diagram below depicts our organizational structure immediately following this offering.

(1)

Includes stockholders who hold an interest in ConvergEx Holdings immediately prior to the consummation of the reorganization transactions who received              shares of Class A common stock in connection with such transactions.

See “Principal and Selling Stockholders” for further information.

Reorganization Transactions

Immediately prior to the completion of this offering, the following transactions, which we refer to as the “reorganization transactions,” will occur:

•

The limited liability company agreement of each of ConvergEx Holdings and ConvergEx Group will be amended and restated to, among other things, modify its capital structure by creating a single new class of units.

•

GTCR Blocker, an entity owned by affiliates of GTCR, will exchange its interests in ConvergEx Holdings for a pro rata interest in ConvergEx Group and Eze Castle Software, Inc., a wholly-owned subsidiary of ConvergEx Holdings (the “Eze Co-Borrower”) and GTCR Blocker will merge into a new wholly-owned subsidiary of ConvergEx. In connection with such transactions, GTCR Blocker’s stockholders and ConvergEx Holdings will receive                      shares of Class A common stock in the aggregate and ConvergEx will indirectly receive              units of ConvergEx Group.

•

ConvergEx Holdings then will distribute interests in ConvergEx Group and Class A common stock to certain of its existing members in redemption of their units in ConvergEx Holdings. Immediately following the reorganization transactions, but prior to the offering transactions described below, there will be              units in ConvergEx Group and              shares of Class A common stock issued and outstanding.

Incorporation of ConvergEx

ConvergEx was incorporated as a Delaware corporation on March 17, 2011. The certificate of incorporation of ConvergEx authorizes two classes of common stock, Class A common stock and Class B common stock, each having the terms described in “Description of Capital Stock—Common Stock.” ConvergEx has not engaged in any business or other activities except in connection with its formation, but it will succeed to any assets and liabilities of GTCR Blocker and the Eze Co-Borrower upon the merger of these entities into ConvergEx. Certain affiliates of GTCR Blocker have agreed to indemnify ConvergEx for any liabilities relating to GTCR Blocker.

Following this offering, each of the holders of units of ConvergEx Group (other than ConvergEx) will hold one or more shares of Class B common stock of ConvergEx, each of which provides its owner with no economic rights but entitles the holder to one vote on matters presented to stockholders of ConvergEx for each unit of ConvergEx Group held by such holder, as described in “Description of Capital Stock—Common Stock—Class B Common Stock.” Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as required by applicable law.

We and the members of ConvergEx Group will enter into an exchange agreement under which they (or certain permitted transferees thereof) will have the right, subject to the terms of the exchange agreement, to from time to time exchange their units in ConvergEx Group for cash or shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. If a holder of our Class B common stock exchanges any of its units in ConvergEx Group for cash or shares of our Class A common stock, the shares of our Class B common stock held by such holder and attributable to the exchanged units of ConvergEx Group will automatically be transferred to ConvergEx Group and will be retired without any further action.

Offering Transactions

At the time of this offering, ConvergEx intends to purchase units from existing members of ConvergEx Group and newly issued units of ConvergEx Group at a purchase price per unit equal to the initial public offering price per share of Class A common stock in this offering net of underwriting discounts. Assuming that the shares of Class A common stock to be sold in this offering are sold at $             per share, which is the midpoint of the range on the front cover of this prospectus, at the time of this offering, ConvergEx will purchase from ConvergEx Group                      units for an aggregate of $             million and will purchase from existing members of ConvergEx Group                      units for an aggregate of $             million. ConvergEx Group will

bear or reimburse ConvergEx and its members for all of the expenses of this offering. See “Principal and Selling Stockholders” for information regarding the proceeds from this offering that will be paid to our existing investors.

As described above, we intend to use a portion of our proceeds from this offering to purchase newly issued units in ConvergEx Group and units from existing members of ConvergEx Group. In addition, the unitholders of ConvergEx Group (other than ConvergEx) may (subject to the terms of the exchange agreement) exchange their units of ConvergEx Group for cash or shares of Class A common stock of ConvergEx on a one-for-one basis. The purchase of units of ConvergEx Group from existing members and subsequent exchanges are expected to result in increases in the tax basis of the assets of ConvergEx Group that otherwise would not have been available. These increases in tax basis may reduce the amount of tax ConvergEx would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future distributions of certain capital assets to the extent tax basis is allocated to those capital assets. We will enter into a tax receivable agreement with our existing investors that will provide for the payment by us to them of     % of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of these increases in tax basis. We expect to benefit from the remaining     % of cash savings, if any, in income tax that we realize. These payment obligations are obligations of ConvergEx and not of ConvergEx Group. See “Certain Relationships and Related Party Transactions—Arrangements with ConvergEx Group and Our Existing Investors—Tax Receivable Agreement.”

In connection with its acquisition of units of ConvergEx Group, ConvergEx will become the sole managing member of ConvergEx Group and, through ConvergEx Group and its subsidiaries, operate our business. Accordingly, although ConvergEx will have a minority economic interest in ConvergEx Group, ConvergEx will have 100% of the voting power and control the management of ConvergEx Group.

We refer to the foregoing transactions as the “offering transactions.”

As a result of the reorganization transactions and offering transactions:

•

the investors purchasing Class A common stock in this offering will collectively own              shares of our Class A common stock (or              shares of Class A common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock), and ConvergEx will hold              units of ConvergEx Group;

•

our existing investors will hold              units of ConvergEx Group and              shares of Class A common stock (or              units of ConvergEx Group and              shares of Class A common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock);

•

the investors purchasing Class A common stock in this offering will collectively have         % of the voting power in ConvergEx (or         % if the underwriters exercise in full their option to purchase additional shares of Class A common stock); and

•

our existing investors, through their holdings of our Class A common stock and Class B common stock, will collectively have         % of the voting power in ConvergEx (or         % if the underwriters exercise in full their option to purchase additional shares of Class A common stock).

Our post-offering organizational structure will allow our existing investors to retain equity ownership in an entity that is classified as a partnership for United States federal income tax purposes, in the form of units. Investors in this offering will, by contrast, hold their equity ownership in ConvergEx, a Delaware corporation that is a domestic corporation for United States federal income tax purposes, in the form of shares of Class A common stock. We believe that our existing investors generally find it advantageous to hold their equity interests in an entity that is not taxable as a corporation for United States federal income tax purposes. Our existing investors that continue to hold units following the offering transactions, like ConvergEx, will incur United States federal, state and local income taxes on their proportionate share of any taxable income of ConvergEx Group. We do not believe that our organizational structure gives rise to any significant benefit or detriment to our business or operations.

As noted above, we will enter into an exchange agreement with our existing investors that will entitle them, subject to the terms thereof, to exchange their units of ConvergEx Group for cash or shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments. The exchange agreement will provide that an existing investor will not have the right to exchange units of ConvergEx Group if ConvergEx determines that such exchange would be prohibited by law or regulation or would violate other agreements with ConvergEx to which the existing investor may be subject. ConvergEx may impose additional restrictions on exchange that it determines to be necessary or advisable so that ConvergEx Group is not treated as a “publicly traded partnership” for United States federal income tax purposes.

Our existing investors will also hold shares of Class B common stock of ConvergEx. Although these shares have no economic rights, they will allow our existing investors to exercise voting power at ConvergEx, the managing member of ConvergEx Group, at a level that is consistent with their overall equity ownership of our business. Under the certificate of incorporation of ConvergEx, each holder of Class B common stock shall be entitled to one vote for each unit of ConvergEx Group held by such holder. Accordingly, as our existing investors exchange units for cash or shares of Class A common stock of ConvergEx pursuant to the exchange agreement, the voting power afforded to them by their shares of Class B common stock will be automatically and correspondingly reduced. As a result of the offering transactions, certain of our existing investors also are expected to own Class A common stock immediately following the offering.

Holding Company Structure

ConvergEx will be a holding company, and its sole material asset will be a controlling equity interest in ConvergEx Group. As the sole managing member of ConvergEx Group, ConvergEx will operate and control all of the business and affairs of ConvergEx Group and, through ConvergEx Group and its subsidiaries, conduct our business.

ConvergEx will consolidate the financial results of ConvergEx Group and its subsidiaries, and the ownership interests of the other members of ConvergEx Group will be reflected as a non-controlling interest in ConvergEx’s consolidated financial statements.

Pursuant to the limited liability company agreement of ConvergEx Group, ConvergEx has the right to determine when distributions will be made to the members of ConvergEx Group and the amount of any such distributions. If ConvergEx authorizes a distribution, such distribution will be made to the members of ConvergEx Group pro rata in accordance with the percentage of their respective units.

The holders of units in ConvergEx Group, including ConvergEx, will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of ConvergEx Group. Net profits and net losses of ConvergEx Group will generally be allocated to its members (including ConvergEx) pro rata in accordance with the percentages of their unit ownership. The limited liability company agreement of ConvergEx Group will provide for cash distributions to the holder of units of ConvergEx Group if ConvergEx determines that the taxable income of ConvergEx Group will give rise to taxable income for its members. In accordance with the limited liability company agreement, we intend to cause ConvergEx Group to make cash distributions to the holders of units of ConvergEx Group for purposes of funding their tax obligations in respect of the income of ConvergEx Group that is allocated to them. Generally, these tax distributions will be computed based on our estimate of the taxable income of ConvergEx Group allocable to such unit holder multiplied by an assumed tax rate equal to the highest effective marginal combined United States federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses and the character of our income).

See “Certain Relationships and Related Party Transactions—Arrangements with ConvergEx Group and Our Existing Investors.”

USE OF PROCEEDS

We estimate that our net proceeds from this offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $             million, assuming the shares are offered at $             per share, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus.

We will use $             million of our net proceeds from this offering to purchase                  newly issued units in ConvergEx Group, $             million to purchase                  units from existing members of ConvergEx Group and $             million to repay a portion of the first lien term loan facility. We expect that ConvergEx Group will use approximately $             million of the proceeds from the purchase of newly issued units to repay an additional $             million in aggregate principal amount of the first lien term loan facility, approximately $             million to pay fees and expenses in connection with the reorganization transactions and this offering, and any remaining net proceeds for working capital and other general corporate purposes.

The outstanding balance of the first lien term loan facility is due and payable in full on December 17, 2016. As of December 31, 2010, the interest rate under the first lien term loan facility was 5.25%. The first lien term loan facility was incurred to refinance other long term indebtedness and for other general corporate purposes. See “Description of Indebtedness—First Lien Debt.”

We will not receive any of the proceeds from the Class A common stock sold by the selling stockholders in this offering.

DIVIDEND POLICY

We do not intend to pay cash dividends on our Class A common stock in the foreseeable future. We are a holding company that does not conduct any business operations of our own. As a result, we are dependent upon cash dividends and distributions and other transfers from ConvergEx Group to make dividend payments on our Class A common stock. The amounts available to us to pay cash dividends are restricted by our subsidiaries’ debt agreements and regulatory requirements. The declaration and payment of dividends also is subject to the discretion of our board of directors and depends on various factors, including our net income, financial condition, cash requirements, future prospects and other factors deemed relevant by our board of directors.

In addition, under Delaware law, our board of directors may declare dividends only to the extent of our surplus (which is defined as total assets at fair market value minus total liabilities, minus statutory capital) or, if there is no surplus, out of our net profits for the then current and/or immediately preceding fiscal year.

CAPITALIZATION

The following table sets forth cash and cash equivalents and capitalization as of December 31, 2010:

•	on an actual basis for ConvergEx Holdings;

•	for ConvergEx Holdings on a pro forma basis after giving effect to the reorganization transactions described in “Organizational Structure”; and

•

for ConvergEx on a pro forma as adjusted basis after giving effect to the sale of our Class A common stock in this offering and the application of the net proceeds from this offering as described in “Use of Proceeds.”

This table should be read in conjunction with “Organizational Structure,” “Use of Proceeds,” “Unaudited Pro Forma Financial Information,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes included elsewhere in this prospectus.

	As of December 31, 2010
	ConvergEx Holdings Actual		ConvergEx Holdings Pro Forma	ConvergEx Pro Forma As Adjusted
	(audited)		(unaudited)
	(in millions)
Cash and cash equivalents	$168.2		$	$

Long-term debt:
First lien debt	610.0	(1)
Second lien debt	140.0	(1)

Face value of long-term debt	750.0
Deferred financing costs and original issue discount	(31.4)

Long-term debt, net (including current portion)	718.6
ConvergEx Holdings members’ equity prior to reorganization	326.9

Class A common stock: authorized to issue shares, par value $0.01 per share; shares issued and outstanding, pro forma as adjusted
Class B common stock: authorized to issue shares, par value $0.01 per share; shares issued and outstanding, pro forma as adjusted
Additional paid-in capital
Retained earnings
Accumulated other comprehensive income
Non-controlling interest
Total stockholders’ equity
Total capitalization	$1,045.5		$	$

(1)	Excludes deferred financing costs and original issue discount.

DILUTION

If you invest in our Class A common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma net tangible book value per share of our Class A common stock after the reorganization transactions and this offering. Dilution results from the fact that the per share offering price of the Class A common stock is substantially in excess of the book value per share attributable to our existing investors.

Our pro forma net tangible book value as of December 31, 2010 was approximately $            , or $             per share of our Class A common stock. Pro forma net tangible book value represents the amount of total tangible assets less total liabilities and pro forma net tangible book value per share represents pro forma net tangible book value divided by the number of shares of Class A common stock outstanding, in each case, after giving effect to the reorganization transactions but not this offering, and assuming that our existing investors exchange all of their units in ConvergEx Group for newly-issued shares of our Class A common stock on a one-for-one basis.

After giving effect to the sale of                      shares of Class A common stock in this offering at the assumed initial public offering price of $             per share (the midpoint of the range set forth on the cover of this prospectus) and the application of the net proceeds from this offering, our pro forma net tangible book value would have been $            , or $             per share. This represents an immediate increase in net tangible book value of $             per share to our existing investors and an immediate dilution in net tangible book value of $             per share to new investors.

The following table illustrates this dilution on a per share basis:

Initial public offering price per share	$
Pro forma net tangible book value per share as of December 31, 2010	$
Increase in pro forma net tangible book value per share attributable to new investors	$
Pro forma net tangible book value per share after the offering	$
Dilution in pro forma net tangible book value per share to new investors	$

The following table summarizes, on a pro forma basis as of December 31, 2010 after giving effect to the reorganization transactions and this offering, the total number of shares of Class A common stock purchased from us, the total cash consideration paid to us and the average price per share paid by our existing investors and by new investors purchasing shares in this offering, assuming that our existing investors exchange all of their units in ConvergEx Group for newly-issued shares of our Class A common stock on a one-for-one basis.

	Shares Purchased			Total Consideration			Average Price per Share
	Number	Percent		Amount	Percent
(dollars in thousands, except per share data)

Our existing investors			%	$		%	$

New investors
Total			%	$		%	$

The above discussion and tables are based on the number of shares outstanding at December 31, 2010 on a pro forma basis and excludes an aggregate of                      additional shares of our Class A common stock that will be available for future awards pursuant to our equity incentive plans.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following pro forma balance sheet data of ConvergEx as of December 31, 2010 has been prepared to give pro forma effect to (i) the reorganization transactions described in “Organizational Structure” and (ii) the sale of our Class A common stock in this offering and the application of the net proceeds from this offering as described in “Use of Proceeds.” The following unaudited pro forma condensed consolidated statements of operations of ConvergEx for the year ended December 31, 2010 give effect to (i) the acquisition of the RealTick EMS business, (ii) the reorganization transactions described in “Organizational Structure” and (iii) the sale of our Class A common stock in this offering and the application of the net proceeds from this offering as described in “Use of Proceeds.” The unaudited pro forma balance sheet data as of December 31, 2010 gives effect to such transactions as if they had occurred on December 31, 2010. The unaudited pro forma statement of operations for the year ended December 31, 2010 gives effect to such transactions as if they had occurred on January 1, 2010.

The pro forma adjustments are described in the notes to the pro forma statements of operations and are based on available information and assumptions that management believes are reasonable. The unaudited pro forma financial data is for informational purposes only and does not necessarily reflect what our results of operations or financial position would have been had the transaction taken place on the date indicated and is not intended to project ConvergEx’s results of operations or financial position for any future period or date.

The unaudited pro forma consolidated financial information presented assumes that the shares of Class A common stock to be sold in this offering are sold at $             per share of Class A common stock, which is the midpoint of the price range indicated on the front cover of this prospectus.

You should read the following selected financial data in conjunction with the sections entitled “Use of Proceeds,” “Capitalization,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes included elsewhere in this prospectus.

	Unaudited Consolidated Pro Forma Balance Sheet as of December 31, 2010
	ConvergEx Holdings Actual	IPO-Related Pro Forma Adjustments				ConvergEx Pro Forma
		Proceeds		Tax Receivable
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$168.2		$(1)	$		$
Restricted cash and securities	310.5
Receivables related to securities transactions, net of allowance for prepaid research of $3.1	326.3
Accounts receivable and accrued revenues, net of allowance for doubtful accounts of $1.6	24.8
Deferred tax asset					(2)
Other current assets	11.8

Total current assets	841.6
Deferred tax asset					(2)
Fixed assets, net of accumulated depreciation and amortization	53.1
Goodwill	661.9
Intangible assets, net of accumulated amortization	238.3
Other assets	11.9

Total assets	$1,806.8	$		$		$

Liabilities and Equity
Current liabilities:
Payables related to securities transactions	$413.8	$		$		$
Commission management payable	72.3
Accrued expenses and compensation	133.2
Current portion of long-term debt, net of original issue discount	4.9		(1)
Payables to related parties pursuant to tax receivable					(2)
Other current liabilities	12.0

Total current liabilities	636.2

Deferred tax liabilities	92.5
Other liabilities	37.5
Payables to related parties pursuant to tax receivable					(2)
Long-term debt, net of deferred financing costs and original issue discount	713.7		(1)

Total liabilities	1,479.9

Stockholders’/Members’ Equity
ConvergEx Holdings members’ equity prior to reorganization	326.9		(3)
Class A common stock authorized to issue shares, par value $0.01 per share; shares issued and outstanding on a pro forma basis
Class B common stock authorized to issue shares, par value $0.01 per share; shares issued and outstanding on a pro forma basis
Additional paid-in capital			(1)		(2)
Retained earnings
Accumulated other comprehensive income
Non-controlling interest			(3)

Total stockholders’/members’ equity	326.9

Total liabilities and equity	$1,806.8	$		$		$

(1)

Reflects the effect of net offering proceeds of $             million based on the mid-point of the price range set forth on the cover of this prospectus, and assuming an aggregate underwriting discount of $             million. As described in “Use of Proceeds,” we expect that we will use approximately $             million of these proceeds to purchase units from existing members of ConvergEx Group, $             million to purchase newly issued units in ConvergEx Group, $             to repay a portion of the first lien term loan facility, approximately $             million to pay fees and expenses in connection with the reorganization transactions and this offering, and any remaining net proceeds for working capital and other general corporate purposes. We expect to write-off $             million ($             million non-current and $             million current) in deferred financing costs related to the first lien repayment.

(2)

Reflects adjustments to give effect to the tax receivable agreement (as described in “Certain Relationships and Related Person Transactions—Arrangements with ConvergEx Group and Our Existing Investors—Tax Receivable Agreement”) based on the following assumptions:

•

we will record an increase of $             million in deferred tax assets ($             million non-current and $             million current) for estimated income tax effects of the increase in the tax basis of the purchased units, deductible for tax purposes over a 15 year period, based on an effective corporate income tax rate of     % (which includes a provision for U.S. federal, state, local and/or foreign income taxes);

•

we will record $             million ($             million non-current and $             million current), representing     % of the estimated realizable tax benefit resulting from (i) the increase in the tax basis of the purchased units as noted above and (ii) certain other tax benefits related to entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement as an increase to the liability due to existing owners under the tax receivable agreement; and

•

we will record an increase to additional paid-in capital of $             million, which is an amount equal to the difference between the increase in deferred tax assets and the increase in liability due to existing owners under the tax receivable agreement

(3)

As described in “Organizational Structure,” ConvergEx will become the sole managing member of ConvergEx Group. ConvergEx will own less than 100% of the economic interest in ConvergEx Group, but will have 100% of the voting power and control the management of ConvergEx Group. As a result, we will consolidate the financial results of ConvergEx Group and will record a non-controlling interest on our consolidated statements of financial condition. Immediately following this offering, the non-controlling interest, based on the assumptions to the pro forma financial information, will be $             million. Pro forma non-controlling interest represents     % of the pro forma equity of ConvergEx Group of $             million, which differs from the pro forma equity of ConvergEx as the former is not affected by the adjustments relating to the tax receivable agreement described in footnote 2 above.

	Unaudited Pro Forma Consolidated Statement of Operations
	Year Ended December 31, 2010(1)
	ConvergEx Holdings Actual	Townsend Analytics, Ltd. Actual	RealTick(2) Pro Forma Adjustments	Other Pro Forma Adjustments		ConvergEx Pro Forma
	(dollars in millions, other than per share data)
Revenues
Operating revenues	$531.5	$50.5	$(1.2)	$		$
Expense reimbursements	78.7	11.9	(0.2)

Total revenues	610.2	62.4	(1.4)

Cost of revenues
Cost of operating revenues	142.3	—	(1.4)
Cost of expense reimbursements	78.7	11.9	—		(3)

Total cost of revenues	221.0	11.9	(1.4)
Gross margin	389.2	50.5	—

Expenses
Selling, general and administrative	178.9	47.0	—		(3)
Product development	48.8	—	—		(3)
Restructuring	2.1	—	—
Amortization of acquisition-related intangible assets	78.4	1.7	2.6
Depreciation and amortization of fixed assets	15.3	5.1	—
Interest expense related to debt	93.9	—	—		(4)
Other non-operating (income) expense	2.7	—	(1.4)

Total expenses	420.1	53.8	1.2
Income (loss) before income taxes	(30.9)	(3.3)	(1.2)

Provision (benefit) for income taxes	(8.6)	—	—		(5)

Net income (loss)	$(22.3)	$(3.3)	$(1.2)	$		$

Less: Net income attributable to the non-controlling interest					(6)
Net income attributable to ConvergEx
Weighted average shares of Class A common stock outstanding and equivalents
Basic					(7)
Diluted
Net income available per share of Class A common stock
Basic
Diluted

(1)	The summary unaudited pro forma consolidated statement of operations data for the year ended December 31, 2010 does not give effect to the acquisition of LDB Consulting.
(2)

On December 31, 2010, we acquired the business of RealTick and certain other net assets of Townsend Analytics, Ltd. The acquisition is reported in the audited balance sheet of ConvergEx Holdings at December 31, 2010. The RealTick Pro Forma Adjustments in the pro forma statement of operations for 2010 reflect the results of the business as though it had been acquired at the beginning of 2010. Pro forma purchase accounting and consolidation adjustments comprise the elimination of inter-company revenues and cost of revenues of $1.4 million, increased amortization expense of $2.6 million and elimination of $1.4 million of professional service expenses incurred by ConvergEx related to this acquisition.

(3)

Upon the completion of this offering, we expect to grant up to                      shares of our Class A common stock to our directors, officers and employees in the form of stock options, performance shares, performance unit awards, restricted shares or restricted stock awards. See “Management—Executive and Other Incentive Plans—2011 Equity Incentive Plan.”

(4)

We expect to save $             million per year in interest expenses as a result of the repayment of $             million of aggregate principal amount of first lien term loan facility debt. We expect to write-off $             million ($             million non-current and $             million current) in deferred financing costs related to the first lien repayment. This is reflected in the Unaudited Pro Forma Consolidated Balance Sheet but is not reflected in the Unaudited Pro Forma Consolidated Statement(s) of Operations as it was determined by management to be non-recurring.

(5)

Following this offering, we will be subject to U.S. federal income taxes, in addition to state and local taxes with respect to our allocable share of any net taxable income of ConvergEx Group, which will result in higher income taxes. As a result, the pro forma statements of income reflect an adjustment to our provision for corporate income taxes to reflect an effective rate of     %, which includes a provision for U.S. federal income taxes and assumes the highest statutory rates apportioned to each state and/or local jurisdiction.

(6)

As described in “Organizational Structure,” ConvergEx will become the sole managing member of ConvergEx Group. ConvergEx will initially own less than 100% of the economic interest in ConvergEx Group, but will have 100% of the voting power and control the management of ConvergEx Group. Immediately following this offering, the non-controlling interest will be     %. Net income attributable to the non-controlling interest represents     % ($            ) of income before income taxes ($            ). This differs from the non-controlling ownership interest of     % because of the differing level of income taxes applicable to the non-controlling interest.

(7)	The shares of Class B common stock do not share in our earnings and are therefore not included in the weighted average shares outstanding or net income (loss) per share.

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables set forth selected historical consolidated financial data of ConvergEx Holdings and its subsidiaries and its predecessors as of the dates and for the periods indicated. The terms “successor” refers to us following the formation of ConvergEx Holdings in October 2006 and “predecessors” refers to us prior to such formation. See “Business—Our History and Business Evolution” for further information. Our predecessor entities comprise those subsidiaries contributed to our company by BNY Mellon. Eze Castle Software is treated as acquired when our company was formed and is therefore only included in the successor financial data.

For all periods presented, ConvergEx Holdings primarily operated as a partnership. Our partnership results were not subject to U.S. federal and certain state income taxes. Upon consummation of this offering, we will be subject to U.S. federal and certain state and local income taxes applicable to C-corporations. The historical financial data described below reflect the historical results of operations and financial condition of our operating company and do not give effect to our reorganization. See “Organizational Structure” and “Unaudited Pro Forma Financial Information,” included elsewhere in this prospectus, for a description of our reorganization and its effect on our historical results of operations.

The balance sheet data as of December 31, 2010 and 2009 and the statement of operations data for the years ended December 31, 2010, 2009 and 2008 are derived from ConvergEx Holdings’ audited consolidated financial statements included elsewhere in this prospectus.

The balance sheet data as of December 31, 2008, 2007 and 2006 and the statement of operations data for the year ended December 31, 2007 and for the period from October 2, 2006 to December 31, 2006 are derived from ConvergEx Holdings’ audited consolidated financial statements not included in this prospectus. The statement of operations data for the period from January 1, 2006 to October 1, 2006 are derived from the combined audited results of ConvergEx Holdings’ predecessors. For comparative purposes, we have combined the period from January 1, 2006 to October 1, 2006 with the period from October 2, 2006 to December 31, 2006 to form the fiscal year ended December 31, 2006. This combination is not a U.S. GAAP presentation as it combines periods with different bases of accounting. However, we believe this presentation is useful to the reader as a comparison to the year ended December 31, 2007.

You should read the following selected financial data in conjunction with the sections of this prospectus entitled “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and related notes included elsewhere in this prospectus.

The following table reflects our statement of operations data including net income (loss), Adjusted Net Income and Adjusted EBITDA. Adjusted Net Income and Adjusted EBITDA are non-GAAP measures and are described herein.

	Successor Year Ended December 31,				Combined Year Ended December 2006	Successor October 2 Through December 31, 2006	Predecessors January 1 Through October 1, 2006
	2010	2009	2008	2007
	(dollars in millions) (audited)
Statement of Operations Data
Revenues	$531.5	$517.3	$546.7	$439.6	$336.7	$107.9	$228.8
Expense reimbursements	78.7	116.0	57.8	49.2	30.0	7.5	22.5

Total revenues	610.2	633.3	604.5	488.8	366.7	115.4	251.3
Cost of revenues, selling, general and administrative expenses, product development, and depreciation and amortization of fixed assets	464.0	480.5	457.6	385.3	291.1	89.0	202.1
Restructuring costs	2.1	—	1.2	—	—	—	—
Amortization of acquisition-related intangible assets	78.4	69.2	68.9	57.8	21.7	14.5	7.2
Interest expense related to debt	93.9	79.4	84.7	78.2	21.7	19.4	2.3
Other non-operating (income) expense	2.7	0.6	(5.2)	(12.4)	(22.1)	(3.9)	(18.2)

Total expenses	641.1	629.7	607.2	508.9	312.4	119.0	193.4

Income (loss) before income taxes	(30.9)	3.6	(2.7)	(20.1)	54.3	(3.6)	57.9

Net income (loss)	$(22.3)	$3.9	$(7.8)	$(22.7)	$45.3	$(3.3)	$48.6

	Successor Year Ended December 31,				Combined Year Ended December 2006	Successor October 2 Through December 31 2006	Predecessors January 1 Through October 1, 2006
	2010	2009	2008	2007
	(dollars in millions) (unaudited)
Non-GAAP Operating Measures
Adjusted Net Income(1)	$45.9	$47.4	$43.0	$26.4	$39.4	$7.6	$31.8

Percentage of revenues	8.6%	9.2%	7.9%	6.0%	11.7%	7.0%	13.9%
Adjusted EBITDA(1)	$162.0	$165.9	$158.5	$112.8	$83.5	$28.7	$54.8

Percentage of revenues	30.5%	32.1%	29.0%	25.7%	24.8%	26.6%	23.9%

	December 31,
	2010	2009	2008	2007	2006
	(dollars in millions) (audited)
Summary Balance Sheet Data
Cash and cash equivalents	$168.2	$287.6	$358.1	$206.7	$189.3
Total current assets	841.6	816.5	879.6	727.6	603.5
Goodwill	661.9	636.2	601.2	604.9	472.8
Intangible assets, net of accumulated amortization	238.3	272.7	323.9	345.8	337.5
Total assets	1,806.8	1,770.8	1,846.1	1,718.5	1,454.2
Total current liabilities	636.2	570.6	654.3	473.6	314.1
Long-term debt, net	713.7	726.3	732.9	753.5	664.7
Total liabilities	1,479.9	1,433.2	1,534.0	1,369.1	1,107.5
Members’ equity	326.9	337.6	312.1	349.4	346.7
Total liabilities and members’ equity	1,806.8	1,770.8	1,846.1	1,718.5	1,454.2

(1)

To supplement our financial information presented in accordance with U.S. GAAP, we use Adjusted Net Income and Adjusted EBITDA, which are “non-GAAP financial measures.” “Adjusted Net Income” is defined as net income adjusted to exclude certain items as set forth below. “Adjusted EBITDA” is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) further adjusted to exclude certain non-cash charges and other items as set forth below. We use Adjusted Net Income and Adjusted EBITDA (i) as measures of operating performance, (ii) for planning purposes, including the preparation of budgets and forecasts, (iii) to allocate resources, (iv) to evaluate potential acquisitions, (v) to evaluate the effectiveness of our business strategies, (vi) in communications with our board of directors concerning our financial performance, and (vii) as a bonus target for determining incentive compensation for certain of our employees. We believe that Adjusted Net Income and Adjusted EBITDA provide useful information to investors and securities analysts regarding our performance and overall results of operations for the following reasons:

•

amortization expenses can vary substantially from company to company and from period to period depending upon each company’s accounting methods, the fair value and average expected life of acquired intangible assets and the method by which assets were acquired;

•	amortization and write-off of deferred financing costs are not considered key measures in comparing our operating performance;

•	fixed asset depreciation is not considered a key measure of our operating performance because our business is not capital intensive;

•	non-cash equity grants made to employees at a certain price and point in time do not necessarily reflect how our business is performing at any particular time; and

•	costs associated with acquisitions and related integrations, restructuring and conversions can vary from period to period and transaction to transaction.

In addition, with respect to Adjusted EBITDA, because capital structure can vary substantially from company to company and from period to period, interest expense related to debt is not considered a key measure in comparing our operating performance to that of other companies.

Adjusted Net Income assumes all of our income had been taxed at corporate rates for the periods presented and is not necessarily reflective of our future tax rates. In addition, neither Adjusted Net Income nor Adjusted EBITDA is a measure of our financial performance under U.S. GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flows from operating activities as a measure of our profitability or liquidity. Adjusted Net Income and Adjusted EBITDA have limitations as analytical tools, and you should not consider Adjusted Net Income or Adjusted EBITDA in isolation, or as a substitute for an analysis of our results under U.S. GAAP.

The following tables reflect the reconciliation of U.S. GAAP net income (loss) to the non-GAAP financial measures of Adjusted Net Income and Adjusted EBITDA.

	Year Ended December 31,				Combined Year Ended December 31,	Successor October 2 Through December 31,	Predecessors January 1 Through October 1,
	2010	2009	2008	2007	2006	2006	2006
					(dollars in millions)
Net income (loss)	$(22.3)	$3.9	$(7.8)	$(22.7)	$45.3	$(3.3)	$48.6
Provision (benefit) for income taxes	(8.6)	(0.3)	5.1	2.6	9.0	(0.3)	9.3
Amortization of acquisition-related intangible assets	78.4	69.2	68.9	57.8	21.7	14.5	7.2
Amortization and write-off of deferred financing costs	22.5	6.2	7.4	7.9	2.2	2.2	—
Stock compensation	0.4	0.3	0.2	—	—	—	—
Restructuring	2.1	—	1.2	—	—	—	—
IPO preparation costs	2.8	—	—	—	—	—	—
Acquisition and other expenses (income)	0.4	1.0	(0.7)	—	—	—	—
Gain on exchange seats sale and exchange dividend	—	—	—	—	(10.2)	—	(10.2)
Other	—	0.1	(0.1)	—	—	—	—
Tax at corporate rates	(29.8)	(33.0)	(31.2)	(19.2)	(28.6)	(5.5)	(23.1)

Adjusted Net Income	$45.9	$47.4	$43.0	$26.4	$39.4	$7.6	$31.8

Percentage of revenues	8.6%	9.2%	7.9%	6.0%	11.7%	7.0%	13.9%

	Year Ended December 31,				Combined Year Ended December 31,	Successor October 2 Through December 31,	Predecessors January 1 Through October 1,
	2010	2009	2008	2007	2006	2006	2006
					(dollars in millions)
Net income (loss)	$(22.3)	$3.9	$(7.8)	$(22.7)	$45.3	$(3.3)	$48.6
Provision (benefit) for income taxes	(8.6)	(0.3)	5.1	2.6	9.0	(0.3)	9.3
Interest expense related to debt (excluding amortization of deferred financing costs)	71.4	73.2	77.3	70.3	19.5	17.2	2.3
Amortization and write-off of deferred financing costs	22.5	6.2	7.4	7.9	2.2	2.2	—
Interest income	(0.5)	(0.4)	(4.5)	(12.1)	(11.8)	(3.9)	(7.9)
Amortization of acquisition-related intangible assets	78.4	69.2	68.9	57.8	21.7	14.5	7.2
Depreciation and amortization of fixed assets	15.3	12.8	11.4	9.0	7.8	2.3	5.5
Stock compensation	0.4	0.3	0.2	—	—	—	—
Restructuring	2.1	—	1.2	—	—	—	—
IPO preparation costs	2.8	—	—	—	—	—	—
Acquisition and other expenses (income)	0.4	1.0	(0.7)	—	—	—	—
Gain on exchange seats sale and exchange dividend	—	—	—	—	(10.2)	—	(10.2)
Other	0.1	—	—	—	—	—	—

Adjusted EBITDA	$162.0	$165.9	$158.5	$112.8	$83.5	$28.7	$54.8

Percentage of revenues	30.5%	32.1%	29.0%	25.7%	24.8%	26.6%	23.9%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The statements in this discussion and analysis regarding our expectations regarding the performance of our business and any forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements. You also should read the following discussion together with the sections entitled “Unaudited Pro Forma Financial Information,” “Selected Consolidated Financial Data” and our consolidated financial statements, including the related notes, appearing elsewhere in this prospectus. All values are U.S. dollars in millions unless otherwise stated. Adjusted Net Income and Adjusted EBITDA are non-GAAP measures; see “Selected Consolidated Financial Data” for a reconciliation to GAAP net income (loss). Unless otherwise stated, total expenses do not include reimbursed expenses.

Overview

We are a leading and trusted provider of mission-critical proprietary software products, including workflow automation solutions and technology-enabled services across multiple asset classes with more than 4,000 customers. In the increasingly dynamic, complex and competitive institutional investment industry, asset managers and financial intermediaries are implementing ever more sophisticated strategies and infrastructure in order to improve their performance, grow their businesses and address new regulatory, compliance and customer requirements. Responding to our customers’ needs for end-to-end solutions, we combine an extensive array of proprietary software products and technology-enabled services that span the entire investment life cycle with a high level of customer service. Our proprietary software products and technology-enabled services automate and facilitate front-, middle- and back-office functions across geographies, asset classes and regulatory regimes, while providing tools and analytics that enhance these functions and the overall investment process for our customers. We believe our solutions enable our customers to better compete by providing infrastructure and services that support increased sophistication and operational efficiency, enabling them to focus on their core competencies and differentiators.

Sources of Revenues

We generate revenues from the products and services that we provide through two related business segments: Investment Technologies and Investment Services. Technology is at the core of both of our segments.

Each segment provides products and services through three business lines, as follows:

Investment Technologies Segment	Investment Services Segment
• Software Platforms	• Transition Management
• Electronic Execution Tools	• Commission Management Services
• Intermediary Solutions	• Program and High Touch Execution

Our pricing model is primarily based on the transactional activity we process for customers and also includes subscription fees and tiered pricing, which mitigates the volatility of our revenues relative to changes in our customers’ activity.

Investment Technologies

We offer a variety of investment technologies that are used on “our customer’s desktop.” We generate Investment Technologies revenues from the following business lines:

•	Software Platforms—We provide mission-critical, multi-asset class workflow automation solutions for order and execution management, risk management, portfolio analytics, data warehousing, compliance,

reporting and transaction cost analysis. Our software platforms products and services include (i) OMS software products offered under the Eze brand, (ii) EMS software products offered under the RealTick and Blaze brands, (iii) options routing, clearing and electronic execution technology and services, (iv) a portfolio margining system and (v) commission allocation software. We earn revenues on software subscriptions, on connectivity and transaction-based fees with floors and caps and on partnership and project fees.

•

Electronic Execution Tools—We provide technology to enable customer access to major global points of liquidity, including more than 55 electronic markets, thereby enabling them to enhance performance through improved execution. We believe that we offer customers access to more global markets than most of our competitors. Our advanced products and services include our ADR Product Suite and Algorithmic & DMA Suite. We earn revenues from transaction fees on a per share or ad valorem basis.

•

Intermediary Solutions—We provide specialized technology platforms and services for trade execution and processing. Our intermediary solutions products and services include our three equity ATSs: the MillenniumSM ATS, VortEx® ATS and ConvergEx CrossSM, each of which serves a distinct customer segment. We also provide a prime technology services platform. We earn revenues from fees for white-labeled solutions, contracted transaction processing fees and liquidity access fees.

Investment Services

Our Investment Services segment utilizes many of the same software products and technology-enabled services on behalf of our customers, except that the technology is utilized on “our desktops.” We generate Investment Services revenues from the following business lines:

•

Transition Management—We provide investment advisory services to customers to assist in portfolio transitions. We provide our customers with comprehensive transition management services, including a customized transition plan, evaluation of implementation alternatives and ongoing risk management services to help customers manage risk and execute portfolio rebalances and asset reallocations. We earn revenues from administrative and transactional fees based on the transitioned assets.

•

Commission Management Services—We offer broker-neutral technology-enabled solutions for the administration of client commission arrangements and commission recapture. We earn revenues from administrative and transaction fees and earn interest revenues on balances arising from our commission management services. Payments under administration represent the gross amounts processed pursuant to client commission arrangements.

•

Program and High Touch Execution—We provide technology-enabled program and high touch execution services for equities, fixed income, U.S. exchange-listed options and exchange-traded funds, or ETFs. We earn revenues from execution fees with per share or ad valorem pricing.

Financial Overview and Impact of Macroeconomic Market Events

For the past three years, the global economy has experienced the worst recession since the 1930s. In mid-2008, financial markets worldwide experienced significant turmoil and substantial declines in value. Concerns about economic prospects and declining markets led to declines in investment activities and investor sentiment. The market and economic environment remained uncertain in 2009 and throughout most of 2010 due to economic concerns and lack of investor confidence. Our performance, while impacted by the level of investment activities and economic conditions in general, was not directly correlated to changes in these levels as a result of our diverse business model, which is focused on providing software products and technology-enabled services. Our business model is intended to enable us to grow revenues even with lower investment activity levels, lower customer technology spending and lower asset values; however, when activity levels decrease significantly, as was the case throughout 2009 and into 2010, it makes growing revenues more difficult.

During the market turmoil, we maintained strong momentum in our business and achieved Adjusted EBITDA margins above 30% in 2009 and 2010. As conditions in our chosen markets return to pre-financial crisis levels, we expect customer activity levels to increase and we believe we are well positioned to take advantage of improved conditions. Based on increased demand from consistent customers in 2010, and improved overall conditions in the fourth quarter of 2010 that have extended into 2011, we are targeting organic revenue growth in 2011. Our revenue growth plans are based on a mix of new customer growth, increased demand from existing customers for products and services they currently use, increases and enhancements in our proprietary technology offerings, cross-selling, up-selling, and increases in market activity generally. We also expect to benefit from significant dislocation at some of our competitors.

Despite the challenging market conditions since mid-2008, we have added product and service offerings, expanded our customer base, refinanced our debt and reduced our financial leverage, while expanding our reach in the financial services markets we serve. Our disciplined acquisition strategy since inception primarily has targeted established, entrepreneurial, growth-oriented businesses that complement, enhance and expand our Investment Technologies segment services. Revenues from our Investment Technologies segment as a percentage of segment revenues increased to 60.3% in 2010 from 52.8% in 2009 and 51.5% in 2008 and, on a pro forma basis, our Investment Technologies segment generated 64% of our segment revenues in 2010. Cogent Consulting, NorthPoint and Millennium, the businesses we acquired in November and December 2009, increased 2010 revenues by $35.8 million and Adjusted EBITDA by $8.2 million. As we expected in their first year, these acquisitions generated a lower Adjusted EBITDA margin than our organic operations. Our consolidated revenues, which exclude expense reimbursements, were $531.5 million in 2010, compared to $517.3 million in 2009. Weak global economic conditions in 2009 and the aforementioned turmoil in 2008, caused revenues to decrease to $517.3 million in 2009 compared to $546.7 million in 2008.

Our business is not capital-intensive; therefore, we plan to continue to convert a high percentage of our Adjusted EBITDA into excess cash to acquire complementary businesses, invest internally in our core businesses, and repay debt. Adjusted EBITDA and Adjusted EBITDA margin as a percentage of revenues was $162.0 million or 30.5% in 2010, compared to $165.9 million or 32.1% in 2009 and $158.5 million or 29.0% in 2008.

Managing and controlling operating expenses is very important to us and is a distinct part of our culture. We are constantly focused on managing the rate of growth of operating expenses so that it remains below the rate of growth of revenues. In response to changing customer needs in 2010, we reduced our workforce by approximately 50 employees or 5%, mainly within our Program and High Touch Execution business line and certain infrastructure and support groups. We expect to save approximately $9.1 million in compensation and benefits expense in 2011 related to the workforce reduction. Our expense reduction efforts in 2009 were focused on third-party clearing charges and communication and technology procurement. The scalability inherent in our cost structure is expected to amplify the impact of incremental revenues on our profitability. Our performance-based compensation programs are intended to help to insulate us from the impact of unexpected revenue declines without impacting staffing levels or our ability to serve new business. Performance-based compensation expense decreased by 2.1% in 2010 and as a percentage of revenues it decreased to 15.5% from 16.3% in 2009. Transaction costs also fluctuate with revenue increases or decreases. Our annual Adjusted EBITDA margins have remained above 30% since 2009 and we seek to increase our Adjusted EBITDA margins over the long term as we benefit from incremental margins on higher revenues.

2010 Highlights

Investment Technologies

•

Our Software Platforms business line had another year of record sales, increasing revenues by $12.2 million or 7.7% to $169.7 million in 2010. Software Platforms revenues, as a percentage of segment revenues, increased to 31.4% in 2010 from 30.0% in 2009 and 27.1% in 2008. Our Eze OMS product suite had a record sales year, adding 70 customers with over 20% coming from competitive displacement.

•	Our Electronic Execution Tools business line revenues increased $8.9 million or 10.7% to $92.0 million in 2010 compared to $83.1 million in 2009, principally driven by increased non-U.S. revenues.

•	We increased product development spending by $7.0 million to 9.2% of revenues and launched newly enhanced versions of the Eze OMS product suite and BLAZE™ products.

•

On December 31, 2010, we acquired the RealTick EMS and LDB Consulting. As a result, 2010 revenues from our Investment Technologies segment increased to 64% of segment revenues on a pro forma basis. This continues our transformation strategy started when our company was formed in 2006 when only 23% of revenues came from the Investment Technologies businesses of our predecessors. Our goal is to continue to grow the portion of our revenues that come from our Investment Technologies segment.

•

The acquisitions of NorthPoint and Millennium, which closed in 2009, together performed better than expected in 2010. Our management of Millennium contributed to the business generating $3.7 million of Adjusted EBITDA in 2010, which was highly attractive relative to its $7.0 million purchase price net of cash acquired.

Investment Services

•

Our Transition Management business line had another record sales year. Our Transition Management business line’s revenues increased $6.3 million or 14.1% to $51.0 million in 2010 compared to $44.7 million in 2009.

•

We managed to reduce transaction processing costs within our Investment Services segment by $9.9 million to 15.7% of revenues from 17.6% in 2009. This was partly achieved from cost synergies through increased use of our ATS products, including Millennium.

Company-Wide

•

We expanded our international customer-facing presence, opened offices in Singapore and Australia, and expanded in Hong Kong and London. During 2010, our Eze OMS saw 21% of its customer growth come from outside the United States.

•

Our cross-selling program, which has been in effect since 2006, resulted in $61.1 million of revenues in 2010, an increase of $9.1 million from $52.0 million in 2009. In 2010, we had 266 sales of new products and services to existing customers through our cross-selling program.

•	We refinanced our $750 million long-term debt in 2010. The refinancing extended the maturity and improved the covenants and interest rate pricing terms.

Consistent Customer Revenues

We define “consistent customers” as those customers who have used our products or services ten or more business days per month in each of the trailing six months. For purposes of counting consistent customer revenues, when customers do not use a product or service on a consistent basis, that product-specific revenue is not counted as consistent, even though the customer may be transacting with us consistently for other products and services. Consistent customer revenues also exclude revenues from our Transition Management business line, which are dependent on the timing of services performed and are excluded because they do not meet our definition of consistency. Although Transition Management revenues may represent repeat business from the same customer base, the timing of the activity can vary.

A significant majority of our revenues come from consistent customers where customers are transacting with us on a regular basis. During 2010, we generated 85.6% of our revenues in our Investment Technologies segment from consistent customers and we generated 39.8% of our revenues in our Investment Services segment from consistent customers, excluding revenues from our Transition Management business line. Overall, 71.7% of 2010’s revenues, excluding revenues from our Transition Management business line, were generated by consistent customers.

Since 2007, we have increased the cumulative mix of revenues from consistent customers. We expect our products and services to become even more integral to our customers’ operations as they face ever increasing industry complexity and regulation. We believe that this gives us the opportunity to cross-sell additional products and services across greater portions of our customers’ businesses. As we become more embedded in our customers’ daily workflows, we expect to increase the portion of our revenues that we generate from consistent customers. Our sales efforts have focused on increasing our consistent customer numbers and the associated revenues per consistent customer. Our acquisition strategy targets businesses that have a large base of consistent customers that we can further leverage through cross-selling. We believe that increasing the portion of our total revenues that comes from consistent customer relationships will help us to further reduce fluctuations in our revenues and our cash flows. Future revenue growth is dependent, in part, on our ability to add new consistent customers, retain existing consistent customers and increase average revenues per consistent customer.

The following table presents our consistent customer revenues as a percentage of revenues:

	Year ended December 31,
	2010	2009	2008
Investment Technologies revenues	85.6%	85.1%	84.4%
Investment Services revenues excluding Transition Management	39.8%	43.7%	35.0%
Revenues excluding Transition Management	71.7%	68.7%	62.3%

Expense Structure

To support the growth in our software products and technology-enabled services revenues and maintain our level of customer service, we have invested in information technology, added to headcount and expanded facilities, while at the same time focusing on maintaining or improving margins. Excluding reimbursed expenses, our total expenses were $562.4 million in 2010, compared to $513.7 million in 2009 and $549.4 million in 2008. Our expenses increased $48.7 million in 2010 mainly as a result of higher cost of revenues to support the increased revenues that came from our 2009 acquisitions, higher product development costs, amortization of acquisition-related intangible assets and interest expense related to debt. Our expenses decreased in 2009 compared to 2008 mainly as a result of company-wide programs to reduce operating expenses and lower variable expenses, including incentive compensation, related to lower revenues. Expenses are classified in our consolidated statement of operations based on the nature of the activity and the function of the employee generating such expense. Non-operating expenses consist primarily of interest expense associated with our outstanding debt and credit facilities.

Compensation and Benefits

Our largest functional expense is compensation and employee benefits. It comprises salaries and wages, incentive compensation, staff retention programs and related employee benefits and taxes. Incentive compensation is discretionary and determined based on a number of factors, including revenues, profitability and competitive trends, and as a result, compensation and employee benefits will fluctuate with these measures. Compensation and benefits as a percentage of our revenues were 41.6% in 2010, 41.9% in 2009, and 40.3% in 2008. Compensation and benefits as a percentage of cash operating expenses were 59.7% in 2010, 61.6% in 2009, and 56.8% in 2008. These costs generally contribute to the majority of our expense increases and grow with revenues, reflecting existing staff compensation and benefit increases and increased staffing levels. Increased leverage of technology is an important factor in our ability to manage and control the growth of our compensation and benefit costs.

At December 31, 2010, we had 1,200 employees of whom over 650 were dedicated to technology, product development and support. During 2010, we restructured certain operations, primarily in our Program and High Touch Execution business line and certain infrastructure and support groups, resulting in a reduction of approximately 50 employees.

Cash Operating Expenses

We refer to cost of revenues, selling, general and administrative expenses and product development costs as “cash operating expenses.” This group of expenses is calculated on an accrual basis and excludes depreciation, amortization and non-operating expenses. Compensation expense includes the current period expense relating to our cash-based deferred compensation that is payable 27 months after it has been awarded.

Cost of Revenues. This represents costs for processing transactions, supporting customers and providing our services. The largest expense in this category is transactional expenses. Cost of revenues as a percent of revenues was 26.8% in 2010, 26.4% in 2009 and 29.9% in 2008. Cost of revenues comprises:

1.	Transactional expenses. This consists of costs to access various third-party execution destinations to execute and settle transactions. These costs tend to fluctuate with transaction levels, the mix of trade execution services used by customers, the rates charged by third parties and level of usage of our internal ATSs. These expenses declined from 15.8% of revenues in 2008 to 13.0% in 2009, and we maintained these expenses at 13.1% of revenues in 2010.

2.	Compensation and benefits. These costs as a percentage of revenues were 7.9% in 2010, 8.5% in 2009, and 7.9% in 2008.

3.	Communications and technology. These costs primarily consist of telecommunications and data processing costs for obtaining market data, telecommunications services and systems maintenance. These costs as a percentage of revenues were 5.2% in 2010, 4.8% in 2009, and 5.1% in 2008.

4.	Other direct expenses. These costs are primarily trade error expense and provisions for doubtful accounts. These costs as a percentage of revenues were 0.6% in 2010, 0.2% in 2009, and 1.1% in 2008.

Selling, General and Administrative, or SG&A. This includes personnel costs in our sales and marketing, finance, human resources, legal and compliance, information technology, executive and corporate administration departments. The largest expense in this category is compensation and benefits. SG&A as a percentage of revenues was 33.7% in 2010, 33.5% in 2009 and 34.2% in 2008, and comprises:

1.	Compensation and benefits. Compensation and benefits generally contributes a majority of our expense increases or decreases from period to period, reflecting compensation changes for current staff and changes in staffing levels. These costs as a percentage of revenues were 25.1% in 2010, 25.9% in 2009, and 26.1% in 2008.

2.	Technology infrastructure. These costs as a percentage of revenues were 2.6% in 2010, 2.2% in 2009, and 2.1% in 2008.

3.	Other operating expenses. These costs primarily consist of occupancy, professional fees, insurance, and travel expenses. These costs as a percentage of revenues were 6.0% in 2010, 5.5% in 2009, and 6.0% in 2008.

Product Development. This principally represents the compensation and employee benefits costs of those employees engaged in researching, designing, developing and testing new products and enhancements to existing products as well as the identifiable occupancy, supplies and similar business costs of those employees. We have increased our spending in product development every year since we were formed. Product development spending increased to 9.2% of revenues in the 2010 compared to 8.1% in 2009 and 6.9% in 2008.

We capitalize and amortize the cost of internally developed software. We spent $6.8 million in 2010, $6.9 million in 2009, and $4.2 million in 2008 on capitalized internally developed software. Amortization of internally developed software was 1.1% of revenues in 2010, 0.9% in 2009 and 0.6% in 2008. This expense is presented in depreciation and amortization of fixed assets.

Amortization of Acquisition-Related Intangible Assets. This comprises expense related to amortizing intangible assets arising from our formation and subsequent acquisitions.

Depreciation and Amortization of Fixed Assets. This category consists of expenses related to depreciating the cost of furniture and fixtures, capitalized internally developed software, computer and communications equipment and leasehold improvements over the estimated useful life of the assets.

Quarterly Performance

Our business has experienced, and is expected to continue to experience, seasonality principally in our Investment Services segment. Typically, revenues are lowest in our third fiscal quarter and highest in our fourth fiscal quarter. In our Transition Management business line, we perform services in support of global transitions. The timing of these events makes it difficult to forecast operating results for specific quarters.

Assets and Liabilities Relating to Customer Securities Transactions

We clear and settle customer transactions as part of providing many of our products and services. U.S. GAAP requires us to present clearance and settlement-related balances on our balance sheet. These balances can vary significantly on a daily basis and generally net to a low number. We do not engage in proprietary trading nor do we offer margin loans. We may, at times, be required to borrow from banks on an overnight or short-term basis, to fund settlement of positions. These loans are secured by assets that we control during the clearance and settlement process. For further information on how we manage these risks see “—Liquidity and Capital Resources.”

Formation and Acquisitions

We were formed in October 2006 through the combination of Eze Castle Software, a leading provider of software products to asset managers and financial intermediaries, and BNY Mellon’s institutional execution solutions, transition management, commission management and intermediary solutions businesses. At the time of our formation, we also agreed to acquire the electronic execution portion of BNY Mellon’s institutional execution solutions business and the acquisition of these businesses was completed in February 2008. The October 2006 combination, pursuant to which we were formed was funded through (i) equity investments by GTCR, BNY Mellon, the founders of Eze Castle Software and certain members of our management and (ii) a credit facility.

Since our formation, we have leveraged the customer base and strong technology backbone of our founding businesses and acquired several strategic businesses to transform our company into a leading provider of proprietary mission-critical software products and technology-enabled services to a broad range of asset managers and financial intermediaries globally. Since our formation, we have completed six successful acquisitions of technology-based companies, all of which have expanded our portfolio of product and service offerings and breadth of customers. These acquisitions have also resulted in additional development capabilities, enhancing our ability to internally develop cutting-edge products and services. These acquisitions are as follows:

•

We acquired LiquidPoint in July 2007 for a purchase price of $200.0 million. The acquisition contributed revenues of $44.4 million in 2008, an increase of $24.6 million, compared to $19.8 million for the period owned in 2007.

•

We acquired Cogent Consulting in November 2009 and acquired NorthPoint and Millennium in December 2009 for an aggregate purchase price of $62.2 million. The 2009 acquisitions contributed revenues of $38.9 million in 2010, an increase of $35.8 million, compared to $3.1 million for the period owned in 2009.

•

On December 31, 2010 we acquired RealTick and LDB Consulting for an aggregate purchase price of $87.8 million. Our 2010 consolidated statement of operations does not include post-acquisition results for these businesses.

Public Company Expenses

Beginning in 2010, our other non-operating expenses increased as we prepared for our initial public offering, or IPO. These costs were $2.8 million for the year ended December 31, 2010. Following this offering, we will incur additional selling, general and administrative expenses related to operating as a public company, such as increased legal and accounting expenses, the cost of an investor relations function, costs related to compliance with Section 404 of the Sarbanes-Oxley Act and increased director and officer insurance premiums.

Upon the completion of this offering, we expect to grant up to                      shares of our Class A common stock to our directors, officers and employees in the form of stock options, performance shares, performance unit awards, restricted shares or restricted stock awards. See “Management—Executive and Other Incentive Plans—2011 Equity Incentive Plan.”

Reorganization Transactions

In connection with this offering, we intend to consummate certain reorganization transactions. See “Organizational Structure” for further information.

Upon completion of the offering, we will become party to a tax receivable agreement with our existing investors. See “Certain Relationships and Related Party Transactions—Arrangements with ConvergEx Group and Our Existing Investors—Tax Receivable Agreement” for further information.

Results of Operations

The following analysis of consolidated operations and of reportable segments refers to the year ended December 31, 2010 compared to the year ended December 31, 2009, and the year ended December 31, 2009 compared to the year ended December 31, 2008. Revenues and the cost of revenues do not include reimbursement for certain expenses such as exchange fees, execution costs, and fees due to regulatory or governmental agencies. We do not present, or separately analyze, our tax provision or our effective tax rate. We were formed as a limited liability company, and for the periods presented nearly all of our businesses operated as disregarded entities for tax purposes.

Analysis of Summary Consolidated Operations for the Three Years Ended December 31, 2010

	Year Ended December 31,
	2010	2009	2008
Investment Technologies revenues	$326.2	$277.0	$280.8
Investment Services revenues	214.9	247.6	264.3
Corporate, other revenues and eliminations	(9.6)	(7.3)	1.6

Revenues	531.5	517.3	546.7

Expenses
Cost of revenues	142.3	136.5	163.7
Selling, general and administrative	178.9	173.4	187.0
Product development	48.8	41.8	37.7

Cash operating expenses	370.0	351.7	388.4
Restructuring	2.1	—	1.2
Amortization of acquisition-related intangible assets	78.4	69.2	68.9
Depreciation and amortization of fixed assets	15.3	12.8	11.4
Interest expense related to debt	93.9	79.4	84.7
Other non-operating (income) expenses	2.7	0.6	(5.2)

Total expenses	562.4	513.7	549.4

Income (loss) before income taxes	(30.9)	3.6	(2.7)

Net income (loss)	$(22.3)	$3.9	$(7.8)

Adjusted Net Income	$45.9	$47.4	$43.0
Percentage of revenues	8.6%	9.2%	7.9%

Adjusted EBITDA	$162.0	$165.9	$158.5
Percentage of revenues	30.5%	32.1%	29.0%

Adjusted Net Income and Adjusted EBITDA are non-GAAP measures; see “Selected Consolidated Financial Data” for a reconciliation to GAAP net income (loss).

Analysis of Consolidated Operations for the Year Ended December 31, 2010 Compared to December 31, 2009

	Year Ended December 31,		Change ($)	Change (%)
	2010	2009
Investment Technologies revenues	$326.2	$277.0	$49.2	17.8%
Investment Services revenues	214.9	247.6	(32.7)	(13.2)%
Corporate, other revenues and eliminations	(9.6)	(7.3)	(2.3)	31.5%

Revenues	531.5	517.3	14.2	2.7%

Expenses
Cost of revenues	142.3	136.5	5.8	4.2%
Selling, general and administrative	178.9	173.4	5.5	3.2%
Product development	48.8	41.8	7.0	16.7%

Cash operating expenses	370.0	351.7	18.3	5.2%
Restructuring	2.1	—	2.1	nm *
Amortization of acquisition-related intangible assets	78.4	69.2	9.2	13.3%
Depreciation and amortization of fixed assets	15.3	12.8	2.5	19.5%
Interest expense related to debt	93.9	79.4	14.5	18.3%
Other non-operating (income) expenses	2.7	0.6	2.1	350.0%

Total expenses	562.4	513.7	48.7	9.5%

Income (loss) before income taxes	(30.9)	3.6	(34.5)	nm

Net income (loss)	$(22.3)	$3.9	$(26.2)	nm

Adjusted Net Income	$45.9	$47.4	$(1.5)	(3.2)%
Percentage of revenues	8.6%	9.2%

Adjusted EBITDA	$162.0	$165.9	$(3.9)	(2.4)%
Percentage of revenues	30.5%	32.1%

*	not meaningful.

Adjusted Net Income and Adjusted EBITDA are non-GAAP measures; see “Selected Consolidated Financial Data” for a reconciliation to GAAP net income (loss).

Revenues were $531.5 million in 2010, an increase of $14.2 million or 2.7%, compared to $517.3 million in 2009. The RealTick and LDB Consulting acquisitions closed on December 31, 2010 and their results are not included in 2010. The Cogent Consulting, NorthPoint, and Millennium acquisitions closed in November and December 2009. These acquisitions contributed revenues of $38.9 million in 2010, an increase of $35.8 million, compared to $3.1 million for the period owned in 2009. Revenues from organic business decreased by $21.6 million during 2010. See the discussion of segment revenues below for a more detailed discussion of revenues. Within our Investment Services segment, cyclically weak investment activity in 2009 and 2010 negatively affected our Program and High Touch Execution business line most directly, as this business line is most influenced by changes in market volumes.

Cost of revenues was $142.3 million, or 26.8% of revenues in 2010, an increase of $5.8 million or 4.2%, compared to $136.5 million or 26.4% of revenues in 2009. This reflects increased costs for supporting additional revenues generated by the acquisitions partially offset by lower costs supporting lower organic revenues.

SG&A expenses were $178.9 million, or 33.7% of revenues in 2010, an increase of $5.5 million or 3.2%, compared to $173.4 million, or 33.5% of revenues in 2009. Costs increased related to technology infrastructure, user and regulatory fees, and a full year’s costs related to the 2009 acquisitions. Legal fees increased $1.7 million primarily because of the cost of defending against a lawsuit that alleges we and other defendants have, among other things, infringed patents owned by the plaintiff. SG&A compensation expense decreased by $0.5 million due to decreases in expenses related to certain employee retention programs originally implemented at our formation.

Product development expenses were $48.8 million, or 9.2% of revenues in 2010, an increase of $7.0 million or 16.7%, compared to $41.8 million, or 8.1% of revenues in 2009 due to increased investment in product development to support our Investment Technologies products. We increased the number of our employees working in technology, including product development, due to acquisitions and organic growth during 2010.

Compensation and benefits, our largest functional expense, was 41.6% of revenues in 2010 compared to 41.9% in 2009.

Restructuring of $2.1 million was recorded in 2010 relating to the reorganization of certain operations. Under this plan, we reduced our workforce by approximately 50 employees, or 5% of our total workforce. The majority of the reductions occurred within our Investment Services segment as a result of changing customer needs. The majority of the actions related to this plan were completed by the end of 2010.

Amortization of acquisition-related intangible assets increased in 2010 by $9.2 million, or 13.3%. This includes a $6.6 million impairment of a trade name that was determined by our annual impairment analysis. Amortization also increased due to the acquisitions that closed in December 2009.

Depreciation and amortization of fixed assets increased by $2.5 million or 19.5% in 2010 to $15.3 million from $12.8 million in 2009. This was comprised of an increase in amortization of internally developed software of $1.3 million to $5.8 million in 2010 from $4.5 million in 2009 and an increase of $1.2 million in depreciation of computer hardware and other fixed assets to $9.5 million in 2010 from $8.3 million in 2009.

Interest expense related to debt increased by $14.5 million or 18.3% to $93.9 million in 2010 compared to $79.4 million in 2009. In connection with refinancing our long-term debt we recorded $17.9 million of expense comprised of third party costs, the write-off of pre-existing unamortized deferred debt issuance costs and a call premium on the mezzanine debt, which was partially offset by lower interest rate swaps ineffectiveness, lower effective interest rates, and lower debt balances in 2010.

The acquisitions that closed in 2010 and 2009 were accounted for under the purchase accounting method prescribed in FASB Accounting Standards Codification (“ASC”) Topic 805 “Business Combinations” that we adopted in 2009. ASC 805 requires consideration that is contingent on post-acquisition performance, commonly referred to as “earn-outs,” to be recorded as a liability at acquisition. Subsequent adjustments to this estimate are recorded in income or expense. One of the acquisitions which closed in 2010 and two of the acquisitions which closed in 2009 included earn-outs contingent on performance through 2012. The estimated fair value of these earn-outs as of December 31, 2010 was $9.1 million but could be as high as $31.0 million if certain performance targets are achieved. Other non-operating expenses of $2.7 million in 2010 comprised $2.8 million in IPO preparation costs and $0.4 million in acquisition-related expenses net of $0.5 million in interest income. Acquisition-related expenses in 2010 included $1.9 million in transaction expenses net of $1.5 million in earn-out reversals. We did not incur IPO preparation costs in 2009.

Increases in cash operating expenses, restructuring, amortization of acquisition-related intangible assets and interest expense related to debt resulted in a loss before income tax of $30.9 million in 2010 compared to income before income taxes of $3.6 million in 2009.

Adjusted Net Income was $45.9 million, or 8.6% of revenues in 2010, a decrease of $1.5 million or 3.2%, compared to $47.4 million or 9.2% of revenues in 2009.

Adjusted EBITDA was $162.0 million, or 30.5% of revenues in 2010, a decrease of $3.9 million or 2.4%, compared to $165.9 million or 32.1% of revenues in 2009.

Segment Revenues for the Year Ended December 31, 2010 Compared to December 31, 2009

	Year Ended December 31,		Change ($)	Change (%)
	2010	2009
Investment Technologies revenues
Software Platforms	$169.7	$157.5	$12.2	7.7%
Electronic Execution Tools	92.0	83.1	8.9	10.7%
Intermediary Solutions	64.5	36.4	28.1	77.2%

Total Investment Technologies revenues	326.2	277.0	49.2	17.8%

Investment Services revenues
Transition Management	51.0	44.7	6.3	14.1%
Commission Management Services	87.5	90.0	(2.5)	(2.8)%
Program and High Touch Execution	76.4	112.9	(36.5)	(32.3)%

Total Investment Services revenues	214.9	247.6	(32.7)	(13.2)%

Corporate, other revenues and eliminations	(9.6)	(7.3)	(2.3)	31.5%

Revenues	$531.5	$517.3	$14.2	2.7%

Our Investment Technologies segment’s revenues increased to $326.2 million, an increase of $49.2 million or 17.8% over 2009. Our Investment Technologies segment’s revenues increased in each of its business lines in 2010 compared to 2009. Our Software Platforms business line’s revenues increased by $12.2 million or 7.7%. Eze OMS revenues increased due to the addition of new customers using the Eze OMS platform. We generated additional revenues of $2.8 million from the acquisition of Cogent Consulting in November 2009. Offsetting the increased revenues of our Software Platforms business line was a $5.2 million reduction in options routing revenues due to changes in the options market structure. Our Electronic Execution Tools business line’s revenues increased by $8.9 million or 10.7% principally driven by increased non-US revenues. Our Intermediary Solutions business line’s revenues increased by $28.1 million or 77.2%, with $33.0 of additional revenues from the acquisitions of NorthPoint and Millennium in December 2009, partially offset by a scheduled rate reduction aggregating $4.1 million agreed to with BNY Mellon at our formation.

Our Investment Services segment’s revenues decreased by $32.7 million or 13.2% in 2010. Our Transition Management business line’s revenues increased by $6.3 million, or 14.1%, due to continuing increased transition activity by asset owners. Our Commission Management Services business line’s revenues decreased by $2.5 million or 2.8% due to the planned phase-out of an alternative research product and reduction of revenues from commission recapture, which was partially offset by increased revenues related to payments under administration. Payments under administration increased to $269.9 million in 2010, an increase of $16.8 million compared to $253.1 million processed in 2009. Our Program and High Touch Execution business line experienced a $36.5 million or 32.3% decline in 2010. This was principally due to $15.7 million in lower program trading revenues due to one-time rate structure changes at certain customers in 2010 and $11.6 million in lower corporate actions revenues. Our Program and High Touch Execution business line was restructured in response to this revenue decline.

Segment Operating Results for the Year Ended December 31, 2010 Compared to December 31, 2009

	Year Ended December 31,				Change ($)	Change (%)
	2010	EBITDA Margin	2009	EBITDA Margin
Investment Technologies revenues	$326.2		$277.0		$49.2	17.8%
Investment Technologies EBITDA	108.4	33.2%	102.7	37.1%	5.7	5.6%

Investment Services revenues	214.9		247.6		(32.7)	(13.2)%
Investment Services EBITDA	69.1	32.2%	87.1	35.2%	(18.0)	(20.7)%

Total segment EBITDA	177.5	32.8%	189.8	36.2%	(12.3)	(6.5)%

Reconciliation of segment EBITDA to Adjusted EBITDA:
Corporate expenses	14.5		13.9		0.6	4.3%
Staff retention programs	1.0		10.0		(9.0)	(90.0)%

Adjusted EBITDA	162.0		165.9		(3.9)	(2.4)%

Reconciliation of Adjusted EBITDA to income (loss) before income taxes:
Depreciation and amortization of fixed assets	15.3		12.8		2.5	19.5%
Stock compensation expense	0.4		0.3		0.1	33.3%
Restructuring	2.1		—		2.1	nm
Amortization of acquisition-related intangible assets	78.4		69.2		9.2	13.3%
Interest expense related to debt	93.9		79.4		14.5	18.3%
Other non-operating (income) expenses	2.8		0.6		2.2	366.7%

Income (loss) before income taxes	$(30.9)		$3.6		$(34.5)	nm

Our Investment Technologies segment’s EBITDA increased by $5.7 million, or 5.6% in 2010 compared to 2009, while the EBITDA margin decreased to 33.2% from 37.1%. The decrease in margin rate is due to the aforementioned $5.2 million reduction in options, routing revenues and the $4.1 million rate reduction with BNY Mellon, lower average operating margins generated by the acquisitions completed in late 2009 as well as increased spending on product development in the organic businesses.

Our Investment Services segment’s EBITDA decreased by $18.0 million, or 20.7% in 2010 compared to 2009, while the EBITDA margin rate decreased to 32.2% from 35.2%. The decrease in margin rate resulted from revenues decreasing by 13.2% while compensation and benefits, the largest operating expense, only decreased by 6.2%. Compensation expense was reduced through restructuring and lower incentive compensation tied to revenue performance. The 2010 workforce reduction is expected to save approximately $9.1 million in compensation and benefits expense in 2011.

Corporate expenses increased by $0.6 million in 2010 to $14.5 million. Corporate expenses represent corporate overhead costs that are not allocated to operating segments. These principally comprise corporate executive costs and costs related to human resources, finance, legal, accounting, and other costs that do not directly support our reportable segments. Staff retention program expense decreased by $9.0 million. These programs were predominantly created at the time of our formation. Other non-operating expenses increased by $2.2 million, primarily due to costs incurred in preparing for our IPO, which were $2.8 million in 2010. IPO preparation costs were zero in 2009.

Analysis of Consolidated Operations for the Year Ended December 31, 2009 Compared to December 31, 2008

	Year Ended December 31,		Change ($)	Change (%)
	2009	2008
Investment Technologies revenues	$277.0	$280.8	$(3.8)	(1.4)%
Investment Services revenues	247.6	264.3	(16.7)	(6.3)%
Corporate, other revenues and eliminations	(7.3)	1.6	(8.9)	nm

Revenues	517.3	546.7	(29.4)	(5.4)%
Expenses
Cost of revenues	136.5	163.7	(27.2)	(16.6)%
Selling, general and administrative	173.4	187.0	(13.6)	(7.3)%
Product development	41.8	37.7	4.1	10.9%

Cash operating expenses	351.7	388.4	(36.7)	(9.4)%
Restructuring	—	1.2	(1.2)	nm
Amortization of acquisition-related intangible assets	69.2	68.9	0.3	0.4%
Depreciation and amortization of fixed assets	12.8	11.4	1.4	12.3%
Interest expense related to debt	79.4	84.7	(5.3)	(6.3)%
Other non-operating (income) expenses	0.6	(5.2)	5.8	nm

Total expenses	513.7	549.4	(35.7)	(6.5)%

Income (loss) before income taxes	3.6	(2.7)	6.3	nm

Net income (loss)	$3.9	$(7.8)	$11.7	nm

Adjusted Net Income	$47.4	$43.0	$4.4	10.2%
Percentage of revenues	9.2%	7.9%
Adjusted EBITDA	$165.9	$158.5	$7.4	4.7%
Percentage of revenues	32.1%	29.0%

Adjusted Net Income and Adjusted EBITDA are non-GAAP measures. See “Selected Consolidated Financial Data” for a reconciliation to GAAP net income (loss).

Revenues decreased by 5.4% in 2009 compared to 2008 due to weak economic conditions in the United States and the severe credit crisis in the global financial markets. The acquisitions completed in November and December 2009 contributed $3.1 million to 2009 revenues. The acquisitions completed in 2008 occurred at the beginning of February such that the 2009 results are comparable to the 2008 results except as noted elsewhere in the results of operations discussion. As a result of the market turmoil in 2008, we temporarily benefited from increased activity levels, in part as customers sought to outsource services to a non-conflicted service provider. See the discussion of segment revenues below for a more detailed discussion of revenues.

Cost of revenues was $136.5 million, or 26.4% of revenues in 2009, a decrease of $27.2 million or 16.6%, compared to $163.7 million or 29.9% of revenues in 2008. Transaction expenses were reduced by $19.5 million in 2009, driven by cost savings programs implemented during 2008. Other operating expenses decreased by $5.3 million in 2009, which included a decline in the above-average level of trading errors in 2008 associated with market turmoil during the peak of the credit crisis.

SG&A expenses were $173.4 million, or 33.5% of revenues in 2009, a decrease of $13.6 million, or 7.3%, compared to $187.0 million, or 34.2% of revenues in 2008. This reflects a decrease in compensation and benefits of $8.5 million, including a $5.9 million decrease in staff retention programs expense, and a decrease in other operating expenses of $4.8 million.

Product development expenses were $41.8 million, or 8.1% of revenues in 2009, an increase of $4.1 million or 10.9%, compared to $37.7 million or 6.9% of revenues in 2008 due to increased investment in new product development, and enhancements of our existing technology to support our Investment Technologies products.

Compensation and benefits, our largest functional expense, was $216.8 million, or 41.9% of revenues in 2009, compared to $220.5 million, or 40.3% of revenues in 2008.

Amortization of acquisition-related intangibles increased by $0.3 million in 2009 when compared to 2008 as a result of the full year effect of the 2008 acquisitions completed in February of that year and the amortization attributable to the 2009 acquisitions that closed in late 2009. There were no intangible asset or goodwill impairments in either year.

Depreciation and amortization of fixed assets increased by $1.4 million or 12.3% in 2009 to $12.8 million from $11.4 million 2008. This was comprised of an increase in amortization of internally developed software of $1.0 million to $4.5 million in 2009 from $3.5 million in 2008 and an increase of $0.4 million in depreciation of computer hardware and other fixed assets to $8.3 million in 2009 from $7.9 million in 2008.

Interest expense related to debt decreased due to lower average outstanding debt.

The acquisitions that closed in December of 2009 were accounted for under the purchase accounting method prescribed in ASC 805 “Business Combinations” that we adopted in 2009. Two of the three acquisitions that closed in 2009 included earn-outs contingent on performance through 2011. The fair value of these earn-outs was initially recorded in 2009 as $13.2 million, but actual payouts could be as high as $42.0 million if certain performance targets are achieved. Other non-operating expense was $0.6 million in 2009 and consisted of $1.0 million of expenses which were acquisition related and $0.4 million of interest income. Other non-operating income was $5.2 million in 2008 and was primarily interest income.

The $36.7 million reduction in cash operating expenses more than offset the $29.4 million reduction in revenues, but was partially offset by an increase in depreciation and amortization of fixed assets of $1.4 million. Consequently, results improved by $6.3 million, with 2009 reporting income before income taxes of $3.6 million compared to a loss before income taxes of $2.7 million in 2008.

Adjusted Net Income was $47.4 million, or 9.2% of revenues in 2009, an increase of $4.4 million or 10.2%, compared to $43.0 million or 7.9% of revenues in 2008.

Adjusted EBITDA was $165.9 million, or 32.1% of revenues in 2009, an increase of $7.4 million or 4.7%, compared to $158.5 million, or 29.0% of revenues in 2008.

Segment Revenues for the Year Ended December 31, 2009 Compared to December 31, 2008

	Year Ended December 31,		Change ($)	Change (%)
	2009	2008
Investment Technologies revenues
Software Platforms	$157.5	$147.7	$9.8	6.6%
Electronic Execution Tools	83.1	93.0	(9.9)	(10.6)%
Intermediary Solutions	36.4	40.1	(3.7)	(9.2)%

Total Investment Technologies revenues	277.0	280.8	(3.8)	(1.4)%

Investment Services revenues
Transition Management	44.7	40.6	4.1	10.1%
Commission Management Services	90.0	101.7	(11.7)	(11.5)%
Program and High Touch Execution	112.9	122.0	(9.1)	(7.5)%

Total Investment Services revenues	247.6	264.3	(16.7)	(6.3)%

Corporate, other revenues and eliminations	(7.3)	1.6	(8.9)	nm

Revenues	$517.3	$546.7	$(29.4)	(5.4)%

Our Investment Technologies segment’s revenues decreased by $3.8 million or 1.4% in 2009 compared to 2008. Our Software Platforms business line’s revenues increased $9.8 million or 6.6% during 2009 due to increases in the number of customers using the Eze OMS platform and increased pricing for some services, partially offset by certain hedge fund customer closures as a result of the 2008 financial crisis. Incremental revenues of $0.5 million were generated by the acquisition of Cogent Consulting in the fourth quarter. Our Electronic Execution Tools business line’s revenues decreased $9.9 million or 10.6% in 2009 due to decreased activity among our existing customers partially offset by new customer sales. The decline reflected broader industry trends, particularly in international markets where revenues are based on the value of transactions, which were depressed due to asset valuation declines. Our Intermediary Solutions business line’s revenues decreased by $3.7 million or 9.2% due to a re-pricing agreed to in 2009 with one of our larger customers, partially offset by $2.6 million in revenues contributed by the acquisition of NorthPoint and Millennium in the fourth quarter of 2009 and increased revenues from our ATS platforms as the number of customers utilizing this technology increased.

Our Investment Services segment’s revenues decreased by $16.7 million or 6.3% in 2009. Our Transition Management business line’s revenues increased by $4.1 million or 10.1% due to an increase in transition and asset re-allocation activities among asset owners. Our Commission Management Services business line’s revenues decreased by $11.7 million or 11.5% on lower commission recapture revenues and a shift in the business model resulting in both lower revenues and expenses. Additionally, activity among our customers decreased in 2009 compared to 2008 and one of our commission management products was being phased out of the marketplace. Payments under administration declined to $253.1 million in 2009, a decrease of $12.6 million compared to $265.7 million processed in 2008. Our Program and High Touch Execution business line is most closely correlated to changes in market volumes and experienced a $9.1 million or 7.5% revenue decline in 2009 due to lower activity levels among our customers, which reflected broader industry trends.

Segment Operating Results for the Year Ended December 31, 2009 Compared to December 31, 2008

	Year Ended December 31,				Change ($)	Change (%)
	2009	EBITDA Margin	2008	EBITDA Margin
Investment Technologies revenues	$277.0		$280.8		$(3.8)	(1.4)%
Investment Technologies EBITDA	102.7	37.1%	95.0	33.8%	7.7	8.1%

Investment Services revenues	247.6		264.3		(16.7)	(6.3)%
Investment Services EBITDA	87.1	35.2%	93.6	35.4%	(6.5)	(6.9)%

Total Segment EBITDA	189.8	36.2%	188.6	34.6%	1.2	0.6%

Reconciliation of segment EBITDA to Adjusted EBITDA:
Corporate expenses	13.9		14.2		(0.3)	(2.1)%
Staff retention programs	10.0		15.9		(5.9)	(37.1)%

Adjusted EBITDA	165.9		158.5		7.4	4.7%

Reconciliation of Adjusted EBITDA to income (loss) before income taxes:
Depreciation and amortization of fixed assets	12.8		11.4		1.4	12.3%
Stock compensation expense	0.3		0.2		0.1	50.0%
Restructuring	—		1.2		(1.2)	nm
Amortization of acquisition-related intangible assets	69.2		68.9		0.3	0.4%
Interest expense related to debt	79.4		84.7		(5.3)	(6.3)%
Other non-operating (income) expenses	0.6		(5.2)		5.8	nm

Income (loss) before income taxes	$3.6		$(2.7)		$6.3	nm

Our Investment Technologies segment’s EBITDA increased by $7.7 million or 8.1% in 2009 compared to 2008 and the EBITDA margin increased to 37.1% from 33.8%. The increase in margin was primarily related to a streamlining of the BNY Mellon electronic execution businesses acquired in 2008 and other efficiencies realized through expense reduction efforts which exceeded the $3.8 million decline in revenues.

Our Investment Services segment’s EBITDA decreased by $6.5 million or 6.9% in 2009 compared to 2008. The EBITDA margin rate decreased slightly to 35.2% despite a decrease of $16.7 million or 6.3% in revenues. Transactional expenses decreased by $5.0 million, or 10.3%. Compensation and benefits decreased by $1.5 million while increasing as a percentage of revenues to 33.6% from 32.1%. Other direct costs decreased by $2.6 million primarily due to reduced trading errors.

Corporate expenses decreased by $0.3 million to $13.9 million in 2009 compared to 2008. Corporate expenses represent corporate overhead costs that are not allocated to operating segments. The cost of staff retention programs decreased by $5.9 million 2009 compared to 2008. These programs were created at the time of our formation. Other non-operating expenses were $0.6 million in 2009 and were acquisition-related. Other non-operating income was $5.2 million in 2008 and was primarily interest income.

International Revenues

We define international revenues as revenues from customers located outside of the United States and revenues from domestic customers utilizing our software products and technology-enabled services to execute transactions internationally. We do not separately accumulate and review asset information reimbursed expense revenues or expenses by geography.

	Year Ended December 31,
	2010	2009	2008
As a percentage of total revenues
Domestic revenues	77.1%	74.2%	73.6%
International revenues	22.9	25.8	26.4

Revenues	100.0%	100.0%	100.0%

International revenues
Investment Technologies
Software Platforms	$14.9	$12.8	$17.0
Electronic Execution Tools	50.8	43.6	47.7
Intermediary Solutions	—	—	—

Segment international revenues	65.7	56.4	64.7

Percentage of segment revenues	20.1%	20.4%	23.0%

Investment Services
Transition Management	31.0	25.6	22.7
Commission Management Services	6.2	7.2	8.3
Program and High Touch Execution	18.6	44.2	43.2

Segment international revenues	55.8	77.0	74.2

Percentage of segment revenues	26.0%	31.1%	28.1%

Corporate international revenues	—	—	5.2

Total international revenues	$121.5	$133.4	$144.1

Recent conditions in the financial markets have been more severe internationally than in the United States. Sovereign debt concerns in Europe in 2010 contributed to continuing international difficulties. International transaction-based revenues usually are priced based on the underlying notional values, rather than the volume of securities processed, as is the case in the United States. Nevertheless, international revenues excluding revenues from our Program and High Touch Execution business line grew by 15% in 2010. During 2010, the Eze OMS platform saw 21% of its customer growth coming from outside the United States. The Non-US Equity Program trading activities within our Program and High Touch Execution business line were restructured in 2010 in response to reduced revenues.

We believe international markets present a significant growth opportunity. During 2010, we expanded our international customer facing presence, opening offices in Singapore and Australia, and expanded in Hong Kong and London. RealTick has traditionally focused on serving customers in the United States and had a limited presence in Europe and none in Asia. We believe there are significant international opportunities for the RealTick business.

We maintain a limited physical presence internationally, with foreign locations principally staffed by customer support and sales functions. During 2010, the full-time staff employed in our foreign offices increased by 13 to approximately 60 out of a total staff count of 1,200. Our international customer-facing teams are supported by our centralized operations. This model is expected to enable us to generate strong incremental margins because of minimal incremental cost. See “Risk Factors—As part of our strategy, we operate in foreign markets and seek to expand our foreign business operations, which add risks not present in our domestic operations.”

Liquidity and Capital Resources

Liquidity

Our primary source of liquidity is cash provided by operations and cash provided by our revolving credit facilities. Our liquidity requirements result from our working capital needs, which include clearing and settlement activities, as well as our regulatory capital needs. A substantial portion of our assets are liquid, consisting of cash and cash equivalents or assets readily convertible into cash. Excess cash is principally invested in U.S. government money market mutual funds, other money market mutual funds, U.S. Treasury bills or certificates of deposit.

Our principal liquidity requirements relate to unsettled customer delivery versus payment and transactions with non-standard settlement cycles, as well as deposit requirements with clearing organizations. One of our broker-dealer subsidiaries maintains uncommitted secured and unsecured borrowing arrangements to obtain funding necessary to cover daily securities settlements with clearing corporations. There was $245.0 million and $265.0 million available through affiliates and non-affiliates under these arrangements, respectively, as of December 31, 2010 and December 31, 2009. No amounts were outstanding at December 31, 2010 or 2009, respectively. The broker-dealer subsidiary also has a $25.0 million floating rate committed revolving term subordinated note with BNY Mellon due on December 15, 2013 which is available for its regulatory capital needs. There was no outstanding balance on this note as of December 31, 2010.

Another one of our broker-dealer subsidiaries meets overnight financing requirements for international unsettled customer delivery versus payment transactions and differing local settlement cycles through uncommitted overdraft agreements with various local clearing settlement agents and funds deposit requirements with pledged collateral consisting of cash deposit accounts and cash equivalents.

Borrowings

In December 2010, we entered into credit agreements with a syndicated group of creditors. We obtained $610.0 million of first lien debt and $140.0 million of second lien debt and entered into a $100.0 million senior secured revolving line of credit. Proceeds from the credit agreements were used to repay the indebtedness under the then existing credit agreements, which was scheduled to be repaid in 2013 and 2014. The refinancing extended the maturity and improved the covenants and interest rate pricing terms. The credit agreements contain certain restrictive covenants, including financial covenants consisting of a leverage ratio and an interest coverage ratio. As of December 31, 2010, we were in compliance with the financial and other covenants of these credit agreements. In connection with this offering, we expect to repay a portion of the first lien term loan facility. See “Use of Proceeds,” “Unaudited Pro Forma Financial Information” and “Description of Indebtedness” for further information.

The table below provides information at December 31, 2010 concerning our credit agreements:

	Total Capacity	Outstanding	Unused Available Capacity	Interest Rate	Maturity
Facility
First lien debt	$610.0	$610.0	$—	LIBOR + 3.75%	December 17, 2016
Second lien debt	140.0	140.0	—	LIBOR + 7.00%	December 17, 2017

Total term debt	750.0	750.0	—
Revolver	100.0	—	100.0	LIBOR + 3.75%	December 17, 2015

Total	$850.0		$100.0

Deferred financing costs		(21.5)
Original issue discount		(9.9)
Amounts payable within one year		(4.9)

Long-term debt, net		$713.7

The revolving line of credit was not used during 2010. In connection with our borrowings, we have entered into various interest rate swaps. See “—Quantitative and Qualitative Disclosure about Market Risk—Interest Rate Risk” for further information.

Cash Flows

We believe that our cash on hand and cash flows from operations, combined with borrowings available under our credit facilities, will be sufficient to enable us to meet our current and anticipated cash operating requirements, working capital and capital expenditures needs.

The table below, for the periods indicated, provides selected consolidated cash flow information:

	Year Ended December 31,
	2010	2009	2008
Net cash provided by operating activities	$11.9	$89.0	$43.6
Net cash (used in) provided by investing activities	(94.7)	(50.2)	71.2
Net cash (used in) provided by financing activities	(36.6)	(109.3)	36.6

Net (decrease) increase in cash	(119.4)	(70.5)	151.4
Cash and cash equivalents, beginning of the period	287.6	358.1	206.7

Cash and cash equivalents, end of the period	$168.2	$287.6	$358.1

Cash Flows from Operating Activities

Our cash flows from operating activities represent the most significant source of funding for our operations. The major uses of our operating cash include funding payroll (salaries, commissions, bonuses and benefits) and general operating expenses (including computer and telecommunications, office rent, legal and professional expenses and marketing).

Changes in assets and liabilities related to securities transactions can affect net cash provided by operating activities. These items include (i) restricted cash and securities, (ii) receivables related to securities transactions, (iii) payables related to securities transactions and (iv) commission management payables. The table below presents the impact of this activity on cash flows from operating activities for the periods indicated:

	Year Ended December 31,
	2010	2009	2008
Net income (loss)	$(22.3)	$3.9	$(7.8)
Adjustments to reconcile net income (loss) to net cash provided by operating activities	114.7	92.2	95.0

Net income adjusted to reconcile net income (loss) to net cash provided by operating activities	92.4	96.1	87.2
Change in securities clearing assets and liabilities	(61.7)	12.4	20.7
Change in other balance sheets accounts	(18.8)	(19.5)	(64.3)

Net cash provided by operating activities	$11.9	$89.0	$43.6

Cash provided by operating activities in 2010 was $11.9 million. Net income adjusted to reconcile net income (loss) to net cash provided by operating activities contributed $92.4 million. This comprised Adjusted EBITDA of $162.0 million offset by $63.0 million of cash interest paid, $0.8 million of cash taxes paid and $5.8 million of net expense and other adjustments not included in Adjusted EBITDA. Changes in balance sheet accounts related to securities transactions used cash of $61.7 million primarily due to transaction levels being funded from cash on hand on December 31, 2010 relative to December 31, 2009, as well as increases in certain restricted deposits on December 31, 2010 relative to December 31, 2009 and net assets related to commission management. Changes in other balance sheet accounts used cash of $18.8 million due to the termination of swaps in 2010 and the funding of certain deferred compensation plans, which were partially offset by increases in general payables.

Cash provided by operating activities in 2009 was $89.0 million. Net income adjusted to reconcile net income (loss) to net cash provided by operating activities contributed $96.1 million. This comprised Adjusted EBITDA of $165.9 million offset by $69.6 million of cash interest paid and $2.8 million of cash taxes paid, augmented by $2.6 million of net income and other adjustments not included in Adjusted EBITDA. Changes in balance sheet accounts related to securities transactions provided cash of $12.4 million primarily due to the reduction of certain restricted deposits on December 31, 2009 relative to December 31, 2008. Changes in other balance sheet accounts used cash of $19.5 million primarily due to decreases in general accounts payable and compensation accruals, as well as increases in accounts receivable and accrued revenues.

Cash provided by operating activities in 2008 was $43.6 million. Net income adjusted to reconcile net income (loss) to net cash provided by operating activities contributed $87.2 million. This comprised Adjusted EBITDA of $158.5 million offset by $78.4 million of cash interest paid and $1.4 million of cash taxes paid, augmented by $8.5 million of net income and other adjustments not included in Adjusted EBITDA. Changes in balance sheet accounts related to securities transactions provided cash of $20.7 million primarily due to the release of cash from acquired entities. Changes in other balance sheet accounts used cash of $64.3 million primarily due to payments made by acquired entities to satisfy acquired liabilities.

From time to time, we may use revolving lines of credit or uncommitted liquidity arrangements to fund temporary needs related to the security clearing activities of our broker-dealer subsidiaries. There were no balances outstanding on these facilities at December 31, 2010, 2009 or 2008.

Cash Flows from Investing Activities

Net cash used in investing activities in 2010 was $94.7 million. This includes payment of $74.6 million net of cash acquired for the acquisitions of RealTick and LDB Consulting. Purchases of fixed assets and capitalized internally developed software were $20.1 million.

Net cash used in investing activities in 2009 was $50.2 million. This includes payment of $38.6 million net of cash acquired for the acquisitions of NorthPoint, Millennium and Cogent Consulting. Other capital expenditures totaled $11.6 million net.

Net cash provided by investing activities in 2008 was $71.2 million. This was principally comprised of the release of $100.0 million held in escrow since our formation in 2006 to fund the acquisition of the electronic execution portion of BNY Mellon’s institutional execution solutions business. Consequently, cash paid for the acquisition, net of cash acquired, was $15.7 million. Purchases of fixed assets and capitalized internally developed software were $13.1 million.

See Note 3 to our consolidated financial statements for additional information regarding our acquisitions.

Cash Flows from Financing Activities

Net cash used in financing activities in 2010 was $36.6 million. This was primarily comprised of $8.1 million of tax distributions to members, $13.5 million of debt issuance costs and debt repayments in excess of debt issuance of $10.7 million.

Net cash used in financing activities in 2009 was $109.3 million. This was primarily comprised of debt repayments of $105.0 million that included a $15.0 million pay down of long-term debt, a repayment of $15.0 million of subordinated notes and the $75.0 million revolver repayment.

Net cash provided by financing activities in 2008 was $36.6 million. This primarily comprised borrowing $75.0 million under our revolver and borrowing $15.0 million in subordinated notes, partially offset by repayments of $30 million on long-term debt and acquisition-related contingent consideration payments of $19.5 million. We borrowed the $90.0 million as a precautionary measure to ensure adequate liquidity during the financial crisis and repaid it in 2009.

Income Taxes

We were formed on October 2, 2006. We are indemnified by BNY Mellon and the former shareholders of Eze Castle Software for any taxes due with respect to periods prior to our formation, as well as indemnified by the former owners of any acquired businesses for periods prior to the acquisition of their respective businesses. Prior to our formation, our taxable income was included in the income tax returns of BNY Mellon. Any changes to the federal, state, local, or foreign tax positions, either favorable or unfavorable, for periods prior to our formation are the responsibility of either BNY Mellon or the former Eze Castle Software stockholders. Accordingly, we have not established any tax reserves or tax assets with respect to federal, state, local, or foreign income taxes for the tax period ended October 2, 2006.

Subsequent to our formation, we filed our own U.S. federal, state and foreign returns predominately as partnerships. We are headquartered in the United States and are routinely examined by the IRS as part of the IRS U.S. federal income tax audit process and are also examined by the tax authorities in the U.S. states and foreign countries in which we conduct business. The tax years under audit examination vary by tax jurisdiction. We and certain subsidiaries have completed an IRS audit for the year ended December 31, 2006.

We regularly consider the likelihood of assessments in each of the jurisdictions resulting from examinations. To the extent we determine the existence of a potential tax assessment in particular tax jurisdictions and that such assessments are not covered by tax indemnity, we have established tax reserves which we believe are adequate in relation to the potential assessments. Once established, reserves are adjusted as more information becomes available, when an event occurs necessitating a change to the reserves or the statute of limitations for the relevant taxing authority to examine the tax position has expired. The resolution of tax matters should not have a material effect on our consolidated financial condition or on our results of operations for any particular future period.

Immediately subsequent to our formation, certain operating assets of the former Eze Castle Software business were transferred from Eze Castle Software to another indirect, wholly-owned subsidiary, ConvergEx Group, in exchange for membership interests of ConvergEx Group. This transfer resulted in our recording a deferred tax liability for the difference between the book and tax basis of the membership interests. This liability approximated $92.1 million and $99.6 million at December 31, 2010 and December 31, 2009, respectively.

Contractual Commitments

The following table summarizes our obligations and commitments to make future payments under debt and other obligations as of December 31, 2010.

	By Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Long-term debt(1)	$750.0	$6.1	$12.2	$12.2	$719.5
Capital lease obligations	3.1	0.7	1.8	0.6	—
Operating lease obligations(2)	28.6	7.4	12.3	7.1	1.8

Total	$781.7	$14.2	$26.3	$19.9	$721.3

(1)	See “—Borrowings” for further information concerning and long-term debt.

(2)

We lease office space and certain equipment under non-cancelable operating lease arrangements. Rent expense under these leases and other occupancy costs totaled $10.7 million for the year ended December 31, 2010. Sublease revenues were $4.1 million for the year ended December 31, 2010. We are obligated under non-cancelable operating leases to pay the minimum rentals set forth above, which are reduced by sublease rental payments. The operating leases are subject to periodic escalation charges. Our operating leases expire on various dates through August 2017, and the subleases expire on August 2015.

Off-Balance Sheet Arrangements

See Note 15, Off Balance-Sheet Credit Risk, to our consolidated financial statements for additional Information and “—Quantitative and Qualitative Disclosure About Market Risk—Off-Balance Sheet Credit Risk” for a discussion of off-balance sheet arrangements.

Critical Accounting Policies

Management’s discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements and related notes, which have been prepared in accordance with accounting principles generally accepted in the United States. We review the accounting policies used in reporting our financial results on a regular basis. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent liabilities.

On an ongoing basis, we evaluate the process we use to develop estimates. We base our estimates on historical experience and on other information that we believe is reasonable for making judgments at the time the estimates are made. Actual results may differ from our estimates due to actual outcomes being different from those on which we based our assumptions.

We believe the following accounting policies contain the more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

Our revenues are comprised of operating revenues and expense reimbursements for certain expenses such as exchange fees and fees due to regulatory or governmental agencies. Expense reimbursement revenue is recognized in the same period as the associated cost and is borne by our customers.

Our revenues are generated from fees for providing software and services to our customers. We recognize revenue when all of the following criteria are met: (i) persuasive evidence of a legally binding arrangement with a customer exists, (ii) delivery has occurred, (iii) the fee is deemed fixed or determinable and free of contingencies or significant uncertainties and (iv) collection is probable. We adjust revenues in situations where customer concessions, rebates or volume-based discounts may be offered. The primary types of revenues are as follows:

Software Fees

We earn revenues from the installation, license, support and maintenance of software products.

Term Licenses

License agreements for software products are generally fixed-term licenses and include provisions that, among other things, allow customers to receive unspecified future software upgrades for no additional fee for the term of the agreement. Fixed term subscription software licenses generally include an initial term of one to three years and automatically renew, unless affirmatively canceled by us or our customer.

We have not established vendor specific objective evidence (“VSOE”), of fair value for the components of fixed-term licenses, which are typically priced as a combined periodic fee. Therefore, software installation and license fees are recognized ratably over the remainder of the contract term after the software has been installed and the service is being delivered. If a license agreement includes an acceptance provision, license revenue recognition does not commence until the earlier of the receipt of acceptance from the customer or, if not notified by the customer to cancel the license agreement, the expiration of the acceptance period. We record deferred revenues for all billings invoiced prior to revenue recognition.

Perpetual Licenses

In limited circumstances, we also enter into perpetual licenses for certain software products. We allocate revenues to delivered components, normally the license component of the arrangement, using the residual method, based on VSOE of fair value of the undelivered elements (generally the maintenance and professional services components), which is specific to us. We determine the fair value of the undelivered elements based on the historical evidence of stand-alone sales of these elements to third parties and/or renewal rates. If VSOE of fair value does not exist for any undelivered elements, then the entire arrangement fee is deferred until delivery of that element has occurred.

Service Fees

We provide trade execution, connectivity, routing, data integration, commission management, and other services to customers using our technology infrastructure. We typically enter into agreements with customers to provide services on a fee for services basis. The fees are generally calculated based on transactions processed through our systems or technology-enabled services and may include periodic minimum usage fees or be charged in addition to software fees.

Customers are offered the opportunity to initiate transactions directly through software provided by us or through interfaces to customer systems provided by us. Alternatively, we can initiate transactions on the customer’s behalf. Revenues related to securities transactions are generally recognized on a trade date basis. Fees are collected directly from the customer’s account on settlement date or billed monthly in arrears.

We also charge sweep fees related to deposits or balances maintained by customers. Sweep fees are determined based on the difference between what we earn or pay related to the balance relative to what we pay to, or are paid by, the customer on an accrual basis.

Certain customers are permitted to allocate a portion of their gross fees to pay for independent research products and other services. The amounts allocated for those purposes are referred to as client commission arrangements.

The cost of independent research and customer directed arrangements is accounted for on an accrual basis. Fee revenue is recorded when earned on a transaction date basis. Third party payments made pursuant to client commission arrangements are netted against fee revenue as the third party activity is customer selected and provided directly to the customer by the third party. Prepaid research, net of allowance, is included in receivables related to securities transactions, while accrued payables related to client commission arrangements are classified as commission management payable on the consolidated balance sheets.

Product Development and Software Capitalization

We account for product development costs in accordance with several accounting pronouncements, including ASC Subtopic 730-10, “Research and Development,” and ASC Subtopic 985-730, “Software-Research and Development.” ASC Subtopic 730-10 requires that research and development costs generally be expensed as incurred. ASC Subtopic 985-730 specifies that costs incurred in researching and developing a computer software product should be charged to expense until technological feasibility has been established for the product. Once technological feasibility is established, all software costs should be capitalized until the product is available for general release to customers. Judgment is required in determining when technological feasibility of a product is established. Costs incurred after technological feasibility is established have not been material, and accordingly, we have expensed all research and development costs when incurred. Product development costs for the years ended December 31, 2010, 2009 and 2008 were $48.8 million, $41.8 million, and $37.7 million, respectively.

Business Combinations and Contingent Consideration

When we acquire businesses, we allocate the purchase price to tangible assets and liabilities and identifiable intangible assets acquired. Any residual purchase price is recorded as goodwill. The allocation of the purchase price requires management to make significant estimates in determining the fair values of assets acquired and liabilities assumed, especially with respect to intangible assets. These estimates are based on historical experience and information obtained from the management of the acquired companies. These estimates can include, but are not limited to, the cash flows that an asset is expected to generate in the future, the appropriate weighted-average cost of capital, and the cost savings expected to be derived from acquiring an asset. These estimates are inherently uncertain and unpredictable. In addition, unanticipated events and circumstances may occur which may affect the accuracy or validity of such estimates. We adopted ASC 805 “Business Combinations” in 2009. ASC 805 requires consideration that is contingent on post-acquisitions performance, commonly referred to as “earn-outs” to be recorded as a liability at fair value at acquisition. The estimated fair value of these earn-outs as of December 31, 2010 was $9.1 million, but could be as high as $31.0 million if certain performance targets are achieved. Subsequent adjustments to this estimate are recorded as income or expense.

Goodwill and Impairment of Long-Lived Assets

We review our goodwill for impairment annually on May 1 and more frequently if an event or circumstance indicates that an impairment loss has occurred. We are required to test our goodwill for impairment at the reporting unit level. We have determined that we had two reporting units as of December 31, 2010. The test for goodwill impairment is a two-step process. The first step compares the fair value of each reporting unit with its respective carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of our reporting unit is considered not impaired, thus the second step of the impairment test is unnecessary. The second step, used to measure the amount of impairment loss, compares the implied fair value of each reporting unit’s goodwill with the respective carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss shall be recognized in an amount equal to that excess. Determining the fair value of a reporting unit is subjective and requires judgment at many points during the test including the development of future revenue and expense forecasts used to calculate future cash flows, the selection of risk-adjusted discount rates, and determination of market comparable entities.

We review our other long-lived assets including property and equipment and other intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Determining whether an impairment trigger has occurred is subjective and requires judgment. Our recoverability test compares the assets’ carrying amount to their expected future undiscounted net cash flows. We estimate future revenue and expense amounts to calculate future cash flows. In 2010 we recorded a $6.6 million impairment of a trade name that was determined by our annual impairment analysis. We believe our forecast revenue and expense amounts are reasonable but forecast amounts are inherently uncertain and unpredictable.

Quantitative and Qualitative Disclosure about Market Risk

Market Risk

We are exposed to market risk primarily from changes in interest rates, foreign currency exchange rates and equity prices for securities being cleared that are not received or delivered in the normal settlement cycle. In managing exposure to these fluctuations, we may engage in various hedging transactions that have been authorized according to documented policies and procedures. On a limited basis, we use certain derivative financial instruments, including interest rate swaps, to manage these risks. We do not use derivatives for trading purposes, to generate income or to engage in speculative activity. We use foreign currency forward contracts to economically hedge our foreign currency denominated cash balances. These derivatives are not classified as hedges. Our capital costs are directly linked to financial and business risks. We seek to manage the potential negative effects from market volatility and market risk. It is our policy to manage our debt structure in order to manage capital costs, control financial risks and maintain financial flexibility over the long term.

Interest Rate Risk

We have entered into various interest rate swaps (“Interest Rate Hedges”) to offset the variability of cash flows related to our floating rate debt. Interest rate swaps are used for purposes of controlling interest expense by managing the mix of fixed and floating rate debt. We do not seek to make a profit from changes in interest rates. We manage interest rate sensitivity by measuring potential increases in interest expense that would result from a probable change in interest rates. When the potential increase in interest expense exceeds an acceptable amount, we reduce risk through the purchase of derivatives.

In the aggregate, we maintained Interest Rate Hedges with notional values of $200.0 million as of December 31, 2010. With respect to the Interest Rate Hedges, we pay a weighted averaged fixed annual rate of 4.74% and receive the 3-month LIBOR rate. We settle with our counterparties on a net basis each quarter. All Interest Rate Hedges currently expire on September 30, 2011. The fair value of the Interest Rate Hedges represented a liability of $6.5 million at December 31, 2010.

From time to time, we enter into additional interest rate swaps (“Other Interest Rate Swaps”) to offset the variability in cash flows that occurs when interest payments due on debt are due at different times than payments due from the Interest Rate Hedges. We entered into two such contracts in 2010 for three to six month periods. We use the Other Interest Rate Swaps as economic hedges but have not designated the Other Interest Rate Swaps as hedges. At December 31, 2010, the fair value of Other Interest Rate Swaps was negligible. Income or expense related to changes in fair value of Other Interest Rate Swaps, if any, is recorded as interest expense related to debt on the consolidated statement of operations.

As of December 31, 2010, each change of 1% in interest rates would result in not more than a $5.5 million change in our annual interest expense on the un-hedged portion of our borrowings and not more than a $1.0 million change in our annual interest expense on our revolving loan borrowing, assuming the entire $100.0 million was outstanding.

Equity Price Risk

Equity price risk results from exposure to changes in the prices of equity securities. We engage in transactions with customers and broker-dealers (“Counterparties”) that may not settle on the contractual date (“Failed Trades”). If the Counterparty to a Failed Trade does not subsequently settle the trade, equity price risk can arise from liquidating the position. Accordingly, we maintain policies and procedures regarding the confirmation of all transactions with the applicable Counterparty, which require review by a supervisory principal. It is our policy to attempt to trade out of all positions resulting from unsettled trades immediately upon discovery. On rare occasions, we hold positions overnight if we are unable to trade out of positions during the day.

We also engage in transactions with Counterparties where an execution could occur in an incorrect security or at the incorrect price for a given security (“Trade Errors”). We maintain policies and procedures regarding the identification and disposition of all Trade Errors, which require review by a supervisory principal. It is our policy to attempt to trade out of all positions immediately upon discovery. However, at times, we hold positions overnight if we are unable to trade out of positions during the day.

We manage equity price risk associated with open positions through the establishment and monitoring of trading policies and through controls and review procedures that ensure communication and timely resolution of trading issues. In addition, our operations and trading departments review all trades that are open at the end of the day on a daily basis.

Cash Management Risk

Our cash management strategy seeks to optimize excess liquid assets by preserving principal, maintaining liquidity to satisfy capital requirements and minimizing risk while at the same time maximizing our after-tax rate of return. Our policy is to invest in high quality credit issuers and limit the amount of credit exposure to any one issuer. Our first priority is to reduce the risk of principal loss. We seek to preserve our invested funds by limiting default risk and market risk. We attempt to mitigate default risk and market risk by investing principally in overnight money market mutual funds sponsored by large financial institutions or certificates of deposit issued by large U.S. banks. We position our portfolio to respond appropriately to reductions in the credit rating of any investment issuer or guarantor that we believe is adverse to our investment strategy.

Excess cash is principally invested in U.S. government money market mutual funds, other money market mutual funds, U.S. Treasury bills or certificates of deposit with appropriate maturities and levels of risk to correspond to expected liquidity needs. We do not use derivative financial instruments in our investment portfolio. At December 31, 2010 and 2009, our cash and cash equivalents was $168.2 million and $287.6 million, respectively.

Off-Balance Sheet Credit Risk

In the normal course of business, our customer and correspondent clearance activities involve the execution and settlement of various customer securities transactions. These activities may expose us to off-balance sheet risk in the event the customer is unable to fulfill its contractual obligations. Our customer securities activities are transacted on a delivery versus payment, cash or margin basis. In delivery versus payment transactions, we are exposed to risk of loss in the event of the customers’ or brokers’ inability to meet the terms of their contracts.

In the process of clearing transactions, when transactions fail, we may extend credit to customers collateralized by cash and securities in their account. In the event the customers or brokers fail to satisfy their obligations, we may be required to purchase or sell securities or enter into foreign exchange contracts at prevailing market prices in order to fulfill the obligations. Our exposure to credit risk can be directly impacted by volatile securities and foreign exchange markets, which may impair the ability of counterparties to satisfy their contractual obligations. We seek to control our credit risk through a variety of reporting and control procedures, including establishing and monitoring credit limits based upon a review of the customers’ financial condition and credit ratings.

In the normal course of business, certain of our activities involve the execution and clearance of customer securities transactions and carrying of customer accounts through clearing brokers. These activities may expose us to off-balance-sheet risk in the event a customer is unable to fulfill its contractual obligation since, pursuant to the clearing agreement, we have agreed to indemnify the clearing brokers without limit for losses that the clearing brokers may sustain from the customers introduced by us. We monitor customer transactions carried by clearing brokers so that we understand potential indemnity obligations. We also monitor required margin levels daily and, pursuant to our guidelines, require customers to deposit additional collateral, or reduce positions, when necessary. However, the transactions are collateralized by the underlying security, thereby reducing the associated risk to changes in the market value of the security through settlement date. As a result of the settlement of these transactions, there were no amounts to be indemnified to clearing brokers for these customer accounts at December 31, 2010.

BUSINESS

Our Business

We are a leading and trusted provider of mission-critical proprietary software products, including workflow automation solutions, and technology-enabled services across multiple asset classes with more than 4,000 customers. In the increasingly dynamic, complex and competitive institutional investment industry, asset managers and financial intermediaries are implementing ever more sophisticated strategies and infrastructure in order to improve their performance, grow their businesses and address new regulatory, compliance and customer requirements. Responding to our customers’ needs for end-to-end solutions, we combine an extensive array of proprietary software products and technology-enabled services that span the entire investment life cycle with a high level of customer service. Our proprietary software products and technology-enabled services automate and facilitate front-, middle- and back-office functions across geographies, asset classes and regulatory regimes, while providing tools and analytics that enhance these functions and the overall investment process for our customers. We believe our solutions enable our customers to better compete by providing infrastructure and services that support increased sophistication and operational efficiency, enabling them to focus on their core competencies and differentiators. Because our proprietary software products and technology-enabled services provide industry-leading capabilities and span the entire investment process, we believe they are often an integral component of our customers’ technology infrastructure, as reflected by our high customer retention and new customer growth rates. Our proprietary software products and technology-enabled services are highly scalable and are capable of supporting increases in business activity by our customers as well as significant additional customer growth and activity with limited incremental cost.

Our large and diverse customer base of asset managers and financial intermediaries includes investment advisors, hedge funds, mutual funds, employee benefit plan sponsors, endowment funds, sovereign wealth funds, trust banks, family offices, separately managed accounts, broker-dealers, exchanges and other marketplaces, ATSs and investment banks. We had more than 4,000 customers in 2010 on a pro forma basis. Our top 200 customers generated 62% of our revenues in 2010. We have a strong customer retention rate, as shown by the fact that 97% of our top 200 customers in 2009 remained customers in 2010. A substantial portion of our revenues come from consistent customers who utilize our products and services on a regular basis throughout the year. In 2010, we generated 72% of our revenues, excluding revenues from our Transition Management business line, from consistent customers. We believe that our current customer base presents a substantial opportunity to grow revenues, and we are therefore highly focused on increasing the portion of our revenues coming from consistent customers and on cross-selling. In 2010, no single customer accounted for more than 3.6% of our revenues. For further information on how we define “consistent customers” and calculate revenues from consistent customers, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview—Consistent Customer Revenues.”

We provide products and services through two related business segments: Investment Technologies and Investment Services. Technology is at the core of both of our segments. Our Investment Technologies segment develops, markets and sells our proprietary software products, including workflow automation solutions, and technology-enabled services that our customers integrate into their technology infrastructures, which we refer to as being installed directly onto “our customer’s desktop.” Our Investment Services segment utilizes many of the same proprietary software products and technology-enabled services on behalf of our customers, except that the technology is utilized on “our desktop.” During 2010, on a pro forma basis, our Investment Technologies segment generated 64% of our segment revenues and our Investment Services segment generated the remaining 36% of our segment revenues. For financial information about our segments, see Note 18 to our consolidated financial statements.

Each segment provides products and services through three business lines, as follows:

Investment Technologies Segment	Investment Services Segment
• Software Platforms	• Transition Management
• Electronic Execution Tools	• Commission Management Services
• Intermediary Solutions	• Program and High Touch Execution

For further information with respect to our products and services in each business line, see “—Our Products and Services.”

Investment Technologies

•    Our Software Platforms business line provides mission-critical, multi-asset class workflow automation solutions for order and execution management, risk management, portfolio analytics, data warehousing, compliance, reporting and transaction cost analysis. Our software platforms products and services include (i) OMS software products offered under the Eze brand, (ii) EMS software products offered under the RealTick and Blaze brands, (iii) options routing, clearing and electronic execution technology and services, (iv) a portfolio margining system and (v) commission allocation software. In 2010, on a pro forma basis, we had more than 1,600 customers within this business line, and our customers used our trading connections to route approximately 9% of the total equity volume reported by the U.S. equities markets and approximately 31% of all U.S. listed equity and index options orders.

•    Our Electronic Execution Tools business line provides technology to enable customer access to major global points of liquidity, including more than 55 electronic markets, thereby enabling them to enhance performance through improved execution. We believe that we offer customers access to more global markets than most of our competitors. Our advanced products and services include our ADR Product Suite and Algorithmic & DMA Suite.

•    Our Intermediary Solutions business line provides specialized technology platforms and services for trade execution and processing. During 2010, we processed over 1.3 million trades daily on average in the United States and this number increased to over two million trades daily on average during the first quarter of 2011. Our intermediary solutions products and services include our three equity ATSs: the Millennium ATS, VortEx ATS and ConvergEx Cross, each of which serves a distinct customer segment. We also provide a prime technology services platform.

Investment Services

•    Our Transition Management business line provides investment advisory services to customers to assist in portfolio transitions. We provide our customers with comprehensive transition management services, including a customized transition plan, evaluation of implementation alternatives and ongoing risk management services to help customers manage risk and execute portfolio rebalances and asset reallocations. We provide transition management services to many of the world’s premier asset owners.

•    Our Commission Management Services business line provides broker-neutral technology-enabled solutions for the administration of client commission arrangements and commission recapture. We are one of the leading commission management service providers, processing over $269 million in payments in 2010, and have had relationships with over 5,000 research and other service providers. Our commission management products and services include InterComm®, which we believe is one of the industry’s leading commission management portals, and our administration of client commission arrangements.

•    Our Program and High Touch Execution business line provides technology-enabled program and high touch execution services for equities, fixed income, U.S. exchange-listed options and ETFs. We access over 100 global markets on behalf of our execution services customers, with additional capabilities that include our

ADR Product Suite and Algorithmic & DMA Suite. We believe that we are a leader in execution quality due to our sophisticated execution tools and market experience.

In both of our segments, we continually seek to expand our capabilities through research and development and complementary acquisitions in order to enhance the scope and functionality of our offerings, increase cross-selling opportunities, maintain our competitive advantage and enhance our position as a leading provider of mission-critical proprietary software products and technology-enabled services for asset managers and financial intermediaries.

We have a diversified revenue model and collect revenues from a wide variety of fee sources, including software subscription and license fees, connectivity fees, transaction-based fees, partnership and project fees, execution fees, fees for white-labeled solutions, contracted processing fees, liquidity access fees and administration fees. We believe that our diversified revenue model enhances the stability of our revenues and, in combination with the diversity of our customer base and product and service offerings, reduces volatility in our results of operations. For further information concerning our sources of revenues, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview— Sources of Revenues.”

Due to our proprietary technology, scalable operating model and limited capital expenditure requirements, we believe we have an attractive business model that provides us with significant operating leverage because our products and services can accommodate significant additional customer growth and activity with limited incremental cost. We generated revenues of $531.5 million in 2010 as compared to $439.6 million in 2007, which increase reflects both organic growth and acquisitions. Our revenues translated into Adjusted EBITDA of $162.0 million and an Adjusted EBITDA margin of 30.5% in 2010, compared to Adjusted EBITDA of $112.8 million and an Adjusted EBITDA margin of 25.7% in 2007. In addition, we increased our revenues from our Investment Technologies segment and its predecessors businesses as a percentage of total segment revenues from 23% in 2006 to 60% in 2010 and to 64% in 2010 on a pro forma basis.

Our Competitive Strengths

We believe that demand for our products and services will continue to grow as asset managers and financial intermediaries continue to implement increasingly sophisticated investment strategies and provide increased transparency to asset owners and regulators. We believe that we are well-positioned to capitalize on these trends because of our core competitive strengths, which include the following:

Cutting-edge, mission-critical proprietary technology. We provide cutting-edge, mission-critical proprietary software products, including workflow automation solutions, and technology-enabled services that we believe are integral to our customers’ workflows. We continue to develop new products and services and update and enhance our existing products and services to provide best-in-class functionality and performance. Our products and services span the entire investment process, and we believe they often are an integral component of our customers’ infrastructures. Our technology is installed directly onto many of “our customer’s desktop,” and we use many of the same products and services on behalf of customers on “our desktop.” We spent $48.8 million on product development expenses in 2010, an increase of 41% from 2007. We have a group dedicated to developing technologically-advanced electronic execution, transaction cost analysis and risk management solutions. This group developed our Algorithmic & DMA Suite and our ConvergEx Cross ATS. Since January 1, 2009 alone, we and our acquired businesses have internally developed or enhanced more than 60 products and services. Our use of in-house software development teams enhances our ability to introduce on a timely basis new software offerings that meet the sophisticated and specialized requirements of our customers. A critical part of our software development process also involves seeking and responding to customer feedback. As of December 31, 2010, more than 650 of our employees were dedicated to developing and supporting our products and services.

Leader in chosen markets. We believe that our proprietary software products and technology-enabled services have gained widespread acceptance in the institutional investment marketplace. We attribute our leading market positions to our innovative and proprietary technology, focus on customer service and agency business model, which enable us to provide customers with trusted, independent products and services. We have leading industry positions across all of our business lines, including the following: (i) Software Platforms, where, during 2010, on a pro forma basis, we had more than 1,600 customers and our customers used our trading connections to route approximately 9% of the total equity volume reported by the U.S. equities markets and approximately 31% of all U.S. listed equity and index options orders; (ii) Intermediary Solutions, through which we processed over 1.3 million trades daily on average in 2010 in the United States, and over two million trades daily on average during the first quarter of 2011; (iii) Transition Management, through which we provide transition management services to many of the world’s premier asset owners; and (iv) Commission Management Services, through which we are one of the leading commission management service providers, processing over $269 million in payments in 2010, and have had relationships with over 5,000 research and other service providers, and through which we provide our proprietary and scalable InterComm commission management platform. We have received numerous awards for our products and services, including (i) best product implementation at a buy-side firm for our Eze OMS in Waters Technology’s 2010 Buy-Side Technology Awards, (ii) best buy-side OMS from Waters Magazine in 2010, (iii) three best-in-class rankings for execution and pre- and post-trade analytics in the PLANSPONSOR 2010 Transition Management Survey, (iv) best risk analytics initiative for the real time risk monitoring of trading operations at the American Financial Technology Awards in December 2009, (v) for execution quality from Pensions and Investments in 2009 and 2010 and (vi) a top-ten ranking for best execution price from Bloomberg Magazine in 2011.

Unrelenting focus on sales and service. We believe that our highly-focused sales culture, high level of ongoing service and support and focus on understanding our customers’ needs differentiate us in the markets in which we compete. For example, from January 1, 2008 through December 31, 2010, we added approximately 200 new customers for the Eze OMS platform, replacing a competing OMS product for approximately 20% of those customers. Our sales efforts are focused on both increasing sales to existing customers, in particular the percentage of our revenues coming from consistent customers, and on expanding our customer base. We have more than 90 dedicated sales employees. We also provide robust customer service 24 hours per day during the global trading week with dedicated regional customer service teams that address our customers’ needs in different parts of the world. These regional customer service teams are supported by teams centralized in the United States. All customer support is done in house. We believe that our customer-focused service model contributes to our high customer retention rate and consistent customer revenues and enhances our ability to develop solutions that address our customers’ needs and to cross-sell additional products and services. In 2010, we had a customer retention rate of 96.5% with respect to our top 200 customers and we generated 72% of our revenues, excluding revenues from our Transition Management business line, from consistent customers. We also have a formal cross-selling program that compensates our salespeople for successful cross-selling referrals. Our cross-selling program, which has been in effect since 2006, resulted in $61.1 million of revenues in 2010, an increase from $52.0 million in 2009. In 2010, we had 266 sales of new products and services to existing customers through our cross-selling program.

High barriers to entry. We believe that the mission-critical nature of many of our products and services, our deep domain knowledge, our high level of customer service and our reputation create a high barrier to entry for new market participants. In addition, we are often deeply embedded in our customers’ workflows, which typically creates significant direct and indirect costs for our customers associated with the replacement of our products and services. As an example of our customer retention rate, from January 1, 2008 through December 31, 2010, less than 1% on an average annualized basis of the customers of our Eze OMS replaced the Eze OMS with an OMS of another OMS provider.

Attractive and diversified model. We have a large and diverse customer base, with more than 4,000 customers in 2010 on a pro forma basis. These customers included:

•	39 of the 50 largest mutual fund groups, based on assets under management;

•	33 of the 50 largest hedge fund groups, based on assets under management; and

•	the 10 largest global investment banks, based on total investment banking revenues.

In 2010, on a pro forma basis, approximately 1,800 of our customers, including 68 of our top 100 customers, utilized products and services in two or more of our six business lines and 54 of our top 100 customers used products and services in both of our segments. In 2010, no single customer accounted for more than 3.6% of our revenues. We believe that the breadth and diversity of our products and services and of our revenue model have led to more balanced growth and to attractive margins. Furthermore, we believe that we have significant cross-selling opportunities across our customer base and our products and services can accommodate significant additional customer growth and activity with limited incremental cost, enabling us to achieve considerable additional operating leverage. We also have limited working capital and capital expenditure requirements and we actively manage our operating expenses. These factors have translated into strong free cash flow. We believe that our ability to generate free cash flow provides us with a substantial degree of operating flexibility beyond servicing our debt, enabling us to fund our current and future growth initiatives.

Experienced management. Our senior management, whose members have an average of 25 years of experience in the technology or financial services industries, is comprised of seasoned industry leaders and entrepreneurs with a history of successfully driving technology innovation and new product development, creating business cultures focused on sales and service and identifying, executing and integrating strategic acquisitions. Joseph M. Velli, our Chairman and Chief Executive Officer, has an extensive history of successfully managing and growing technology-driven and service businesses within the financial services industry. Mr. Velli has been our Chairman and Chief Executive Officer since our formation and served as the chief executive officer of our predecessor from November 1997 until our formation. Many of the other members of our senior management held senior positions at BNY Mellon or Eze Castle Software prior to our formation, and therefore have long histories within our business and of working with each other as a team. The members of our senior management have been employed by us, or our acquired businesses prior to our formation, for an average of 16 years.

Our Industry and Market Opportunity

The markets for software products and technology-enabled services for the global institutional investment industry are large and growing rapidly due to an increasingly complex and evolving investment market. Celent estimates that buy-side and sell-side institutions spent $71.0 billion on information technology globally in 2010, with spending forecasted to increase to $84.4 billion by 2013, a compounded growth rate of 5.9% per annum. Celent estimates that of the $71.0 billion spent on information technology globally in 2010, $30.3 billion was spent on external software and services, with spending forecasted to reach $40.3 billion in 2013, a compounded growth rate of 10.0% per annum.

Our addressable customer base is also large and growing. eVestments Alliance estimates that the number of asset managers with assets under management greater than $1 billion has grown from 257 in 2000 to 686 in 2010, a compounded growth rate of 10.3% per annum. According to Hedge Fund Research Inc., global hedge fund assets under management have grown from $500 billion in 2000 to $1.9 trillion in 2010, a compounded growth rate of 14.6% per annum, and in April 2011, global hedge fund assets under management surpassed the $2 trillion mark for the first time. Also according to Hedge Fund Research Inc., the number of hedge funds and fund of funds has also increased from 3,873 in 2000 to 9,237 in 2010, a compounded growth rate of 9.1% per annum. Although the number of hedge fund firms decreased during the financial crisis, it rose again in 2010. The number of RIAs and family offices is also growing, providing us with an opportunity to package our products and services into an RIA-focused suite.

The growth in demand for software products and technology-enabled services for asset managers and financial intermediaries has broadly been driven, and we expect to continue to be driven, by the following key industry trends:

Greater customer demand worldwide for more complex technology. Asset managers and financial intermediaries are receiving increasingly specific investment mandates and instructions and are experiencing increased scrutiny from asset owners. As a result, asset managers and financial intermediaries require more sophisticated software products and technology-enabled services to satisfy investor requests and maintain investor confidence. Market-leading infrastructure tools, such as a commercially accepted OMS, are often a requirement to receiving new mandates from institutional asset owners. Furthermore, recent periods of volatility combined with the enhanced speed of global capital markets have focused the investment community and asset owners on compliance and risk management strategies and supporting infrastructure and services. Asset managers and financial intermediaries are increasingly turning to external providers to supply the products and services that they require. According to Celent, North American buy-side and sell-side institutions spent $12.0 billion on external software and services in 2010, with spending forecasted to reach $17.6 billion in 2013, a compounded growth rate of 13.6% per annum.

Regulatory changes affecting the markets. Over the last few years, the United States has enacted new legislation that significantly increases regulatory oversight of the financial services industry and foreign governments and regulators have enacted or are considering similar new legislation. Increased reporting, audit and other regulatory requirements with respect to trading and access to markets, particularly in the United States, drive the need for complex software products and technology-enabled services that provide audit trail, compliance and reporting capabilities.

Electronification of markets. Across asset classes, the highly fragmented global capital markets continue to witness increased electronic connectivity, execution and processing as liquidity pools are rapidly moving to electronic venues. This evolution has resulted in the need for software products and technology-enabled services that can access these electronic markets and that support the increasing speed at which the capital markets operate and the increasingly complex trading strategies utilized by market participants. The increased speed of the capital markets requires low latency, high quality real-time algorithmic trading tools, automated infrastructure, simultaneous access to various sources of liquidity, including access to light and dark liquidity pools, and increased electronic connectivity between various participants in the investment life cycle.

Dynamic portfolio management strategies and asset class diversification. As asset managers seek growth by broadening their product offerings, investing across multiple asset classes and engaging in more complex investment strategies, they increasingly require software products and technology-enabled services to manage, streamline, analyze and implement their operations and investment and execution strategies. As a result, asset managers increasingly rely on third parties to provide software products and technology-enabled services. As asset managers strive to outperform in the global marketplace, our software products and technology-enabled services enable them to focus on their core competencies and differentiators and pursue sophisticated multi-asset class and multi-currency strategies with enhanced operational efficiency.

International growth and penetration. Global expansion provides significant growth opportunities for asset managers and financial intermediaries as they look to broaden scale and capitalize on the continued wealth accumulation in emerging markets in the Asia-Pacific region and in Latin America. Celent estimates that information technology spend by buy-side and sell-side institutions in Europe and Asia-Pacific was $37.9 billion in 2010 and is expected to reach $45.0 billion by 2013. We believe that Asia-Pacific represents the region of highest growth for global financial firms, and many of them are augmenting their operations in that region to capitalize on these growth prospects. As a result, technology investments are increasing as firms look to increase efficiency, enhance execution and workflow and adopt advanced trading tools such as algorithmic trading and direct market access. We believe that this region presents substantial growth opportunities for our Eze OMS and RealTick EMS platforms, transition management services and electronic execution tools. We are also targeting international acquisition opportunities in our core business areas as well as in risk management, fund accounting and data warehousing.

Our Growth Strategy

Our growth strategy centers on the development, marketing and delivery of products and services that enable asset managers and financial intermediaries to better compete in the institutional investment marketplace. Our focus is on increasing sales to existing customers, particularly through cross-selling, and on the development of new customer relationships. Key elements of our strategy include the following:

Respond to increasing demand for sophisticated software products and technology-enabled services. We believe that the demand for the types of software products and technology-enabled services that we provide will continue to grow as asset managers and financial intermediaries increasingly rely on complex technology to support the entire investment process, implement sophisticated investment strategies, reduce costs, streamline operations and comply with increasing regulatory and customer requirements. As front-, middle- and back-office platforms converge, we believe that opportunities are being created in risk management, fund accounting and data warehousing. We and our acquired businesses have internally developed or enhanced more than 60 products and services since January 1, 2009 alone. As end-users of our products and services on “our desktop,” we are able to more quickly identify customer enhancements. In addition, because our products are proprietary and we engage in most of our product development internally, we believe that we can bring new customer offerings to market on an expedited basis. We regularly update existing software products to provide additional functionality and enhance performance to meet evolving industry and customer needs.

Capitalize on industry trends. We believe there are significant opportunities to expand our customer base as asset managers and financial intermediaries continue to adopt more sophisticated technology solutions from well-known and trusted service providers in response to evolving investment and regulatory needs. As asset managers and financial intermediaries receive increasingly specific investment mandates and instructions and come under increased scrutiny from asset owners and regulators, there is an increased need for the types of products and services that we provide. In addition, there has been continued migration from using multiple limited feature solutions toward independent, integrated offerings from reliable providers. We believe that our products and services are well-positioned to capitalize on these trends, and we are focused on developing new solutions and services to meet the evolving needs of asset managers and financial intermediaries and the requirements of the markets in which they operate. For example, we have developed a real-time risk monitoring product to enable our customers to better respond to regulatory requirements. We are also exploring opportunities to create a commission management industry utility and an options routing industry utility.

Leverage existing customer relationships and augment revenues through cross-selling. We believe that our current customer base presents a substantial opportunity to grow revenues, and we are therefore highly focused on increasing the portion of our revenues coming from consistent customers and on cross-selling. Shortly after our formation in 2006, we created a formal cross-selling program that compensates our salespeople for successful cross-selling referrals. Our cross-selling program resulted in $61.1 million of revenues in 2010, an increase from $52.0 million in 2009. In 2010, we had 266 sales of new products and services to existing customers through our cross-selling program. New business opportunities from existing customers are created as they grow, purchase additional products or services or increase their usage of our products and services. We also believe that our high level of customer service and ongoing customer interaction enable us to leverage our customer relationships to create incremental revenue growth opportunities.

Capitalize on international opportunities. We also believe there are substantial opportunities to increase sales of our products and services to foreign asset managers and financial intermediaries, particularly in the Asia-Pacific region. At our formation, we had offices in London and Bermuda. Since that time, we have opened offices in Hong Kong, Singapore and Sydney, and we have placed sales personnel in Johannesburg and Dubai. We also have entered into strategic marketing alliances in Europe and Africa that have enabled us to leverage the contacts and local market knowledge of our alliance partners. We provide products and services to customers engaging in transactions in over 100 global markets, including more than 55 electronic markets. We intend to continue to selectively seek out growth opportunities in other markets.

Continue to selectively pursue complementary acquisitions. Pursuing strategic acquisitions that provide opportunities for growth and enhance our ability to serve asset managers and financial intermediaries is a core growth strategy. We seek to acquire companies that enable us to expand existing business lines, as well as companies that enable us to enter new business lines, that service our existing customer base and are complementary to our existing business. For example, we target technology companies, including emerging technology companies, with attractive valuations, strong management teams and complementary customer bases that enable us to quickly expand our software and technology capabilities and accelerate our revenue growth by cementing additional customer relationships and cross-selling across combined customer bases. We are also targeting acquisition opportunities both inside and outside the United States in our core business areas as well as in risk management, fund accounting and data warehousing. We believe our disciplined approach to acquiring and integrating capabilities through acquisitions is an attractive complement to our organic investment in new product development. Our typical acquisition structure consists of a combination of cash and equity with a performance-based contingent earn-out payment over two to three years. We have a strong track record of integrating small- to medium-sized acquisitions between $4 million and $200 million in transaction value. We have successfully completed six acquisitions since our formation, and members of our senior management worked together to complete an additional 16 acquisitions since 2000 while employed by our predecessor. We intend to continue to evaluate and pursue strategic acquisitions that add complementary technology, strengthen our competitive position, bolster our proprietary software suite, increase consistent customer revenues and ultimately enhance our profitability.

Our History and Business Evolution

We were formed in October 2006 through the combination of Eze Castle Software, a leading provider of software products to asset managers and financial intermediaries, and BNY Mellon’s institutional execution solutions, transition management, commission management and intermediary solutions businesses. Eze Castle Software was founded in 1995, and the BNY Mellon businesses had an operating history of more than 20 years prior to our formation. At the time of our formation, we also agreed to acquire the electronic execution portion of BNY Mellon’s institutional execution solutions business, and the acquisition of these businesses was completed in February 2008. The October 2006 combination, pursuant to which we were formed, was funded through (i) equity investments by GTCR, BNY Mellon, the founders of Eze Castle Software and certain members of our management and (ii) a credit facility. Many of the members of our senior management, including our Chairman and Chief Executive Officer, held senior positions at BNY Mellon or Eze Castle Software prior to our formation and have long histories within our business and of working with each other as a team.

Since our formation, we have leveraged the customer base and strong technology backbone of our founding businesses and acquired several strategic businesses to transform our company into a leading provider of proprietary, mission-critical software products and technology-enabled services to a broad range of asset managers and financial intermediaries globally.

The evolution of our business since our formation has resulted in a substantial shift of our product and service mix toward investment technologies. The historical growth, complementary acquisitions and introduction of new products within our Investment Technologies segment have resulted in our Investment Technologies segment becoming a larger component of our overall business, representing 64% of our segment revenues in 2010 on a pro forma basis.

Our strategy is to augment our organic growth with strategic, complementary acquisitions. Since our formation, we have completed six successful acquisitions of technology-based companies, all of which have expanded our portfolio of product and service offerings and breadth of customers. These acquisitions have also resulted in additional development capabilities, enhancing our ability to internally develop cutting-edge products and services. These acquisitions were as follows:

•

In July 2007, we acquired a comprehensive suite of options routing and execution services and analytical software through our acquisition of LiquidPoint. Our options routing software was responsible for routing approximately 31% of all U.S. listed equity and index options orders in 2010.

•

In November 2009, we acquired Cogent Consulting. Cogent Consulting is a provider of advanced commission allocation software for asset managers and financial intermediaries. Our commission allocation software was utilized by customers with assets under management of approximately $6.6 trillion in the aggregate as reported to the SEC in 2010.

•

In December 2009, we acquired NorthPoint Trading Partners, a provider of prime technology services, including technology relationships and execution support. Our NorthPoint business served more than 200 hedge fund and registered investment advisor customers during 2010.

•

In December 2009, we acquired the Millennium ATS business, a division of NYFIX, Inc., which consisted of an industry-pioneering ATS, algorithmic trading tools and smart order technology. Our three equity ATSs are collectively among the top agency sources of dark liquidity, executing an average of 60 million shares a day during 2010.

•	In December 2010, we acquired the RealTick EMS business. RealTick EMS is a global, broker-neutral, multi-asset class electronic EMS platform used by over 1,000 institutional customers during 2010.

•

In December 2010, we acquired LDB Consulting, a provider of industry-leading software for performing risk-based margin calculations, including (i) risk-weighting for equities, derivatives, baskets of securities and over-the-counter, or OTC, securities, (ii) computing portfolio and cross-margin charges and (iii) computing capital charges for debt securities. This software is currently used by more than 85 customers, including eight of the ten largest global investment banks based on investment banking revenues for 2010.

We also have aggressively pursued a strategy of organic growth to enhance our technological capabilities and expand our customer base. Since January 1, 2009 alone, we and our acquired businesses, have internally developed or enhanced more than 60 products and services, including the following:

Software Platforms

•

a new version of the OMS product that provides for increased flexibility, scalability, speed and new functionality across all four major components of the system (portfolio management, compliance, trading and operations); significant expansion of EMS functionality, improvements in asset class coverage and enhancements to regulatory compliance and risk capabilities; and a stock locate software tool that enables hedge funds to automate the stock locate process and loan rate management process;

•

a compliance engine that enables asset managers to conduct global pre-trade and post-trade checks to meet both regulatory requirements and customer-defined rule sets; a portfolio modeling and analytics engine that enables asset managers to conduct complex pre-trade “what-if” and asset allocation analyses and real-time profit-and-loss monitoring;

•	a redesigned EMS to provide analysis, execution and evaluation that makes for smarter trading decisions and creates opportunities for better execution and performance;

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a next-generation options execution platform offering ultra-low latency, high-capacity data processing and routing; an options routing and order management infrastructure linking broker-dealers and markets; and an options order-pairing facility that combines business rules and technologies that provide increased liquidity and price improvement;

•	a new broker review software product for hedge funds preparing to register with the SEC; and

•	a software suite that assists in the computation and optimization of capital charges, including security haircuts and margins.

Electronic Execution Tools

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an enhanced web-based product that enables customers to trade American Depositary Receipts, or ADRs, in the United States, receive a local currency conversion price and settle the trade in ordinary shares in the local currency, all in accordance with the local settlement practices.

Commission Management Services

•	an enhanced web-based payment solution that manages commission sharing arrangement payment plans on behalf of asset managers and their vendors.

Program and High Touch Execution

•	a new aggregation technology that centralizes high touch order flow and significantly increases order matching rates.

Our Customers

We provide our products and services to asset managers and financial intermediaries globally. Our large and diverse customer base of asset managers and financial intermediaries includes investment advisors, hedge funds, mutual funds, employee benefit plan sponsors, endowment funds, sovereign wealth funds, trust banks, family offices, separately managed accounts, broker-dealers, exchanges and other marketplaces, ATSs and investment banks. We had more than 4,000 customers in 2010 on a pro forma basis and no single customer accounted for more than 3.6% of our revenues. Our top 200 customers generated 62% of our revenues in 2010. We have a strong customer retention rate, as shown by the fact that 97% of our top 200 customers in 2009 remained customers in 2010.

Our revenues are derived from both domestic and international sources. We generated approximately 23% of our revenues in 2010 from international sources. Revenues from international sources consist of revenues from customers located outside of the United States and revenues from domestic customers utilizing our products and services to initiate transactions internationally.

A substantial portion of our revenues come from consistent customer relationships where customers are utilizing our services on a regular basis throughout the year. In 2010, we generated 72% of our revenues, excluding revenues from our Transition Management business line, from consistent customers. For further information on how we define “consistent customers” and calculate revenues from those customers, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview—Consistent Customer Revenues.”

We believe that the mission-critical nature of many of our products and services, our deep domain knowledge, our high level of customer service and our reputation create a high barrier to entry for new market participants. In addition, we often are deeply embedded in our customers’ workflows, which typically creates significant direct and indirect costs associated with replacement of our products and services.

Our Products and Services

We provide our mission-critical proprietary software products and technology-enabled services through two related business segments: Investment Technologies and Investment Services. Technology is at the core of both of our segments. Our Investment Technologies segment develops, markets and sells our proprietary software products, including workflow automation solutions, and technology-enabled services that our customers integrate into their technology infrastructures, which we refer to as being installed directly onto “our customer’s desktop.” These products and services enable customers to better compete in the institutional investment marketplace through operational and workflow efficiencies and execution and analytical tools. Our Investment Services segment provides technology-enabled services for transition management, commission management and program and high touch execution. Our Investment Services segment utilizes many of the same proprietary software products and technology-enabled services on behalf of our customers, except that the technology is utilized on “our desktop.” During 2010, on a pro forma basis, our Investment Technologies segment generated 64% of our segment revenues and our Investment Services segment generated the remaining 36% of our segment revenues.

The following tables provide an overview of the key products and services we offer in our two segments.

Investment Technologies Segment—Installed on “Our Customer’s Desktop”	Indicative End-Users

Software Platforms

- Eze OMS, including portfolio management, compliance, trading and operations modules

- RealTick EMS and market data and analytics

- BLAZE Option System

- CommTrak Commission Software

- LDB Portfolio Margining System

- Connectivity Services

- Family Offices - Hedge Funds - Investment Advisors - Mutual Funds - Broker-Dealers - Exchanges - Investment Banks - Trust Banks

Electronic Execution Tools - ADR Product Suite - Algorithmic and DMA Suite - Perform-Ex - RealTick and Eze EMSs - Smart Order Suite - Proprietary ATSs - IOI Trade Messenger	- Family Offices - Hedge Funds - Investment Advisors - Mutual Funds - Broker-Dealers - Investment Banks - Trust Banks

Intermediary Solutions

- Trade Processing Solutions

- Infrastructure/Routing Outsourcing

- Prime Technology Services

- VortEx ATS

- Millennium ATS

- Algorithmic and DMA White-labelling

- Risk Monitoring Solutions

- Family Offices - Hedge Funds - Investment Advisors - ATSs - Broker-Dealers - Exchanges

Investment Services Segment—Utilized on “Our Desktop”	Indicative End-Users

Transition Management - Transition Management Services - TOPx Transition Optimizer - Implementation Analytics - Risk and Impact Analytics	- Investment Advisors - Pension Funds - Plan Sponsors - Sovereign Wealth Funds

Commission Management Services - Commission Management Portal (InterComm) - Commission Sharing Networks - Business Process Outsourcing - Web-based Payment Solutions - RealTick/Eze Integration	- Family Offices - Hedge Funds - Investment Advisors - Mutual Funds - Pension Funds - Plan Sponsors - Sovereign Wealth Funds - Broker-Dealers - Investment Banks - Trust Banks

Program and High Touch Execution - ADR Product Suite - Algorithmic and DMA Suite - Perform-Ex - Smart Order Suite - APEX Portfolio Optimizer - Commission Management - IOI Trade Messenger	- Family Offices - Hedge Funds - Investment Advisors - Mutual Funds - Broker-Dealers - Investment Banks - Trust Banks

Investment Technologies Segment

Our proprietary software products, including workflow automation solutions, and technology-enabled services automate and facilitate front-, middle- and back-office functions across geographies, assets classes and regulatory regimes, while providing tools and analytics that enhance these functions and the overall investment process for our customers. These proprietary software products and technology-enabled services include:

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Software Platforms—We provide mission-critical, multi-asset class workflow automation solutions for order and execution management, risk management, portfolio analytics, data warehousing, compliance, reporting and transaction cost analysis. Our software platforms products and services include (i) OMS software products offered under the Eze brand, (ii) EMS software products offered under the RealTick and Blaze brands, (iii) options routing, clearing and electronic execution technology and services, (iv) a portfolio margining system and (v) commission allocation software.

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Electronic Execution Tools—We provide technology to enable customer access to all major points of liquidity, thereby enabling them to enhance performance through improved execution. We provide electronic execution tools to customers engaging in transactions in each U.S. market as well as over 55 electronic markets. We believe that we offer customers access to more global markets than most of our competitors. Our products integrate with over 50 third party and proprietary desktop systems.

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Intermediary Solutions—We provide specialized technology platforms and services for execution and processing. We operate three technology-based equity ATSs: the Millennium ATS, VortEx ATS and ConvergEx Cross, each of which serves a distinct market segment. We also provide a prime technology services platform.

Our Investment Technologies software products are capable of interfacing with all leading front-, middle-and back-office systems, thereby enhancing reliability and flexibility. Our proprietary technology platforms are also scalable, enabling us to continue to serve our customers as their businesses grow and their investment strategies evolve.

Each of these business lines is discussed below.

Software Platforms

The following is a description of our offerings within our Software Platforms business line.

Eze OMS

Our single largest software product offering is our Eze OMS, which is an industry-leading OMS used by over 400 institutional investors, including both hedge funds and traditional buy-side asset managers, with an estimated aggregate of over $1.0 trillion of assets under management as of December 31, 2010. The Eze OMS is a real-time, global, multi-asset class, multi-strategy, order management system that provides customers with a flexible and scalable solution for managing the investment process for all major asset classes, including equities, listed and over-the-counter options, fixed income securities, derivatives and other assets. The Eze OMS brings together the functionality to support portfolio management, compliance, trading and operations in a single platform. In addition, the Eze OMS provides connectivity to many of our other proprietary software products and technology-enabled services, including our EMSs, our state-of-the-art options execution and routing technology and ConvergEx Cross, our innovative crossing engine. We believe that the extensive functionality of the Eze OMS, combined with our customer-service focus, has resulted in numerous third-party awards, including (i) best product implementation at a buy-side firm for our Eze OMS in Waters Technology’s 2010 Buy-Side Technology Awards and (ii) best buy-side OMS by Waters Magazine in 2010. The software functionality of the Eze OMS is described below.

Portfolio Management

Eze Modeling—a real-time, global multi-asset class modeling tool that provides functionality to perform “what-if” and benchmark analysis, rebalance, level and model portfolios and conducts strategy-based modeling, robust session management and fully integrated pre- and post-trade compliance; supports collaborative workflows between teams; also provides a central, highly-configurable dashboard for managing currency exposure, generating spot transactions for settlement and managing forward rolls.

Eze Analytics—a multi-asset class calculation engine that provides real-time, global, multi-strategy position, risk, exposure and profit-and-loss monitoring and facilitates benchmark, liquidity and cash management; users can view historical profit and loss statements, create orders and track performance by portfolio, security, strategy and highest and lowest performers.

Compliance

Eze Compliance—a global, multi-asset class compliance engine for monitoring and tracking real-time, pre-trade, intraday and post-trade portfolio and trade compliance.

Trading

Eze Trading—flexible real-time trade blotters and asset class specific workflows, including order allocation.

Eze EMS—an embedded tool that enables users to trade quickly and efficiently against the backdrop of real-time market data.

Eze FIX Connectivity—electronically route orders to virtually any liquidity destination; the Eze OMS has established connections using the Financial Information exchange Protocol, or FIX, with more than 500 sell-side destinations.

Eze Locate—enables users to electronically search stock loan inventories at multiple broker-dealers simultaneously, compare availability and rebate rates side-by-side, view requests by counterparty or security, track and manage pre-borrows of stock and view historical stock locate activity.

Eze TCA—captures a detailed snapshot of the market at the time of order and tracks last price, bid, ask and volume from order entry through allocation; leveraging this data, customers can compare current market information with how well the order is executed and view more advanced calculations such as impact cost, opportunity cost and volume change.

Operations

Eze Commission Management—provides Eze OMS customers with the ability to systematically plan, monitor and report on the brokerage commission allocation process; enables customers to generate and monitor proprietary research budgets, manage online research and broker voting and generate comprehensive commissions reports.

Eze Data Management—provides a centralized hub for managing various third-party data feeds that supply real-time pricing and security reference data to the Eze OMS.

Eze Interface—enables the communication of up-to-date information between the Eze OMS and virtually any internal system or third party using a file-based or programmatic interface; offers established interfaces with over 250 third parties, helping to ensure timely customer data transfer when interfacing with the market.

Eze Mobile—enables users to access core functionality remotely.

RealTick EMS

We acquired the RealTick EMS in December 2010. The RealTick EMS is a global, broker-neutral, multi-asset class electronic EMS platform that delivers integrated analysis, execution and evaluation solutions, including (i) advanced execution tools, (ii) electronic access to leading global broker-dealers and their products as well as light and dark liquidity pools, (iii) real-time market and derived data, (iv) news, (v) pre- and post trade analytics and proven risk management capabilities and (vi) a comprehensive software-as-a-service delivery model. RealTick is a widely-used multi-broker EMS, with over 1,000 institutional customers. The RealTick EMS offering is described below.

Global Execution Management System—enables customers to execute trades across global markets, brokers and liquidity venues—incorporating real-time position, execution analysis and advanced tools to optimize execution performance and management of investment strategies across asset classes—through use of a single platform.

Trade Order Routing System and Global Broker Network—provides access to the electronic products and execution services of over 85 global brokers, offering a wide array of algorithmic strategies; provides proprietary order routing and execution strategies.

RealTick Market Data Ticker System—delivers streaming, real-time global market data on stocks, futures, options, fixed income securities and foreign exchange products from exchanges and other marketplaces, electronic communication networks, or ECNs, ATSs and other liquidity destinations.

Risk and Order Management—provides analytics and decision support tools to help traders identify trading opportunities.

Software-as-a-Service Delivery Model—RealTick’s fully-hosted infrastructure and services provide a highly scalable, robust and resilient platform for the delivery of its global data, trading and risk services, combined with a high level of customer service.

Options Routing and Execution and Portfolio Margining System

Through LiquidPoint, which we acquired in July 2007, we provide customers with a routing and decision engine that supports trade execution across all U.S. options markets. Our flexible, customizable and extensive product suite of advanced options algorithms and smart routers enable customers to manage trading volumes and find liquidity in the highly fragmented options marketplace. Our options routing software was responsible for routing approximately 31% of all U.S. listed equity and index options orders in 2010. Options routing and execution software products include:

BLAZE Options System—our premier options sell-side platform, gives customers direct access to all U.S. options markets from a single desktop for order entry, routing and order management; BLAZE is an EMS for options combining our proprietary technology with order execution services to deliver a state-of-the-art front-end solution for options analytics and trading, a FIX-compliant algorithmic server for model-driven trading and FIX-compliant high-speed direct market access for trading on all U.S. options markets; supports multiple asset classes, including equity options, stocks and futures, as well as spread trades.

Floor Broker Workstation—provides the electronic entry of orders into the NYSE Arca, NYSE Amex and Chicago Board Options Exchange markets by member floor brokers.

BrokerPointTM—enables electronic order routing and electronic status reporting between on-floor firms and broker-dealers and their off-floor customers.

DerivatExSM —a U.S. options execution platform for the buy-side that combines our proprietary technology with order execution services to deliver a front-end solution for options analytics and trading, a FIX compliant algorithmic server for model-driven trading and FIX compliant high-speed direct market access for trading on all U.S. options markets.

API Order Entry Interface—provides digital access to our advanced ultra-low latency order routing system; enables customers to route and execute complex orders, supports multi-leg orders including stock and option orders and managed-broker routing; provides access to facilitation mechanisms at the options markets and supports back-office and mid-office integration.

NXP—sophisticated proprietary technology that provides buy-side and sell-side clients with increased liquidity and potential price improvement opportunities for listed equity options; leverages our extensive and diverse order flow, broad network of liquidity providers and long history of providing price improvement opportunities to our clients.

Options Algorithmic Suite—delivers sophisticated options execution strategies and technologies designed to meet the diverse needs of institutional options traders; helps customers manage trading volumes and source liquidity across options markets.

Workflow Automation—a solution designed for increased efficiencies and greater productivity for high touch execution; includes the ability to enter, derive, route and re-route options orders, tools that hit multiple bids and lift multiple offers by sweeping markets, transferring order ownership from salesperson to trader, price improvement, and electronic management, reporting and audit trails for each order.

LDB Portfolio Margining System—software for performing risk-based margin calculations, including (i) risk-weighting for equities, derivatives, baskets of securities and OTC securities, (ii) computing portfolio and cross-margin charges and (iii) computing capital charges for debt securities.

Commission Allocation Software

Through Cogent Consulting, which we acquired in November 2009, we have become a leading provider of advanced commission allocation software. Clients use Cogent’s software products to automate broker review, voting and relationship management, commission reporting and reconciliation and client commission arrangements and unbundling of trading and research commissions. Our proprietary software products enable customers to better control and clearly see their trading and research commissions so that they can more effectively manage their execution and research costs. We also provide proprietary software products for broker-dealers that enable them to provide client commission arrangement services. Our Cogent suite of products includes the following:

Research Trak—used for evaluating the value of the research and trading services provided by broker-dealers and research providers; helps buy-side firms conduct broker reviews to determine proper commission allocations and improve broker service.

Comm TrakTM Commission Software—a multi-asset class, global reporting tool that enables investment advisors and hedge funds to analyze counterparty relationships and spending across stocks, fixed income, options, derivatives, futures and foreign exchange products.

CSA Trak BD—provides a comprehensive solution for broker-dealers to manage client commission pools; offers a centralized web-based management tool to review and approve invoices, view trades, download statements; and enables broker-dealers to see their funds available for payment under client commission arrangements.

Connectivity Services

Within our Investment Technologies segment we provide and facilitate connectivity services that enable customers and their counterparties (such as brokers-dealers) to connect to each other for various forms of electronic trading and data transfer. Services include initial set-up of connections using third-party networks, monitoring connection stability, troubleshooting and restoring problem connections. Services are provided 24 hours per day during the global trading week.

Electronic trading has become the global norm for most equity and listed options markets. Asset managers are using electronic algorithmic trading tools to execute increasingly larger percentages of their global equities and derivatives trades. Electronification of the fixed income and OTC derivatives markets is also increasing. We believe counterparties, liquidity points and clearing and custodial entities will eventually be fully connected via electronic means. We believe that our connectivity services teams are well-positioned to take advantage of these industry trends.

Electronic Execution Tools

Through our advanced desktop liquidity management tools, we provide access to all major sources of equity liquidity, encompassing each U.S. market, more than 55 electronic markets, ECNs and dark pools, including both our own and third-party ATSs and dark pools, and regional and alternative markets. These tools have specifically been designed to address the faster, electronic market structure of the new and ever-changing global regulatory environment and help customers to route orders to protected markets with maximum speed and minimal latency or market impact.

In the United States, we offer tools that provide buy-side firms with smart order routing capabilities to all major markets, ATSs, ECNs and most third-market market makers and dark pools. Our non-U.S. products draw on our global experience and multi-asset class capabilities in program execution, liquidations, transitions, block trade execution and ADRs.

Our liquidity management tools interface with over 50 front-end OMSs and EMSs, as well as various proprietary systems and include the following:

ADR Product Suite—enables asset managers to trade ordinary shares overseas and automatically convert those shares to ADRs in U.S. dollars; Reverse ADRsSM enable asset managers to trade ADRs in the United States, receive a local currency conversion price and settle the trade in ordinary shares in the local currency, all according to the local settlement cycle.

Algorithmic & DMA Suite—comprehensive suite of advanced algorithmic trading strategies and direct market access capabilities offering connections to maximum sources of liquidity in more than 55 electronic markets, ECNs, crossing networks and dark pools.

IOI Trade Messenger—provides real-time updates of indications of interest via instant messenger technology.

Perform-ExSM—extensive set of transaction cost forecasting, performance measurement, monitoring and management tools.

Smart Order Suite—suite of advanced global direct market access algorithmic trading tools that enable traders to access all major sources of light and dark liquidity simultaneously.

Intermediary Solutions

The following is a description of our offerings within our Intermediary Solutions business line.

Intermediary Solutions Technology

We offer specialized technology platforms and services for execution and processing to broker-dealers, exchanges and other marketplaces, market makers and other financial intermediaries. Many of these customers are smaller firms that do not have the internal scale to engage in these activities. In addition, we believe that many of these customers prefer to process trades through us because we maintain an agency business model in which we do not engage in proprietary trading.

Our intermediary solutions technology includes the following:

Trade Processing Solutions—full domestic trade processing services, offering significant cost savings for order flow from our broker-dealer customers.

Infrastructure/Routing Outsourcing—our open architecture provides flexible, customizable solutions for both equities and options, including data transmission, smart order routing to all major markets, ECNs and dark pools, as well as high-speed, high-messaging network connections to all major sources of liquidity.

Risk Monitoring Solutions—risk-monitoring functionality to detect potential trade errors through various analytical tools.

Algorithmic & DMA White-Labelling—gives broker-dealer customers the ability to use our Algorithmic & DMA Suite to service their own clients.

ATSs

We operate three equity ATSs: the Millennium ATS, VortEx ATS and ConvergEx Cross. ATSs improve overall execution quality by reducing information leakage, market impact and execution expenses. Unlike ATSs operated by many traditional broker-dealers, who also engage in proprietary trading and investment operations, our ATS products operate in an agency environment. Because different execution venues attract unique types of liquidity, we believe that it is a benefit to customers to offer numerous sources of specialized liquidity-finding technology, and we therefore operate multiple ATSs and offer a tool that provides continuous access to more than one of our ATSs.

Millennium ATS—the industry’s first sell-side continuous dark pool and we believe one of the most comprehensive continuous ATSs in the U.S. equities market; enables customers to pursue tailored strategies while providing execution at or within the National Best Bid/Offer price; orders are invisible and counterparties are anonymous regardless of the size of the trade; because we provide a complete end-to-end solution from execution through settlement, we believe that our customers’ identities are fully protected throughout the execution process.

VortEx ATS—a high-speed buy-side continuous dark pool, combining state-of-the-art technology with diverse sources of agency dark liquidity; resting orders enable customers to access hidden liquidity over the course of the entire trading day, helping to maximize execution probability.

ConvergEx Cross—provides anonymous execution at the midpoint with natural buy-side counterparties, providing the benefits of zero market impact trading and price improvement that only pure block crossing can offer; the natural liquidity found within our execution workflow brings together agency order flow that is difficult to find in other crossing networks.

Prime Technology Services

Through NorthPoint, which we acquired in December 2009, we have become a leading provider of prime technology services to professional investors, including hedge funds, family offices, mutual funds and registered investment advisors. We offer high-end execution systems and front-end solutions that provide customers with the ability to create and handle various order types and automate execution with proprietary strategies. Our prime technology services customers also have access to a comprehensive suite of analytics and reporting solutions, including consolidated performance and risk reporting across multiple accounts. In addition, we provide a suite of services to assist customers in raising capital and we provide securities lending services, including access to hard-to-borrow stocks.

Investment Services Segment

Our Investment Services segment utilizes the deep expertise of our professionals to provide technology-enabled services for transition management, commission management and program and high touch execution. Our Investment Services segment utilizes many of the same products and services used in our Investment Technologies segment, except that the technology is utilized directly on “our desktop.” Business lines within this segment include:

•	Transition Management—We provide portfolio transition management services to help customers manage risk and execute portfolio rebalances and asset reallocations.

•	Commission Management Services—We offer technology-enabled solutions for the administration of client commission arrangements and commission recapture.

•	Program and High Touch Execution—We provide technology-enabled program and high touch execution services for equities, fixed income, U.S. exchange-listed options and ETFs.

Each of these business lines is discussed below.

Transition Management

We provide investment advisory services to customers to assist in portfolio transitions. We provide our customers with comprehensive transition management services, including a customized transition plan, evaluation of implementation alternatives and ongoing risk management services. These services are described below.

We provide customized investment advisory and transition management services to both U.S. and non-U.S. pension fund and other asset owner customers across all asset classes, including global equities, global fixed income, U.S. exchange-listed options, futures and foreign exchange. In addition, we help customers reduce costs when transitioning assets to new advisors or when restructuring a portfolio. Our transition management services utilize our global execution expertise, access to liquidity and advanced liquidity and risk management tools. We believe that we are a leader in this market segment due to our global reach, sophisticated execution capabilities, robust liquidity management tools and other innovative technology products. Most recently, we received three best-in-class rankings for execution and pre- and post-trade analytics in the PLANSPONSOR 2010 Transition Management Survey.

TOPx Transition Optimizer—a proprietary transition-specific algorithmic tool that dynamically identifies optimal trading rates in real time as market conditions evolve.

Implementation Analytics—sophisticated analytics to estimate trading costs and identify positions that will be particularly difficult to trade.

Risk and Impact Analytics—overall project management and execution, helping customers to mitigate performance and portfolio risk resulting from market impact, including through the use of hedging strategies.

Commission Management Services

We provide the following products and services through our Commission Management Services business line:

Commission Management Portal (InterComm)—a proprietary commission management portal that automates the workflow process by enabling customers to review and approve invoices on-line.

Client Commission Arrangements—investment research from numerous independent and sell-side sources together with a trading strategy through our subsidiary, Westminster Research Associates, or “WRA”; our WRA network is a complete outsourcing solution that provides customers with a centralized account for their commission dollars, where they can earn credits either by trading through one of our execution desks or by using our extensive WRA network of over 100 top-tier institutional execution desks; customers can use credits to pay for eligible investment research from virtually any source, which enables them to reduce the number of trading partners without reducing the number of analysts they rely on; customers can anonymously evaluate and select research brokers on a cash basis, reducing the likelihood that sell-side execution counterparties will learn where the customer’s research spending is going.

Recapture Services—a continuing assignment whereby fund managers, on behalf of the asset owners, execute trades with our external network of broker-dealers, and we rebate a portion of the commission to the customer in the form of cash or payment of bona fide fund expenses, such as research; a simple and cost-effective way for asset owners to claim back a portion of the commission paid to broker-dealers.

Business Process Outsourcing—recapture, data management and tracking services to customers that use us for our client commission arrangements.

Web-based Payment Solutions—on-line research bill paying for customers that use us for client commission arrangements.

RealTick, Eze and Cogent Integration—commission management functionality, including commission management reporting.

Program and High Touch Execution

Our program and high touch execution services provide customers with execution expertise that they otherwise may not have internally, enabling them to better meet their specific execution objectives. Program and high touch execution services are especially important to customers in certain non-U.S. markets where it is more difficult to obtain liquidity and to customers who have complex trades, such as program trades, that require execution. We believe that our agency model is especially important to customers who utilize our global execution solutions, since it helps them achieve best execution. Our traders act as an extension of our customers’ desks, actively sourcing all major markets and centers of liquidity and managing complex, transactable order flow. As a result of our experience, insight and knowledge of global market structure, as well as our relationships with broker-dealers outside of the United States, we believe we are able to provide color and navigate fragmented markets to seek and manage liquidity with minimal market impact and latency. Many of our program and high touch execution customers also use one or more of our proprietary software products or other technology-enabled services.

We also provide execution solutions for asset manager customers that engage in program trading both in the U.S. and in over 100 global markets, including more than 55 electronic markets. We enable customers to take advantage of maximum liquidity and help achieve best execution in every major market. Our program execution customers have access to our execution desks which specialize in the handling of program trades.

We use our ADR Product Suite, Algorithmic & DMA Suite, IOI Trade Messenger, Perform-Ex and Smart Order Suite electronic execution tools in connection with our provision of program and high touch execution services. For a description of each of these tools, see “—Our Products and Services—Electronic Execution Tools.”

In addition, we provide our program execution customers with access to our APEX Portfolio Optimizer, which is a comprehensive proprietary software tool that is unique in the marketplace and provides customized strategies to maximize execution decisions by identifying optimal trading rates in real time as market conditions evolve. We also offer specialized services to ETFs as well as those customers wishing to trade them.

Product Development

We devote significant resources to product development. Since January 1, 2009 alone, we and our acquired businesses have internally developed or enhanced more than 60 new proprietary software products and technology-enabled services. We regularly update existing proprietary software products to provide additional functionality and enhance performance to meet evolving industry and customer needs. For example, we recently launched an enhanced version of the RealTick EMS, and we are enhancing our Eze OMS product suite by adding new risk, data warehouse and security master modules as well as additional analytics. We are also creating next-generation versions of our equity and options ATSs and smart order routing and algorithms and continuing to enhance our ETF, ADR, transition management, commission management and trade processing capabilities. In addition, we recently introduced our BLAZE Options System, which is our next-generation options sell-side platform that replaced our original sell-side platform. We also continuously devote development resources to enhancing the infrastructure that supports our products and services.

We have created a group dedicated to accelerating our development of next-generation tools and technology for our customer base, including execution, risk management and transaction cost analysis tools and technology such as algorithms and dark pool products. Through this group, we strive to continuously offer state-of-the-art, global strategies for seeking best execution worldwide. This group also performs development work at the request of certain customers to enhance our existing execution capabilities or create new execution capabilities.

We perform most of our product development through the use of our own employees. To a lesser extent, we also take advantage of offshore development arrangements with third parties in China, India and Latin America. Our use of in-house software development teams enhances our ability to introduce on a timely basis new software offerings that meet the sophisticated and specialized requirements of our customers. A critical part of our development process also involves seeking and responding to customer feedback.

As of December 31, 2010, more than 650 of our employees were dedicated to developing and supporting our products and services. Our investments in product development spend, excluding the cost of capitalized internally developed software, increased by 41% between 2007 and 2010. We expensed internal product development costs amounting to $48.8 million, $41.8 million and $37.7 million for 2010, 2009 and 2008, respectively. We also actively seek to acquire complementary technology based-products and services and have completed six acquisitions since our formation.

Sales and Marketing

Our sales efforts are focused on both increasing sales to existing customers, particularly through cross-selling, with the goal of increasing our percentage of revenues from consistent customers, and on expanding our customer base. As of December 31, 2010, we had a sales force of more than 90 people in 19 offices around the world. Sales personnel receive both a salary and sales-based commission.

We believe that our current customer base presents a substantial opportunity to grow revenues, and we therefore are highly focused on cross-selling referrals. In 2010, on a pro forma basis, approximately 1,800 of our customers, including 68 of our top 100 customers, utilized products and services in two or more of our six business lines and 54 of our top 100 customers used products and services in both of our segments. We have a formal cross-selling program to identify and capitalize on cross-selling opportunities. Our cross-selling program is managed on a company-wide basis and is administered by a committee comprised of members of our senior management. Through this committee, we seek to identify potential opportunities for cross-selling. Our compensation system provides incentives to our salespeople for successful cross-selling referrals. In addition, we have a network of referral programs with third-parties pursuant to which we refer customers to such third-parties, and new customers are referred to us.

Our corporate marketing organization is responsible for providing support to the sales organization through brand support, sales training, marketing materials, the provision of marketing events, such as conferences and seminars, corporate positioning in print and electronic media and assisting in lead-generation activities.

We are party to a marketing services agreement with BNY Mellon. Pursuant to that agreement, BNY Mellon is required to use us as its sole provider for certain execution systems, transition management, research commission services and processing and order management systems or trading systems. The marketing services agreement is discussed in more detail under “Certain Relationships and Related Party Transactions—Arrangements with BNY Mellon—Marketing Services Agreement.”

Customer Service and Support

Across our business lines, we seek to differentiate our company in the marketplace by providing customers with a high level of initial and ongoing service. We believe that our customer-focused service model contributes to our high customer retention rate and consistent customer revenues and enhances our ability to develop solutions that address our customers’ needs and to cross-sell additional products and services.

We provide comprehensive customer support for our software products, which includes implementation and training support and transactional support, 24 hours per day during the global trading week. For our OMS and EMS customers, we have dedicated regional customer support teams that address our customers’ needs in different parts of the world. These regional customer support teams are supported by scalable, multi-tier support teams centralized in the United States. In addition, for customers of our software products, including customers’ trading desks, we supervise installation of new products and upgrades of existing products, provide hotline support and help customers to optimize workflow.

Each of our support desks for electronic and high touch execution, which includes our electronic execution desk and ADR desk, provides support 24 hours per day during the global trading week. Through our desks, customers have access to our traders for insight and experience on a broad range of strategies to help them obtain optimal results in markets around the world. In addition, our support desks are equipped to provide support for all of our specialized products and services. Our traders can also provide transactional support to customers with respect to execution and trade processing issues in all major electronic markets that we service. Our trade processing employees work directly with customers, local brokers, central counterparties and settlement agents to ensure timely and smooth clearance and settlement of executed trades.

We also provide customer support in connection with our options routing and execution business and our trade processing activities. We provide execution and routing support for all U.S. options exchanges during trading hours plus one hour before and after.

Competition

The markets for the types of products and services that we provide are competitive and highly fragmented, with new entrants continually entering the market and existing players expanding into new business lines that compete with our products and services. Competitors vary in size, scope of products and services offered and platforms supported. Depending upon the particular product or service, competition is based on performance, price, features and functionality, ease of use, scalability, ability to integrate external data sources, product and company reputation, ability to cross-sell, customer relationships, service and execution. We face competition from both proprietary software systems used by our existing and potential customers, some of whom develop their own software for their particular needs, and from other providers of competing products and services.

In our Software Platforms business line, we compete primarily with Advent Software, Bloomberg, Charles River Development, SunGard and TradingScreen. In our Electronic Execution Tools business line, we compete primarily with the AES division of Credit Suisse, Bloomberg, the Redi division of Goldman, Sachs & Co. and SunGard Financial Systems. In our Intermediary Solutions business line, we compete primarily with Merlin Securities, specialized processing firms, SS&C Technologies and SunGard. In our Transition Management business line, we compete primarily with asset managers, small providers of transition management services and custodian banks. In our Commission Management Services business line, we compete primarily with commission management teams within investment banks, in-house services developed by our customers for their particular needs and with Instinet. In our Program and High Touch Execution business line, we compete primarily with smaller agency-only firms as well as with large global investment banks.

Some of our competitors have greater financial, technical and sales and marketing resources than we have. In addition, some of our software products competitors have been acquired by larger enterprises, and it is possible that even larger competitors will be created through additional acquisitions or combinations of companies and technology. Moreover, new entrants may enter one or more of our markets with alternative methods of providing products and services to our customers. See “Risk Factors—Risks Relating to Our Business—We operate in highly competitive markets and some of our competitors have greater financial, technical, sales and marketing resources than we do.”

Intellectual Property

We rely on a combination of copyright, trademark, patent and trade secret laws, confidentiality, nondisclosure and intellectual property assignment agreements with our employees, customers and vendors and other contractual and technical security measures to protect our rights in our proprietary technology. Our intellectual property portfolio includes 10 issued U.S. patents, one issued non-U.S. patent, 16 pending U.S. patent applications, 15 pending non-U.S. patent applications and 29 registered United States trademarks. We do not believe that any individual patent or trademark is material to our business.

We intend to continue to assess the appropriate intellectual property protections for those aspects of our technology and services that we believe constitute innovations providing significant competitive advantages or are otherwise worthy of protection, including seeking additional registrations for our intellectual property.

For a further discussion of our intellectual property rights, including the risks associated therewith, see “Risk Factors—Risks Relating to Our Business—We are substantially dependent on our intellectual property, and failure to protect our intellectual property rights could substantially harm our business.”

Regulation

Many aspects of our business are subject to extensive regulation under federal, state and foreign laws. The SEC, FINRA and other SROs and other regulatory bodies, such as state securities commissions and foreign regulators, promulgate and enforce numerous rules and regulations that impact our business. As a matter of public policy, regulatory bodies are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of investors in those markets, rather than protecting the interests of stockholders. Regulated entities, such as our broker-dealer entities, are subject to regulations concerning most aspects of their business, including trade practices, best execution practices, capital structure, record retention and the conduct of officers, supervisors and registered employees. We also are subject on an ongoing basis to compliance examinations and regulatory inquiries by SROs and governmental entities.

The regulatory environment in which we operate is subject to constant change and continues to evolve. For example, as a result of the recent financial crisis, the Dodd-Frank Act was enacted in July 2010. See “—Banking Regulation.” In addition, in the past two years U.S. regulators have been scrutinizing the functioning of the equity and options markets. The SEC and FINRA have adopted rules placing additional requirements on short sales of stocks, implementing pauses if the price of a stock rises or falls more than 10% in a five minute period and requiring a broker who provides access to securities markets to adopt financial and regulatory risk management controls and supervisory procedures with the goal of preventing erroneous orders, ensuring compliance with regulatory requirements and enforcing credit or capital thresholds. The SEC also has issued a sweeping concept release soliciting comments on equity market structure and has proposed rules that would require SROs to establish a consolidated audit trail system that would enable regulators to track information related to trading orders received and executed across the securities markets and a large trader reporting rule that would require entities or groups that engage in significant trading volume to register with the SEC and use a unique identifier for all trades. In addition, numerous other regulatory proposals have been made by the United States, the European Union and various foreign governments and their respective regulators and legislators, as well as by private constituencies, including industry trade groups and consumer and investor protection advocates.

Because these new rules and regulatory proposals are highly technical and contain numerous requirements that apply to each order or transaction, we expect that we would be required to incur significant costs in order to make changes to existing systems or put in place new systems to comply with them. The implementation of these new rules and regulatory proposals also could require our customers to alter their business practices, which could adversely impact our revenues. See “Risk Factors—Risks Relating to Our Business—We and our customers are subject to extensive government regulation, and new regulation could adversely affect us and our customers.”

Banking Regulation

BNY Mellon, which will directly or indirectly own     % of the voting and economic power in our business immediately after the consummation of this offering, is regulated as a BHC and an FHC by the Federal Reserve under the BHC Act. The BHC Act imposes regulations and requirements on BNY Mellon and on any company that is controlled by BNY Mellon under the BHC Act and Federal Reserve regulations. Due to the size of its voting and economic interest, we and ConvergEx Group are each deemed to be controlled by BNY Mellon and are therefore considered to be a BNY Mellon subsidiary under the BHC Act. Although we do not engage in banking operations, we are subject to regulation, supervision, examination and potential enforcement action by the Federal Reserve and to most banking laws, regulations and orders that apply to BNY Mellon as a result of being deemed to be controlled by BNY Mellon. Regulation of our operations by the Federal Reserve has not historically had a material effect on our operations, our ability to make acquisitions or the implementation of our business strategy generally. The supervision and regulation of BNY Mellon and its subsidiaries under applicable banking laws is intended primarily for the protection of BNY Mellon’s banking subsidiaries, their depositors, the deposit insurance funds of the Federal Deposit Insurance Corporation, and the banking system as a whole, rather than for the protection of our stockholders, creditors or customers or the stockholders, creditors or customers of BNY Mellon.

Following this offering, we will continue to be deemed to be controlled by BNY Mellon for bank regulatory purposes and, therefore, we will continue to be subject to regulation by the Federal Reserve and to the BHC Act, as well as certain other banking laws, regulations and orders that apply to BNY Mellon. We will remain subject to this regulatory regime until BNY Mellon is no longer deemed to control us for bank regulatory purposes, which we do not generally have the ability to control and which will not occur until BNY Mellon has significantly reduced its voting and economic interest in us. The ownership level at which the Federal Reserve would consider us no longer controlled by BNY Mellon will depend on the circumstances at that time (such as the extent of our relationship with BNY Mellon, including the relationship pursuant to the marketing services agreement and the ConvergEx Group limited liability company agreement), and could be less than 5%.

For so long as we are deemed to be controlled by BNY Mellon and BNY Mellon remains an FHC, we are subject to regulation, supervision, examination and potential enforcement action by the Federal Reserve and to most banking laws, regulations and orders that apply to BNY Mellon. Moreover, the Dodd-Frank Act calls for the issuance of numerous new regulations designed to increase and strengthen the regulation of BNY Mellon and its affiliates. For example, BHCs that are deemed to be systemically important are to be subject to heightened prudential standards (such as requirements regarding capital, leverage, liquidity, risk management, resolution plans, credit exposure reporting and concentration limits) and increased supervision. Because of its size, BNY Mellon automatically qualifies as systemically important and therefore is subject to such heightened prudential standards and increased supervision. Accordingly, for so long as we are deemed to be controlled by BNY Mellon, we will be subject to this new additional regulatory regime. We do not expect the Dodd-Frank Act to have a material impact on our business. However, significant aspects of the Dodd-Frank Act are subject to further administrative rule-making, and we cannot predict the impact of any such rule-making with certainty.

Moreover, so long as we remain controlled by BNY Mellon, we generally may conduct only activities that are authorized for an FHC under the BHC Act. The scope of services we may provide to our customers is limited under the BHC Act to those which are (i) financial in nature or incidental to financial activities or (ii) complementary to a financial activity, and do not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally. Any failure of BNY Mellon to maintain its status as an FHC would result in substantial limitations on our activities and our growth. In particular, our permissible activities could be further restricted to only those that constitute banking or activities closely related to banking. BNY Mellon’s loss of its FHC status could be caused by several factors, including any failure by BNY Mellon’s banking subsidiaries to remain sufficiently capitalized or by any examination downgrade of one of BNY Mellon’s banking subsidiaries. We have no ability to prevent such occurrences from happening.

In addition, the Federal Reserve has broad powers to approve, deny or refuse to act upon applications or notices for us to conduct new activities, acquire or divest businesses or assets, or reconfigure existing operations. We may also be prohibited by the Federal Reserve from conducting any activity that, in the Federal Reserve’s opinion, is unauthorized or constitutes an unsafe or unsound practice. Furthermore, the Federal Reserve may impose substantial fines and other penalties for violations of applicable banking laws, regulations and orders.

In addition, under the BHC Act, there are limitations on our ability to borrow from or engage in other transactions with banking subsidiaries of BNY Mellon. In general, any loans to us from a BNY Mellon bank subsidiary must be secured by designated amounts of specified collateral and are limited to 10% of the lending bank’s capital stock and surplus. In addition, transactions conducted by us with banking subsidiaries of BNY Mellon must be on terms and conditions, including credit standards, that are substantially the same, or at least as favorable to the applicable banking subsidiary, as those prevailing at the time for comparable transactions involving non-affiliates of BNY Mellon. Regulation promulgated under the Dodd-Frank Act may place certain additional restrictions on transactions between us and BNY Mellon in the future.

Furthermore, transactions conducted by us with banking subsidiaries of BNY Mellon must be on terms and conditions, including credit standards, that are substantially the same, or at least as favorable to the applicable banking subsidiary, as those prevailing at the time for comparable transactions involving non-affiliates of BNY Mellon. Statutory changes made by the Dodd-Frank Act will place certain additional restrictions on transactions between us and BNY Mellon in the future, which we do not expect to be material to us.

Net Capital Requirements

Certain of our subsidiaries are subject to the SEC’s uniform net capital rule. This rule, which specifies minimum net capital requirements for registered broker-dealers, is designed to measure the general financial integrity and liquidity of a broker-dealer and requires that at least a minimum part of its assets be kept in relatively liquid form. In general, net capital is defined as net worth (assets minus liabilities), plus qualifying subordinated borrowings and certain discretionary liabilities, less certain mandatory deductions that result from excluding assets that are not readily convertible into cash and from valuing conservatively certain other assets. Among these deductions are adjustments, commonly called haircuts, which reflect the possibility of a decline in the market value of an asset before disposition, and non-allowable assets. The uniform net capital rule prohibits payments of dividends, redemption of stock, the prepayment of subordinated indebtedness and the making of any unsecured advance or loan to a stockholder, employee or affiliate, if such payment would reduce the firm’s net capital below required levels.

In addition, each of our non-U.S. broker-dealer subsidiaries is subject to regulatory capital requirements promulgated by the regulatory and exchange authorities of the countries in which they operate, including rules of the Bermuda Monetary Authority concerning minimum liquidity, rules of the Financial Services Authority in the United Kingdom regarding minimum capital and rules of the Securities and Futures Commission in Hong Kong regarding minimum liquid capital. See Note 17 to the Consolidated Financial Statements of CovergEx Holdings for further information with respect to our broker-dealer subsidiaries.

Because we do not engage in proprietary trading or underwriting, we have modest net capital requirements. We maintain in our applicable subsidiaries net capital substantially in excess of regulatory requirements and believe that we are in compliance with all of our capital adequacy requirements.

Regulation of ATSs

Our Millennium, VortEx and ConvergEx Cross ATSs are subject to various requirements under Regulation ATS. Under Regulation ATS, an ATS that executes 5% or more of the aggregate market volume of a security for four of the preceding six calendar months must provide fair access to its system for trading in that security during the following calendar month. As an additional requirement under Regulation ATS, ATSs that execute 5% or more of the volume of a security for four of six consecutive calendar months must publicly display all orders that are displayed to more than one system participant. In keeping with its scrutiny of market structure, the SEC has made a proposal to extend public display requirements to ATSs that execute .25% or more of the volume of a security for four of six consecutive calendar months. The SEC has also made proposals relating to dark pools that would require each dark pool to publicly report each execution in its own name. If the foregoing SEC proposals are adopted in their current form, we expect that we would be required to incur significant costs in order to put in place systems to comply with them.

Moreover, the SEC recently required us to register one of our options platforms as an ATS, even though that platform does not execute trades. It is unclear how the proposed rules on dark pools, if adopted, will impact our options trading platforms and whether any such new rules will impose additional costs on our options business.

Facilities

Our headquarters are located in New York, New York, where we lease on a net basis approximately 84,000 square feet of space. We lease 29 additional commercial facilities throughout the U.S., including 10 data center and disaster recovery facilities, and an additional 10 facilities in 8 foreign countries. The facilities described above include subleased or licensed office space from BNY Mellon in 8 locations and a Florham Park, New Jersey disaster recovery facility in which we license space. Upon expiration of our leases, we do not anticipate any difficulty in obtaining renewals or alternative space. We do not own any real property. We believe that substantially all of our property and equipment is in good condition, subject to normal wear and tear, and that our facilities have sufficient capacity to meet the current and projected needs of our business.

Employees

At December 31, 2010, we had approximately 1,200 employees. Our employees are not subject to any collective bargaining agreements governing their employment with us. Of these employees, approximately 1,140 were employed in the United States, principally in New York and Massachusetts, and approximately 60 were employed outside the United States, principally in the United Kingdom and Hong Kong. We believe that our employee relations are good.

Legal Proceedings

We were named as a defendant in complaints filed by Realtime Data in the U.S. District Court for the Eastern District of Texas, Tyler Division, on July 22, 2009, May 11, 2010 and August 17, 2010. On April 11, 2011, the U.S. Court of Appeals for the Federal Circuit issued an order transferring the case to the U.S. District Court for the Southern District of New York. The defendants in each suit are the same and include, but are not limited to, several large investment and commercial banking companies. Realtime Data alleges in each suit that it is a developer of software-based and hardware-based data compression products and that we and the other defendants have, among other things, infringed patents owned by Realtime Data by making, using, selling or offering for sale financial data compression products or services. Our products that Realtime Data claims are infringing its patents are our execution and market data delivery and receipt systems. Realtime Data is seeking, among other remedies, unspecified monetary damages for alleged past and future infringement and an injunction from continuing acts of infringement or, in the alternative, a compulsory ongoing licensing fee. We believe that the allegations against us are without merit and are vigorously contesting this lawsuit.

We are involved in various other claims and lawsuits from time to time. We do not believe that the ultimate resolution of any of these other actions will have a material adverse effect on our consolidated financial position, results of operations, liquidity or capital resources.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our board of directors and our executive officers.

Name	Age	Position
Joseph M. Velli	52	Chairman of the Board of Directors and Chief Executive Officer
Charles E. Rappold	58	Vice Chairman and Chief Operating Officer
Christopher M. Springer	50	Chief Financial Officer; Senior Executive Officer of ConvergEx Holdings
Thomas M. Carroll	51	Chief Technology Officer
Lee A. Schneider	47	General Counsel
Richard Brueckner	61	Director
John Cahaly	44	Director
Barry R. Dunn	50	Director
Thomas P. Gibbons	54	Director
Sean P. McLaughlin	42	Director
Constantine S. Mihas	44	Director
Collin E. Roche	40	Director
Joseph A. Schenk	52	Director
John E. Sununu	46	Director
Bruce Van Saun	53	Director

Joseph M. Velli has served as Chairman of the board of directors and Chief Executive Officer of ConvergEx since its formation in March 2011 and of ConvergEx Holdings since October 2006. Prior to our formation, Mr. Velli served as a Senior Executive Vice President of BNY Mellon, which is an affiliate of ours, from 1998 until October 2006 and as Chief Executive Officer of BNY Securities Group from October 2002 to October 2006. Mr. Velli joined BNY Mellon in 1984. During his tenure with BNY Mellon, Mr. Velli was elected to lead its Global Issuer Services sector in 1990, and additionally assumed responsibility to lead BNY Mellon’s Consumer Banking sector in 1998. Prior to joining BNY Mellon, Mr. Velli was head of Citibank’s Depositary Receipt business. Mr. Velli also serves on the boards of directors of E*TRADE Financial Corp. and Paychex Inc. Mr. Velli received his B.A. from William Paterson University and his M.B.A. from Fairleigh Dickinson University. Mr. Velli was selected to serve as one of our directors because he is our Chief Executive Officer and because he has had a leadership role in the development and oversight of our business strategy and has extensive knowledge of our business and our industry.

Charles E. Rappold has served as Vice Chairman and Chief Operating Officer of ConvergEx since its formation in March 2011 and of ConvergEx Holdings since October 2006. Prior to our formation, Mr. Rappold served as an Executive Vice President of BNY Mellon, which is an affiliate of ours, and as Chief Operating Officer of BNY Securities Group from May 2003 to October 2006. Mr. Rappold joined BNY Mellon in 1986 and served as Head of Corporate Development from January 2001 to August 2003, Chief Administrative Officer from October 1997 to January 2001, Chief Trust Officer from January 1995 to October 1997 and Chief Legal Officer and Secretary from June 1986 to January 1995. Mr. Rappold received his A.B. from Marshall University and his J.D. from the University of Virginia School of Law.

Christopher M. Springer has served as Chief Financial Officer of ConvergEx since its formation in March 2011 and as Chief Financial Officer and a Senior Executive Officer of ConvergEx Holdings since October 2006. From October 2002 until October 2006, Mr. Springer served as Managing Director and Chief Financial Officer of BNY Securities Group. Mr. Springer served as Chief Financial Officer of the predecessor to BNY Securities Group from May 2000 until October 2002 and as a Managing Director of the predecessor to BNY Securities Group from January 1999 until October 2002. Mr. Springer received his M.S. and B.A. from the University of Mississippi.

Thomas M. Carroll has served as Chief Technology Officer of ConvergEx since its formation in March 2011 and as Chief Technology Officer of ConvergEx Holdings since August 2008. From October 2004 to April 2008, Mr. Carroll served as Managing Director and Global Head of eMarkets and Client Connectivity at HSBC Bank USA. Mr. Carroll has also held various technology-related positions at Fidelity Investments, Lehman Brothers and Salomon Brothers. Mr. Carroll received his M.B.A. from Fordham University and his B.A. from SUNY College at Cortland.

Lee A. Schneider has served as General Counsel of ConvergEx since its formation in March 2011 and as General Counsel of ConvergEx Holdings since October 2006. From July 2005 to October 2006, Mr. Schneider served as Managing Counsel, Securities and Capital Markets, for BNY Mellon, which is an affiliate of ours. From May 1999 to July 2005, Mr. Schneider served as Senior Counsel, Securities and Capital Markets at BNY Mellon. From 1996 to 1999, Mr. Schneider was associated with the law firm of Solomon, Zauderer, Ellenhorn, Frischer & Sharp. From 1992 to 1996, Mr. Schneider was associated with the law firm of Paul, Weiss, Rifkind, Wharton & Garrison. From 1991 to 1992, Mr. Schneider served as a law clerk for the Honorable Roger J. Miner of the United States Court of Appeals for the Second Circuit. Mr. Schneider received his A.B. from the University of Michigan and his J.D. from American University Washington College of Law.

Richard Brueckner has served on the board of directors of ConvergEx since May 2011 and on the board of managers of ConvergEx Holdings since October 2006. Mr. Brueckner has served as Chairman of Pershing LLC, a subsidiary of BNY Mellon, which is an affiliate of ours, since May 2007 and served as Chief Executive Officer of Pershing LLC from 2001 until October 2010. Mr. Brueckner also serves as a Senior Executive Vice President of BNY Mellon and a member of its Executive Committee. Mr. Brueckner has been a member of the FINRA Board of Governors since October 2007 and a member of the Board at Large of the Securities Industry Financial Markets Association since December 2006. Mr. Brueckner is a C.P.A. and received his B.A. from Muhlenberg College. Mr. Brueckner was selected to serve as one of our directors because he is the Chairman and Chief Executive Officer of Pershing LLC, which is a subsidiary of one of our largest stockholders, and because of his senior management experience in the institutional brokerage and clearing businesses and his related experience in finance, accounting and risk management.

John Cahaly has served on the board of directors of ConvergEx since May 2011 and on the board of managers of ConvergEx Holdings since October 2006. Mr. Cahaly has served as Chairman and Chief Executive Officer of Eze Castle Integration since January 1996. Mr. Cahaly was a co-founder of the Eze Castle family of companies, including Eze Castle Software, and served as a director of Eze Castle Software from October 2006 until August 2008. Prior to co-founding Eze Castle Software and its related businesses, Mr. Cahaly held various engineering positions at Digital Equipment Corporation from 1986 to 1995. Mr. Cahaly received a B.S. in computer engineering from Northeastern University. Mr. Cahaly was selected to serve as one of our directors because of his extensive experience in developing and marketing software products for institutional investors.

Barry R. Dunn has served on the board of directors of ConvergEx since May 2011 and on the board of managers of ConvergEx Holdings since November 2006. Mr. Dunn has served as a principal of GTCR since 2000. Prior to joining GTCR, Mr. Dunn was a principal in the Leveraged Finance Group at Banc of America Securities L.L.C. from 1988 to 2000. Mr. Dunn also serves on the boards of directors of several private companies. Mr. Dunn received his B.A. from Washington & Lee University and his M.B.A. from Duke University. Mr. Dunn was selected to serve as one of our directors because he is employed by an affiliate of one of our largest stockholders and because of his other board experience and financing and mergers and acquisitions expertise.

Thomas P. Gibbons has served on the board of directors of ConvergEx since May 2011 and on the board of managers of ConvergEx Holdings since July 2008. Mr. Gibbons has served as Chief Financial Officer of BNY Mellon, which is an affiliate of ours, since July 2008. Prior to that, Mr. Gibbons served as Senior Executive Vice President and Chief Risk Officer of BNY Mellon from July 2007 to July 2008. From September 2006 to June 2007, Mr. Gibbons served as Senior Executive Vice President and Chief Financial Officer of BNY Mellon.

From April 2005 to June 2007, Mr. Gibbons served as Senior Executive Vice President of BNY Mellon. Mr. Gibbons joined BNY Mellon in 1986 and has held a number of other senior management positions there. Mr. Gibbons received his B.S. from Wake Forest University and his M.B.A. from Pace University. Mr. Gibbons was selected to serve as one of our directors because he is employed by one of our largest stockholders and because of his senior management experience and his related experience in finance, accounting and risk management.

Sean P. McLaughlin has served on the board of directors of ConvergEx since May 2011 and on the board of managers of ConvergEx Holdings since October 2006. Mr. McLaughlin has served as President and CEO of Hurdle Rate Capital, Inc. since September 2006. Mr. McLaughlin served as Chief of Operations Support of the American Red Cross from September 2007 to September 2008. As a White House Fellow, Mr. McLaughlin served as an advisor to the Commissioner of the IRS from August 2005 to August 2006. Mr. McLaughlin was a co-founder of Eze Castle Software and several similar businesses and served as Chief Executive Officer of Eze Castle Software from 1995 to September 2005. Mr. McLaughlin received his B.A. from Harvard University. Mr. McLaughlin was selected to serve as one of our directors because of his experience managing a growing technology business and in developing and marketing software products for institutional investors.

Constantine S. Mihas has served on the board of directors of ConvergEx since May 2011 and on the board of managers of ConvergEx Holdings since October 2006. Mr. Mihas has served as a principal of GTCR since 2006. Mr. Mihas joined GTCR in 2001. Prior to that, Mr. Mihas was Chief Executive Officer of Delray Farms, Inc., which he co-founded in 1993. Prior to that, Mr. Mihas was an associate at McKinsey & Company from June 1991 to January 1994. Mr. Mihas also serves and has served on the boards of directors of several private companies including: Actient Pharmaceuticals, ATI Holdings, Devicor Medical Products, Sterigenics, Ovation Pharmaceuticals, and Managed Healthcare Associates. Mr. Mihas earned his B.S. from the University of Illinois, Chicago and his M.B.A. from Harvard University. Mr. Mihas was selected to serve as one of our directors because he is employed by an affiliate of one of our largest stockholders and due to his experience in the financial services and financial technology industry, his management experience and his financing and mergers and acquisitions expertise.

Collin E. Roche has served on the board of directors of ConvergEx since May 2011 and on the board of managers of ConvergEx Holdings since October 2006. Mr. Roche has served as a principal of GTCR since prior to 2006. Mr. Roche joined GTCR in 1996. Prior to that, Mr. Roche was an associate at EVEREN Securities and an analyst at Goldman, Sachs & Co. Mr. Roche also serves on the board of directors of PrivateBancorp, Inc. and several private companies. Mr. Roche served on the board of directors of Syniverse Holdings, Inc. from February 2002 to September 2008 and VeriFone Holdings, Inc. from July 2002 to June 2010. Mr. Roche received his B.A. from Williams College and his M.B.A. from Harvard University. Mr. Roche was selected to serve as one of our directors because he is employed by an affiliate of one of our largest stockholders and due to his experience with financial technology and financial services businesses, his public and private board experience and his financing and mergers and acquisitions expertise.

Joseph A. Schenk has served on the board of directors of ConvergEx since May 2011 and on the board of managers of ConvergEx Holdings since February 2008. Mr. Schenk has served as Senior Managing Partner of First New York Securities since June 2009. Prior to that, Mr. Schenk served as Chief Executive Officer of Pali Capital from November 2008 to March 2009 and as Chief Financial Officer and Executive Vice President of Jefferies Group from January 2000 to December 2007. From September 1997 to December 1999, Mr. Schenk served as Senior Vice President, Corporate Services, of Jefferies Group. From January 1996 to September 1997, Mr. Schenk served as Chief Financial officer and Treasurer of Tel-Save Holdings, Inc., now Talk America Holdings, Inc. From September 1993 to January 1996, Mr. Schenk served as Vice President, Capital Markets Group, of Jefferies Group. Mr. Schenk also serves on the board of directors of GAIN Capital Holdings Inc. Mr. Schenk received his B.S. from the University of Detroit. Mr. Schenk was selected to serve as one of our directors because of his senior management experience in the financial services industry and his related experience in finance, accounting and risk management.

John E. Sununu has served on the board of directors of ConvergEx since May 2011 and on the board of managers of ConvergEx Holdings since February 2009. Mr. Sununu has served as an adjunct senior policy advisor of Akin Gump Strauss Hauer & Feld LLP since July 2010. Mr. Sununu served as a member of the Congressional Oversight Panel mandated by the Troubled Asset Relief Program from December 2008 to August 2009. From January 2003 to January 2009, Mr. Sununu served as a U.S. Senator from New Hampshire. He was a member of the Committees on Banking, Commerce, Finance and Foreign Relations, and he was appointed the Congressional Representative to the United Nations General Assembly. Before his election to the Senate, Mr. Sununu served three terms as a Member of the U.S. House of Representatives from New Hampshire’s 1st District. He was Vice Chairman of the Budget Committee and a member of the Appropriations Committee. Prior to serving in Congress, Mr. Sununu served as Chief Financial Officer for Teletrol Systems, a manufacturer of building control systems. He serves on the Board of Managers of Boston Scientific Corporation and Time Warner Cable, Inc. He holds B.S. and M.S. degrees in Mechanical Engineering from the Massachusetts Institute of Technology and an M.B.A. from Harvard Business School. Mr. Sununu was selected to serve as one of our directors because of his experience in government and with public policy matters generally and his public company board experience.

Bruce Van Saun has served on the board of directors of ConvergEx since May 2011 and on the board of managers of ConvergEx Holdings since October 2006. Since October 2009, Mr. Van Saun has been the Group Finance Director and a member of the Board of The Royal Bank of Scotland Group. From July 2007 to July 2008, Mr. Van Saun served as Vice Chairman and Chief Financial Officer of BNY Mellon. From September 2006 to July 2007, Mr. Van Saun served as Vice Chairman—Asset Management and Market-Related Activities of BNY Mellon. Mr. Van Saun served as Chief Financial Officer of BNY Mellon from 1997 to August 2006. Mr. Van Saun has also held senior positions at Deutsche Bank, Wasserstein Perella Group and Kidder Peabody & Co. Mr. Van Saun has previously served on the boards of directors of Bowater Incorporated from June 2005 to January 2008, AbitibiBowater Inc. from October 2007 to April 2008, and Stride Rite Corp. Mr. Van Saun received his B.S. from Bucknell University and his M.B.A. from the University of North Carolina. Mr. Van Saun was selected to serve as one of our directors because of his senior management experience in the financial services industry and his related experience in finance and accounting, corporate financings and mergers and acquisitions.

Board of Directors

Board Composition

Our business and affairs are managed by or under the direction of our board of directors. Our board of directors currently has 11 members.

Director Independence

Our board of directors has determined that each of Messrs.                     is an independent director as defined under the rules of the                     .

Board Committees

Audit Committee. The audit committee is primarily concerned with assisting our board of directors with oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) our independent auditor’s qualifications and independence and (iv) the performance of our internal audit function and independent auditors. Our audit committee upon consummation of this offering will be comprised of Messrs.                 .

Compensation Committee. The compensation committee is primarily concerned with (i) establishing our overall compensation philosophy and policy, (ii) determining and approving our Chief Executive Officer’s compensation level, (iii) reviewing and approving total compensation for our Chief Operating Officer and Chief

Financial Officer, (iv) reviewing and approving our overall incentive pool, (v) overseeing our equity-based incentive plans and other benefit plans and (vi) overseeing compliance with all of our senior management agreements. Our compensation committee upon consummation of this offering will be comprised of Messrs.                    .

Corporate Governance and Nominating Committee. The corporate governance and nominating committee is primarily concerned with identifying individuals qualified to become members of our board of directors, selecting the director nominees for the next annual meeting of the stockholders and reviewing our corporate governance policies. The committee is responsible for reviewing director compensation and benefits, overseeing the annual self-evaluations of our board of directors and making recommendations to our board of directors concerning the structure and membership of the other board committees. Our corporate governance and nominating committee upon consummation of this offering will be comprised of Messrs.                    .

Compensation Committee Interlocks and Insider Participation

There are no compensation committee interlocks; no executive officer of ours serves as a member of the board of directors or the compensation committee of another entity that has an executive officer serving on our board of directors.

Executive Compensation

Compensation Discussion and Analysis

Overview of Our Executive Compensation Process

Our executive compensation program is overseen by the compensation committee, which operates under a written charter adopted by our board of directors. The compensation committee currently consists of Messrs. Brueckner, Cahaly and Mihas. Prior to the consummation of this offering, we intend to reconstitute the compensation committee, and it is expected that the committee will consist of Messrs.                  immediately following this offering. Our Chief Executive Officer has been and is expected to continue to be actively involved in the process of setting total compensation for our named executive officers other than himself. However, our Chief Executive Officer has not served, and will not serve, as a member of the compensation committee.

Objectives of Our Executive Compensation Program

The primary objectives of our executive compensation program are to:

•	reward employees in light of their individual contributions, to our company and our overall performance;

•	attract, retain and motivate top talent, while aligning our executives’ interests with those of our equityholders; and

•	provide compensation that reflects market norms.

Consistent with our compensation philosophy, a substantial portion of each named executive officer’s total compensation is variable and delivered on a pay-for-performance basis. The compensation committee also strives to create an executive compensation program that is competitive with the executive compensation programs of companies that compete with us for executive talent. We maintain equity incentive plans as part of our executive compensation program to provide our named executive officers with equity-based long-term incentives. We believe that our equity incentive plans reinforce our ownership culture and further broaden employee ownership over time. See “—Executive and Other Incentive Plans” for further information.

Compensation-Setting Process

The compensation committee determines the total compensation of our Chief Executive Officer. Our Chief Executive Officer does not participate in determining his total compensation. The compensation committee and our Chief Executive Officer determine the total compensation of our other named executive officers. Our Chief Executive Officer is the only executive officer that has a role in determining the compensation of these executives. The compensation committee did not retain the services of an external compensation consultant in determining 2010 compensation.

In May 2010, we retained Exequity, an independent third-party compensation consultant, to review long-term compensation programs in contemplation of our initial public offering. As part of its review, Exequity benchmarked the long-term compensation of our named executive officers against the compensation of executives of (1) certain public companies that had recently completed an initial public offering and (2) certain public companies that are engaged in lines of business that are similar to the lines of business in which we engage. Exequity also assisted us in the development of our 2010 Common Unit Option Plan (the “2010 Plan”), which permits us to grant equity incentives both prior to and following the consummation of this offering to members of our management team, including to each of our named executive officers.

For 2010 and prior years, we did not benchmark our named executive officer compensation against that of other public companies.

Components of Our Executive Compensation Program

The primary components of our executive compensation program are base salary, annual cash bonuses, equity awards and post-termination benefits. We also provide certain additional perquisites to our Chief Executive Officer. We have no specific targets for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation. The compensation committee determines what it believes to be the appropriate level and mix of the various compensation components for our Chief Executive Officer. The compensation committee and our Chief Executive Officer determine what they believe to be the appropriate level and mix of the various compensation components for our other named executive officers.

Base Salary. Generally, we believe that named executive officers’ base salaries should grow incrementally over time but that more of the “up side” of compensation should rest with annual cash bonuses. Pursuant to senior management agreements between us and each of our Chief Executive Officer and Chief Operating Officer, the base salary of each of these named executive officers may be increased, but not decreased, on an annual basis by our board of directors. In determining the annual base salaries of our Chief Executive Officer and Chief Operating Officer, the compensation committee considers a variety of factors, including seniority, experience, responsibilities, length of service, our ability to replace the individual, the other elements of such named executive officer’s compensation and the base salaries of our other executives.

Pursuant to a senior management agreement between us and Mr. Springer, Mr. Springer’s base salary may be increased, but not decreased, on an annual basis by our Chief Executive Officer. In determining the annual base salary of Mr. Springer, our Chief Executive Officer considers the same factors used by the compensation committee to determine the base salaries of our Chief Executive Officer and Chief Operating Officer. Messrs. Carroll and Schneider are not parties to senior management agreements with us, and our Chief Executive Officer determines the annual base salaries for Messrs. Carroll and Schneider. In determining the annual base salaries of Messrs. Carroll and Schneider, our Chief Executive Officer considers the same factors used by the compensation committee to determine the base salaries of our Chief Executive Officer and Chief Operating Officer.

Base salaries are reviewed annually. For 2010, the compensation committee elected to maintain the 2009 base salary levels of our Chief Executive Officer and Chief Operating Officer, and our Chief Executive Officer, with the approval of the compensation committee, elected to maintain the 2009 base salary levels of Messrs. Springer, Carroll and Schneider. These decisions reflect the challenging business environment in 2010 and our belief that a substantial portion of each executive’s compensation should be linked to the performance of our company as a whole in the form of an annual cash bonus. The base salaries for our named executive officers in 2010 were as follows: Mr. Velli, $800,000; Mr. Rappold, $525,000; Mr. Springer, $250,000; Mr. Carroll, $275,000; and Mr. Schneider, $250,000.

Annual Cash Bonus. Annual cash bonuses are a key component of our executive compensation strategy. Each of our named executive officers is eligible to receive a discretionary annual cash bonus. The purpose of our annual cash bonuses is to reward our named executive officers for achieving our annual goals and for their individual performance. We generally defer payment of a percentage of the annual cash bonus of our employees whose total annual compensation exceeds certain thresholds, including each named executive officer, for a period of 27 months after the cash bonus is awarded. For employees whose total annual compensation ranges from $250,001 to $500,000, we generally defer 20% of the annual cash bonus. For employees whose total annual compensation exceeds $500,000, we generally defer 25% of the annual cash bonus. We expect to defer a greater percentage of annual cash bonuses in 2011 and such deferrals will be paid in either cash, equity or a combination of both. We defer payment of annual cash bonuses for our named executive officers as an incentive for retention and because of our desire to include long-term compensation as part of the compensation package for our named executive as we transition to becoming a public company. In the event that the employment of Messrs. Velli or Rappold is terminated for any reason prior to the expiration of the 27-month period, he will remain entitled to receive the entire deferred portion of his annual cash bonus upon the expiration of the 27-month period. In the event that we terminate the employment of Messrs. Springer, Carroll or Schneider without cause, Messrs. Springer, Carroll or Schneider terminates his employment for good reason, or the employment of Messrs. Springer, Carroll or Schneider is terminated due to retirement or disability, in each case prior to the expiration of the 27-month period, the departing named executive officer will remain entitled to receive the entire deferred portion of his annual cash bonus upon the expiration of the 27-month period. In the event that we terminate the employment of Messrs. Springer, Carroll or Schneider for cause or Messrs. Springer, Carroll or Schneider terminates his employment without good reason, in each case prior to the expiration of the 27-month period, the deferred portion of the departing named executive officer’s annual cash bonus will be forfeited.

Each of our named executive officers receives his annual cash bonus from an aggregate bonus pool. The aggregate bonus pool represents the total amount available for annual cash bonuses for all of our employees, including each of our named executive officers. The aggregate bonus pool is determined by the compensation committee and based on the recommendation of our Chief Executive Officer. In determining the aggregate bonus pool for 2010, the compensation committee considered our overall financial performance in light of overall market conditions as measured by our operating revenues and Adjusted EBITDA, although the compensation committee did not measure our overall performance against specified performance targets. In 2010, our operating revenues increased by $14.2 million, or 2.7%, to $531.5 million and Adjusted EBITDA decreased by $3.9 million, or 2.4%, to $162.0 million. The compensation committee believes that operating revenues and Adjusted EBITDA are appropriate measures of the achievement of our annual goals because they reflect the addition of new clients, the expansion of products and services provided to existing clients, the inclusion of acquisitions and improvements in operating efficiency. The compensation committee also reviewed the total compensation of certain of our competitors as a percentage of their revenues to ensure that our total compensation reflects market norms, although the compensation committee did not benchmark individual named executive officer compensation or particular elements of named executive officer compensation. In addition, the compensation committee considered the other elements of compensation received by our named executive officers and other employees, including base salary, commissions, perquisites and supplemental benefits, in determining the aggregate bonus pool. Based on this analysis, the compensation committee set the aggregate bonus pool for 2010 at $70.02 million, which represented 13.2% of our operating revenues and 43.2% of our Adjusted EBITDA. The $70.02 million aggregate bonus pool includes commissions that are paid throughout the course of the year to certain employees, although no such commissions were paid to any of our named executive officers during 2010.

The senior management agreements between us and each of Messrs. Velli and Rappold establish individual annual cash bonus targets based on our achievement of specified performance metrics and based on substantially executing our strategic business plan, as defined by the achievement of specified strategic objectives. The compensation committee, in its discretion, elected to consider a range of factors, which are discussed below, to determine annual cash bonuses for Messrs. Velli and Rappold and did not determine the annual cash bonus for 2010 for either Mr. Velli or Mr. Rappold in accordance with the provisions of their senior management agreements. The compensation committee believes that the factors discussed below more appropriately reflect the contributions of Messrs. Velli and Rappold to our business in 2010 in light of the unanticipated and challenging market conditions that existed during that year.

The annual cash bonus for 2010 for each of our named executive officers was determined as follows:

Joseph M. Velli. Mr. Velli’s annual cash bonus for 2010 was based on the compensation committee’s assessment of our overall financial performance as measured by our operating revenues and Adjusted EBITDA compared to the revenues and Adjusted EBITDA of certain of our competitors, our completion of two strategic acquisitions in 2010, our relative performance in light of challenging market conditions, his individual performance and other elements of his compensation. Based on this assessment, the compensation committee awarded a discretionary annual cash bonus to Mr. Velli in the amount of $2,043,750 and a special deferred award in the amount of $681,250. Payment of the special deferred award has been deferred for a 27-month period and is payable as described above.

Charles E. Rappold, Christopher M. Springer, Thomas M. Carroll and Lee A. Schneider. The compensation committee approved discretionary annual cash bonuses for each of these named executive officers based on the recommendations of our Chief Executive Officer. In recommending an annual cash bonus for Mr. Rappold, our Chief Executive Officer considered the criteria that the compensation committee used to determine our Chief Executive Officer’s annual cash bonus. In recommending an annual cash bonus for Mr. Springer, our Chief Executive Officer considered our overall financial performance as measured by our operating revenues and Adjusted EBITDA compared to the revenues and Adjusted EBITDA of certain of our competitors, his growth in his position, his management of the finance department and other elements of his compensation. In recommending an annual cash bonus for Mr. Carroll, our Chief Executive Officer considered his contributions to our development of new products and services, his growth in his position, his deployment of our resources in accelerating the development of new products and services and other elements of his compensation. In recommending an annual cash bonus for Mr. Schneider, our Chief Executive Officer considered his oversight of legal, regulatory and compliance matters, his growth in his position, his management of the compliance and legal department and other elements of his compensation. Based on our Chief Executive Officer’s recommendation, the compensation committee awarded a discretionary annual cash bonus to Mr. Rappold in the amount of $956,250 and a special deferred award in the amount of $318,750. Payment of the special deferred award has been deferred for a 27-month period and is payable as described above. The compensation committee also awarded discretionary annual cash bonuses based on the recommendations of our Chief Executive Officer to each of Messrs. Springer, Carroll and Schneider in the amounts of $750,000, $625,000 and $510,000, respectively. Payment of 25% of each of these bonuses has been deferred for a 27-month period and is payable as described above.

Equity Awards. We grant options to each of our named executive officers (i) as an incentive for retention and (ii) because of our belief that as we transition to a public company, a greater percentage of our named executive officers’ total compensation should be in the form of equity.

We did not make equity awards to any of our named executive officers during 2010. In February 2011, we granted options to our named executive officers in respect of performance in 2010 pursuant to the ConvergEx Holdings 2008 Common Unit Option Plan (the “2008 Plan”) and the 2010 Plan. The 2008 Plan provides for the grant of options to purchase Class B common units of ConvergEx Holdings. Options granted under the 2008 Plan vest in equal installments of 5% per quarter over five years with the first 5% vesting three months after the grant date. Options granted under the 2008 Plan become 100% vested upon the occurrence of a qualified sale of ConvergEx Holdings if the grantee is an employee of ConvergEx Holdings at such time. The 2010 Plan provides for the grant of options to purchase Class C common units of ConvergEx Holdings. Options granted under the 2010 Plan vest in equal installments of 33 1/3% per year over three years with the first 33 1/3% vesting on the first anniversary of the grant date. In the event of a qualified sale of ConvergEx Holdings, the unvested portion of a grantee’s options that would have become vested on the next anniversary of the grant date will become vested upon the occurrence of such a sale if the grantee is employed by ConvergEx Holdings at such time. In connection with this offering, we expect to convert existing equity-based awards in ConvergEx Holdings, including under the 2008 Plan and the 2010 Plan, into equivalent awards for our Class A common stock.

The size of each option grant is based on a number of factors, and the compensation committee and our Chief Executive Officer do not use a particular formula or rely on formal procedures in making awards. In determining the size of our Chief Executive Officer’s option grant, the compensation committee considered the criteria that it used to determine our Chief Executive Officer’s 2010 annual cash bonus. Based on the foregoing, the compensation committee awarded our Chief Executive Officer options to purchase 60,000 Class B common units in ConvergEx Holdings. In recommending the size of each of our other named executive officers’ option grants to the compensation committee, our Chief Executive Officer considered the same criteria the he used to recommend 2010 annual cash bonuses for each such named executive officer. Based on the foregoing, the compensation committee awarded our named executive officers options to purchase an aggregate of 67,000 Class C common units in ConvergEx Holdings. Of these option grants, Mr. Rappold received options to purchase 30,000 Class C common units, Mr. Springer received options to purchase 12,000 Class C common units, Mr. Carroll received options to purchase 15,000 Class C common units and Mr. Schneider received options to purchase 10,000 Class C common units.

Perquisites. We provide Mr. Velli with use of a car and driver primarily for business purposes and because it enables him to make more efficient use of his time. We do not provide perquisites to any of our other employees, including other named executive officers. See “—Summary Compensation Table” for further information.

Supplemental Benefits. We provide the following benefits to our named executive officers on the same bases as provided to all of our other employees: health, dental and life insurance; vision benefits; and short- and long-term disability coverage. In addition, each of our named executive officers is eligible to participate in our tax-qualified 401(k) plan, pursuant to which our employees receive certain matching contributions and certain other contributions from us, on the same bases as all other eligible employees. We also file composite state tax returns on behalf of each eligible member of ConvergEx Holdings, including each of our named executive officers.

Post-termination Benefits. Under their respective senior management agreements, Messrs. Velli, Rappold and Springer are entitled to specified benefits in the event of termination of employment. Messrs. Carroll and Schneider are not entitled to any benefits in the event of termination of employment. See “—Senior Management Agreements” and “—Potential Payments upon Termination” for further information.

Tax and Accounting Implications

Policy on Qualifying Compensation for Deductibility. The accounting and tax treatment of particular forms of compensation has not historically materially affected our compensation decisions. However, we evaluate the effects of such accounting and tax treatment on an ongoing basis and will make modifications to compensation policies where appropriate. For instance, Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid in any taxable year to our Chief Executive Officer and certain other executive officers. However, certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The compensation committee may review the potential effect of Section 162(m) periodically and use its judgment to authorize compensation payments that may be subject to the limit when the compensation committee believes such payments are appropriate and in our best interests.

Compliance with Section 409A of the Internal Revenue Code. We structure compensation in a manner intended to avoid the incurrence of any additional tax, interest or penalties under Section 409A of the Internal Revenue Code.

Accounting for Stock-Based Compensation. We account for stock-based compensation in accordance with the requirements of ASC 718.

Summary Compensation Table

The following table summarizes the compensation of our named executive officers for 2010.

2010 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	All Other Compensation ($)		Total ($)
Joseph M. Velli, Chairman and Chief Executive Officer	2010	800,000	2,725,000	148,647	(2)	3,673,647
Charles E. Rappold, Vice Chairman and Chief Operating Officer	2010	525,000	1,275,000	10,350	(3)	1,810,350
Christopher M. Springer, Chief Financial Officer	2010	250,000	750,000	10,350	(3)	1,010,350
Thomas M. Carroll, Chief Technology Officer	2010	275,000	625,000	10,350	(3)	910,350
Lee A. Schneider, General Counsel	2010	250,000	510,000	10,350	(3)	770,350

(1)

Reflects annual cash bonuses awarded for performance during 2010. Payment of 75% of the bonus for each of our named executive officers was made in February 2011. Payment of the remaining 25% of the bonus for each of our named executive officers has been deferred. See “—Compensation Discussion and Analysis—Components of Our Executive Compensation Program—Annual Cash Bonus” for further information.

(2)	Includes $138,297 related to Mr. Velli’s use of a car and driver, a $3,000 401(k) matching contribution by us and a $7,350 401(k) profit-sharing contribution by us.
(3)	Includes a $3,000 401(k) matching contribution by us and a $7,350 401(k) profit-sharing contribution by us.

Outstanding Equity Awards at December 31, 2010

The following table summarizes all outstanding equity awards held by the named executive officers as the end of 2010.

2010 Outstanding Equity Awards at Fiscal Year End

	Option Awards(1)					Stock Awards(1)
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(2)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Joseph M. Velli	—	—	—	—	—		5,356,000	—	—
Charles E. Rappold	—	—	—	—	—		1,054,720	—	—
Christopher M. Springer	—	—	—	2.23	2/11/18		164,800	—	—
Thomas M. Carroll	—	—	—	18.77 2.26	2/20/19 9/30/19		—	—	—
Lee A. Schneider	—	—	—	18.77	10/2/16		65,920	—	—

(1)

Prior to this offering, there were no options or other equity-based awards outstanding with respect to our Class A common stock. We expect to convert existing equity-based awards in ConvergEx Holdings into equity-based awards in our Class A common stock.

(2)	Represents fair market value as of December 31, 2010 as determined by an independent third-party valuation consultant.

Option Exercises and Stock Vested

The following table summarizes all equity awards exercised or vested and value realized by the named executive officers during 2010.

2010 Option Exercises and Stock Vested

	Option Awards(1)		Stock Awards(2)
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(3)
Joseph M. Velli	—	—		5,356,000
Charles E. Rappold	—	—		1,054,720
Christopher M. Springer	—	—		164,800
Thomas M. Carroll	—	—		—
Lee A. Schneider	—	—		65,920

(1)	There were no exercises of any ConvergEx Holdings equity-based awards by our named executive officers in 2010.
(2)

Prior to this offering, there were no options or other equity-based awards outstanding with respect to our common stock. We expect to convert existing equity-based awards in ConvergEx Holdings into equity-based awards in our Class A common stock.

(3)	Represents fair market value as of December 31, 2010 as determined by an independent third-party valuation consultant.

Director Compensation

During 2010, each of Messrs. Schenk, Sununu and Van Saun received a retainer of $75,000 in respect of their service to us as a manager. In addition, all directors are reimbursed for their reasonable out of pocket expenses incurred in connection with their service as a director. Except as described above, none of our directors received any compensation in 2010 in his capacity as a director. Prior to the consummation of this offering, we expect that our board of directors will approve a compensation package for our directors who are not employed by us or our affiliated stockholders.

Senior Management Agreements

We are a party to senior management agreements with Messrs. Velli, Rappold and Springer relating to the terms of their employment with us and pursuant to which each such named executive officer acquired certain equity interests in ConvergEx Holdings. Messrs. Carroll and Schneider are not parties to senior management agreements with us. The employment terms set forth in the senior management agreements of Messrs. Velli, Rappold and Springer are set forth below.

Joseph M. Velli. On October 2, 2006, upon Holdings’ formation, we entered into a senior management agreement with Joseph M. Velli. Pursuant to this agreement, Mr. Velli serves as our Chief Executive Officer and is entitled to be a member, and Chairman, of the board of managers of ConvergEx Holdings. Mr. Velli receives a base salary of $800,000, which base salary may be increased (but not decreased) on an annual basis by the board of managers of ConvergEx Holdings. Mr. Velli is eligible to receive an annual incentive bonus of up to $2.25 million based upon our achievement of certain performance metrics and based on the execution of our strategic business plan. Mr. Velli’s annual incentive bonus opportunity may be increased (but not decreased) on an annual basis by the board of managers of ConvergEx Holdings and the board of managers of ConvergEx Holdings has discretion to pay Mr. Velli a bonus in addition to the bonus described in the preceding sentences. As discussed in “— Compensation Discussion and Analysis—Components of Our Executive Compensation Program—Annual Cash Bonus,” the compensation committee elected to consider a range of factors to determine annual cash bonus for Mr. Velli in 2010 and did not determine Mr. Velli’s annual cash bonus in accordance with the provisions of his senior management agreement. Mr. Velli is also entitled to receive certain perquisites, which are described in “— Summary Compensation Table.”

Mr. Velli’s employment will terminate upon his death or disability (as defined in the senior management agreement) and his employment may be terminated by us at any time without cause (as defined in the senior management agreement) and by the board of managers of ConvergEx Holdings with cause. In addition, Mr. Velli may terminate his employment with us at any time with or without good reason (as defined in the senior management agreement), provided that Mr. Velli must provide us with 30 days’ prior written notice if he desires to resign. Upon the termination of Mr. Velli’s employment, he is required to resign from the board of managers of ConvergEx Holdings.

In the event that we terminate Mr. Velli’s employment without cause or Mr. Velli terminates his employment for good reason, Mr. Velli will be entitled to (1) receive his base salary through the date of termination and payment of any amounts earned or due that remain unpaid, including any bonuses for performance periods that have ended on or prior to the date of termination, (2) receive an amount equal to 1.5 multiplied by the sum of Mr. Velli’s base salary plus the highest bonus earned by Mr. Velli during the two years immediately prior to the year in which the date of termination occurs, (3) receive a pro-rata bonus for the year in which the date of termination occurs based upon the highest bonus earned by Mr. Velli during the two years immediately prior to the year in which the date of termination occurs, (4) continued participation for Mr. Velli and his eligible dependents, at the same cost as Mr. Velli was paying immediately prior to the date of termination, in medical and dental plans until the earlier of eighteen months following the date of termination or coverage by a subsequent employer, (5) receive payment for any unreimbursed business expenses and (6) receive any other entitlements, payments or benefits pursuant to any applicable plan, policy, program, arrangement or agreement.

In the event that Mr. Velli’s employment is terminated by the board of managers of ConvergEx Holdings for cause or Mr. Velli terminates his employment without good reason, Mr. Velli will be entitled to receive (1) his base salary through the date of termination and payment of any amounts earned or due that remain unpaid, including any bonuses for performance periods that have ended on or prior to the date of termination, (2) payment for any unreimbursed business expenses and (3) any other entitlements, payments or benefits pursuant to any applicable plan, policy, program, arrangement or agreement.

In the event that Mr. Velli’s employment is terminated due to his death or disability (as defined in the senior management agreement), Mr. Velli or his estate will be entitled to (1) receive his base salary through the date of termination and payment of any amounts earned or due that remain unpaid, including any bonuses for performance periods that have ended on or prior to the date of termination, (2) receive a pro rata bonus for the year in which the date of termination occurs based upon the highest bonus earned by Mr. Velli during the two years immediately prior to the year in which the date of termination occurs, (3) until the consummation of our initial public offering, sell certain equity interests he holds in ConvergEx Holdings to us at the price he paid for such securities, (4) continued participation for Mr. Velli and his eligible dependents, at the same cost as Mr. Velli was paying immediately prior to the date of termination, in medical and dental plans until the earlier of the first anniversary of the date of termination or coverage by a subsequent employer, (5) receive payment for any unreimbursed business expenses and (6) receive any other entitlements, payments or benefits pursuant to any applicable plan, policy, program, arrangement or agreement.

Under the terms of the senior management agreement, Mr. Velli may not disclose any confidential information concerning us. Mr. Velli is also subject to non-competition and non-solicitation restrictions for two years following the termination of his employment for any reason.

We are required under the terms of the senior management agreement to indemnify Mr. Velli against any losses he incurs in connection with his service to us or on our behalf, subject to certain exceptions.

Charles E. Rappold. On October 2, 2006, upon Holdings’ formation, we entered into a senior management agreement with Charles E. Rappold. Pursuant to this agreement, Mr. Rappold serves as our Vice Chairman and Chief Operating Officer. Mr. Rappold receives a base salary of $525,000, which base salary may be increased (but not decreased) on an annual basis by the board of managers of ConvergEx Holdings. Mr. Rappold is eligible to receive an annual incentive bonus of up to $1.0 million based upon our achievement of certain performance metrics and based on the execution of our strategic business plan. Mr. Rappold’s annual incentive bonus opportunity may be increased (but not decreased) on an annual basis by the board of managers of ConvergEx Holdings. The board of managers of ConvergEx Holdings has discretion to pay Rappold a bonus in addition to the bonus described in the preceding sentences. As discussed in “—Compensation Discussion and Analysis—Components of Our Executive Compensation Program—Annual Cash Bonus,” the compensation committee elected to consider a range of factors to determine annual cash bonus for Mr. Rappold in 2010 and did not determine Mr. Rappold’s annual cash bonus in accordance with the provisions of his senior management agreement.

Mr. Rappold’s employment will terminate upon his death or disability (as defined in the senior management agreement) and his employment may be terminated by us at any time without cause (as defined in the senior management agreement) and by the board of managers of ConvergEx Holdings with cause. In addition, Mr. Rappold may terminate his employment with us at any time with or without good reason (as defined in the senior management agreement); provided that Mr. Rappold generally must provide us with 30 days’ prior written notice.

In the event that we terminate Mr. Rappold’s employment without cause or Mr. Rappold terminates his employment for good reason, Mr. Rappold will be entitled to (1) receive his base salary through the date of termination and payment of any amounts earned or due that remain unpaid, including any bonuses for performance periods that have ended on or prior to the date of termination, (2) receive an amount equal to 1.5 multiplied by the sum of Mr. Rappold’s base salary plus the highest bonus earned by Mr. Rappold during the two years immediately prior to the year in which the date of termination occurs, (3) receive a pro-rata bonus for the year in which the date of termination occurs based upon the highest bonus earned by Mr. Rappold during the two years immediately prior to the year in which the date of termination occurs, (4) continued participation for Mr. Rappold and his eligible dependents, at the same cost as Mr. Rappold was paying immediately prior to the date of termination, in medical and dental plans until the earlier of eighteen months following the date of termination or coverage by a subsequent employer, (5) receive payment for any unreimbursed business expenses and (6) receive any other entitlements, payments or benefits pursuant to any applicable plan, policy, program, arrangement or agreement.

In the event that Mr. Rappold’s employment is terminated by the board of managers of ConvergEx Holdings for cause or Mr. Rappold terminates his employment without good reason, Mr. Rappold will be entitled to receive (1) his base salary through the date of termination and payment of any amounts earned or due that remain unpaid, including any bonuses for performance periods that have ended on or prior to the date of termination, (2) payment for any unreimbursed business expenses and (3) any other entitlements, payments or benefits pursuant to any applicable plan, policy, program, arrangement or agreement.

In the event that Mr. Rappold’s employment is terminated due to his death or disability (as defined in the senior management agreement), Mr. Rappold or his estate will be entitled to (1) receive his base salary through the date of termination and payment of any amounts earned or due that remain unpaid, including any bonuses for performance periods that have ended on or prior to the date of termination, (2) receive a pro-rata bonus for the year in which the date of termination occurs based upon the highest bonus earned by Mr. Rappold during the two years immediately prior to the year in which the date of termination occurs, (3) until the consummation of our initial public offering, sell certain equity interests he holds in ConvergEx Holdings to us at the price he paid for such securities, (4) continued participation for Mr. Rappold and his eligible dependents, at the same cost as Mr. Rappold was paying immediately prior to the date of termination, in medical and dental plans until the earlier of the first anniversary of the date of termination or coverage by a subsequent employer, (5) receive payment for any unreimbursed business expenses and (6) receive any other entitlements, payments or benefits pursuant to any applicable plan, policy, program, arrangement or agreement.

Under the terms of the senior management agreement, Mr. Rappold may not disclose any confidential information concerning us. Mr. Rappold is also subject to non-competition and non-solicitation restrictions for two years following the termination of his employment for any reason.

We are required under the terms of the senior management agreement to indemnify Mr. Rappold against any losses he incurs in connection with his service to us or on our behalf, subject to certain exceptions.

Christopher M. Springer. On October 2, 2006, upon Holdings’ formation, we entered into a senior management agreement with Christopher M. Springer. Pursuant to this agreement, Mr. Springer serves as our Chief Financial Officer. Mr. Springer receives a base salary of $250,000, which base salary may be increased (but not decreased) on an annual basis by our Chief Executive Officer. Mr. Springer is eligible to receive an annual incentive bonus in accordance with our applicable incentive compensation plan.

Mr. Springer’s employment will terminate upon his death or disability (as defined in the senior management agreement) and his employment may be terminated by us at any time with or without cause (as defined in the senior management agreement) and by Mr. Springer at any time with or without good reason (as defined in the senior management agreement); provided that Mr. Springer must provide us with 30 days’ prior written notice if he desires to resign.

In the event that we terminate Mr. Springer’s employment without cause or Mr. Springer terminates his employment for good reason, Mr. Springer will be entitled to receive (1) his base salary through the date of termination and payment of any amounts earned or due that remain unpaid, including any bonuses for performance periods that have ended on or prior to the date of termination, (2) an amount equal to Mr. Springer’s monthly base salary for the three months immediately prior to the month in which the date of termination occurs, (3) a pro-rata bonus for the year in which the date of termination occurs based upon Mr. Springer’s bonus for the year immediately prior to the year in which the date of termination occurs, (4) payment for any unreimbursed business expenses and (5) any other entitlements, payments or benefits pursuant to any applicable plan, policy, program, arrangement or agreement.

In the event that we terminate Mr. Springer’s employment for cause or Mr. Springer terminates his employment without good reason, Mr. Springer will be entitled to receive (1) his base salary through the date of termination and payment of any amounts earned or due that remain unpaid, including any bonuses for performance periods that have ended on or prior to the date of termination, (2) payment for any unreimbursed business expenses and (3) any other entitlements, payments or benefits pursuant to any applicable plan, policy, program, arrangement or agreement.

In the event that Mr. Springer’s employment is terminated due to his death or disability, Mr. Springer or his estate will be entitled to receive (1) his base salary through the date of termination and payment of any amounts earned or due that remain unpaid, including any bonuses for performance periods that have ended on or prior to the date of termination, (2) a pro rata bonus for the year in which the date of termination occurs based upon Mr. Springer’s bonus for the year immediately prior to the year in which the date of termination occurs, (3) payment for any unreimbursed business expenses and (4) any other entitlements, payments or benefits pursuant to any applicable plan, policy, program, arrangement or agreement.

Under the terms of the senior management agreement, Mr. Springer may not disclose any confidential information concerning us. Mr. Springer is also subject to (1) non-competition restrictions for six months (or three months in the event his employment is terminated without cause or he resigns with good reason) following the termination of his employment and (2) non-solicitation restrictions for six months following the termination of his employment for any reason.

We are required under the terms of the senior management agreement to indemnify Mr. Springer against any losses he incurs in connection with his service to us or on our behalf, subject to certain exceptions.

Potential Payments upon Termination

The following tables set forth the potential payments and benefits to Messrs. Velli, Rappold and Springer under our compensation and benefit plans and contractual agreements with them assuming a termination date of

December 31, 2010. Messrs. Carroll and Schneider are not entitled to any payments or benefits in the event of termination of employment. None of our named executive officers is entitled to any payments in the event of a change of control of our company except to the extent that such a change of control entitles a named executive officer to resign for good reason pursuant to the terms of his senior management agreement, as applicable.

Payments to Joseph M. Velli Upon Termination	Without Cause or With Good Reason	For Cause or Without Good Reason	Disability	Death

Cash severance payment ($)	5,700,000	—	—	—

Bonus ($)	3,000,000	—	3,000,000	3,000,000
Payment for sale of equity interests in ConvergEx Holdings(1) ($)	—	—	5,026,406	5,026,406

Health and welfare benefits ($)	27,426	—	18,284	18,284

Total ($)	8,727,426	—	8,044,690	8,044,690

Payments to Charles E. Rappold Upon Termination	Without Cause or With Good Reason	For Cause or Without Good Reason	Disability	Death

Cash severance payment ($)	2,887,500	—	—	—

Bonus ($)	1,400,000	—	1,400,000	1,400,000
Payment for sale of equity interests in ConvergEx Holdings(1) ($)	—	—	703,662	703,662

Health and welfare benefits ($)	27,426	—	18,284	18,284

Total ($)	4,314,926	—	2,121,946	2,121,946

Payments to Christopher M. Springer Upon Termination	Without Cause or With Good Reason	For Cause or Without Good Reason	Disability	Death

Cash severance payment ($)	62,500	—	—	—
Bonus ($)	700,000	—	700,000	700,000
Health and welfare benefits ($)	—	—	—	—

Total ($)	762,500	—	700,000	700,000

(1)	Messrs. Velli’s and Rappold’s options to sell their equity interests in ConvergEx Holdings terminate upon the consummation of this offering.

Executive and Other Incentive Plans

2011 Equity Incentive Plan

Prior to the consummation of this offering, we intend to adopt a new equity incentive plan. The equity incentive plan will be designed to motivate and retain individuals who are responsible for the attainment of our primary long-term performance goals and it is anticipated that the plan would cover directors, officers and employees. The plan would provide for the grant of stock options, restricted stock and other forms of stock-based compensation to participants of the plan selected by our board of directors, a committee of our board or an administrator. We anticipate that              shares of our common stock will be reserved under the plan at the time of this offering. The terms and conditions of awards will be determined by the administrator for each grant.

Common Unit Option Plans

The board of managers of ConvergEx Holdings has granted equity awards to named executive officers and certain other employees under the ConvergEx Holdings 2006 Common Unit Option Plan (the “2006 Plan”), the 2008 Plan and the 2010 Plan. Awards under the 2006 Plan and the 2008 Plan consist of options to purchase Class B common units of ConvergEx Holdings. Awards under the 2010 Plan consist of options to purchase Class C common units of ConvergEx Holdings. See “—Compensation Discussion and Analysis” and “—Outstanding Equity Awards at December 31, 2010” for more information regarding equity awards made to our named executive officers as of December 31, 2010. In connection with this offering, we expect to convert existing equity-based awards under the 2008 Plan and the 2010 Plan into equivalent awards for our Class A common stock. We do not intend to make further grants under the 2006 Plan or the 2008 Plan.

Upon consummation of this offering, there will be outstanding options to purchase shares of Class A common stock pursuant to the 2006 Plan, options to purchase shares of Class A common stock pursuant to the 2008 Plan and options to purchase shares of Class A common stock pursuant to the 2010 Plan. Options granted under the 2006 Plan vest in equal installments of 20% per year over five years beginning on the first anniversary of the grant date. Options granted under the 2008 Plan vest in equal installments of 5% per quarter over five years with the first 5% vesting three months after the grant date. Options granted under the 2008 Plan become 100% vested upon the occurrence of a qualified sale of ConvergEx Holdings if the grantee is an employee of ConvergEx Holdings at such time. The 2010 Plan provides for the grant of options to purchase Class C common units of ConvergEx Holdings. Options granted under the 2010 Plan vest in equal installments of 33 1/3% per year over three years with the first 33 1/3% vesting on the first anniversary of the grant date. In the event of a qualified sale of ConvergEx Holdings, the unvested portion of a grantee’s options that would have become vested on the next anniversary of the grant date will become vested upon the occurrence of such a sale if the grantee is employed by ConvergEx Holdings at such time. Under each of the 2006 Plan, the 2008 Plan and the 2010 plan, vested options are exercisable only upon certain specified events, including a sale of our company, termination of employment or upon death or disability.

LiquidPoint Bonus Arrangements

In connection with our acquisition of LiquidPoint (the “LiquidPoint Acquisition”), we created an employee retention bonus plan that provides for approximately $1.2 million of bonuses to be paid over time to certain of our employees who were employees of Liquidpoint prior to the Liquidpoint Acquisition. The total amount paid in respect of the plan in 2010 was approximately $0.3 million. We are required to make payments of approximately $0.3 million in July 2011 in respect of the plan, provided that the employees eligible to receive such payments are employed by us at that time.

We also agreed to make performance-based retention bonus payments, payable over time, in the aggregate of up to $4.5 million to certain of our employees who were employees of Liquidpoint prior to the Liquidpoint Acquisition. Bonuses in an aggregate amount of $4.2 million became payable upon Liquidpoint’s achievement of certain performance targets for 2008. The total amount paid in 2010 was approximately $1.4 million.

Lastly, we created the LiquidPoint Supplemental Retention Grant Program for certain of our employees who were formerly Liquidpoint employees prior to the Liquidpoint Acquisition. The bonuses are for retention and intended to reward employees for their loyalty to us. In 2010, we made awards in an aggregate amount of approximately $1.3 million pursuant to this program. We made bonus payments pursuant to this program in the aggregate amount of approximately $1.7 million during March 2010 and $2.0 million during March 2011. In addition, we are required to make bonus payments in the amount of approximately $1.4 million during March 2012.

NorthPoint Leadership Awards

In connection with the NorthPoint Acquisition, we created a Leadership Award Program that provided bonuses to senior managers and certain other employees who were equity holders of NorthPoint prior to the NorthPoint Acquisition. This program provides for $5.0 million of potential bonuses in the aggregate, payable in 2013, 2014 and 2015 based upon NorthPoint’s achievement of certain performance targets in 2010 and 2011.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Arrangements with BNY Mellon

We are party to certain arrangements with BNY Mellon, which will own     % of the voting and economic power in our business immediately after the consummation of this offering. In addition to the arrangements described below, from time to time in the ordinary course of our business, we engage in other transactions with BNY Mellon, which are on a arms-length basis. Richard Brueckner, Chairman of Pershing LLC (“Pershing”), a subsidiary of BNY Mellon, and Thomas P. Gibbons, Chief Financial Officer of BNY Mellon, are both members of our board of directors.

During 2010, 2009 and 2008, we received $17.8 million, $34.0 million and $27.9 million, or approximately 3.3%, 6.6% and 5.1% of our revenues, from BNY Mellon, pursuant to arrangements with BNY Mellon. In addition, during 2010, 2009 and 2008, we made payments to BNY Mellon of $9.0 million, $9.7 million and $15.3 million pursuant to arrangements with BNY Mellon.

Marketing Services Agreement

We are party to a marketing services agreement with BNY Mellon. Pursuant to the marketing services agreement and subject to various limitations therein, BNY Mellon and its subsidiaries are required to use us as the sole provider of (i) high-speed and high-volume institutional execution and clearing of trades of U.S. equity securities, (ii) execution systems with respect to U.S. and non-U.S. equity securities for institutional (buy side) customers, (iii) certain transition management services for plan sponsors and/or asset managers, (iv) research commission services and processing and (v) aggregating and disseminating services relating to independent research (collectively, the “Specified ConvergEx Services”), in each case in connection with BNY Mellon’s provision of (a) ADR services, (b) stock transfer services, (c) employee stock plan and equity-based compensation plan services, (d) certain non-trustee and non-advisory services, (e) electronic execution services for U.S. equity securities using algorithmic trading and (f) other activities that were directed exclusively to our predecessor prior to our formation. In addition, the marketing services agreement requires BNY Mellon to use commercially reasonable efforts to use us as provider of the Specified ConvergEx Services in connection with certain other services it provides, and to assist us in selling certain of our services to BNY Mellon’s customers and prospects.

We are required, pursuant to the marketing services agreement, to use BNY Mellon as our principal provider of foreign exchange services, securities lending services, global liquidity services, global payment services and certain other services, in each case consistent with BNY Mellon’s provision of similar services to our predecessor prior to our formation. The marketing services agreement further requires us to use commercially reasonable efforts to use BNY Mellon as a provider of products and services where we use products and services of the type offered by BNY Mellon, in each case consistent with past practice prior to our formation.

In each case where we or BNY Mellon are required to use the other as a provider of services, we or they are not required to do so if it would violate applicable law or our fiduciary duties, the party providing the services does not meet applicable quality standards or our underlying customer objects to usage of the services. We and BNY Mellon are required to give the other competitive pricing for all services rendered.

We and BNY Mellon are required to cooperate in good faith to (i) identify other opportunities for us and BNY Mellon to provide products and services to the other party or its customers and prospects and (ii) develop new products and services to be provided by each party to the other party or its customers and prospects, in each case consistent with past practice. We and BNY Mellon are also each required to provide the other party with marketing support consistent with past practice between BNY Mellon and our predecessor prior to our formation. In addition, BNY Mellon has granted to us a non-exclusive, royalty-free, non-transferable license to use certain trademarks owned by BNY Mellon.

The marketing services agreement terminates on October 2, 2011 and is subject to early termination at any time upon the insolvency of either of the parties, or in the event of a material breach by either party that is not cured within 30 days after notice of such breach has been provided.

Financing Arrangements

We are party to certain financing arrangements with BNY Mellon and certain of its subsidiaries. These arrangements are on a arms’-length basis. See “Description of Indebtedness—Facilities with BNY Mellon” for further information.

Settlement Arrangements

Certain of our settlement agents are affiliates of BNY Mellon. These arrangements are on an arms’-length basis. For further information concerning our settlement arrangements, see “Risk Factors—Risks Relating to our Business—We are dependent on certain third-party vendors for key services.”

Transition Services Agreements, Sublease and Lease Guarantee Arrangements

Upon our formation and at the closing of our acquisition of the electronic execution portion of BNY Mellon’s institutional execution solutions business in 2008, we entered into certain transition services agreements with BNY Mellon. Except as discussed herein, services are no longer being provided under the transition services agreements. Pursuant to these agreements, BNY Mellon provides us with access to an operational risk management system and with certain administrative and desktop support services, including voice, infrastructure, connectivity, e-mail retention services and access to various software platforms, including operational risk management services and an enterprise document management system. In addition, we provide BNY Mellon with certain records retention, infrastructure support and information technology services. A majority of the services will continue to be provided by us and by BNY Mellon until various dates in 2011 unless extended.

We are party to certain sublease arrangements with BNY Mellon, including pursuant to the transition services agreements described above. These arrangements include the following: (i) BNY Mellon subleases or licenses office space to us in its leased facilities in Orlando, London, Hong Kong and Bermuda, (ii) BNY Mellon licenses space to us in its Florham Park, New Jersey facility, (iii) we co-locate sales personnel at various BNY Mellon locations around the world, including New York, Dubai and Johannesburg, and (iv) we sublease office space to BNY Mellon at our headquarters in New York. Until April 2010, BNY Mellon leased us space in its data center in Tennessee. We expect that BNY Mellon’s sublease of office space of our New York headquarters will continue for as long as the underlying lease is in effect. In addition, BNY Mellon is a guarantor of our obligations under the lease for our headquarters in New York.

Arrangements with Pershing

We provide BNY Mellon’s Pershing business unit with certain financial engineering and advanced trading solutions developed by our financial engineering group and we are reimbursed for our costs and expenses incurred in connection therewith. In addition, BNY Mellon’s Pershing business unit provides clearing services to certain of our businesses for which we pay fees.

Sublease with Hedgemark International, LLC

We expect to enter into an agreement with Hedgemark International, LLC (“Hedgemark”) pursuant to which we will sublease to Hedgemark certain office space located in New York. The sublease is expected to commence in May 2011 and to provide for payments to us during each annual period of the lease of approximately $340,000. The sublease is expected to terminate in September 2017. A subsidiary of Pershing holds a significant minority interest in Hedgemark. Pershing is a subsidiary of BNY Mellon. In addition, Richard Brueckner, who is a member of our board of directors and the Chairman of Pershing, is a member of the board of directors of Hedgemark.

Licensing of Eze OMS to First New York Securities LLC

On February 1, 2011, we entered into a licensing agreement with First New York Securities LLC (“First New York Securities”) pursuant to which First New York Securities licenses our Eze OMS. The licensing agreement has a term of three years and provides payment of licensing fees to us averaging approximately $0.8 million during each year of the agreement. In addition, we may provide custom development services to First New York Securities during the term of the agreement for which we may receive additional payments. Joseph A. Schenk, who is a member of our board of directors, is the senior managing partner of First New York Securities. In addition, we provide certain other products and services to First New York Securities on an arms’-length basis for total fees aggregating approximately $0.5 million and $0.1 million in 2010 and 2009, respectively.

Arrangements with ConvergEx Group and Our Existing Investors

Reorganization Transactions

Immediately prior to the completion of this offering, the following transactions will occur:

•

The limited liability company agreement of each of ConvergEx Holdings and ConvergEx Group will be amended and restated to, among other things, modify its capital structure by creating a single new class of units.

•

GTCR Blocker, an entity owned by affiliates of GTCR, will exchange its interests in ConvergEx Holdings for a pro rata interest in ConvergEx Group and the Eze Co-Borrower and GTCR Blocker will merge into a new wholly-owned subsidiary of ConvergEx. In connection with such transactions, GTCR Blocker’s stockholders and ConvergEx Holdings will receive                      shares of Class A common stock in the aggregate and ConvergEx will indirectly receive             % of the units of ConvergEx Group.

•

ConvergEx Holdings then will distribute interests in ConvergEx Group and Class A common stock to certain of its existing members in redemption of their units in ConvergEx Holdings. Immediately following the reorganization transactions, but prior to the offering transactions described below, there will be              units in ConvergEx Group and              shares of Class A common stock issued and outstanding.

As a result of the reorganization transactions, ConvergEx will hold units in ConvergEx Group and will be the sole managing member of ConvergEx Group. Accordingly, ConvergEx will operate and control all of the business and affairs of ConvergEx Group and, through ConvergEx Group and its operating entity subsidiaries, conduct our business. The non-managing members of ConvergEx Group will not have the ability to remove ConvergEx as the managing member of ConvergEx Group.

The number of outstanding units in ConvergEx Group owned by ConvergEx will at all times equal the number of shares of our outstanding Class A common stock. Our existing investors may exchange their units in ConvergEx Group for cash or shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

Pursuant to the limited liability company agreement of ConvergEx Group as it will be in effect at the time of this offering, ConvergEx has the right to determine when distributions will be made to unitholders of ConvergEx Group and the amount of any such distributions. If a distribution is authorized, such distribution will be made to the unitholders of ConvergEx Group pro rata in accordance with the percentages of their respective limited liability company interests.

The unitholders of ConvergEx Group, including ConvergEx will incur United States federal, state and local income taxes on their proportionate share of any taxable income of ConvergEx Group. Net profits and net losses of ConvergEx Group will generally be allocated to its unitholders (including ConvergEx) pro rata in accordance with the percentages of their respective limited liability company interests. The limited liability company agreement of ConvergEx Group will provide for cash distributions, which we refer to as “tax distributions,” to the holders of its units if ConvergEx, as the sole managing member of ConvergEx Group, determines that the taxable income of the relevant unitholder will give rise to taxable income for such holder. Generally, these tax distributions will be computed based on our estimate of the net taxable income of ConvergEx Group, allocable to a holder of its units multiplied by an assumed tax rate equal to the highest effective marginal combined United States federal, state or local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses and the character of our income). Tax distributions will be made only to the extent all distributions from ConvergEx Group for the relevant year were insufficient to cover such tax liabilities.

The limited liability company agreement of ConvergEx Group will also provide that substantially all expenses incurred by or attributable to ConvergEx (such as expenses incurred in connection with this offering), but not including obligations incurred under the tax receivable agreement by ConvergEx, income tax expenses of ConvergEx and payments on indebtedness incurred by ConvergEx, will be borne by ConvergEx Group.

Tax Receivable Agreement

As described in “Organizational Structure,” in connection with this offering, we will purchase units in ConvergEx Group from its existing members. This purchase is expected to result in increases in the tax basis of the assets of ConvergEx Group. In addition, the units in ConvergEx Group held by its members may in the future be exchanged for cash or shares of our Class A common stock. The exchanges may also result in increases in the tax basis of the assets of ConvergEx Group. These increases in tax basis may reduce the amount of tax that we would otherwise be required to pay in the future.

Prior to the consummation of the offering, we will enter into a tax receivable agreement with our existing investors that will provide for the payment by us to them of     % of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of these increases in tax basis. We expect to benefit from the remaining     % of cash savings, if any, in income tax that we realize. For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of ConvergEx Group as a result of the exchanges and had we not entered into the tax receivable agreement. The term of the tax receivable agreement will commence upon consummation of this offering and will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement for an amount based on agreed payments remaining to be made under the agreement.

Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase, we will not be reimbursed for any payments previously made under the tax receivable agreement. As a result, in certain circumstances we could make payments under the tax receivable agreement in excess of our cash tax savings. However, the other parties thereto receive     % of our cash tax savings, leaving us with     % of the benefits of the tax savings. While the actual increase in tax basis, as well as the amount and timing of any payments under the agreement, will vary depending upon a number of factors, including the timing of exchanges, the price of shares of our Class A common stock at the time of such exchange, the extent to which such exchanges are taxable and the amount and timing of our income, we expect that, as a result of the size of the increases in the tax basis of the tangible and intangible assets of ConvergEx Group attributable to our interest therein, during the expected term of the tax receivable agreement, the payments that we may make thereunder could be substantial.

See also “Organizational Structure—Offering Transactions,” “Risk Factors—Risks Relating to Our Organizational Structure—We will be required to pay our existing investors for most of the benefits relating to any additional tax depreciation or amortization deductions we may claim as a result of the tax basis step-up we receive in connection with this offering and related transactions, and the amounts we pay could be significant” and “Risk Factors—Risks Relating to Our Organizational Structure—In certain cases, payments under the tax receivable agreement to our existing investors may be accelerated and/or significantly exceed the actual benefits we realize in respect of the tax attributes subject to the tax receivable agreement.”

Transactions with Related Persons Generally

Any material transaction involving our directors, nominees for director, executive officers and their immediate family members and us or any of our affiliates will be reviewed by the audit committee. The policies and procedures for related party transactions are not in writing, but the proceedings are expected to be documented in the minutes of the audit committee.

Indemnification Agreements

We expect to enter into indemnification agreements with each of our executive officers and directors that provide, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our Class A common stock and the Class B common stock and units in ConvergEx Group by:

•	each person known to us to beneficially own more than 5% of our Class A common stock and Class B common stock and units in ConvergEx Group;

•	each of our directors;

•	each of our named executive officers;

•	all of our directors and executive officers as a group; and

•	each selling stockholder.

The number of our shares and units of ConvergEx Group outstanding and percentages of beneficial ownership before this offering set forth below are based on the number of our shares and units in ConvergEx Group to be issued and outstanding immediately prior to this offering after giving effect to the reorganization transactions described in “Organizational Structure.” The number of our shares and units of ConvergEx Group and percentages of beneficial ownership after this offering set forth below are based on the number of our shares and units of ConvergEx Group to be issued and outstanding immediately after this offering. For a description of the material relationships between us and the selling stockholders, see “Certain Relationships and Related Party Transactions”.

Beneficial ownership is determined in accordance with the rules of the SEC. To our knowledge, each stockholder and member will have sole voting and investment power with respect to the shares and units indicated as beneficially owned, unless otherwise indicated in a footnote to the following table.

	Shares of Class A Common Stock Beneficially Owned(2)						Units in ConvergEx Group Beneficially Owned(2)						% of Combined Voting Power of ConvergEx(3)
Name and Address of Beneficial Owner(1)	Prior to the Offering of Class A Common Stock		After the Offering of Class A Common Stock Assuming the Underwriters’ Option is Not Exercised		After the Offering of Class A Common Stock Assuming the Underwriters’ Option is Exercised in Full		Prior to the Offering of Class A Common Stock		After the Offering of Class A Common Stock Assuming the Underwriters’ Option is Not Exercised		After the Offering of Class A Common Stock Assuming the Underwriters’ Option is Exercised in Full		Prior to the Offering of Class A Common Stock	After the Offering of Class A Common Stock Assuming the Underwriters’ Option is Not Exercised	After the Offering of Class A Common Stock Assuming the Underwriters’ Option is Exercised in Full
	Number	%	Number	%	Number	%	Number	%	Number	%	Number	%
ConvergEx Holdings
Joseph M. Velli
Charles E. Rappold
Christopher M. Springer
Thomas M. Carroll
Lee A. Schneider
Richard Brueckner
John Cahaly
Barry R. Dunn
Thomas P. Gibbons
Sean P. McLaughlin
Constantine S. Mihas
Collin E. Roche
Joseph A. Schenk
John E. Sununu
Bruce Van Saun
Directors and executive officers as a group (15 persons)

*	Denotes beneficial ownership of less than 1%.
(1)	Unless otherwise indicated, the address for each of the named beneficial owners is 1633 Broadway, 48th Floor, New York, New York 10019.

(2)

The units of ConvergEx Group are exchangeable for cash or shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Beneficial ownership of units of ConvergEx Group reflected in this table has not also been reflected as beneficial ownership of the shares of our Class A common stock for which such units may be exchanged.

(3)

Percentage of total voting power with respect to all shares of our Class A common stock and Class B common stock, voting together as a single class. Our Class B common stock does not have any of the economic rights associated with our Class A common stock. See “Description of Capital Stock.”

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material features of our capital stock. For additional detail, please see our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which are exhibits to the registration statement of which this prospectus forms a part.

Upon the consummation of this offering, our authorized capital stock will consist of (i)              shares of Class A common stock, par value $0.01 per share, of which              shares will be issued and outstanding, (ii)              shares of Class B common stock, par value $0.01 per share, of which              shares will be issued and outstanding, and (iii)              shares of preferred stock, par value $0.01 per share, none of which will be issued and outstanding.

Common Stock

Class A Common Stock

Voting Rights. Holders of our Class A common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Holders of our Class A common stock and Class B common stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

Dividend Rights. Holders of our Class A common stock shall be entitled to receive dividends if, as and when dividends are declared from time to time by our board of directors out of funds legally available for that purpose, subject to the rights of holders of any then-outstanding shares of any series of preferred stock ranking pari passu or senior to the Class A common stock with respect to dividends. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on various factors and considerations. We do not intend to pay cash dividends on our Class A common stock in the foreseeable future. See “Dividend Policy.”

Liquidation Rights. In the event of our liquidation, dissolution or winding up, the holders of our Class A common stock will be entitled to receive ratably the assets available for distribution to our stockholders after payment of liabilities and payment of liquidation preferences on any outstanding shares of our preferred stock.

Other Rights. Holders of our Class A common stock do not have preemptive, subscription, redemption or conversion rights. Pursuant to an exchange agreement, holders of units in ConvergEx Group may exchange their units for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

Class B Common Stock

Each member of ConvergEx Group, other than ConvergEx, will receive one share of Class B common stock for each unit in ConvergEx Group that such member holds. Shares of our Class B common stock will entitle the holder to one vote for each share held on all matters on which stockholders generally are entitled to vote. If a holder of our Class B common stock exchanges any of its units in ConvergEx Group for shares of our Class A common stock, the shares of our Class B common stock held by such holder and attributable to the exchanged units of ConvergEx Group will automatically be transferred to us and will be retired without any further action.

Holders of our Class A common stock and Class B common stock will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law.

Holders of our Class B common stock will not have any right to receive dividends or to receive a distribution upon a liquidation or winding up of ConvergEx.

Preferred Stock

Shares of preferred stock may be issued from time to time at the discretion of our board of directors without stockholder approval. The board of directors is authorized to issue these shares in different classes and series and, with respect to each class or series, to determine the dividend rate, the redemption provisions, conversion provisions, liquidation preference and other rights and privileges not in conflict with our Amended and Restated Certificate of Incorporation.

The issuance of any of our preferred stock could provide needed flexibility in connection with possible acquisitions and for other corporate purposes, however, the issuance could also make it more difficult for a third party to acquire a majority of our outstanding voting stock or discourage an attempt to gain control of us. In addition, the board of directors, without stockholder approval, can issue shares of preferred stock with voting and conversion rights which could adversely affect the voting power and other rights of the holders of our Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate acquisitions.

Directors’ Exculpation and Indemnification

Our Amended and Restated Certificate of Incorporation provides that none of our directors shall be liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent otherwise required by the DGCL. The effect of this provision is to eliminate our rights, and our stockholders’ rights, to recover monetary damages against a director for breach of a fiduciary duty of care as a director. This provision does not limit or eliminate our right, or the right of any stockholder, to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, our Amended and Restated Certificate of Incorporation provides that, if the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. These provisions will not alter the liability of directors under federal or state securities laws. Our Amended and Restated Certificate of Incorporation also includes provisions for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the DGCL. We have entered into an indemnification agreement with each of our directors which requires us, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service as a director (other than liabilities arising from willful misconduct of a culpable nature). We also intend to maintain director and officer liability insurance.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

Certain provisions of Delaware law and our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws could make more difficult the acquisition of our company by means of a tender offer, a proxy contest or otherwise or the removal of incumbent officers and directors. These provisions, summarized below, may discourage certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of our company to first negotiate with our company. We believe that the benefits of increased protection of our company’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Business Combinations with Interested Stockholders

We will be subject to Section 203 of the DGCL regulating corporate takeovers which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with an “interested stockholder” (as defined below) for a period of three years following the date that such stockholder became an interested stockholder.

Section 203 of the DGCL defines “business combination” to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation in a transaction involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Election of Directors and Stockholders Meetings

Our directors are elected annually. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws do not provide for cumulative voting in the election of directors.

Our Amended and Restated Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

Special meetings of stockholders may be called by our chairman, or by a resolution adopted by our board of directors.

Our Amended and Restated Certificate of Incorporation provides that stockholders may not act by written consent.

Amendment of Certificate of Incorporation and Bylaw Provisions

Amendment of the provisions of our Amended and Restated Certificate of Incorporation generally will require an affirmative vote of our directors, as well as the affirmative vote of at least a majority of our then outstanding common stock. Our Amended and Restated Bylaws may be amended by the affirmative vote of our directors or by the affirmative vote of a majority of our then outstanding common stock.

Listing

We intend to apply to have our Class A common stock listed on the              under the symbol “CVGX.”

Transfer Agent And Registrar

The transfer agent and registrar for our Class A common stock is             .

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our Class A common stock. We cannot predict the effects, if any, that sales of shares of our Class A common stock or the availability of shares of our Class A common stock for future sale, will have on the prevailing market prices for our Class A common stock. Sales of our Class A common stock, or the perception that such sales could occur, may adversely affect the prevailing market prices for our Class A common stock and could impair our future ability to obtain capital through an offering of equity securities. See “Risk Factors—Risks Relating to this Offering and Ownership of our Class A Common Stock.”

Sale of Restricted Shares

Upon consummation of this offering, we will have              shares of our Class A common stock outstanding. Of these shares, the              shares sold in this offering will be freely tradable without further restriction or registration under the Securities Act, except that any shares purchased by our affiliates may generally only be sold in compliance with Rule 144, which is described below. The remaining              shares will be deemed “restricted securities” under the Securities Act.

In addition, upon consummation of this offering, our existing investors will hold              shares of our Class B common stock and              units in ConvergEx Group. Our existing investors will have the right to exchange their units in ConvergEx Group for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. If a holder of our Class B common stock exchanges any of its units in ConvergEx Group for shares of our Class A common stock, the shares of our Class B common stock attributable to the exchanged units of ConvergEx Group will automatically be transferred to ConvergEx and be retired without any further action. Shares of our Class A common stock issuable to our existing investors upon an exchange of units in ConvergEx Group will be deemed “restricted securities” under the Securities Act.

Restricted securities may be sold in the public market only if they qualify for an exemption from registration under Rule 144 or any other applicable exemption.

Rule 144

In general, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders), would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our Class A common stock or the average weekly trading volume of our Class A common stock on the              during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Lock-up Agreements

In connection with this offering, we, our executive officers and directors, and certain other persons will agree with the underwriters to enter into lock-up agreements described in “Underwriting.”

DESCRIPTION OF INDEBTEDNESS

The key terms of certain of our credit agreements are described below. These descriptions are not complete and are qualified in their entirety by reference to the complete texts of the credit agreements and subsequent amendments, copies of which have been filed as exhibits to this registration statement, of which this prospectus forms a part.

First Lien Debt

On December 17, 2010, ConvergEx Holdings and certain of its subsidiaries, including ConvergEx Group, entered into a first lien credit facility with various lenders and Bank of America, N.A. as administrative agent and collateral agent.

Structure. The first lien credit facility consists of a $610.0 million first lien term loan facility and a $100.0 million first lien revolving facility, which facilities may be increased under certain circumstances by an uncommitted incremental facility for working capital or general corporate purposes, provided that (i) the aggregate principal amount of incremental loans, when taken together with any incremental loans incurred under the second lien credit facility, does not exceed $200.0 million and (ii) the aggregate principal amount of all incremental revolving loans incurred pursuant to the first lien credit facility does not exceed $50.0 million at any time. A portion of the revolving facility is available for letters of credit and swing line loans. The full amount of the first lien term loan facility was drawn at the closing of the first lien credit facility on December 17, 2010. As of December 31, 2010, the outstanding balance due under the first lien term loan facility was $610.0 million and there were no amounts outstanding under the revolving facility. Subject to customary conditions, including the absence of defaults under the first lien credit facility, amounts available under the revolving facility may be borrowed, repaid and reborrowed until the earliest to occur of (i) December 17, 2015, (ii) the date on which the lenders’ revolving commitments are permanently reduced to zero and (iii) the date on which the lenders’ revolving commitments are terminated.

Use of Proceeds. Proceeds from the first lien term loan facility were used to repay, in part, all amounts outstanding under certain prior credit agreements. Proceeds from revolving loans made after the closing of the first lien credit facility may be used exclusively for working capital and general corporate purposes, including permitted acquisitions, making deposits at clearing organizations and clearing banks, and the organization of certain joint ventures.

Maturity, Amortization and Prepayment. The first lien term loan facility amortizes in equal consecutive quarterly installments of $1,525,000 (which amount will be increased to the extent all or a portion of the incremental facility is funded and drawn), with the balance payable on the earlier of December 17, 2016 or such date as the first lien term loan facility otherwise becomes due and payable in full.

The first lien credit facility is subject to mandatory prepayment with: (i) 100% of the net cash proceeds of certain asset sales, subject to certain reinvestment rights; (ii) 100% of the net cash proceeds of insurance paid on account of any loss of any property or assets, subject to certain reinvestment rights; (iii) 100% of the net cash proceeds of debt incurrences (other than debt incurrences permitted under the first lien credit facility); and (iv) a percentage of excess cash flow, as defined in the first lien credit facility, for each fiscal year (which percentage ranges from 50% to 0% depending on the leverage ratio as of the last day of the most recently ended fiscal year).

Interest. The loans under the first lien credit facility bear interest, at the option of the applicable borrower, at a rate per annum equal to either: (i) the base rate (as defined in the first lien credit facility), plus an applicable margin; or (ii) the adjusted Eurodollar rate (as defined in the first lien credit facility), plus an applicable margin. In the case of term loans and revolving loans that are Eurodollar rate loans, the applicable margin ranges from 3.50% to 3.75% based on the leverage ratio. In the case of term loans, swing line loans and revolving loans that are base rate loans, the applicable margin ranges from 2.50% to 2.75% based on the leverage ratio. During the continuance of any payment event of default, the first lien credit facility loans will bear interest at the rate of 2.0% per annum in excess of the per annum rate that would otherwise be in effect.

Guarantees and Security. The first lien credit facility, and any obligations under any hedging agreements entered into between any borrower or guarantor and any counterparty that is (or was at the effective date of such hedging agreement) a lender under the first lien credit facility (or any affiliate thereof) are guaranteed by ConvergEx Group, each of its subsidiaries that is a party to the first lien credit facility and each of its future subsidiaries that become guarantors pursuant to the first lien credit facility, subject to certain exceptions for foreign subsidiaries and broker-dealer subsidiaries. Subject to certain customary exceptions, the borrowers and the guarantors granted to the lenders under the first lien credit facility a first priority security interest in and lien on specified assets, including all of the capital stock of broker-dealer subsidiaries wholly-owned by each borrower or one or more wholly-owned subsidiaries of such borrower, pursuant to the terms of collateral documents delivered by each of them pursuant to the first lien credit facility.

Fees. Certain customary fees are payable to the lenders and the agents under the first lien credit facility, including, without limitation, an administrative fee, a commitment fee based upon non-use of available funds, letter of credit fees, issuer fronting fees and fees payable upon certain prepayments and amendments to the first lien credit facility.

Covenants. The first lien credit facility contains various customary affirmative and negative covenants (subject to materiality thresholds, baskets, and customary exceptions and qualifications), including, but not limited to, restrictions on the ability of us and our subsidiaries who are party to the first lien credit facility to: (i) dispose of assets or stock; (ii) incur additional indebtedness and guarantee obligations; (iii) pay certain dividends; (iv) create liens on assets; (v) make investments, loans or advances; (vi) restrict distributions to the borrowers or guarantors from their subsidiaries; (vii) engage in mergers or consolidations; (viii) engage in certain transactions with affiliates; (ix) incur additional negative pledges; (x) incur capital expenditures; (xi) change their fiscal year or the lines of business in which they are involved; (xii) enter into sale-leaseback transactions; (xiii) make payments with respect to any subordinated indebtedness and certain other debt; (xiv) change the conduct of their business; or (xv) amend their organizational documents. In addition, under the first lien credit facility, commencing with the fiscal quarter ended March 31, 2011 we are required to maintain an interest coverage ratio of not less than 2.00:1.00 and a leverage ratio of no more than 6.00:1.00. The facility also contains certain limitations regarding capital expenditures.

Events of Default. The first lien credit facility contains customary events of default (subject to certain exceptions, thresholds and grace periods), including, without limitation: (i) nonpayment of principal or interest; (ii) failure to perform or observe covenants; (iii) inaccuracy or breaches of representations and warranties; (iv) cross-defaults with certain other indebtedness; (v) certain bankruptcy related events; (vi) impairment of security interests in collateral or invalidity or unenforceability of the first lien credit facility documents; (vii) monetary judgment defaults; (viii) certain Employee Retirement Income Security Act, or ERISA, matters; and (ix) certain change of control events.

Second Lien Debt

On December 17, 2010, ConvergEx Holdings and certain of its subsidiaries, including ConvergEx Group, entered into a second lien credit facility with various lenders and Bank of America, N.A. as administrative agent and collateral agent.

Structure. The second lien credit facility consists of a $140.0 million second lien term loan facility, which may be increased under certain circumstances by an uncommitted incremental facility for working capital or general corporate purposes, provided that the aggregate principal amount of incremental loans, when taken together with any incremental loans incurred under the first lien credit facility, may not exceed $200.0 million. The full amount of the second lien term loan facility was drawn at the closing of the second lien credit facility on December 17, 2010. As of December 31, 2010, the outstanding balance due under the second lien term loan facility was $140.0 million.

Use of Proceeds. Proceeds from the second lien term loan facility were used to repay, in part, all amounts outstanding under certain prior credit agreements.

Maturity and Prepayment. The second lien term loan facility must be paid in full on the earlier of December 17, 2017 or such date as the second lien term loan facility otherwise becomes due and payable in full. The second lien credit facility is subject to mandatory prepayment according to terms that are substantially similar to those found in the first lien credit facility, excluding clause (iv) described under Maturity, Amortization and Prepayment in the description of the first lien credit facility.

Interest. The loans under the second lien credit facility bear interest, at the option of the applicable borrower, at a rate per annum equal to either: (i) the base rate (as defined in the second lien credit facility), plus an applicable margin; or (ii) the adjusted Eurodollar rate (as defined in the second lien credit facility), plus an applicable margin. In the case of term loans that are adjusted Eurodollar rate loans, the applicable margin is 7.00%. In the case of term loans that are base rate loans, the applicable margin is 6.00%. During the continuance of any payment event of default, the second lien credit facility loans will bear interest at the rate of 2.0% per annum in excess of the per annum rate that would otherwise be in effect.

Guarantees and Security. The second lien credit facility is guaranteed by ConvergEx Holdings, each of its subsidiaries that is a party to the second lien credit facility and each of its future subsidiaries who become guarantors pursuant to the second lien credit facility, subject to certain exceptions for foreign subsidiaries and broker-dealer subsidiaries. Subject to certain customary exceptions, the borrowers and the guarantors granted to the lenders under the second lien credit facility a second priority security interest in and lien on specified assets, including all of the capital stock of broker-dealer subsidiaries wholly owned by each borrower or one or more wholly-owned subsidiaries of such borrower, pursuant to the terms of collateral documents delivered by each of them pursuant to the second lien credit facility.

Covenants. The second lien credit facility contains various customary affirmative and negative covenants that are substantially similar to those found in the first lien credit facility. In addition, under the second lien credit facility, commencing with the fiscal quarter ending March 31, 2011 we are required to maintain an interest coverage ratio of not less than 1.75:1.00 and a leverage ratio of no more than 6.75:1.00. The facility also contains certain limitations regarding capital expenditures.

Events of Default. The second lien credit facility contains customary events of default that are substantially similar to those found in the first lien credit facility.

Facilities with BNY Mellon

Certain subsidiaries of BNY Mellon are providers of uncommitted liquidity facilities to a broker-dealer subsidiary of our company in the amount of $245.0 million. As of December 31, 2010, no amounts were outstanding under any of these facilities. The interest rates of the liquidity facilities vary based on the cost of funds to BNY Mellon or its applicable subsidiary. These liquidity facilities have no defined maturity dates. In addition, the broker-dealer subsidiary maintains a $25.0 million floating rate committed revolving term subordinated note with BNY Mellon due on December 15, 2013 at an interest rate of LIBOR plus 4.0% which is available for its regulatory capital needs. There was no outstanding balance on this note as of December 31, 2010.

Liquidity Facilities with Banks and Settlement Agents

A broker-dealer subsidiary of our company has five uncommitted liquidity facilities with four banks, which allow it to make short-term borrowings of cash and securities to settle customer trades in advance of the receipt of cash and securities from the customers or market-side counterparties. The liquidity facilities are at the discretion of the banks and the banks may choose not to lend at any time. The liquidity facilities permit such broker-dealer subsidiary to borrow, in the aggregate, up to $265.0 million. The interest rates of the liquidity facilities vary based on the cost of funds of the liquidity provider. The liquidity facilities have no defined maturity dates. Borrowings under three of the liquidity facilities are collateralized by unsettled customer securities. The remaining liquidity facilities are unsecured. No amounts were outstanding under these liquidity facilities as of December 31, 2010.

In addition, a broker-dealer subsidiary of our company meets overnight financing requirements for international unsettled customer delivery versus payment transactions and differing local settlement cycles through uncommitted overdraft agreements with various local clearing settlement agents, and funds deposit requirements with pledged collateral as of December 31, 2010 consisting of $39.7 million of cash deposit accounts and cash equivalents. The interest rates on these overdraft agreements vary based on the cost of funds to the settlement agents.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material United States federal income and estate tax consequences of the ownership and disposition of our Class A common stock as of the date hereof. This discussion does not address all aspects of United States federal income and estate taxes and does not include a detailed description of the U.S. federal income tax considerations applicable to a stockholder that is subject to special treatment under U.S. federal income tax laws, such as United States expatriates, “controlled foreign corporations,” “passive foreign investment companies,” “foreign personal holding companies,” corporations that accumulate earnings to avoid United States federal income tax, dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding Class A common stock as part of a hedging, integrated, conversion or straddle transaction or persons deemed to sell Class A common stock under the constructive sale provisions of the Internal Revenue Code of 1986, as amended, or the Code, traders in securities that have elected the mark-to-market method of accounting, persons liable for alternative minimum tax, entities that are treated as partnerships for U.S. federal income tax purposes, U.S. persons whose “functional currency” is not the U.S. dollar and investors in pass-through entities that are subject to special treatment under the Code. This summary assumes holders hold our Class A common stock as capital assets (generally, for investment purposes). Holders are urged to consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Furthermore, the discussion below is based upon the provisions of the Code, and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below. Persons considering the purchase, ownership or disposition of our Class A common stock are urged to consult their own tax advisors concerning the United States Federal tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

If a partnership holds our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Persons who are partners of partnerships holding our Class A common stock are urged to consult their tax advisors.

For purposes of this discussion, a U.S. Holder is a beneficial holder of our Class A common stock that is an individual citizen or resident of the United States, a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

As used in this discussion, the term Non-U.S. Holder means a beneficial owner of Class A common stock that is not a U.S. Holder.

U.S. Holders

Dividends. As described under the “Dividend Policy” above, we do not anticipate paying cash dividends on our Class A common stock in the foreseeable future. Distributions with respect to our Class A common stock, if any, will be includible in the gross income of a U.S. Holder as ordinary dividend income to the extent paid out of current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of current or accumulated earnings and profits would be treated as a return of the U.S. Holder’s tax basis in its Class A common stock and then as gain from the sale or exchange of the Class A common stock. Under current law, if certain requirements are met, a maximum 15% U.S. federal income tax rate will apply to any dividends paid to a holder of our Class A common stock who is a U.S. individual and that is included in the U.S. Holder’s income prior to January 1, 2013. Under current law, dividends included in a U.S. Holder’s income after that date would be subject to a maximum 20% U.S. federal income tax rate.

Distributions to U.S. Holders that are corporate shareholders, constituting dividends for U.S. federal income tax purposes, may qualify for the 70% dividends received deduction (“DRD”), which is generally available to corporate shareholders that own less than 20% of the voting power or value of the outstanding stock of the distributing corporation. A U.S. Holder that is a corporate shareholder holding 20% or more of the distributing corporation may be eligible for an 80% DRD. No assurance can be given that we will have sufficient earnings and profits (as determined for U.S. federal income tax purposes) to cause any distributions to be eligible for a DRD. In addition, a DRD is available only if certain holding periods and other taxable income requirements are satisfied. The length of time that a U.S. Holder has held stock is reduced by any period during which the U.S. Holder’s risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales, or other similar transactions. Also, to the extent that a corporation incurs indebtedness that is directly attributable to an investment in the stock on which the dividend is paid, all or a portion of the DRD may be disallowed. In addition, any dividend received by a corporation may also be subject to the extraordinary distribution provisions of the Code.

Disposition of Class A Common Stock. A U.S. Holder will generally recognize gain or loss on the taxable sale, exchange, or other disposition of such stock in an amount equal to the difference between such U.S. Holder’s amount realized on the sale and its tax basis in the Class A common stock sold. A U.S. Holder’s amount realized will equal the amount of cash and the fair market value of any property received in consideration of its stock. The gain or loss will be capital gain or loss if the U.S. Holder holds the Class A common stock as a capital asset, and will be long-term capital gain or loss if the Class A common stock is held for more than one year at the time of disposition. Capital loss can generally only be used to offset capital gain (individuals may also offset excess capital losses against up to $3,000 of ordinary income per tax year). Under current law, long-term capital gain recognized by an individual U.S. Holder prior to January 1, 2013 is subject to a maximum 15% U.S. federal income tax rate. Long-term capital gain recognized by an individual U.S. Holder after that date would be subject to a maximum 20% U.S. federal income tax rate.

Medicare Tax. For taxable years beginning after December 31, 2012, a U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare Tax”) on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder net investment income will generally include its gross dividend income and its net gains from the disposition of the stock, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare Tax to your income and gains in respect of your investment in the notes.

Information Reporting and Backup Withholding. In general, dividends on our Class A common stock, and payments of the proceeds of a sale, exchange or other disposition of our Class A common stock paid to a U.S. Holder are subject to information reporting and may be subject to backup withholding at a current maximum rate of 28% unless the U.S. Holder (i) is a corporation or other exempt recipient or (ii) provides an accurate taxpayer identification number and certifies that it is not subject to backup withholding.

Backup withholding is not a tax. Any amounts withheld by operation of the backup withholding rules from a payment to a U.S. Holder will be refunded or allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, if any, provided that any required information is furnished to the IRS in a timely manner.

Non-U.S. Holders

Dividends. As described under “Dividend Policy” above, we do not anticipate paying cash dividends on our Class A common stock in the foreseeable future. Distributions, if any, made to a Non-U.S. Holder out of our current or accumulated earnings and profits generally will constitute dividends for U.S. tax purposes. Dividends paid to a Non-U.S. Holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the Non-U.S. Holder, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Non-U.S. Holders whose dividends are effectively connected with a U.S. trade or business must satisfy certain certification and disclosure requirements, including providing a properly executed IRS Form W-8ECI, to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To the extent distributions exceed our current and accumulated earnings and profits, they will constitute a return of capital and will first reduce the Non-U.S. Holder basis in our Class A common stock, but not below zero, and then will be treated as gain from the sale of stock as discussed below under “—Disposition of Class A Common Stock”.

A Non-U.S. Holder that wishes to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends will be required to (i) complete IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that such holder is not a United States person and is entitled to the claimed benefit under the treaty or (ii) if our Class A common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are entities rather than individuals.

A Non-U.S. Holder eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Disposition of Class A Common Stock. A Non-U.S. Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of our Class A common stock unless (i) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, and, where a tax treaty applies, is attributable to a United States permanent establishment of the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual and holds our Class A common stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (iii) we are or have been a “United States real property holding corporation” for United States federal income tax purposes. We are not, have not been and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

An individual Non-U.S. Holder described in clause (i) above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual Non-U.S. Holder described in clause (ii) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States). If a Non-U.S. Holder that is a foreign corporation falls under clause (i) above, it will be subject to tax on its gain under regular graduated United States federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

Federal Estate Tax. Our Class A common stock held by an individual Non-U.S. Holder at the time of death, or by certain entities (for example, certain trusts funded by such an individual) will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding. We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty or exchange of information agreement.

A Non-U.S. Holder will be subject to backup withholding unless applicable certification requirements are met.

Information reporting and, depending on the circumstances, backup withholding, will apply to the proceeds of a sale of our Class A common stock within the United States or conducted through United States related financial intermediaries unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption.

Backup Withholding is Not a Tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Recently Enacted Legislation Relating to Foreign Accounts

Recently enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Under the legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. Holders who own the shares through foreign accounts or foreign intermediaries and certain non-U.S. Holders. The legislation imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our Class A common stock paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies that it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. The legislation applies to payments made after December 31, 2012. Prospective investors should consult their tax advisors regarding this legislation.

UNDERWRITING

J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Barclays Capital Inc. and Goldman, Sachs & Co. are acting as joint book-running managers of the offering, and J.P. Morgan Securities LLC and Citigroup Global Markets Inc. are acting as representatives of the underwriters named below. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of Class A common stock listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities LLC
Citigroup Global Markets Inc.
Barclays Capital Inc.
Goldman, Sachs & Co.

Total

The underwriters are committed to purchase all of the shares of Class A common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters propose to offer the Class A common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at a discount from the initial public offering price not to exceed $             per share. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of Class A common stock made outside of the United States may be made by affiliates of the underwriters. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the shares of Class A common stock offered in this offering.

The underwriters have an option to buy up to              additional shares of Class A common stock from the selling stockholders to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this over allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of Class A common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares of Class A common stock are being offered.

The underwriting fee is equal to the public offering price per share of Class A common stock less the amount paid by the underwriters to us and the selling stockholders per share of Class A common stock. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without Over-allotment Exercise	With Full Over-allotment Exercise
Per share	$	$
Total	$	$

We estimate that the total expenses of this offering to us, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $            .

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that for a period of 180 days after the date of this prospectus, we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act, relating to, any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Class A common stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Class A common stock or such other securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities LLC and Citigroup Global Markets Inc., other than the Class A common stock to be sold in this offering and certain other limited exceptions. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, these restrictions shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our directors and executive officers and certain of our significant stockholders and direct and indirect owners of ConvergEx Group have entered into lock up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC and Citigroup Global Markets Inc., (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock (including without limitation, Class A common stock or such other securities which may be deemed to be beneficially owned by such person or entity in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our Class A common stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Class A common stock or such other securities, in cash or otherwise or (iii) make any demand for or exercise any right with respect to the registration of any shares of our Class A common stock or any security convertible into or exercisable or exchangeable for our Class A common stock, in each case other than the Class A common stock to be sold in this offering and certain other limited exceptions. Notwithstanding the foregoing, if (i) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, these restrictions shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

We intend to apply to have our Class A common stock approved for listing on                      under the symbol “CVGX.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of our Class A common stock in the open market for the purpose of preventing or retarding a decline in the market price of the Class A common stock while this offering is in progress. These stabilizing transactions may include making short sales of the Class A common stock, which involves the sale by the underwriters of a greater number of shares of Class A common stock than they are required to purchase in this offering, and purchasing shares of Class A common stock in the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our Class A common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase our Class A common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of the Class A common stock, and, as a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the                     , in the over-the-counter market or otherwise.

Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our Class A common stock, or that the shares will trade in the public market at or above the initial public offering price.

At our request, the underwriters will reserve up to         percent of the shares of Class A common stock to be issued by us and offered by this prospectus for sale, at the initial public offering price, to directors, officers, employees, business associates and related persons of ConvergEx. If purchased by these persons, these shares will be subject to a 180-day lock-up restriction. This 180-day restricted period will be extended if, during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs, or prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, in which case these restrictions shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. J.P. Morgan Securities LLC and Citigroup Global Markets Inc. may in their sole discretion release any of the securities subject to these lock-up agreements at any time. The number of shares of Class A common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. We have agreed to indemnify in connection with the directed share program including for the failure of any participant to pay for its shares.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. Affiliates of J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Goldman, Sachs & Co. are lenders under our senior secured revolving credit facility. Certain underwriters are also customers of our services.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the EEA

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), including each Relevant Member State that has implemented the 2010 PD Amending Directive with regard to persons to whom an offer of securities is addressed and the denomination per unit of the offer of securities (each, an “Early Implementing Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares will be made to the public in that Relevant Member State (other than offers (the “Permitted Public Offers”) where a prospectus will be published in relation to the shares that has been approved by the competent authority in a Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive), except that with effect from and including that Relevant Implementation Date, offers of shares may be made to the public in that Relevant Member State at any time:

A.	to “qualified investors” as defined in the Prospectus Directive, including:

(a)	(in the case of Relevant Member States other than Early Implementing Member States), legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43.0 million and (iii) an annual turnover of more than €50.0 million as shown in its last annual or consolidated accounts; or

(b)	(in the case of Early Implementing Member States), persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients; or

B.	to fewer than 100 (or, in the case of Early Implementing Member States, 150) natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), as permitted in the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor,” and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (x) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the subscribers has been given to the offer or resale, or (y) where shares have been acquired by it on behalf of persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer of any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71 EC (including the 2010 PD Amending Directive, in the case of Early Implementing Member States) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with exempt offers. The DFSA has not approved this document nor taken steps to verify the information set forth herein and has no responsibility for it. The shares to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

This prospectus has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The shares will not be offered or sold in Hong Kong other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act (Chapter 289) (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, then shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

LEGAL MATTERS

The validity of the shares of Class A common stock offered hereby has been passed upon for us by Schulte Roth & Zabel LLP, New York, New York, and certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The balance sheet of ConvergEx Inc. at April 30, 2011 appearing in this prospectus and registration statement has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of ConvergEx Holdings LLC at December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Townsend Analytics, Ltd. as of December 31, 2010 and 2009 and for each of the two years in the period ended December 31, 2010 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Nyfix Millennium, L.L.C. and Nyfix Transaction Services as of December 31, 2008 and December 31, 2007 and for the years ended December 31, 2008 and December 31, 2007, have been included in this prospectus and the registration statement in reliance upon the report of Friedman LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register our Class A common stock being offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules thereto. You will find additional information about us and our Class A common stock in the registration statement. You may read and copy the registration statement and the exhibits and schedules thereto, as well as other information that we file with the SEC, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at l-800-SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains information that registrants, including us, file electronically with the SEC. Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents, which are filed as exhibits to the registration statement or otherwise filed with the SEC. Our website address is www.convergex.com. The contents of our website are not incorporated by reference into this prospectus.

INDUSTRY AND MARKET DATA

We obtained the industry, market and competitive position data in this prospectus from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. While we believe our internal company research is reliable and the market definitions are appropriate, neither such research nor these definitions have been verified by any independent source.

Report of Independent Registered Public Accounting Firm

The Board of Directors

ConvergEx Inc.

We have audited the accompanying balance sheet of ConvergEx Inc. (the “Corporation”) as of April 30, 2011. This balance sheet is the responsibility of the Corporation’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. We were not engaged to perform an audit of the Corporation’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of ConvergEx Inc. at April 30, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

May 3, 2011

New York, NY

ConvergEx Inc.

Balance Sheet

As of April 30, 2011 (commencement of operations)

Assets
Cash	$1

Commitments and Contingencies
Stockholder’s Equity
Common Stock, par value $0.01 per share, 1,000 shares authorized, 100 shares issued and outstanding	$1

Total Stockholder’s Equity	$1

Notes to Balance Sheet

1.	ORGANIZATION

ConvergEx Inc. (the “Corporation”) was incorporated as a Delaware corporation on March 17, 2011 and commenced operations on April 30, 2011. Pursuant to a contemplated reorganization, the Corporation will become a holding corporation and its sole asset is expected to be a controlling equity interest in ConvergEx Group, LLC. The Corporation will be the managing member of ConvergEx Group, LLC and will operate and control all of the businesses and affairs of ConvergEx Group, LLC and, through ConvergEx Group, LLC and its subsidiaries, continue to conduct the business now conducted by these subsidiaries. In addition, immediately subsequent to the reorganization, the Corporation is anticipating offering its shares in an initial public offering whereby the Corporation will be owned by the existing owners of ConvergEx Holdings LLC, and new shareholders participating in the offering.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting — The balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America. Separate statements of income, changes in stockholders’ equity and cash flows have not been presented in the financial statements because there have been no business activities in this entity.

3.	STOCKHOLDER’S EQUITY

The Corporation is authorized to issue 1,000 shares of common stock, par value $0.01 per share (“Common Stock”). The Company has issued 100 shares of Common Stock in exchange for $1.00, all of which were held by ConvergEx Holdings LLC at April 30, 2011.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Members of

ConvergEx Holdings LLC

We have audited the accompanying consolidated balance sheets of ConvergEx Holdings LLC and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in members’ equity and cash flows for each of the three years in the period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ConvergEx Holdings LLC and subsidiaries at December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

February 28, 2011

New York, New York

ConvergEx Holdings LLC

Consolidated Balance Sheets

(In Millions)

	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$168.2	$287.6
Restricted cash and securities	310.5	296.6
Receivables related to securities transactions, net of allowance for prepaid research of $3.1 and $3.5 respectively	326.3	198.7
Accounts receivable and accrued revenue, net of allowance for doubtful accounts of $1.6 and $0.6 respectively	24.8	22.8
Other current assets	11.8	10.8

Total current assets	841.6	816.5

Fixed assets, net of accumulated depreciation and amortization	53.1	39.7
Goodwill	661.9	636.2
Intangible assets, net of accumulated amortization	238.3	272.7
Other assets	11.9	5.7

Total assets	$1,806.8	$1,770.8

Liabilities and members’ equity
Current liabilities:
Payables related to securities transactions	$413.8	$322.5
Commission management payable	72.3	83.8
Accrued expenses and compensation	133.2	138.3
Current portion of long-term debt, net of original issue discount	4.9	—
Other current liabilities	12.0	26.0

Total current liabilities	636.2	570.6
Deferred tax liabilities	92.5	100.2
Other liabilities	37.5	36.1
Long-term debt, net of deferred financing costs and original issue discount	713.7	726.3

Total liabilities	1,479.9	1,433.2

Members’ equity:
Preferred equity	553.4	511.3
Common equity	28.0	27.6
Accumulated deficit	(236.3)	(163.8)
Accumulated other comprehensive loss	(18.2)	(37.5)

Total members’ equity	326.9	337.6

Total liabilities and members’ equity	$1,806.8	$1,770.8

The accompanying notes are an integral part of these consolidated financial statements.

ConvergEx Holdings LLC

Consolidated Statements of Operations

(In Millions)

	Year Ended December 31,
	2010	2009	2008
Revenues
Operating revenues	$531.5	$517.3	$546.7
Expense reimbursements	78.7	116.0	57.8

Total revenues	610.2	633.3	604.5

Cost of revenues
Cost of operating revenues	142.3	136.5	163.7
Cost of expense reimbursements	78.7	116.0	57.8

Total cost of revenues	221.0	252.5	221.5

Gross margin	389.2	380.8	383.0

Expenses
Selling, general and administrative	178.9	173.4	187.0
Product development	48.8	41.8	37.7
Restructuring	2.1	—	1.2
Amortization of acquisition-related intangible assets	78.4	69.2	68.9
Depreciation and amortization of fixed assets	15.3	12.8	11.4
Interest expense related to debt	93.9	79.4	84.7
Other non-operating (income) expense	2.7	0.6	(5.2)

Total expenses	420.1	377.2	385.7

Income (loss) before income taxes	(30.9)	3.6	(2.7)

Provision (benefit) for income taxes	(8.6)	(0.3)	5.1

Net income (loss)	$(22.3)	$3.9	$(7.8)

The accompanying notes are an integral part of these consolidated financial statements.

ConvergEx Holdings LLC

Consolidated Statements of Changes in Members’ Equity

(In Millions)

	Preferred Interests	Common Interests	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balance at January 1, 2008	$429.2	$20.5	$(72.8)	$(27.5)	$349.4

Comprehensive income (loss):
Net loss	—	—	(7.8)	—	(7.8)
Foreign currency translation adjustment	—	—	—	(1.5)	(1.5)
Valuation adjustment for securities available for sale	—	—	—	(0.4)	(0.4)
Effective portion of net unrealized loss on cash flow hedges	—	—	—	(36.7)	(36.7)
Reclassification for realized losses on cash flow hedges included in net income	—	—	—	10.3	10.3

Total comprehensive income (loss)	—	—	(7.8)	(28.3)	(36.1)

Issuance of membership interests	0.5	0.5	—	—	1.0
Distributions to members	—	—	(2.4)	—	(2.4)
Accrued yield on preferred interests	35.2	—	(35.2)	—	—
Stock compensation	—	0.2	—	—	0.2

Balance at December 31, 2008	$464.9	$21.2	$(118.2)	$(55.8)	$312.1

Balance at January 1, 2009	464.9	21.2	(118.2)	(55.8)	312.1

Comprehensive income (loss):
Net income	—	—	3.9	—	3.9
Foreign currency translation adjustment	—	—	—	0.7	0.7
Valuation adjustment for securities available for sale	—	—	—	0.4	0.4
Effective portion of net unrealized loss on cash flow hedges	—	—	—	(7.8)	(7.8)
Reclassification for realized losses on cash flow hedges included in net income	—	—	—	25.0	25.0

Total comprehensive income (loss)	—	—	3.9	18.3	22.2
Issuance of membership interests	8.2	6.1	—	—	14.3
Distributions to members	—	—	(11.3)	—	(11.3)
Accrued yield on preferred interests	38.2	—	(38.2)	—	—
Stock compensation	—	0.3	—	—	0.3

Balance at December 31, 2009	$511.3	$27.6	$(163.8)	$(37.5)	$337.6

Balance at January 1, 2010	511.3	27.6	(163.8)	(37.5)	337.6

Comprehensive income (loss):
Net loss	—	—	(22.3)	—	(22.3)
Foreign currency translation adjustment	—	—	—	(0.3)	(0.3)
Effective portion of net unrealized loss on cash flow hedges, net of tax	—	—	—	(3.6)	(3.6)
Reclassification for realized losses on cash flow hedges included in net income	—	—	—	23.2	23.2

Total comprehensive income (loss)	—	—	(22.3)	19.3	(3.0)
Distributions to members	—	—	(8.1)	—	(8.1)
Accrued yield on preferred interests	42.1	—	(42.1)	—	—
Stock compensation	—	0.4	—	—	0.4

Balance at December 31, 2010	$553.4	$28.0	$(236.3)	$(18.2)	$326.9

The accompanying notes are an integral part of these consolidated financial statements.

ConvergEx Holdings LLC

Consolidated Statements of Cash Flows

(In Millions)

	Year Ended December 31,
	2010	2009	2008
Cash flows from operating activities
Net income (loss)	$(22.3)	$3.9	$(7.8)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Operating depreciation and amortization of fixed assets	15.3	12.8	11.4
Amortization of acquisition-related intangible assets	78.4	69.2	68.9
Amortization and write-off of deferred financing costs	22.5	6.2	7.4
Deferred compensation expense	—	2.2	3.0
Stock compensation expense	0.4	0.3	0.2
Accretion of original issue discount	0.1	—	—
Paid in kind debt interest expense	2.1	2.1	2.1
Deferred tax expense (income)	(8.9)	(0.6)	2.0
Non-cash release of other comprehensive income items	4.8	—	—
Change in operating assets and liabilities:
Non securities clearing current assets and current liabilities
Accounts receivable and accrued revenue	0.9	(5.0)	1.5
Other current assets	0.5	(1.1)	5.1
Accrued expenses and compensation	(18.6)	(8.7)	(69.4)
Other current liabilities	(4.6)	22.1	(2.9)
Securities clearing assets and liabilities
Restricted cash and securities	(13.9)	72.6	(142.4)
Receivables related to securities transactions	(127.6)	(67.1)	367.2
Payables related to securities transactions	91.3	23.5	(211.6)
Commission management payable	(11.5)	(16.6)	7.5
Non current assets and liabilities
Other assets	(0.2)	(3.9)	(0.3)
Other liabilities	3.2	(22.9)	1.7

Net cash provided by operating activities	11.9	89.0	43.6

Cash flows from investing activities
Purchase of fixed assets, including internally developed software	(20.1)	(12.8)	(13.1)
Cash released from escrow to fund acquisitions	—	—	100.0
Cash received from sale of available-for-sale securities	—	1.2	—
Cash paid for acquisitions, net of cash acquired	(74.6)	(38.6)	(15.7)

Net cash (used in) provided by investing activities	(94.7)	(50.2)	71.2
Cash flows from financing activities
Contingent consideration payments	(1.8)	—	(19.5)
Issuance of membership interests	—	8.8	—
Tax distributions to members	(8.1)	(11.3)	(2.4)
Principal payments on capital lease obligations	(2.5)	(1.8)	(1.5)
Debt issuance costs paid	(13.5)	—	—
Issuance of debt	740.1	—	90.0
Repayment of debt	(750.8)	(105.0)	(30.0)

Net cash (used in) provided by financing activities	(36.6)	(109.3)	36.6
Net (decrease) increase in cash and cash equivalents	(119.4)	(70.5)	151.4
Cash and cash equivalents, beginning of year	287.6	358.1	206.7

Cash and cash equivalents, end of year	$168.2	$287.6	$358.1

Supplemental cash flow information
Cash paid during the year for interest	$63.0	$69.6	$78.4

Cash paid during the year for income taxes	$0.8	$2.8	$1.4

Non cash net assets (liabilities) assumed from acquisitions	$7.1	$4.3	$(32.1)

Issuance of membership interests related to acquisitions	$—	$5.6	$1.0

The accompanying notes are an integral part of these consolidated financial statements.

ConvergEx Holdings LLC

Notes to Consolidated Financial Statements

December 31, 2010

1. Business Description

ConvergEx Holdings LLC (“ConvergEx” or the “Company”), a Delaware limited liability company, was formed on June 26, 2006, and commenced operations on October 2, 2006, when it completed the acquisitions of Eze Castle Software, Inc. (“ECS Inc”) and certain subsidiaries of The Bank of New York Company, Inc., a predecessor to The Bank of New York Mellon Corporation (hereafter “BNYM”) (the “Merger”).

BNYM (through its wholly owned subsidiary, Agency Brokerage Holding, LLC) and private investment funds managed by GTCR Golder Rauner, LLC, a private equity firm, each hold a 33.2 percent ownership stake in the Company. The remaining ownership stakes are held by ConvergEx management and directors.

ConvergEx provides investment technologies and execution solutions to asset managers, hedge funds, plan sponsors, corporations, broker-dealers, and financial institutions. The Company’s operations are organized into the following two segments:

Investment Technologies—ConvergEx offers a variety of investment technologies that are used by institutional clients “on their desktops” and include technologies that interface directly with institutional client systems to facilitate the investment process.

Investment Services—ConvergEx uses the Company’s technologies to provide trade execution services “on our desktops” to clients across equity, options, and fixed income asset classes.

2. Significant Accounting Policies

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”) and were developed in accordance with the Accounting Standards Codification (“ASC”), as set forth by the Financial Accounting Standards Board (“FASB”). Significant accounting policies are as follows:

Principles of Consolidation

The Company consolidates all wholly owned subsidiaries. All inter-company balances and transactions of such consolidated subsidiaries have been eliminated. Investments in entities in which the Company does not own a majority interest and does not have the ability to exercise significant influence are accounted for under the cost method and periodically evaluated for impairment.

Use of Estimates

The preparation of the consolidated financial statements, in conformity with US GAAP, requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and the accompanying notes. Actual results could differ from those estimates.

Operating Revenues

The Company’s operating revenues are generated from fees for providing software and services to our clients. The Company recognizes revenue when all of the following criteria are met: (1) persuasive evidence of a legally binding arrangement with a customer exists, (2) delivery has occurred, (3) the fee is deemed fixed or

ConvergEx Holdings LLC

Notes to Consolidated Financial Statements (continued)

2. Significant Accounting Policies (continued)

determinable and free of contingencies or significant uncertainties and (4) collection is probable. The Company adjusts revenue in situations where client concessions, rebates or volume based discounts may be offered. The primary types of operating revenues are as follows:

Software fees

The Company earns revenue from the installation, license, support and maintenance of software products.

Term licenses

License agreements for software products are generally fixed term licenses and include provisions that, among other things, allow customers to receive unspecified future software upgrades for no additional fee for the term of the agreement. Fixed term subscription software licenses generally include an initial term of one to three years and automatically renew unless affirmatively canceled by the Company or its customer.

The Company has not established vendor specific objective evidence, or VSOE, of fair value for the components of fixed-term licenses, which are typically priced as a combined periodic fee. Therefore, software installation and license fees are recognized ratably over the remainder of the contract term after the software has been installed and the service is being delivered. If a license agreement includes an acceptance provision, license revenue recognition does not commence until the earlier of the receipt of acceptance from the customer or, if not notified by the customer to cancel the license agreement, the expiration of the acceptance period. The Company records deferred revenue for all billings invoiced prior to revenue recognition.

Perpetual licenses

In certain circumstances, the Company may also enter into perpetual licenses for certain software products. The Company allocates revenue to delivered components, normally the license component of the arrangement, using the residual method, based on VSOE of fair value of the undelivered elements (generally the maintenance and professional services components), which is specific to the Company. The Company determines the fair value of the undelivered elements based on the historical evidence of the Company’s stand-alone sales of these elements to third parties and/or renewal rates. If VSOE of fair value does not exist for any undelivered elements, then the entire arrangement fee is deferred until delivery of that element has occurred.

Service fees

The Company provides trade execution, connectivity, routing, data integration, commission management, and other services to clients using the Company’s technology infrastructure. The Company typically enters into agreements with clients to provide services on a fee for services basis. The fees are generally calculated based on transactions processed through our systems or technology-enabled services and may include periodic minimum usage fees or be charged in addition to software fees.

Clients are offered the opportunity to initiate transactions directly through software provided by the Company or through interfaces to client systems provided by the Company. Alternatively, the Company can initiate transactions on the client’s behalf. Revenues related to securities transactions are generally recognized on a trade date basis. Fees are collected directly from the client’s account on settlement date or billed monthly in arrears.

The Company also charges sweep fees related to deposits or balances maintained by customers. Sweep fees are determined based on the difference between what the Company earns or pays related to the balance relative to what the Company pays to or is paid by the customer on an accrual basis.

ConvergEx Holdings LLC

Notes to Consolidated Financial Statements (continued)

2. Significant Accounting Policies (continued)

Certain clients are permitted to allocate a portion of their gross fees to pay for research products and other services provided by third parties. The amounts allocated for those purposes are referred to as commission sharing arrangements. The cost of independent research and client directed arrangements is accounted for on an accrual basis. Fee revenue is recorded when earned on a transaction date basis. Third party payments made pursuant to commission sharing arrangements are netted against fee revenue as the third party activity is client selected and provided directly to the client by the third party. Prepaid research, net of allowance, is included in receivables related to securities transactions, while accrued payables related to commission sharing arrangements are classified as commission management payable on the consolidated balance sheets.

Expense Reimbursements

Operating revenues do not include reimbursement for certain expenses such as exchange fees and fees due to regulatory or governmental agencies. Regulatory agencies view the Company as the primary obligor for these items and consequently these reimbursements are recorded as revenue when the transaction that generates the surcharge occurs and the related expense is recognized. Additionally, the Company contracts with certain clients on a cost-plus basis and engages with contractors from time to time to perform services directly for clients. When separate execution fees are charged directly to a client or a contractor is paid a fixed percentage of the revenue they generate, the separate execution fees or contractor’s portion of revenue is classified as reimbursed expenses and recorded when the services are delivered or transactions occur. Reimbursed expenses are either deducted directly from the settlement value of transactions or billed monthly in arrears.

Cash and Cash Equivalents

All unrestricted highly liquid investments with initial or remaining maturities of less than 90 days at the time of purchase are considered cash and cash equivalents. These investments include demand deposits, money market accounts, and U.S. Treasury bills.

Restricted Cash and Securities

Restricted cash and securities include cash pledged as security for letters of credit, cash deposited in special reserve bank accounts in accordance with broker-dealer regulatory requirements, and cash on deposit with clearing organizations to collateralize outstanding trade settlements at year end. Such deposits earn interest which is recorded on an accrual basis.

Securities Transactions

The Company typically borrows securities when securities are needed to deliver against a settling transaction and lends securities in order to fund settling transactions. Borrowing and lending generally occurs when the counterparty to the transaction fails to deliver or receive the securities during the normal settlement cycle or when the Company accommodates a customer request for a non-standard settlement cycle or access to hard-to-borrow stocks. Securities borrowed transactions require the Company to deposit cash or other collateral that has a fair market value equal to or greater than the fair market value of the securities borrowed. Securities loaned transactions allow the Company to receive cash or other collateral that is less than the market value of the securities loaned. The Company monitors the fair value of the securities borrowed or loaned on a regular basis and adjusts the collateral, as appropriate. Securities held by the Company and intended for settlement against customer orders are held as collateral for customer receivables. Securities owned by customers, including those that collateralize margin, are not reflected in the consolidated financial statements.

ConvergEx Holdings LLC

Notes to Consolidated Financial Statements (continued)

2. Significant Accounting Policies (continued)

A prepaid research asset is established for research and research related services disbursed in advance of anticipated customer commission volumes. Such receivables may not be evidenced by contractual obligations.

Certain broker-dealer subsidiaries allow institutional customers to allocate a portion of their commissions to:

•	pay for research products and other services provided by third parties under Section 28(e) of the Securities Exchange Act of 1934,

•	commission recapture payments to be paid to asset owners, and

•	other payments as directed by the customer.

The amounts allocated for those purposes are commonly referred to as soft dollar and commission recapture arrangements. Accrued soft dollar research and commission recapture payables are classified as commission management payable on the consolidated balance sheets.

Allowance for Doubtful Accounts

The allowance for doubtful accounts is based on the Company’s assessment of the collectability of receivables related to securities transactions, prepaid research, and other receivables. The Company considers factors such as historical experience, credit quality, age of balances, and current economic conditions that may affect collectability in determining the allowance for doubtful accounts. Specifically for prepaid research, the Company also evaluates the customer’s financial condition and business operations, as well as its historical, current and forecasted trading activity in determining the allowance for doubtful accounts. Expense related to the allowance for doubtful accounts is reflected in cost of operating revenues on the consolidated statements of operations.

Fair Value of Financial Instruments

The carrying amounts reported on the consolidated balance sheets for cash and cash equivalents approximate fair value based on the on-demand nature of cash and the short-term maturity and the daily pricing mechanisms for cash equivalents. Other assets and liabilities with short and intermediate-term maturities and defined settlement amounts, including receivables, payables, and accrued liabilities, are reported at their contractual amounts, which approximate fair value.

Fixed Assets

Fixed assets are reported at cost, net of accumulated depreciation and amortization. Furniture and equipment and computer hardware are depreciated on a straight-line basis over estimated useful lives between three and ten years. Purchased software costs are amortized on a straight-line basis over useful lives between three and five years. Leasehold improvements are amortized on a straight-line basis over the life of the lease or the improvement, whichever is shorter.

Internally Developed Software Costs

The Company capitalizes certain costs incurred in connection with developing or modifying software for internal use. Qualifying internally developed software costs are capitalized and amortized over the estimated useful life of the software ranging from five to seven years. The Company evaluates internally developed software for impairment on at least an annual basis and whenever changes in circumstances indicate impairment could exist.

ConvergEx Holdings LLC

Notes to Consolidated Financial Statements (continued)

2. Significant Accounting Policies (continued)

Development Costs of Software for Sale

Costs incurred to develop software intended for sale are capitalized after technological feasibility of the product has been established. The Company defines technological feasibility as the completion of a working model.

The Company has concluded that technological feasibility typically is not established until the development stage of the product is nearly complete. Personnel costs incurred prior to the establishment of technological feasibility are charged to product development expense on the consolidated statements of operations. The Company has not capitalized any development costs related to software for sale.

Goodwill and Intangible Assets

In accordance with the goodwill topic of the ASC, goodwill and intangible assets with indefinite lives are not amortized, but are reviewed for impairment on at least an annual basis or whenever circumstances indicate impairment could exist. An impairment loss is recognized if the estimated fair value of the reporting unit is less than its book value. Identifiable intangible assets with definite lives are amortized on a straight-line basis over their estimated useful lives, which are one to twelve years from the date of the original acquisition, and are also reviewed at least annually for impairment or whenever changes in circumstances indicate impairment can exist. Identifiable intangible assets consist of customer lists, acquired technology, non-compete agreements, tradenames, and a joint marketing agreement with BNYM.

Deferred Compensation

ConvergEx provides a portion of each executive’s and other highly compensated individual’s annual bonus as a long-term cash award. Employees vest over 40 months of service, including the year for which the award was granted, and are payable at the end of that period. Compensation expense is accrued ratably over that period. As part of the programs, employees can elect to index their deferral to various investment options. Payments to the employees are made to employees on the payment date in the amount of the initial award adjusted by the percentage change in value of any elected investment options. In order to hedge any risk associated with changes in the amounts due to employees upon vesting, Group has purchased investments similar to the elected options. The plan had no material effect on the Company’s financial position in 2010. Based on performance of the employees’ elections to date, ConvergEx plans to make payments related to these deferred bonus programs of $4.7 million in 2011, $10.9 million in 2012 and $12.3 million in 2013, respectively.

Deferred Financing Costs

Direct and certain indirect costs related to the issuance of debt are allocated pro-rata to each debt issuance and capitalized and reported as deferred financing costs. Capitalized costs are amortized using the constant interest method whereby the amortization of the costs remains constant as a percentage of the outstanding debt over the assumed life of the debt. Amortization of deferred financing costs is recorded as interest expense related to debt on the consolidated statements of operations.

Derivatives

The Company accounts for derivatives in accordance with the derivatives and hedging topic of the ASC. All derivatives are recognized on the consolidated balance sheets at their fair value. Fair value is determined using industry-standard pricing methods. Derivative contracts, when purchased or entered into, are designated as a fair value hedge, a cash flow hedge, or a foreign currency hedge, if the requisite conditions are met under the guidance.

ConvergEx Holdings LLC

Notes to Consolidated Financial Statements (continued)

2. Significant Accounting Policies (continued)

The Company has identified certain derivatives owned as a cash flow hedge for a portion of the Company’s floating rate debt. A cash flow hedge is a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability. The change in fair value related to the effective portion of a cash flow hedge is deferred as a component of other comprehensive loss until the hedged cash flow occurs. Conversely, the change in the market value of a derivative or a portion of a derivative not designated as an effective cash flow hedge is recorded as interest expense related to debt. The Company formally assesses, using a regression analysis, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective and whether those derivatives are expected to remain highly effective in future periods. Monthly, the Company performs a quantitative effectiveness assessment and records any material ineffectiveness.

The Company utilizes foreign exchange forward contracts to reduce its exposure to adverse fluctuations in foreign exchange rates. These foreign exchange derivatives are not classified as hedges. Realized gains and losses on these contracts are recorded on a settlement date basis and are included net in operating revenues on the consolidated statements of operations. Adjustments are made on a trade date basis if realized gains and losses are significant between trade date and settlement date.

Foreign Currency Translation

Certain subsidiaries of ConvergEx have functional currencies other than U.S. dollars (“USD”). Asset and liability accounts for these subsidiaries are translated into USD using the exchange rate in effect at each consolidated balance sheet date. Income and expense accounts are translated using an average rate of exchange during each monthly accounting period. Foreign currency translation adjustments are accumulated as a component of other comprehensive loss within members’ equity.

Income Taxes

ConvergEx, as a limited liability company, is treated as a partnership for federal, state and local income tax purposes and is not subject to U.S. federal income tax. Certain of its subsidiaries are subject to the New York City unincorporated business tax (“UBT”). One subsidiary of the Company is subject to U.S. federal corporate income taxes. Certain subsidiaries of ConvergEx are subject to income tax of the foreign countries in which they conduct business.

ConvergEx accounts for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recorded based on the expected future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to be in effect when those temporary differences are expected to reverse. A valuation allowance is established when management believes it is more likely than not that a deferred tax asset will not be realized.

In accordance with the ASC, an entity is permitted to recognize the benefits of uncertain tax positions only where the position is “more likely than not” to be sustained in the event of examination by tax authorities based on the technical merits of the position. The maximum tax benefit recognized is limited to the amount that is greater than 50% likely to be realized upon ultimate settlement. The Company’s policy is to record interest and penalties related to income taxes as a component of the provision for income tax.

ConvergEx Holdings LLC

Notes to Consolidated Financial Statements (continued)

2. Significant Accounting Policies (continued)

Acquisitions

The Company accounts for acquisitions in accordance with ASC guidance on business combinations. Assets and liabilities, including any future contingent payments, are recorded at fair value as of the acquisition date. Intangible assets are identified and recognized separately from goodwill. Contingent consideration is reviewed quarterly to determine if any adjustments to fair value are necessary. Professional service expenses related to acquisitions are reflected in other non-operating (income) expense on the consolidated statements of operations.

Change in Accounting Principle

The Company changed the effective date of its annual goodwill impairment test during 2009 from December 31 to May 1. This change was made so that all ConvergEx entities would perform their impairment tests as of the same date and to facilitate enhanced interim period financial reporting. The change of test date had no effect on the consolidated financial statements.

Recent Accounting Developments

In January 2010, the FASB issued guidance to amend the disclosure requirements related to recurring and nonrecurring fair value measurements. The guidance requires new disclosures on the transfers of assets and liabilities between Level 1 (quoted prices in active market for identical assets or liabilities) and Level 2 (significant other observable inputs) of the fair value measurement hierarchy, including the reasons and the timing of the transfers. Additionally, the guidance requires a roll forward of activities on purchases, sales, issuance, and settlements of the assets and liabilities measured using significant unobservable inputs (Level 3 fair value measurements).

The guidance is effective for reporting periods beginning after December 15, 2009, except for the disclosure on the roll forward activities for Level 3 fair value measurements, which is effective for reporting periods beginning after December 15, 2010. The adoption of these changes had no material impact on the Company’s financial statements.

3. Acquisitions

The Company obtained goodwill and intangible assets as a result of the acquisitions of subsidiaries. Goodwill represents the excess of the cost over the fair market value of net assets acquired.

2010 Acquisitions

RealTick

ConvergEx acquired certain assets of Townsend Analytics, Ltd on December 31, 2010. The business operates as RealTick and was absorbed into the Investment Technologies segment of the Company. RealTick provides global, multi-broker, cross-asset electronic execution platforms as well as real-time market data, news, analytics and risk management tools to the financial marketplace.

ConvergEx paid $78.3 million in cash at closing and recorded a receivable from Barclays of $0.7 million for RealTick. Additionally, ConvergEx incurred professional service expenses of $1.4 million related to this acquisition. These costs are reflected in other non-operating (income) expense on the consolidated statement of

ConvergEx Holdings LLC

Notes to Consolidated Financial Statements (continued)

3. Acquisitions (continued)

operations. There are no contingent payments associated with this acquisition. The statements of operations for the year ended December 31, 2010 does not include any of the operating activities of RealTick.

Proforma results

The following supplemental unaudited pro forma information presents selected financial information as though the purchase of RealTick had been completed at the beginning of each period presented after giving effect to purchase accounting adjustments. The pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place on January 1, 2009 or of results that may occur in the future.

	2010	2009
	(Unaudited)
Total revenues	$671.2	$691.9

Net loss	$26.8	$1.8

LDB Consulting, Inc.

ConvergEx acquired certain assets of LDB Consulting, Inc. (“LDB”) into the Investment Technologies segment of the Company on December 31, 2010. Immediately after the acquisition, LDB merged into a subsidiary of the Company. LDB provides a suite of software products which assist in the computation and optimization of capital charges, including security haircuts and margins, to sell-side broker-dealers, joint back office clearing organizations and other trading firms.

ConvergEx paid $7.9 million in cash at closing for LDB and had paid $0.1 million as a deposit prior to closing. The Company has agreed to make additional contingent payments based on performance and recorded $2.2 million as the fair value of contingent consideration at December 31, 2010. The maximum payment related to contingent consideration is $3.0 million. Additionally, the Company incurred professional service expense of $36,185 related to this acquisition. These costs are reflected in other non-operating (income) expense on the consolidated statement of operations. The acquisition did not have a material effect on the Company’s financial statements on a proforma basis. The statements of operations for the year ended December 31, 2010 does not include any of the operating activities of LDB.

The following table summarizes the sources and uses of funds related to these 2010 acquisitions (in $ millions):

	RealTick	LDB	Total
Sources
Cash on hand	$79.7	$8.0	$87.7
Receivable from seller	(0.7)	—	(0.7)
Accrued contingent payments	—	2.2	2.2

	$79.0	$10.2	$89.2

Uses
Acquisition	$77.6	$10.2	$87.8
Transaction costs	1.4	—	1.4

	$79.0	$10.2	$89.2

ConvergEx Holdings LLC

Notes to Consolidated Financial Statements (continued)

3. Acquisitions (continued)

The following table summarizes the allocation of total purchase price to major asset and liability captions (in $ millions):

	RealTick	LDB	Total
Cash and cash equivalents	$11.0	$(0.1)	$10.9
Accounts receivable and accrued revenue	2.9	—	2.9
Other current assets	1.4	—	1.4
Fixed assets	8.5	—	8.5
Intangible assets	40.8	3.1	43.9
Accrued expenses and compensation	(5.3)	—	(5.3)
Other current liabilities	(0.4)	—	(0.4)
Other liabilities	—	(0.1)	(0.1)

Goodwill	18.7	7.3	26.0

Net assets acquired	$77.6	$10.2	$87.8

The following table summarizes intangible assets acquired in the 2010 acquisitions (in $ millions):

	RealTick	LDB	Total	Weighted Average Useful Life (Years)
Definite lived intangibles
Customer lists	$29.1	$2.3	$31.4	10
Acquired technology	8.5	0.6	9.1	7
Non-compete agreements	—	0.1	0.1	5
Tradenames	3.2	0.1	3.3	20

	$40.8	$3.1	$43.9

2009 Acquisitions

NYFIX Millennium, LLC

ConvergEx acquired the membership interests of NYFIX Millennium, LLC (“Millennium”) into the Investment Technologies segment of the Company on December 11, 2009. Immediately prior to the acquisition NYFIX Inc., Millennium’s parent, contributed certain operating assets to Millennium related to its algorithmic trading and direct market access (“DMA”) products. Immediately after the acquisition, Millennium merged into a broker-dealer subsidiary of the Company. Millennium provides electronic trade execution services to sell-side broker-dealers and asset managers through an alternative trading system (“ATS”), DMA tools, and a suite of automated trading algorithms. ConvergEx paid $10.7 million in cash at closing for Millennium. Additionally, ConvergEx incurred professional service expenses of $0.2 million related to investigating and consummating the acquisition that are reflected in other non-operating (income) expense on the consolidated statements of operations. There are no contingent payments associated with this acquisition. The post-acquisition revenue and income included in the statements of operations for the year ended December 31, 2009 from Millennium was $1.5 million and $0.2 million, respectively.

ConvergEx Holdings LLC

Notes to Consolidated Financial Statements (continued)

3. Acquisitions (continued)

Proforma results (unaudited)

The following supplemental unaudited pro forma information presents selected financial information as though the purchase of Millennium had been completed at the beginning of each period presented after giving effect to purchase accounting adjustments. The pro forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place on January 1, 2008 or of results that may occur in the future.

	2009	2008
	(Unaudited)
Total revenues	$654.6	$646.8

Net loss	$11.7	$10.3

Other acquisitions

The Company acquired two other businesses in the Investment Technologies segment during the year ended December 31, 2009. Combined, the Company paid $32.7 million in cash and $5.6 million in equity at closing in consideration. The Company has agreed to make additional contingent payments based on performance and recorded $6.9 million and $13.2 million as the fair value of contingent consideration at December 31, 2010 and December 31, 2009, respectively. The Company paid contingent payments of $4.8 million in 2010 related to these acquisitions. Total possible contingent consideration for both companies was $42.0 million. Remaining possible contingent consideration at December 31, 2010 is $28.0 million. The acquisitions did not have a material effect on the Company’s consolidated financial statements.

The following table summarizes the sources and uses of funds related to these 2009 acquisitions as of the date of the acquisitions (in $ millions):

	Millennium	Other Acquisitions	Total
Sources
Cash on hand	$10.9	$33.2	$44.1
Membership units issued to sellers	—	5.6	5.6
Accrued contingent payments	—	13.2	13.2

	$10.9	$52.0	$62.9

Uses
Acquisition	$10.7	$51.5	$62.2
Transaction costs	0.2	0.5	0.7

	$10.9	$52.0	$62.9

ConvergEx Holdings LLC

Notes to Consolidated Financial Statements (continued)

3. Acquisitions (continued)

The following table summarizes the allocation of total purchase price to major asset and liability captions (in $ millions):

	Millennium	Other Acquisitions	Total
Cash and cash equivalents	$3.9	$0.7	$4.6
Restricted cash and securities	0.1	1.6	1.7
Receivables related to securities transactions	—	0.5	0.5
Accounts receivable	3.4	0.8	4.2
Fixed assets	2.8	0.1	2.9
Other assets	0.1	0.2	0.3
Intangible assets	2.7	15.3	18.0
Accrued expenses and compensation	(2.0)	(0.8)	(2.8)
Other liabilities	(0.3)	(1.9)	(2.2)
Commission management payable	—	(0.3)	(0.3)
Goodwill	—	35.3	35.3

Net assets acquired	$10.7	$51.5	$62.2

The following table summarizes intangible assets acquired in the 2009 acquisitions (in $ millions):

	Millennium	Other Acquisitions	Total	Weighted Average Useful Life (Years)
Definite lived intangibles
Customer lists	$2.7	$11.7	$14.4	7
Acquired technology	—	1.3	1.3	7
Non-compete agreements	—	1.1	1.1	5
Tradenames	—	1.2	1.2	10

	$2.7	$15.3	$18.0

2008 Acquisitions

B-Trade and G-Trade

Pursuant to the Merger agreement (as amended, the “Merger Agreement”), ConvergEx agreed to purchase from BNYM certain assets related to B-Trade Services LLC (“B-Trade”), G-Trade Services Ltd (“G-Trade”), BNY Securities Ltd. (“BNYSL”), as well as the membership interests of G-Trade Services LLC (collectively “B-/G-Trade Acquisition”). B-Trade and G-Trade were originally structured as joint ventures with Bloomberg Tradebook, LLC, a division of Bloomberg L.P. (“Bloomberg”), and acquired through forward sale agreements between ConvergEx and BNYM as defined in the Merger Agreement.

The Company established an escrow account (“Acquisition Escrow Account”) with a $100.0 million balance on October 2, 2006 to fund this acquisition. On February 1, 2008, the Company completed the B-/G-Trade Acquisition. The Company released $96.0 million from the Acquisition Escrow Account in order to complete the purchase. Pursuant to the Merger Agreement, BNYM subsequently paid $1.0 million to ConvergEx in order to adjust the purchase price for differences between the estimated equity and regulatory net capital position of the

ConvergEx Holdings LLC

Notes to Consolidated Financial Statements (continued)

3. Acquisitions (continued)

acquired entities at closing and the actual equity and regulatory net capital position. Subsequent cash payments by ConvergEx totaled $2.9 million relating to additional acquisition related costs. In August 2008, the remaining cash in escrow was released to the Company.

The following table summarizes the sources and uses of funds related to these 2008 acquisitions as of the date of the acquisitions (in $ millions):

B-/G- Trade
Sources
Cash on hand	$97.9

$97.9

Uses
Acquisition	$97.6
Transaction costs	0.3

$97.9

The following table summarizes the allocation of total purchase price to major asset and liability captions (in $ millions):

B-/G-Trade
Cash and cash equivalents	$82.2
Restricted cash and securities	3.2
Receivables related to securities transactions	325.3
Accounts receivable	2.4
Other current assets	1.3
Fixed assets	2.6
Intangible assets	47.0
Payables related to securities transactions	(284.3)
Commission management payable	(5.2)
Accrued expenses and compensation	(76.1)
Other liabilities	(1.3)
Goodwill	0.5

Net assets acquired	$97.6

The following table summarizes intangible assets acquired in the 2008 acquisitions (in $ millions):

	B/G-Trade	Weighted Average Amortization (Years)
Definite lived intangibles
Customer lists	$39.1	9
Acquired technology	5.7	5
Tradenames	2.2	5

	$47.0

ConvergEx Holdings LLC

Notes to Consolidated Financial Statements (continued)

4. Financial Instruments

All financial instruments are measured and reported on a fair value basis. The ASC defines fair value and establishes a framework for measuring fair value, as well as a fair value hierarchy based on inputs used to measure fair value.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

Fair Value Hierarchy

A description of the valuation techniques applied to the Company’s major categories of assets and liabilities measured at fair value on a recurring basis follows.

U. S. Government Securities

•

U.S. treasury securities are valued using quoted market prices. Valuation adjustments are not applied. Accordingly, U.S. treasury securities are generally categorized in Level 1 of the fair value hierarchy.

Derivative Contracts

•	OTC derivatives contracts include forward, swap and option contracts related to interest rates, foreign currencies, credit standing of reference entities, equity prices or commodity prices.

Depending on the product and the terms of the transaction, the fair value of the OTC derivative products can be either observed or modeled using widely accepted techniques, and model inputs from comparable benchmarks can be observed from actively quoted markets.

Investments

•	The Company’s investments include exchange-traded funds that are actively traded and, as such, are classified in Level 1 of the fair value hierarchy.

Deposits

•

Time Deposits. The fair value of certificates of deposit is recorded as the present value using a discount rate equal to the yield on the instrument. These deposits are generally categorized in Level 2 of the fair value hierarchy.

ConvergEx Holdings LLC

Notes to Consolidated Financial Statements (continued)

4. Financial Instruments (continued)

The following fair value hierarchy tables present information about the Company’s assets and liabilities measured at fair value:

December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets
Restricted cash and securities
Certificates of deposit	$—	$70.6	$—	$70.6
Treasury bills, greater than 91 days to maturity	1.5	—	—	1.5
Other current assets
Investments	3.1	—	—	3.1

Total assets	$4.6	$70.6	$—	$75.2

Liabilities
Other current liabilities
Securities sold, not yet purchased	$0.1	$—	$—	$0.1
Interest rate swap agreements	—	6.5	—	6.5

Total liabilities	$0.1	$6.5	$—	$6.6

December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets
Restricted cash and securities
Certificates of deposit	$—	$90.6	$—	$90.6
Treasury bills, greater than 91 days to maturity	2.6	—	—	2.6
Other current assets
Securities owned	0.4	—	—	0.4

Total assets	$3.0	$90.6	$—	$93.6

Liabilities
Other current liabilities
Securities sold, not yet purchased	$0.1	$—	$—	$0.1
Interest rate swap agreements		25.2		25.2
Other liabilities
Interest rate swap agreements	—	12.9	—	12.9

Total liabilities	$0.1	$38.1	$—	$38.2

ConvergEx Holdings LLC

Notes to Consolidated Financial Statements (continued)

4. Financial Instruments (continued)

Swaps terminated on December 31, 2010, but not settled until January 4, 2011 per the standard settlement cycle, were classified as a payable as of December 31, 2010 when the settlement value was fixed. As payables with contractual settlement values, these payments are not included in the financial instruments table.

During the years ended December 31, 2010 and December 31, 2009, there were no transfers of assets or liabilities among levels and no acquisition or sales of any Level 3 assets or liabilities.

5. Consolidated Balance Sheets Detail

Receivables Related to Securities Transactions

Amounts receivable related to securities transactions include:

	December 31
	2010	2009
Customers	$49.1	$20.0
Broker-dealers	75.6	111.0
Clearing organizations	30.8	13.6
Securities borrowed	151.6	41.5
Prepaid research, net of allowance	19.2	12.6

Total receivables related to securities transactions	$326.3	$198.7

All material fail to deliver transactions, included in Broker-dealers above, settled subsequent to year end without any material financial effect.

Fixed Assets

Fixed assets were as follows:

	December 31
	2010	2009
Internally developed software	$34.2	$32.2
Computer hardware	31.1	25.8
Leasehold improvements	9.7	7.8
Purchased software	10.4	11.5
Furniture and equipment	3.0	3.2

	88.4	80.5
Accumulated depreciation and amortization	(35.3)	(40.8)

Total fixed assets	$53.1	$39.7

ConvergEx Holdings LLC

Notes to Consolidated Financial Statements (continued)

5. Consolidated Balance Sheets Detail (continued)

Goodwill and Intangible Assets

The following table presents the changes in the carrying amount of goodwill by reportable segment for the years ended December 31, 2010 and 2009:

	Investment Technologies	Investment Services	Total
Balance as of January 1, 2009	$426.5	$174.7	$601.2
Acquisitions	35.3	—	35.3
Other adjustments	(0.3)	—	(0.3)

Balance as of December 31, 2009	461.5	174.7	636.2
Acquisitions	26.0	—	26.0
Other adjustments	(0.3)	—	(0.3)

Balance as of December 31, 2010	$487.2	$174.7	$661.9

Intangible assets were as follows:

December 31, 2010	At Acquisition Value	Accumulated Amortization	Net Book Value	Weighted Average Useful Life (Years)
Definite lived intangibles
Customer lists	$313.1	$(153.6)	$159.5	7
Marketing agreement	23.0	(19.6)	3.4	5
Acquired technology	154.4	(101.2)	53.2	6
Non-compete agreements	6.5	(4.1)	2.4	5
Tradenames	11.1	(3.5)	7.6	7

Total definite lives	508.1	(282.0)	226.1	6
Indefinite lived—tradenames	12.2	—	12.2

Total acquired intangibles	$520.3	$(282.0)	$238.3

December 31, 2009	At Acquisition Value	Accumulated Amortization	Net Book Value	Weighted Average Useful Life (Years)
Definite lived intangibles
Customer lists	$281.7	$(114.1)	$167.6	7
Marketing agreement	23.0	(15.0)	8.0	5
Acquired technology	145.2	(75.7)	69.5	6
Non-compete agreements	6.5	(2.9)	3.6	5
Tradenames	7.0	(2.7)	4.3	7

Total definite lives	463.4	(210.4)	253.0	6
Indefinite lived—tradenames	19.7	—	19.7

Total acquired intangibles	$483.1	$(210.4)	$272.7

ConvergEx Holdings LLC

Notes to Consolidated Financial Statements (continued)

5. Consolidated Balance Sheets Detail (continued)

As a result of the Company’s annual impairment analysis, a $6.6 million impairment charge was recorded related to an indefinite-lived acquired tradename. The charge was calculated using the relief from royalty method and recorded in amortization of acquisition-related intangible assets on the consolidated statement of operations. In addition, the Company determined that the asset is no longer indefinite-lived and plans to amortize the remaining value over its estimated remaining useful life.

Future amortization expense of acquired intangible assets:

Year ending December 31:
2011	$74.2
2012	56.9
2013	31.3
2014	18.1
2015	11.7
Thereafter	33.9

Total	$226.1

Payables Related to Securities Transactions

Amounts payable related to securities transactions include:

	December 31
	2010	2009
Customers	$3.9	$12.0
Broker-dealers	298.9	310.5
Securities loaned	111.0	—

Total payables related to securities transactions	$413.8	$322.5

All material fail to receive transactions, included in Broker-dealers above, settled subsequent to year end without any material financial effect.

ConvergEx Holdings LLC

Notes to Consolidated Financial Statements (continued)

6. Long-term Debt and Liquidity Arrangements

Long-term Debt

Long-term debt outstanding is summarized in the following table:

	2010	2009	Interest Rate	Maturity
Facility
First lien debt	$—	$462.0	LIBOR + 3.00%	October 2, 2013
Second lien debt	—	180.0	LIBOR + 6.75%	April 2, 2014
Mezzanine debt	—	106.7	12% + 2% PIK	October 2, 2014
First lien debt	610.0	—	LIBOR + 3.75%	December 17, 2016
Second lien debt	140.0	—	LIBOR + 7.00%	December 17, 2017

Total	750.0	748.7

Revolver outstanding (2006)	—	—	LIBOR + 2.25%	October 2, 2012
Revolver outstanding	—	—	LIBOR + 3.75%	December 17, 2015

	750.0	748.7
Less:
Deferred financing costs	(21.5)	(22.4)
Original issue discount	(9.9)	—
Amounts payable within one year	(4.9)	—

	$713.7	$726.3

On December 17, 2010, the Company entered into an agreement (the “Credit Agreement”) with a syndicated group of creditors and issued $750 million of debt. This included $610 million of first lien debt (the “First Lien”), $140 million of second lien debt (the “Second Lien” and together, the “Term Loan”) and a $100 million senior secured revolving line of credit (the “Revolver”). Proceeds from the Term Loan were used to repay approximately $756 million of existing indebtedness, including fees and interest, under the then existing amended 2006 credit agreements originally scheduled to be repaid in 2013 and 2014.

Interest expense related to debt was approximately $93.9 million, $79.4 million, and $84.7 million for the years ended December 31, 2010, 2009 and 2008 respectively. Amortization of deferred financing costs included in interest expense related to debt on the consolidated statements of operations totaled approximately $22.5 million, $6.2 million and $7.4 million for the years ended December 31, 2010, 2009 and 2008 respectively.

Original Issue Discount

The First Lien and Second Lien were issued at 99% and 98% of the principal amount, respectively, which represented an original issue discount (“OID”) of $6.1 million and $2.8 million, respectively, and resulted in net proceeds paid to the Company of $741.1 million. The $8.9 million discount is being accreted and the related charge recorded as interest expense through the maturity of the Term Loan.

Repayment

The First Lien will mature on December 17, 2016 and requires quarterly principal installments which commence on March 31, 2011 equal to $1,525,000. Additional principal repayments are required to be paid of up to 50% of excess cash flow, with the remaining principal balance payable on the maturity date. The Second Lien will mature on December 17, 2017.

ConvergEx Holdings LLC

Notes to Consolidated Financial Statements (continued)

6. Long-term Debt and Liquidity Arrangements (continued)

The Revolver expires not later than December 17, 2015. The Revolver was not drawn as of December 31, 2010.

Interest, Fees and Loss on Extinguishment

The interest rate on the First Lien is based on the LIBOR rate as defined in the Credit Agreement (but not less than 1.50%) plus 3.50% or 3.75%, depending on the Company’s leverage ratio.

The interest rate on the Second Lien is based on the LIBOR rate as defined in the Credit Agreement (but not less than 1.75%) plus 7.00%.

The interest rate on the Revolver is based on the LIBOR rate as defined in the Credit Agreement (but not less than 1.50%) plus 3.50% or 3.75%, depending on the Company’s leverage ratio. An annual unused commitment fee of 0.63% or 0.50%, depending on the Company’s leverage ratio, is payable quarterly on the average unused amount of the Revolver until the maturity date.

The Company accounted for those 2006 syndicate members that are not party to the Credit Agreement as an extinguishment. The Company accounted for those 2006 syndicate members that are party to the Credit Agreement as a modification as the loans are less than 10% different from the applicable cash flows under the previous loans.

The Company capitalized $31.6 million of costs related to the Credit Agreement. These costs comprised OID, third party costs attributable to new lenders and unamortized deferred debt issuance costs relating to the 2006 syndicate modification. The Company recorded $17.9 million as expense. This comprised third party costs related to the modification, the write-off of 2006 unamortized deferred debt issuance costs extinguished and the call premium on the Mezzanine debt.

The Company classifies as current that portion of long-term debt that is required to be paid within one year. This does not include future excess cash flow prepayments.

Covenants and Guarantees

In order to secure the first lien and second lien debt, the Company has pledged its equity ownership in its foreign subsidiaries and subsidiaries registered as broker-dealers in the United States, as well as substantially all of the assets of all the remaining subsidiaries. As guarantors of the first lien and second lien debt, subsidiaries not registered as broker-dealers are contingently liable for the entire value of the outstanding debt.

The affirmative and negative covenants in the Credit Agreement include, among others, preservation of corporate existence; payment of taxes; and maintenance of insurance; and limitations on: liens; dividends and other payments in respect of capital stock; investments; payments of certain indebtedness. The financial covenants contained in the Credit Agreement are (i) a consolidated interest coverage ratio, (ii) a consolidated leverage ratio, and (iii) consolidated maximum capital expenditures. The covenants currently do not restrict the Company or any of its subsidiaries. The Company was in compliance with all covenants of the Credit Agreement as of December 31, 2010.

On December 15, 2010, a broker-dealer subsidiary of the Company entered into a separate $25,000,000 floating rate revolving term subordinated note with BNYM due on December 15, 2013, which superseded a previously

ConvergEx Holdings LLC

Notes to Consolidated Financial Statements (continued)

6. Long-term Debt and Liquidity Arrangements (continued)

existing $25,000,000 floating rate revolving term subordinated note which was due on September 29, 2011. This new subordinated borrowing facility has an interest rate based on LIBOR plus 4.00%, or, if the LIBOR rate is not available, an alternative rate of the 2.75% plus the greater of the BNYM prime rate or the federal funds effective rate plus 0.50%. In addition, this subordinated borrowing facility has a commitment fee of 0.50% on the unutilized amount of the note.

Liquidity Arrangements

A broker-dealer subsidiary of the Company may, from time to time, enter into secured and unsecured borrowing agreements to obtain funding necessary to cover daily securities settlements with clearing corporations. Funding is required for unsettled customer delivery versus payment and riskless principal transactions, as well as to meet deposit requirements with clearing organizations. There was $245.0 million and $265.0 million available related to these agreements as of December 31, 2010 through affiliates and non-affiliates respectively. There was $245.0 million and $265.0 million available related to these agreements as of December 31, 2009 through the Company’s affiliate, BNYM, and non-affiliates respectively. No amounts were outstanding at December 31, 2010 or December 31, 2009. Interest expense of $467,258 and $10,091 related to periodic utilization of the lines with affiliates and non-affiliates, respectively, are included in the consolidated statements of operations. As of December 31, 2010 and 2009 there was interest payable included on the consolidated statements of financial position of $8,666 and $0, respectively, related to these borrowings.

A broker-dealer subsidiary of the Company meets overnight financing requirements for unsettled customer delivery versus payment transactions and differing local settlement cycles through overdraft agreements with various local clearing banks and broker dealers, and funds deposit requirements with available cash and pledged collateral.

7. Members’ Equity

Members’ equity consists of two classes of preferred interests and three classes of common interests. Balances for each class are as follows:

	December 31
	2010	2009
Equity Class
Preferred B	$551.9	$509.9
Preferred C	1.5	1.4

Total preferred interests	$553.4	$511.3

Common A	$8.2	$8.2
Common B	—	—
Common C	18.9	18.9
Cumulative option expense	0.9	0.5

Total common interests	$28.0	$27.6

Preferred membership interests do not include voting rights. Common members are entitled to vote on certain corporate actions based solely on their holdings of common membership interests as a percentage of all outstanding common interests.

ConvergEx Holdings LLC

Notes to Consolidated Financial Statements (continued)

7. Members’ Equity (continued)

The holders of preferred interests of the Company are entitled to a preferred yield that accrues quarterly. In the event of a liquidation of the Company, holders of Preferred B membership units will receive an amount equal to the Preferred B accrued yield and the contributed capital related to such units. To the extent that the liquidation proceeds are less than those required to satisfy the Preferred B accrued yield and contributed capital payments, the holders of Preferred B units will be paid on a pro rata basis according to their ownership of Preferred B membership units and no other payments will be made. If additional liquidation proceeds are available, holders of Preferred C membership units will receive an amount equal to the Preferred C accrued yield and the contributed capital related to such units. To the extent that the liquidation proceeds less the payments to holders of Preferred B membership units are less than those required to satisfy the Preferred C accrued yield and contributed capital payments, the holders of Preferred C units will be paid on a pro rata basis according to their ownership of Preferred C membership units and no other payments will be made. If additional liquidation proceeds are available, holders of Common A membership units will be paid $8.2 million, or the remaining liquidation proceeds if such proceeds do not exceed $8.2 million, on a pro rata basis according to their ownership of Common A units. Of any remaining liquidation proceeds, approximately 78.8% will be paid to the holders of Common A membership units on a pro rata basis, approximately 16.2% will be paid to the holders of Common B membership units on a pro rata basis, and approximately 5.0% will be paid to the holders of Common C membership units on a pro rata basis.

Preferred members are entitled to quarterly tax distributions to the extent that the Company generates taxable income and the income allocated to such member exceeds the aggregate net losses allocated to such member historically.

8. Accumulated Other Comprehensive Loss

The balance of accumulated other comprehensive loss consists of:

	December 31
	2010	2009
Effective portion of cumulative net unrealized loss on interest rate hedges, net	$17.1	$36.7
Cumulative foreign currency translation loss	1.1	0.8

Total	$18.2	$37.5

9. Retirement Savings Plans

The Company has two defined contribution retirement savings plans. All employees that meet eligibility requirements have the option of participating. The Company makes contributions to the plans on behalf of its employees in the form of profit sharing and/or a 401(k) match. Profit sharing percentages and company match formulae are determined based on employee groups. The Company also has three mandatory provident fund schemes to meet government requirements in various international jurisdictions. The costs for these benefit plans were approximately $4.1 million, $5.9 million and $6.5 million in 2010, 2009 and 2008 respectively.

10. Restructuring

During 2010, the Company recorded $2.1 million of restructuring charges relating to the reorganization of certain operations. Under this plan, the Company reduced its workforce by approximately 50 employees, or 5% of the

ConvergEx Holdings LLC

Notes to Consolidated Financial Statements (continued)

10. Restructuring (continued)

Company’s total worldwide workforce. The majority of the reductions occurred within the Investment Services segment as a result of current market conditions. The majority of the actions related to this plan were completed by the end of 2010. The entire $2.1 million related to severance and related benefits. The remaining severance and related benefits of $1.3 million will be paid by May 2011.

During 2008, the Company recorded $1.2 million of restructuring charges relating to the relocation of certain operations of one of its broker-dealer subsidiaries. The entire amount related to severance and related benefits. The entire amount was paid in 2008.

11. Income Taxes

The Company is a limited liability company that is treated as a partnership for federal, state and local income tax purposes, and as such, is generally not liable for federal and state income taxes as an entity. Certain of its subsidiaries are subject to the New York City unincorporated business tax (“UBT”) on their U.S. earnings apportioned to New York City based on a statutory rate of 4%. One of its subsidiaries is subject to U.S. federal and state corporate income taxes. Certain of its subsidiaries are subject to income tax of the foreign countries in which they conduct business.

The components of income (loss) before income taxes were as follows (in millions):

	December 31
	2010	2009	2008
U.S.	$(31.4)	$2.3	$(1.9)
Foreign	0.5	1.3	(0.8)

Total	$(30.9)	$3.6	$(2.7)

The components of the provision for (benefit from) income taxes consist of the following (in millions):

	Year Ended December 31
	2010	2009	2008
Current:
Federal expense (benefit)	$(0.7)	$—	$0.6
State and local expense	0.9	2.8	2.8
Foreign expense	0.1	0.3	0.1

Total current income tax expense	0.3	3.1	3.5

Deferred:
Federal expense (benefit)	(2.3)	(0.3)	1.1
State and local expense (benefit)	(6.6)	(3.1)	0.5
Foreign expense	—	—	—

Total deferred income tax expense (benefit)	(8.9)	(3.4)	1.6

Total income tax expense (benefit)	$(8.6)	$(0.3)	$5.1

ConvergEx Holdings LLC

Notes to Consolidated Financial Statements (continued)

11. Income Taxes (continued)

A reconciliation of income tax expense from continuing operations at the U.S. federal statutory rate to the Company’s income tax expense (benefit) is as follows (in millions):

	Year Ended December 31
	2010	2009	2008
U.S. federal income tax expense (benefit) at statutory rate	$(10.5)	$1.2	$(0.9)
State and local income taxes, net of federal benefit	0.2	0.9	1.8
Foreign taxes	(0.1)	(0.2)	0.3
Income passed through to members	7.7	(0.8)	0.2

Income tax expense (benefit), net of income passed through to members	$(2.7)	$1.1	$1.4
Deferred tax valuation differences due to changes in the applicable tax rate	(6.1)	(2.8)	—
Expense related to uncertain tax positions	0.4	1.3	1.5
Provision to return true-up	(0.3)	(0.4)	1.3
Taxes paid and reimbursed by shareholders of acquired entities	—	—	0.5
Meals and entertainment	0.4	0.4	0.4
Other	(0.3)	0.1	—

Income tax expense (benefit)	$(8.6)	$(0.3)	$5.1

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Immediately subsequent to the initial formation of ConvergEx, certain operating assets of the former ECS Inc businesses were transferred from ECS Inc to another indirect, wholly owned subsidiary, BNY ConvergEx Group, LLC (“Group”) in exchange for membership interests of Group. This transfer resulted in the Company recording a deferred tax liability for the difference between the book and tax basis of the membership interests. At December 31, 2009, this liability approximated $99.6 million. Due to expected tax rate changes and other adjustments, this liability approximated $92.1 million at December 31, 2010.

Significant components of the Company’s deferred tax assets and liabilities are as follows (in millions):

	2010	2009
Deferred tax assets:
Compensation and benefits	0.4	0.3
Amortization of intangibles	3.5	3.2
Net operating losses	3.1	—
Other	0.1	0.1

Total deferred tax assets	7.1	3.6

Deferred tax liabilities:
Operating depreciation and amortization	0.4	0.4
Other	2.5	0.4
Tax basis difference of investment in partnership	92.1	99.6

Total deferred tax liabilities	95.0	100.4

Net deferred tax liabilities	$87.9	$96.8

ConvergEx Holdings LLC

Notes to Consolidated Financial Statements (continued)

11. Income Taxes (continued)

As of December 31, 2010, long term income taxes payable includes a reserve for uncertain tax positions of $4.7 million. If recognized, approximately $4.7 million would be recorded as an income tax benefit in the consolidated statements of operations. ConvergEx recognizes interest and penalties related to uncertain tax positions as a component of the income tax provision. As of December 31, 2010 and 2009, ConvergEx had recognized $0.5 million and $0.3 million of interest accrued on unrecognized tax benefits. At December 31, 2010 and 2009, $0.5 million and $0.3 million of interest, respectively, was included in long-term income taxes payable. While Management believes that it has adequately provided for all tax positions, amounts asserted by tax authorities could be greater or less than the accrued estimates. Accordingly, the provisions on tax-related matters may change as revised estimates are made or the underlying matters are settled or otherwise resolved. As of December 31, 2010, the Company does not believe that the estimates, as otherwise provided for, on such tax positions will significantly increase or decrease within the next twelve months.

A reconciliation of the beginning and ending amounts of unrecognized income tax benefits for the years ended December 31, 2010, 2009 and 2008 is as follows (in millions):

	2010	2009	2008
Balance at January 1	$4.0	$2.9	$1.5
Tax positions related to current year:
Additions	0.8	1.1	1.4

Tax positions related to prior years:
Reductions	(0.6)	—	—

Balance at December 31	$4.2	$4.0	$2.9

The Company is subject to taxation in the U.S. and various state and foreign jurisdictions. A subsidiary of the Company is under examination by the state of New York for the years ended December 31, 2006, 2007, and 2008. The Company has not provided for any additional taxes that may be required to be paid as a result of such examinations as Management does not expect additional income tax to be assessed. If additional tax is assessed upon conclusion of the audits, an additional tax provision may need to be recorded. The impact of such adjustments in the Company’s tax accounts could have a material impact on the consolidated results of operations in future periods. The Company and its subsidiaries are subject to examination by the IRS for tax years ended 2007 through 2010. The Company is also subject to examination by various state and local jurisdictions for tax years ended 2006 through 2010. Certain of the Company’s foreign subsidiaries are also subject to examination in various jurisdictions for various periods.

12. Related Party Transactions

The Company provides trade execution and clearing services, commission management tools and payment processing services to affiliates, primarily wholly-owned subsidiaries of BNYM. The Company also receives investment technology revenue through licensing its order management system and related products to its affiliates. Affiliates also provide trade execution and clearing services for the Company.

As part of its daily operations, the Company enters into securities borrowed and securities loaned transactions with affiliates.

The Company enters into foreign exchange transactions with an affiliate for the Company’s benefit on behalf of certain customers. Any outstanding receivable or payable balances related to these foreign exchange transactions are settled on a monthly basis.

ConvergEx Holdings LLC

Notes to Consolidated Financial Statements (continued)

12. Related Party Transactions (continued)

The Company provides certain management, administrative, and technical services to its affiliates. The Company also receives certain management, administrative, and technical services from its affiliates.

The Company subleases office space to its affiliates. The Company also subleases office space from affiliates.

The following tables set forth the Company’s related party assets and liabilities with affiliates:

	December 31
	2010	2009
Assets
Receivables related to securities transactions	$39.4	$4.6
Other current assets	1.6	2.0

Total assets	$41.0	$6.6

Liabilities
Payables related to securities transactions	$28.1	$—
Accrued expenses and compensation	9.1	0.1

Total liabilities	$37.2	$0.1

The following tables set forth the Company’s related party revenues and expenses:

	Year Ended December 31
	2010	2009	2008
Revenues
Total revenues	$17.8	$34.0	$27.9

Expenses
Total expenses	$9.0	$9.7	$15.3

In connection with the 2010 Credit Agreement, described in Note 6, the Company was charged $7.5 million by a related party for services rendered.

13. Derivatives and Hedging Activities

The Company has entered into various interest rate swaps (“Quarterly Interest Rate Swaps”) to offset the variability of cash flows related to the Company’s debt due to changes in quarterly LIBOR interest rates. In aggregate, the Company maintains Quarterly Interest Rate Swaps with notional values of $525 million and $550 million in 2010 and 2009, respectively. The Company settles with its counterparties on a net basis each quarter. With respect to the Quarterly Interest Rate Swaps, the Company paid a weighted averaged fixed annual rate of 5.39% and 4.04% during the first half and second half of 2010, respectively, and received the 3-month LIBOR rate. The reduction in fixed annual rate resulted from amendments to two of the Quarterly Interest Rate Swaps agreed with the Company’s counterparties. The amendment was made in order to offset variability in interest rates for the full term of the first lien debt through September 30, 2013 for $300.0 million of notional value, whereas the original swaps would have expired on September 30, 2011. The amendment also reduced the weighted average fixed rate for affected notional value from 5.56% to 3.55% effective June 30, 2010. No payments were made in order to affect the amendment. At the time of the amendment, the affected Quarterly

ConvergEx Holdings LLC

Notes to Consolidated Financial Statements (continued)

13. Derivatives and Hedging Activities (continued)

Interest Rate Swaps were dedesignated as cash flow hedges under the ASC guidance on derivative instruments and the amended swaps were determined to be a highly effective hedge against the variability of future interest payments based on the results of regression testing, and therefore designated as cash flow hedges.

The currently contracted notional value of the aggregate Quarterly Interest Rate Swaps is $200 million as of December 31, 2010. The reduction in notional value resulted from the termination of swaps on December 31, 2010 with a notional value of $300 million that were extended in the third quarter of 2010. The Company terminated the swaps in order to avoid an increased fixed rate that would have been imposed by its counterparties as a result of the counterparties’ termination rights under the International Swaps & Derivatives Association Master Agreement (“ISDA”) that were triggered by the termination of the prior credit agreement on December 17, 2010 (“Refinancing”). The weighted average fixed annual rate payable by the Company will be 4.74% in 2011. The remaining Quarterly Interest Rate Swaps currently expire on September 30, 2011.

Prior to the Refinancing, the Quarterly Interest Rate Swaps had been designated as cash flow hedges under the ASC guidance on derivative instruments. When designated and regularly thereafter, the Company had determined the Quarterly Interest Rate Swaps to be a highly effective hedge against the variability of future interest payments based on the results of regression testing. At the time of the Refinancing, the Quarterly Interest Rate Swaps were determined to no longer be an effective hedge against the variability of future interest payments of the new debt under the ASC guidance on derivative instruments.

During the years ended December 31, 2009 and December 31, 2010, changes in the fair value of the Quarterly Interest Rate Swaps were as follows:

Value of the Quarterly Interest Rate Swaps, January 1, 2009	$(54.0)
Effective portion of net unrealized derivative loss on Quarterly Interest Rate Swaps	(7.8)
Ineffective portion of net unrealized derivative loss on Quarterly Interest Rate Swaps included in net income	(1.3)
Reclassification adjustment for realized losses included in net income	25.0

Value of the Quarterly Interest Rate Swaps, December 31, 2009	(38.1)

Effective portion of net unrealized derivative loss on Quarterly Interest Rate Swaps	(9.7)
Termination of certain Quarterly Interest Rate Swaps	18.1
Reclassification adjustment for realized losses included in net income	23.2

Value of the Quarterly Interest Rate Swaps, December 31, 2010	$(6.5)

Prior to the Refinancing, ineffectiveness related to the Quarterly Interest Rate Swaps was recorded as interest expense related to debt on the consolidated statements of operations. Unrealized derivative loss and the reclassification adjustment were recorded as adjustments to other comprehensive loss. After the refinancing, all changes to the fair value of the Quarterly Interest Rate Swaps are recorded as interest expense related to debt on the consolidated statements of operations. The Company estimates net interest expense to be recorded as interest expense related to debt on the consolidated statements of operations during 2011 will be $16.8 million.

From time to time, the Company enters into additional interest rate swaps (“Other Interest Rate Swaps”) to offset the variability in cash flows that occurs when interest payments due on debt are due at different times than payments due from the Quarterly Interest Rate Swaps. The Company has entered into two such contracts in 2010 for 3 to 6 month periods. The Company uses the Other Interest Rate Swaps as economic hedges but has not

ConvergEx Holdings LLC

Notes to Consolidated Financial Statements (continued)

13. Derivatives and Hedging Activities (continued)

designated the Other Interest Rate Swaps as hedges. At December 31, 2010 and December 31, 2009, the fair value of Other Interest Rate Swaps was negligible. Income or expense related to changes in fair value of Other Interest Rate Swaps is recorded as interest expense related to debt on the consolidated statements of operations as applicable.

The Company regularly enters into foreign exchange forward contracts (“FX Forwards”) to offset variability in foreign exchange rates and the Company’s exposure related to accounts the Company maintains in foreign currencies for operating purposes. The Company evaluates its foreign exchange exposure on a regular basis and typically enters into contracts for 3-day to 30-day periods. The Company uses FX Forwards as economic hedges but has not designated the FX Forwards as hedges. At December 31, 2010 and December 31, 2009, the fair value of the FX Forwards was negligible. Income or expense related to changes in the fair value of FX Forwards is recorded as operating revenue on the consolidated statements of operations.

14. Commitments and Contingencies

The Company leases office space and certain equipment under non-cancelable operating lease arrangements. Rent expense and sublease revenues recorded as minimum lease payments under these leases totaled $10.7 million and $4.1 million, $10.5 million and $5.0 million and $13.6 million and $6.1 million, respectively, for the years ended December 31, 2010, December 31, 2009, and December 31, 2008. Rent expense, net of sublease revenue, is presented in selling, general and administrative and product development on the consolidated statements of operations.

The Company is obligated under non-cancelable operating leases to pay the following minimum rentals, which will be reduced by sublease rental payments due from affiliates.

	Lease Payments	Sublease Rentals Income	Net Lease Payments
2011	$11.2	$(3.8)	$7.4
2012	10.8	(3.9)	6.9
2013	9.3	(3.9)	5.4
2014	7.9	(3.9)	4.0
2015	5.7	(2.6)	3.1
Thereafter	1.8	—	1.8

	$46.7	$(18.1)	$28.6

The operating leases are subject to periodic escalation charges. The Company’s operating leases expire on various dates between December 2010 and August 2017, and the subleases expire on August 2015.

The Company is involved in legal proceedings concerning matters arising in connection with the conduct of the Company’s businesses. The Company believes, based on currently available information, that the results of such proceedings, in the aggregate, are not likely to have a material adverse effect on the Company’s financial statements. The Company intends to defend itself vigorously against all claims asserted in these matters and has not accrued a liability for any such claims.

ConvergEx Holdings LLC

Notes to Consolidated Financial Statements (continued)

15. Off Balance-Sheet Credit Risk

In the normal course of business, the Company’s customer and correspondent clearance activities involve the execution and settlement of various customer securities transactions. These activities may expose the Company to off-balance-sheet risk in the event the customer is unable to fulfill its contractual obligations.

The Company’s customer securities activities are transacted on a delivery versus payment, cash or margin basis. In delivery versus payment transactions, the Company is exposed to risk of loss in the event of the customers’ or brokers’ inability to meet the terms of their contracts.

In margin transactions, the Company extends credit to customers collateralized by cash and securities in their account. In the event the customers or brokers fail to satisfy their obligations, the Company may be required to purchase or sell securities or enter into foreign exchange contracts at prevailing market prices in order to fulfill the obligations. The Company’s exposure to credit risk can be directly impacted by volatile securities and foreign exchange markets, which may impair the ability of counterparties to satisfy their contractual obligations. The Company seeks to control its credit risk through a variety of reporting and control procedures, including establishing credit limits based upon a review of the customers’ financial condition and credit ratings. The Company seeks to control the risk associated with its customer margin transactions by requiring customers to maintain margin collateral in compliance with various regulatory and internal guidelines. The Company also monitors required margin levels daily and, pursuant to its guidelines, requires customers to deposit additional collateral, or reduce positions, when necessary.

In the normal course of business, certain activities of the Company involve the execution and clearance of customer securities transactions and carrying of customer accounts through clearing brokers. These activities may expose the Company to off-balance-sheet risk in the event a customer is unable to fulfill its contractual obligation since, pursuant to the clearing agreement, the Company has agreed to indemnify the clearing brokers without limit for losses that the clearing brokers may sustain from the clients introduced by the Company. However, the transactions are collateralized by the underlying security, thereby reducing the associated risk to changes in the market value of the security through settlement date. As a result of the settlement of these transactions, there were no amounts to be indemnified to clearing brokers for these customer accounts as of December 31, 2010.

The Company has guaranteed the payment of amounts due and payable from one of its broker-dealer clients to one of that broker-dealer’s customers. The guaranty has a maximum obligation of $15.0 million. No amounts were owed under this guaranty and no liability was established as of December 31, 2010.

The Company enters into standard indemnification agreements in the ordinary course of business. Pursuant to these agreements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified party for certain losses suffered or incurred by the indemnified party, generally the Company’s business partners or customers, in connection with certain claims by any third party with respect to the Company’s products or services. The term of these indemnification agreements is generally perpetual any time after the execution of the agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited.

The Company warrants that its software products will perform in all material respects in accordance with its standard published specification in effect at the time of delivery of the licensed products to the customer for the life of the product.

The Company has not received notification of any claims for the above guarantees and indemnities.

ConvergEx Holdings LLC

Notes to Consolidated Financial Statements (continued)

15. Off Balance-Sheet Credit Risk (continued)

The Company may maintain cash and cash equivalents at financial institutions in excess of federally insured limits. The Company has not experienced any losses in such accounts and does not believe it is exposed to significant credit risks.

16. Other non-operating (income) expense

The following table summarizes the components of other non-operating (income) expense:

	Year Ended December 31
	2010	2009	2008
Interest income	$(0.5)	$(0.4)	$(4.5)
Acquisition and other expenses (income)	3.2	1.0	(0.7)

Other non-operating (income) expense	$2.7	$0.6	$(5.2)

17. Regulatory Requirements

BNY ConvergEx Execution Solutions LLC (“CES”), Westminster Research Associates LLC (“WRA”), Eze Castle Transaction Services LLC (“ECTS”), LiquidPoint LLC (“LP”), NorthPoint Trading Partners LLC (“NorthPoint”), and G-Trade Services LLC (“G-Trade”) are subject to the SEC’s Uniform Net Capital Rule 15c3-1. As of December 31, 2010, these subsidiaries had regulatory net capital, regulatory net capital requirements, and excess regulatory net capital as follows:

Subsidiary	Net Capital	Net Capital Requirement	Excess Net Capital
CES	$54.2	$1.1	$53.1
G-Trade	34.2	0.2	34.0
WRA	12.4	0.3	12.1
ECTS	4.6	0.0	4.6
LP	4.2	0.4	3.8
NorthPoint	1.7	0.1	1.6

To the extent capital in these subsidiaries is restricted due to regulatory or other requirements, net capital and excess net capital may not be available to other entities to satisfy their obligations.

ConvergEx Global Markets (“CGM”) is subject to the Bermuda Monetary Authority rules concerning minimum liquidity. At December 31, 2010, CGM had liquid assets of $13.6 million, a minimum liquid asset requirement of $5.1 million, and a surplus of liquid assets of $8.5 million.

ConvergEx Limited (“CLtd”) is subject to the rules of the Financial Services Authority in the United Kingdom regarding minimum capital. At December 31, 2010, CLtd had capital of £3.1 million (approximately $4.9 million), a minimum capital requirement as determined by CLtd’s internal capital adequacy assessment process of £1.0 million (approximately $1.6 million), and excess share capital of £2.1 million (approximately $3.3 million).

ConvergEx Asia Pacific Limited (“ConvergEx Asia”) is subject to the rules of the Securities and Futures Commission in Hong Kong. At December 31, 2010, ConvergEx Asia had liquid capital of HK$4.2 million (approximately $0.5 million), a minimum liquid capital requirement of HK$3 million (approximately $0.4 million) and a surplus of liquid assets of HK$1.2 million (approximately $0.1 million).

ConvergEx Holdings LLC

Notes to Consolidated Financial Statements (continued)

18. Segment and Geographical Information

Segment Data

The Company is organized as two segments: Investment Technologies and Investment Services. See Note 1, “Business Description” for a description of the segments. The Company does not record revenues or costs from reimbursed expenses, depreciation and amortization of fixed assets or amortization of acquisition-related intangible assets in its segments. The segments are charged for services provided by each other and record these costs as operating expenses. Certain corporate expenses, as well as certain centrally managed expenses, are allocated based upon budgeted amounts in a reasonable manner. Additionally, because the Company compensates the management of its segments on, among other factors, segment profit, the Company may elect to record certain segment related revenue or expense items of an unusual or non-recurring nature in “Other” rather than reflect such items in segment profit. “Other” revenues represent unusual or non-recurring revenues offset by the elimination of intersegment revenues. “Other” income before income taxes primarily comprises interest expense related to debt and other non-operating expenses, amortization of acquisition-related intangibles, depreciation and amortization of fixed assets and certain unallocated revenues and expenses.

The Company does not separately accumulate and review asset information by segment.

	Investment Technologies	Investment Services	Reimbursed Expenses	Other	Total
Year ended December 31, 2010
Revenues	$326.2	$214.9	$78.7	$(9.6)	$610.2
Income before incomes taxes	108.4	69.1	—	(208.4)	(30.9)
Income margin	33.2%	32.2%	—	—	—

Year ended December 31, 2009
Revenues	$277.0	$247.6	$116.0	$(7.3)	$633.3
Income before incomes taxes	102.7	87.1	—	(186.2)	3.6
Income margin	37.1%	35.2%	—	—	—

Year ended December 31, 2008
Revenues	$280.8	$264.3	$57.8	$1.6	$604.5
Income before incomes taxes	95.0	93.6	—	(191.3)	(2.7)
Income margin	33.8%	35.4%	—	—	—

Geographic Information

The Company defines international revenues as operating revenues from clients located outside of the United States and operating revenues from domestic clients utilizing our software and technology to execute transactions internationally. The Company does not separately accumulate and review asset information or reimbursed expense revenues by geography. Revenues by geographic area are as follows:

	Year Ended December 31
	2010	2009	2008
Domestic revenues	$410.0	$383.9	$402.6
International revenues	121.5	133.4	144.1

Total operating revenues	$531.5	$517.3	$546.7

19. Subsequent Events

The Company has evaluated all subsequent events through February 28, 2011, and has determined that no subsequent events have occurred that would require disclosure in the consolidated financial statements or accompanying notes.

Report of Independent Auditors

To the Stockholder of

Townsend Analytics, Ltd.

In our opinion, the accompanying balance sheets and the related statements of operations, equity and cash flows present fairly, in all material respects, the financial position of Townsend Analytics, Ltd. at December 31, 2010 and 2009, and the results of its operations and its cash flows for the years ended December 31, 2010 and 2009 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 1, substantially all of the assets and liabilities of the Company were sold on the close of business December 31, 2010. As discussed in Note 5 and Note 8 to the financial statements, the Company has entered into significant transactions with Barclays PLC and BNY ConvergEx Group, LLC, related parties.

March 15, 2011

Townsend Analytics, Ltd.

Balance Sheets

December 31, 2010 and 2009

	2010	2009
Assets
Current assets
Cash and cash equivalents	$9,677,729	$6,463,989
Accounts receivable
Trade, net of allowance of $100,000 at December 31, 2010 and 2009	2,840,997	3,455,297
Related party	2,318,043	1,080,126
Unbilled work in process	3,743,052	3,952,386
Prepaid expenses and other current assets	1,412,106	1,455,944

Total current assets	19,991,927	16,407,742
Property and equipment, net	8,539,198	12,668,437
Goodwill	8,524,281	8,524,281
Intangible assets, net	7,064,438	8,751,111

Total assets	$44,119,844	$46,351,571

Liabilities and Equity
Current liabilities
Accounts payable
Trade	171,254	881,012
Related party	5,515,584	4,198,354
Advanced billings	1,072,917	1,085,704
Accrued bonuses	3,189,112	3,863,472
Current portion of deferred compensation	335,564	—
Accrued exchange fees	1,447,690	1,111,854
Other accrued expenses	1,565,512	1,213,520

Total current liabilities	13,297,633	12,353,916
Deferred income taxes	372,010	372,010
Deferred compensation	217,137	92,674
Other long-term liabilities	346,164	345,948

Total liabilities	14,232,944	13,164,548
Commitments and contingencies
Equity
Common stock, $1 par value; 1,000,000 shares authorized; 1,000 shares issued and outstanding	1,000	1,000
Additional paid-in capital	40,511,057	40,511,057
Accumulated deficit	(10,625,157)	(7,325,034)

Total equity	29,886,900	33,187,023

Total liabilities and equity	$44,119,844	$46,351,571

The accompanying notes are an integral part of these financial statements.

Townsend Analytics, Ltd.

Statements of Operations

Years Ended December 31, 2010 and 2009

	2010	2009
Operating revenue, including $13,438,693 and $10,809,926 from Barclays Plc for the years ended December 31, 2010 and 2009, respectively	$50,452,051	$48,395,484
Revenue from reimbursable data, communication, exchange, and other fees	11,935,786	11,440,637

Cost of reimbursable data, communication, exchange, and other fees	11,935,786	11,440,637
Amortization expense	1,686,673	1,686,667
Depreciation expense	5,116,137	5,169,504
Personnel expenses including salaries and benefits	27,271,382	24,597,198
Selling, general, and administrative expense	19,699,440	20,047,019

Operating loss	3,321,581	3,104,904

Other income (expense)
Translation gain	50,160	44,041
Other	(21,244)	6,556

Total other income	28,916	50,597
Loss before income taxes	3,292,665	3,054,307
Income tax expense	7,458	—

Net loss	$3,300,123	$3,054,307

The accompanying notes are an integral part of these financial statements.

Townsend Analytics, Ltd.

Statements of Equity

Years Ended December 31, 2010 and 2009

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount
Balance at December 31, 2008	1,000	$1,000	$40,511,057	$(4,270,727)	$36,241,330
Net loss	—	—	—	(3,054,307)	(3,054,307)

Balance at December 31, 2009	1,000	$1,000	$40,511,057	$(7,325,034)	$33,187,023
Net loss	—	—	—	(3,300,123)	(3,300,123)

Balance at December 31, 2010	1,000	$1,000	$40,511,057	$(10,625,157)	$29,886,900

The accompanying notes are an integral part of these financial statements.

Townsend Analytics, Ltd.

Statements of Cash Flows

Years Ended December 31, 2010 and 2009

	2010	2009
Cash flows from operating activities
Net loss	$(3,300,123)	$(3,054,307)
Adjustments to reconcile net loss to net cash from operating activities
Depreciation	5,116,137	5,169,504
Amortization	1,686,673	1,686,667
Loss on dispoal of property and equipment	—	78,304
Increase (decrease) in cash due to changes in
Accounts receivable—trade	614,300	(470,952)
Accounts receivable—related parties	(1,237,917)	1,080,126
Unbilled work in process	209,334	(506,314)
Prepaid expenses and other current assets	43,839	(855,631)
Accounts payable—trade	(709,758)	(548,955)
Accounts payable—related parties	1,317,230	(1,554,574)
Advanced billings	(12,787)	(202,331)
Accrued bonuses	(674,360)	(722,991)
Accrued exchange fees	335,836	(181,299)
Other accrued expenses	351,992	(1,101,902)
Deferred compensation	460,027	92,674
Other long term liabilities	215	4,392

Net cash provided by (used in) operating activities	4,200,638	(1,087,589)

Cash flows from investing activities
Purchases of property and equipment	(986,898)	(2,301,999)
Proceeds from sale of property and equipment	—	36,494

Net cash used in investing activities	(986,898)	(2,265,505)

Cash flows from financing activities
Proceeds from short term borrowings	1,000,000	500,000
Payments on short term borrowings	(1,000,000)	(500,000)

Net cash provided by (used in) financing activities	—	—

Net increase (decrease) in cash and cash equivalents	3,213,740	(3,353,094)
Cash and cash equivalents
Beginning of period	6,463,989	9,817,083

End of period	$9,677,729	$6,463,989

Cash paid for
Interest	$1,083	$766
Income taxes	$52,021	$14,460

The accompanying notes are an integral part of these financial statements.

Townsend Analytics, Ltd.

Notes to Financial Statements

December 31, 2010 and 2009

1.	Description of the Business

Townsend Analytics, Ltd. (the “Company” or “Townsend”) is a wholly-owned subsidiary of Barclays PLC (“Barclays”). Townsend was acquired by Barclays from Lehman Brothers on September 16, 2008 (“Barclays Acqiusition”). The Company develops, distributes, and licenses software products designed to disseminate, display, and analyze financial market data and news. Products are distributed and licensed directly to end-users and through a number of resellers and distributors.

During 2010, substantially all of the assets of the Company were held for sale by Barclays. After the close of business on December 31, 2010, the Company completed the sale of certain assets and liabilities to BNY ConvergEx Group, LLC (“ConvergEx”) as further discussed in Note 8, Subsequent Events, resulting in the sale of substantially all of the Company (“ConvergEx Acquisition”). These financial statements have been prepared and are being presented as of the close of business on December 31, 2010 prior to the ConvergEx Acquisition.

2.	Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and the disclosure of commitments and contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant judgments and estimates relate to determining the fair value and useful lives of acquired assets and liabilities in business combinations, assessing the impairment of goodwill and long-lived assets, the allowance for doubtful accounts, and income tax valuation allowances. Actual results could differ from those estimates.

Subsequent events

The Company has evaluated events and transactions through April 11, 2011 which is the date the financial statements were made available for issuance. See Note 8, Subsequent Events, for a discussion of significant subsequent events.

Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consisting of a money market sweep account are classified as Level 1 of the fair value hierarchy because they were valued using quoted market prices in active markets.

Trade accounts receivable

Accounts receivable are recorded net of customer allowances. Allowances for doubtful accounts are recorded based upon the Company’s best estimate of probable credit losses. The allowance is determined considering historical write-off experience and performing a specific review of individual past due accounts and subsequent credit memo activity. Account balances are charged off against the allowance when it is likely the receivables will not be collected.

Long-lived Assets

Property and equipment purchased as part of the Barclays Acquisition are valued at estimated fair values as of the date of the acquisition and are depreciated on a straight line basis over their estimated remaining useful lives.

Townsend Analytics, Ltd.

Notes to Financial Statements

December 31, 2010 and 2009

Other property and equipment are reported at cost and are depreciated on a straight line basis using the following useful lives:

Furniture	7 years
Networking equipment	5 years
Software	3 years
Leasehold improvements	The shorter of the life of the asset or the term of the lease

Property and equipment and other long-lived assets (including amortizable intangible assets) are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. No such impairment occurred during the years ended December 31, 2010 and 2009.

Intangible Assets

Intangible assets are comprised customer relationships, developed and in process technology, and a trade name. In accordance with the relevant guidance, the amortizable intangible assets are being amortized on a straight-line basis method over the useful lives ranging from 5 to 15 years. The intangible asset with an indefinite life is tested for impairment in accordance with the relevant guidance at a minimum annually. No impairment of these assets occurred during the years ended December 31, 2010 and 2009.

Goodwill

Goodwill represents the excess of costs over fair value of assets of businesses acquired. The Company follows the provisions of the authoritative guidance under which goodwill is tested for impairment at least annually. Based upon the Company’s assessment, no impairment of the carrying values of goodwill existed at December 31, 2010 and 2009.

Income Taxes

Deferred income tax assets and liabilities are recognized for the future income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases, and operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in income tax rates is recognized in income in the period that includes the enactment date. In assessing the realizability of deferred income tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the years in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

Revenue Recognition

The Company’s primary product is a hosted financial software service that allows traders the ability to monitor real-time quote displays, perform analytics, and process trades. The software is licensed on a monthly basis to institutional investors, high wealth or high volume individual traders, brokers, and broker-dealers through contractual arrangements.

The Company also provides set up, ongoing backup support, ongoing software debugging services, and upgrades as they become generally and commercially available. The Company has determined that these

Townsend Analytics, Ltd.

Notes to Financial Statements

December 31, 2010 and 2009

components of services are essential to the service offering and are not separable products or deliverables. As a result, all revenue associated with these activities is recognized ratably, on a monthly basis, over the contract period.

The Company provides training services with revenue from these services billed and recognized as the services are provided. The Company also receives a fee for each trade executed through the system and recognizes the associated revenue in the period the transactions are processed.

Company revenues also include reimbursement for certain expenses such as stock exchange fees and telecom company service provider charges. These are reported on a gross basis as the Company ultimately holds the primary obligation for payment and can set the selling prices at its discretion. These reimbursements are recorded as revenue when they are billed to the end customer and the related expense is recognized.

For all revenue arrangements, the Company recognizes revenue when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collection is probable. Revenue is billed in accordance with the individual customer contract terms, typically one month in arrears. The Company records deferred revenue for all billings invoiced prior to revenue recognition.

Advance Billings

Advanced billings represent amounts received for services to be provided or expenditures to be incurred in the future.

Advertising

Advertising costs are expensed as incurred and are included in selling, general and administrative expenses. Advertising expense totaled $385,450 and $315,283 for the years ended December 31, 2010 and 2009, respectively.

Fair Value of Financial Instruments

The authoritative guidance on fair value measurements defines fair value, establishes a framework for measuring fair value, and establishes a fair value hierarchy that prioritizes information used in developing assumptions when pricing an asset or liability. This guidance requires that financial assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

Level 1:	Financial assets and liabilities whose values are based on quoted market prices in active markets for identical assets or liabilities.

Level 2:	Financial assets and liabilities whose values are based on:

a.	Quoted prices for similar assets or liabilities in active markets.

b.	Quoted prices for identical or similar assets or liabilities in markets that are not active.

c.	Valuation models whose inputs are observable, directly or indirectly, for substantially the full term of the asset or liability.

Level 3:	Financial assets and liabilities whose values are based on valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs may reflect estimates of the assumptions that market participants would use in valuing the financial assets and liabilities.

Townsend Analytics, Ltd.

Notes to Financial Statements

December 31, 2010 and 2009

Cash equivalents, account receivables, accounts payable, and current accrued liabilities are reflected in the balance sheets at transaction value which approximates fair value because of the short-term maturity of these instruments.

3.	Property and equipment

Property and equipment consists of the following:

	2010	2009
Furniture	$201,563	$198,554
Networking equipment	15,784,751	15,103,485
Software	1,514,099	1,354,265
Leasehold improvements	2,816,562	2,673,773

	20,316,975	19,330,077
Less: Accumulated depreciation	(11,777,777)	(6,661,640)

	$8,539,198	$12,668,437

Depreciation expense totaled $5,116,137 and $5,169,504 for the years ended December 31, 2010 and 2009, respectively.

4.	Intangible Assets

Intangible assets identified in connection with the Barclays Acquisition are as follows:

	2010
	Useful Lives (Years)	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Trade name	Indefinite	$900,000	$—	$900,000
Technology	5	7,600,000	(3,546,671)	4,053,329
Customer relationships	15	2,500,000	(388,891)	2,111,109

		$11,000,000	$(3,935,562)	$7,064,438

	2009
	Useful Lives (Years)	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Trade name	Indefinite	$900,000	$—	$900,000
Technology	5	7,600,000	(2,026,667)	5,573,333
Customer relationships	15	2,500,000	(222,222)	2,277,778

		$11,000,000	$(2,248,889)	$8,751,111

Townsend Analytics, Ltd.

Notes to Financial Statements

December 31, 2010 and 2009

Amortization expense totaled $1,686,673 and $1,686,667 for the years ended December 31, 2010 and 2009. The expected annual amortization expense for each of the next five years is as follows:

2011	$1,686,667
2012	1,686,667
2013	1,180,000
2014	166,667
2015	166,667
Thereafter	1,277,770

$6,164,438

5.	Related Party Transactions

The Company recognized $13,438,693 and $10,809,926 in revenue from Barclays during the years ended December 31, 2010 and 2009, respectively. Accounts receivable due from Barclays totaled $2,318,043 and $1,080,126 as of December 31, 2010 and 2009, respectively. Accounts payables due to Barclays totaled $5,515,584 and $4,198,354 as of December 31, 2010 and 2009, respectively. The Company also receives management services from Barclays related to payroll, benefits, and other management functions which have been properly expensed in the Statement of Operations. The Company from time to time also obtained short term borrowings from Barclays and there were no borrowings through this arrangement outstanding at December 31, 2010 and 2009. The Company had cash of $9,597 and $28,419 on deposit at Barclays institutions as of December 31, 2010 and 2009, respectively.

Additionally, the Company participates in a defined contribution savings plan under Section 401 (k) of the Internal Revenue Code sponsored by Barclays. This plan covers substantially all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Company contributions to this plan are made in accordance with the plan which matches the contribution of an employee with a salary less than $60,000 up to 6% of their salary and matches 150% of the contribution of an employee with a salary greater than $60,000 up to 6%. Employees vest in the Company match ratably over a 4 year period. The Company recorded contributions to the plan of $717,229 and $638,022 for the years ended December 31, 2010 and 2009, respectively.

Certain employees of the Company participate in deferred compensation plans sponsored by Barclays. Participants vest ratably in the amounts awarded over a period of time ranging from 12 to 36 months based on the specific terms of the plans and total amounts granted were $792,069 and $406,581 as of December 31, 2010 and 2009, respectively. Pay out of these amounts in accordance with the terms of the plans begins in 2011 and amounts earned are recorded as liabilities of the Company. The amounts accrued under these plans were $552,701 and $92,674 as of December 31, 2010 and 2009, respectively. The Company recognized expense of $460,027 and $92,674 for the years ended December 31, 2010 and 2009, respectively, in personnel expenses including salaries and benefits in the statement of operations.

See Note 8, Subsequent Events, for disclosure of additional related party transactions recorded as a result of the ConvergEx Acquisition.

Townsend Analytics, Ltd.

Notes to Financial Statements

December 31, 2010 and 2009

6.	Income Taxes

Income tax expense consists of the following:

	2010	2009
Current
Federal	$—	$—
State	7,458	—
Deferred
Federal	$—	$—
State	—	—

Income tax expense	$7,458	$—

Total income tax expense (benefit) differs from amounts derived from applying the Federal statutory income tax rate to the loss before income taxes as follows:

	2010		2009
	Amount	Percent	Amount	Percent
Income tax benefit at Federal statutory rate	$(1,152,432)	35%	$(1,069,008)	35%
State income taxes, net of federal income tax benefit	(119,837)	4%	(184,272)	6%
Valuation allowance	1,222,862	(37)%	1,202,432	(39)%
Permanent items	56,865	(2)%	50,848	(2)%

Income tax expense	$7,459	—%	$—	—%

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and liabilities are presented below:

	2010	2009
Deferred income tax assets
Goodwill	$9,750,213	$11,085,540
Depreciation	2,549,665	1,370,116
Accrued bonus and deferred compensation	228,456	117,089
Net operating losses	4,385,069	3,904,831
Other	149,459	6,022

Deferred income tax assets	$17,062,862	$16,483,598

Deferred income tax liabilities
Definite lived intangibles	$2,548,038	$3,245,215
Indefinite lived intangibles	372,010	372,010

Deferred income tax liabilities	2,920,048	3,617,225

Valuation allowance	14,514,824	13,238,383

Net deferred income tax liabilities	$372,010	$372,010

As of December 31, 2010, the Company had total gross income tax loss carryforwards of $10,608,746 or $4,385,069 tax-effected. As of December 31, 2009, the Company had total gross income tax loss carryforwards of $9,446,912 or $3,904,831 tax-effected. The loss carryforwards expire in 2013 through 2030. If there were a change in ownership of the Company, the amount of the loss carryforwards that can be

Townsend Analytics, Ltd.

Notes to Financial Statements

December 31, 2010 and 2009

utilized may be restricted. A valuation allowance has been established against the net operating loss carryforwards and other net deferred income tax assets as the future realization of these benefits is uncertain.

7.	Commitments and Contingencies

Leases

The Company leases its corporate office and certain computer equipment under operating leases. The future minimum payments under all non-cancellable operating leases with initial or remaining terms in excess of one year are as follows:

Fiscal Year
2011	$2,037,447
2012	1,721,251
2013	1,293,407
2014	1,260,057
2015	1,260,057

Total minimum rental commitments	$7,572,219

Total rent expense for all operating leases was $2,815,627 and $2,863,501 for the years ended December 31, 2010 and 2009, respectively.

Litigation

The Company is involved in various legal matters which arise in the ordinary course of business for which the Company has made provisions in its financial statements as appropriate. The Company believes that there is no pending or threatened litigation that would have a material adverse effect upon the Company’s financial condition.

8.	Subsequent Events

As discussed in Note 1, substantially all assets and liabilities of the Company were acquired by ConvergEx on the close of business December 31, 2010 for an aggregate cash consideration of $78,000,000 subject to adjustment based upon final working capital. There was no contingent consideration associated with this transaction. The assets and liabilities excluded from the transaction were income tax assets and liabilities, cash and intercompany receivables and payables with Barclays.

ConvergEx is also one of the Company’s customers. The Company recognized $1,373,699 and $1,187,938 of revenues from ConvergEx during the years ended December 31, 2010 and 2009, respectively. Accounts receivable due from ConvergEx totaled $112,807 and $123,184 at December 31, 2010 and 2009, respectively.

NYFIX MILLENNIUM, L.L.C.

(A SUBSIDIARY OF NYFIX, INC.)

CONDENSED BALANCE SHEETS

	(Unaudited) September 30,	December 31,
	2009	2008
Assets
Cash and cash equivalents	$5,239,541	$7,707,090
Deposit with clearing firm	100,000	100,000
Accounts receivable (net of allowance for doubtful accounts of $1,906 and $25,715)	3,077,813	6,417,860
Receivable from affiliates	55	119,130
Capitalized software costs, net	887,987	1,212,202
Deferred tax asset	—	1,111,896
Other assets	67,958	77,041

Total Assets	$9,373,354	$16,745,219

Liabilities and Divisional (Deficit) Equity
Liabilities
Payable to affiliates	$555,828	$1,661,649
Accounts payable and accrued expenses	1,422,581	1,488,038

Total liabilities	1,978,409	3,149,687

Subordinated borrowings	11,000,000	11,000,000

Commitments and contingencies
Total divisional (deficit) equity	(3,605,055)	2,595,532

Total Liabilities and Divisional (Deficit) Equity	$9,373,354	$16,745,219

The accompanying notes are an integral part of these condensed financial statements.

NYFIX MILLENNIUM, L.L.C.

(A SUBSIDIARY OF NYFIX, INC.)

CONDENSED STATEMENTS OF OPERATIONS

	Nine Months Ended September 30,
	2009	2008
	(Unaudited)
Revenues
Commissions	$16,837,261	$27,699,967
Subscription fees	201,955	1,282,848
Interest income	20,835	159,063
Other	214,003	431,499

Total revenues	17,274,054	29,573,377

Expenses
Floor brokerage, exchange and clearance fees	13,419,533	13,329,998
General and administrative	3,754,645	5,175,294
Employee compensation and benefits	3,715,052	4,458,111
Occupancy and equipment	5,279,505	3,061,636
Subscription expense	—	1,139,532
Communications and data processing	1,113,427	516,840
Interest expense	618,750	618,750
Depreciation and amortization	324,215	132,031
Professional services	94,910	156,303
Other expenses	425,520	418,045

Total operating expenses	28,745,557	29,006,540

(Loss) income before income taxes	(11,471,503)	566,837
Income taxes	646,244	233,820

Net (loss) income	$(12,117,747)	$333,017

The accompanying notes are an integral part of these condensed financial statements.

NYFIX MILLENNIUM, L.L.C.

(A SUBSIDIARY OF NYFIX, INC.)

CONDENSED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2009	2008
	(Unaudited)
Cash flows from operating activities
Net (loss) income	$(12,117,747)	$333,017
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	324,215	13,989
Amortization of product enhancements	—	115,849
Deferred income taxes	1,111,896	(104,613)
Allowance for doubtful accounts	—	(54,689)
Stock-based compensation	917,159	1,053,495
Changes in assets and liabilities
Deposit with clearing firm	—	535,829
Accounts receivable	3,340,047	990,816
Receivable from affiliates	119,075	48,518
Other assets	9,083	(4,419)
Payable to affiliates	(1,105,821)	(31,696)
Accounts payable and accrued expenses	(65,456)	(1,053,456)

Net cash (used in) provided by operating activities	(7,467,549)	1,842,640

Cash flows from investing activities
Capitalization of software costs	—	(449,391)

Cash flows from financing activities
Capital contributions	5,000,000	—

Net (decrease) increase in cash and cash equivalents	(2,467,549)	1,393,249

Cash and cash equivalents, beginning of period	7,707,090	7,820,842

Cash and cash equivalents, end of period	$5,239,541	$9,214,091

Supplemental cash flow disclosures
Interest paid	$618,750	$618,750

The accompanying notes are an integral part of these condensed financial statements.

NYFIX MILLENNIUM, L.L.C.

(A SUBSIDIARY OF NYFIX, INC.)

NOTES TO CONDENSED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

(UNAUDITED)

1.	ORGANIZATION

NYFIX Millennium, L.L.C. (the “Company”) is a single member limited liability company (“LLC”) that was organized on September 9, 1999. The Company provides continuous anonymous automated matching, routing and other execution services for U.S. equity securities. In addition, the Company also resells certain trading technology products and services offered by its affiliates on a subscription basis.

The Company is a registered broker-dealer with the Securities and Exchange Commission (“SEC”), is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and is registered as an alternative trading system under Regulation ATS of the SEC. The Company is a direct wholly-owned subsidiary of NYFIX Broker-Dealer Holdings, LLC, (“NYFIX BD”) which is wholly-owned by NYFIX, Inc. (“NYFIX”), a publicly-traded (Nasdaq: NYFX) provider to the domestic and international financial markets of trading workstations, middle office trade automation technologies and trade messaging services, and through its registered broker-dealer subsidiaries, automated trade execution services.

On November 30, 2009, NYFIX was merged into NYSE Technologies, a wholly-owned subsidiary of NYSE Euronext.

On December 11, 2009, Millennium was sold to BNY ConvergEx Execution Solutions, LLC (“BNYC”) and upon closing was immediately merged into BNYC.

2.	BASIS OF PRESENTATION

The Condensed Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States of America but certain footnote disclosures have been condensed or omitted. The financial results for the periods presented may not be indicative of the full year’s results. These condensed financial statements should be read in conjunction with the Company’s audited financial statements and the notes thereto for the fiscal year ended December 31, 2008.

3.	SIGNIFICANT ACCOUNTING POLICIES

Concentration of Credit Risk for Cash—The Company maintains its cash and cash equivalent balances at one financial institution. These balances are insured by the Federal Deposit Insurance Corporation subject to certain limitations.

Accounts Receivable—Accounts receivable represents billings for trading commissions and subscription fees. The Company maintains an allowance for doubtful accounts to reduce its accounts receivable to the amount expected to be collected on such receivables.

Commissions—Commissions and the related clearing expenses are recorded on a trade-date basis as securities transactions occur.

Subscription Fees—Subscription fees are recognized as the products and services are provided.

Capitalized Software Costs—Costs incurred in the research, design and development of software as a separate product or embedded in a product are charged to expense until technological feasibility is established. Thereafter, costs incurred (primarily payroll and related costs) that significantly enhance the marketability or significantly extend the life of the products are capitalized and amortized on a straight-line basis over three years. Management uses its judgment in determining whether such costs meet the criteria for immediate expense or capitalization, in accordance with Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) 985, Software.

NYFIX MILLENNIUM, L.L.C.

(A SUBSIDIARY OF NYFIX, INC.)

NOTES TO CONDENSED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

(UNAUDITED)

3.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Depreciation and Amortization—Depreciation, including depreciation of equipment under a capital lease, is computed using the straight-line method over estimated useful asset lives, which range from 2 to 10 years. Leasehold improvements are amortized using the straight-line method over estimated useful lives or the term of the lease, whichever is shorter.

Income Taxes—The Company is a single member LLC, treated as a division of NYFIX for federal and state income tax purposes. The Company computes its income taxes on a stand alone company basis except that the benefit of income tax losses will only be recorded by the Company to the extent such losses are utilized in the consolidated and combined income tax returns by NYFIX. The Company accounts for income taxes using the asset and liability method prescribed by FASB ASC 740, Income Taxes. The pronouncement requires recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the recognition of tax effects for financial statement purposes and income tax reporting purposes by applying enacted income tax rates applicable to future years to differences between the financial statement carrying amounts and tax bases of existing assets and liabilities.

Use of Estimates—The preparation of condensed financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Fair Value Measurement—The Company has estimated the fair value of its financial instruments as of September 30, 2009, as per the guidance of FASB ASC 820, Fair Value Measurements, using available market information or other appropriate valuation methods. FASB ASC 820 requires assets and liabilities to be categorized as Level 1, Level 2, or Level 3, depending on the reliability of the inputs used in the valuation. The definitions of the levels are as follows:

Level 1—Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, directly or indirectly, such as a quoted price for similar assets or liabilities in active markets.

Level 3—Inputs are unobservable and are only used to measure fair value when observable inputs are not available. The inputs reflect the entity’s own assumptions and are based on the best information available. This allows for the fair value of an asset or liability to be measured when no active market for that asset or liability exists.

The carrying amounts of cash and cash equivalents, receivables from and payables to broker-dealers and clearing organizations, accounts receivable, accounts payable and accrued expenses and other current assets and liabilities approximate fair values because of their short-term nature.

Fair Value Option—FASB ASC 825, Financial Instruments, permits a fair value option election, at specified election dates, to measure eligible financial assets and liabilities at fair value. The election is made on an instrument by instrument basis at initial recognition of an asset or liability or upon an event that gives rise to a new basis of accounting for that instrument. The Company has made no election for fair value reporting of eligible items under such standard as of September 30, 2009.

NYFIX MILLENNIUM, L.L.C.

(A SUBSIDIARY OF NYFIX, INC.)

NOTES TO CONDENSED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

(UNAUDITED)

3.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Statement of Cash Flows—For purposes of the statement of cash flows, the Company has defined cash equivalents as highly liquid investments, with original maturities of less than ninety days that are not held for sale in the ordinary course of business.

Stock-Based Compensation—Employees of the Company participate in NYFIX’s equity compensation plans. The Company records stock-based compensation expense related to awards granted to such employees. NYFIX accounts for stock-based compensation in accordance with FASB ASC 718, Compensation-Stock Compensation, which focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. Under the pronouncement an entity is required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions).

Subsequent Events—These condensed financial statements were approved by management and available for issuance on May 28, 2010. Management has evaluated subsequent events through this date.

4.	RELATED PARTY TRANSACTIONS

The Company receives and performs services with NYFIX and affiliates in the normal course of business. As of September 30, 2009 and December 31, 2008, the outstanding balances due to and from related parties are reflected in the balance sheets under receivable from affiliates and payable to affiliates. The payable to affiliates are payable on demand and are non-interest bearing.

Certain operating costs and capital expenditures, including personnel, data center, office facilities and corporate overhead, are allocated and paid by or for affiliates of the Company. Total expenses allocated to the Company for the nine months ended September 30, 2009 and included in occupancy and equipment, general and administrative and employee compensation and benefits were $4,873,454, $3,754,645 and $737,586, respectively. During the same period the Company allocated to affiliates $259,038 in employee compensation costs.

Total expenses allocated to the Company for the nine months ended September 30, 2008 and included in general and administrative, occupancy and equipment, employee compensation and benefits, and other expenses were $5,175,294, $2,832,960, $2,138,446, and $114,646, respectively. During the same period, the Company allocated to affiliates $341,724 in employee compensation costs.

The Company’s automated matching and routing system for equity trading is provided to affiliates of the Company for use by their clients. Commission income for the nine months ended September 30, 2009 and 2008 includes charges to this affiliate of $391,133 and $729,651, respectively for the use of this system.

The Company utilizes the algorithmic trading systems of an affiliate for the purpose of providing execution and other trading services to its clients. Total expenses for the use of these systems for the nine months ended September 30, 2009 and 2008 were $3,699,089 and $2,701,368, respectively. These charges are included in floor brokerage, exchange and clearance fees.

The Company clears trades through NYFIX Securities Corporation (“NYFIX Securities”), an affiliate of the Company. Total clearing expenses charged by NYFIX Securities for the nine months ended September 30, 2009 and 2008 were $6,300,000 and $6,300,000 respectively. These charges are included in floor brokerage, exchange and clearance fees.

NYFIX MILLENNIUM, L.L.C.

(A SUBSIDIARY OF NYFIX, INC.)

NOTES TO CONDENSED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

(UNAUDITED)

4.	RELATED PARTY TRANSACTIONS (Continued)

For the nine months ended September 30, 2009 the Company was allocated stock-based compensation expense of $556,127 from NYFIX for employees of affiliates who provide services to the Company. The remaining $361,032 of stock-based compensation expense relates to employees of the Company who participate in NYFIX’s equity compensation plans. These amounts are included in employee compensation and benefits.

During the nine months ended September 30, 2009 NYFIX BD contributed $5,000,000 in cash proceeds to the Company in exchange for additional interest in the Company.

For the nine months ended September 30, 2008, the Company was allocated stock-based compensation expense of $451,570 from NYFIX for employees of affiliates who provide services to the Company. The remaining $601,925 of stock-based compensation expense relates to employees of the Company who participate in NYFIX’s equity compensation plans. These amounts are included in employee compensation and benefits.

The Company offers to its clients the order management systems and order routing messaging channels provided by an affiliate. For the nine months ended September 30, 2008, the Company was charged $1,139,532 by this affiliate for the use of these services by its clients. These charges are included in subscription expense.

During 2008, the Company assigned certain accounts receivable in the amount of $1,232,065 to an affiliate at a discount of $12,321. This discount is included as a charge in other expenses.

Employees of the Company are eligible to participate in the NYFIX 401(k) plan upon meeting certain eligibility requirements. The Company’s expense, included in employee compensation and benefits, relating to the 401(k) plan was $2,816 for the nine months ended September 30, 2009 and $53,344 for the nine months ended September 30, 2008.

Borrowings from NYFIX under subordination agreements at September 30, 2009 and December 31, 2008 are comprised of the following:

Subordinated note, 7.5%, due November 30, 2011	$6,000,000
Subordinated note, 7.5% due May 31, 2011	3,000,000
Subordinated note, 7.5% due December 31, 2011	2,000,000

$11,000,000

The subordinated borrowings are covered by agreements approved by FINRA and are thus available in computing net capital under the SEC’s net capital rule. To the extent that such borrowings are required for continued compliance with minimum net capital requirements, they may not be eligible for repayment.

NYFIX MILLENNIUM, L.L.C.

(A SUBSIDIARY OF NYFIX, INC.)

NOTES TO CONDENSED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

(UNAUDITED)

5.	CAPITALIZED SOFTWARE COSTS, NET

Capitalized software costs are comprised of the following as of September 30, 2009 and December 31, 2008:

	2009	2008
Capitalized software costs	$1,376,878	$1,395,379
Less—Accumulated amortization	488,891	183,177

	$887,987	$1,212,202

6.	INCOME TAXES

The Company is a single member LLC, which is treated as a division of NYFIX for federal, state and local income tax purposes. The Company computes its income tax expense on a stand-alone company basis utilizing the combined federal and state and local rate of NYFIX. The components of income tax expense are as follows:

	September 30,
	2009	2008
Current (benefit) provision
Federal	$(344,130)	$250,112
State and local	(121,522)	88,321

Total current (benefit) provision	(465,652)	338,433

Deferred (benefit) provision
Federal	821,721	(77,312)
State and local	290,175	(27,301)

Total deferred (benefit) provision	1,111,896	(104,613)

	$646,244	$233,820

The tax effects of temporary differences that give rise to deferred tax assets consisted of the following as of September 30, 2009 and December 31, 2008:

	2009	2008
Deferred tax assets
NOL on loss following tax status	$4,234,512	$—
Equity based compensation	1,426,433	1,051,241
Capitalized software amortization	83,875	37,352
Other	2,185	23,303

Total deferred tax assets	5,747,005	1,111,896
Valuation allowance	(5,747,005)	—

Net deferred tax amount	$—	$1,111,896

The Company determined, based upon available evidence, that it is more likely than not that no portion of the deferred tax assets would be realized, and therefore recorded a valuation allowance for the period ended September 30, 2009.

NYFIX MILLENNIUM, L.L.C.

(A SUBSIDIARY OF NYFIX, INC.)

NOTES TO CONDENSED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

(UNAUDITED)

7.	COMMITMENTS AND CONTINGENCIES

The Company clears certain of its securities transactions with its institutional counterparties through clearing firms (including NYFIX Securities) on a fully disclosed basis. These agreements provide that the clearing firms may have the right to charge the Company for losses that result from a counterparty’s failure to fulfill its contractual obligations. At September 30, 2009, the Company has recorded no liabilities with respect to this risk. During the nine months ended September 30, 2009, the Company made no payments to its clearing firms related to these rights.

The Company has the right to pursue collection or performance from counterparties who do not perform under their contractual obligations. The Company and its clearing firms have a policy of reviewing, on an ongoing basis, the credit standing of the Company’s counterparties.

NYFIX TRANSACTION SERVICES

(A DIVISION OF NYFIX, INC.)

CARVE-OUT CONDENSED BALANCE SHEETS

	(Unaudited) September, 30	December 31,
	2009	2008
Assets
Cash and cash equivalents	$1,832,272	$1,302,388
Accounts receivable, net	64,615	135,629
Receivable from affiliates	189,670	7,195
Other assets	23,707	60,208

Total Assets	$2,110,264	$1,505,420

Liabilities and Divisional Equity

Liabilities
Payable to affiliates	$—	$77,998
Accounts payable and accrued expenses	1,299,546	956,946

Total liabilities	1,299,546	1,034,944

Commitments and contingencies

Divisional Equity	810,718	470,476

Total divisional equity	810,718	470,476

Total Liabilities and Divisional Equity	$2,110,264	$1,505,420

The accompanying notes are an integral part of these carve-out condensed financial statements.

NYFIX TRANSACTION SERVICES

(A DIVISION OF NYFIX, INC.)

CARVE-OUT CONDENSED STATEMENTS OF OPERATIONS

	Nine Months Ended September 30,
	2009	2008
	(Unaudited)
Revenues
Commissions	$5,431,536	$8,037,605
Subscription	229,748	1,744,866
Interest income	1,856	33,661
Other	281,077	475,302

Total revenues	5,944,217	10,291,434

Expenses
Floor brokerage, exchange and clearance fees	3,364,274	4,587,907
Employee compensation and benefits	1,515,904	2,636,789
General and administrative	574,750	1,648,427
Subscription expense	—	1,617,729
Occupancy and equipment	590,600	1,426,232
Communications and data processing	540,089	551,817
Professional services	160,569	174,559
Depreciation and amortization	—	2,901
Other expenses	300,281	350,984

Total operating expenses	7,046,467	12,997,345

Net loss	$(1,102,250)	$(2,705,911)

The accompanying notes are an integral part of these carve-out condensed financial statements.

NYFIX TRANSACTION SERVICES

(A DIVISION OF NYFIX, INC.)

CARVE-OUT CONDENSED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2009	2008
	(Unaudited)
Cash flows from operating activities
Net loss	$(1,102,250)	$(2,705,911)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	—	2,901
Stock-based compensation	303,590	360,533
Changes in assets and liabilities:
Deposit with clearing firm	—	267,896
Accounts receivable	71,014	71,307
Receivable from affiliates	(182,475)	1,313,382
Other assets	36,501	(19,424)
Payable to affiliates	(77,998)	(1,232,357)
Accounts payable and accrued expenses	342,600	(836,848)

Net cash used in operating activities	(609,018)	(2,778,521)

Cash flows from financing activities
Capital contribution	1,138,902	1,847,288

Net increase (decrease) in cash and cash equivalents	529,884	(931,233)
Cash and cash equivalents-beginning of period	1,302,388	2,421,173

Cash and cash equivalents-end of period	$1,832,272	$1,489,940

The accompanying notes are an integral part of these carve-out condensed financial statements.

NYFIX TRANSACTION SERVICES

(A DIVISION OF NYFIX, INC.)

NOTES TO CARVE-OUT CONDENSED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

(Unaudited)

1.	ORGANIZATION

NYFIX Transaction Services (the “Company”) is a provider of algorithmic trading technology, direct market access, and execution services to domestic and international broker-dealers and institutional investors. The Company is a registered broker-dealer with the Securities and Exchange Commission (“SEC”) and is a member of National Association of Securities Dealers, Inc. (“NASD”). The Company is a division of NYFIX Broker-Dealer Holdings, LLC which is a wholly-owned subsidiary of NYFIX, Inc. (“NYFIX”), a publicly-traded (Pink Sheets: NYFX) provider of trading workstations, middle office trade automation technologies and trade messaging services to domestic and international market participants.

Subsequent Events—On November 30, 2009, NYFIX was merged into NYSE Technologies, a wholly-owned subsidiary of NYSE Euronext.

On December 11, 2009, the Company was sold to BNY ConvergEx Execution Solutions, LLC (“BNYC”) and upon closing was immediately merged into BNYC.

2.	BASIS OF PRESENTATION

The accompanying condensed financial statements have been presented on a carve-out basis. The carve-out condensed financial statements reflect the financial position as of September 30, 2009 and December 31, 2008, results of operations and cash flows of NYFIX Transaction Services for the nine months ended September 30, 2009 and 2008. NYFIX Securities Corporation maintained all of the books and records on a consolidated basis in a single accounting system. To the extent that an asset, liability, revenue, or expense is identifiable and directly related to the Company it is reflected in the accompanying carve-out condensed financial statements.

The carve-out condensed financial statements include allocations of assets, liabilities and expenses relating to its transaction business. Certain assets, liabilities, and expenses include allocations from NYFIX Clearing Corporation. These allocations are determined using the methodologies described in Note 3. Management believes the allocations are made on a reasonable basis; however, the carve-out condensed financial statements may not necessarily reflect the financial position of the Company if NYFIX Transaction Services had been a separate, stand-alone entity during the period presented.

The Condensed Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States of America but certain footnote disclosures have been condensed or omitted. The financial results for the periods presented may not be indicative of the full year’s results. These financial statements should be read in conjunction with the Company’s audited financial statements and the notes thereto for the fiscal year ended December 31, 2008.

All significant intercompany accounts and transactions have been eliminated.

3.	SIGNIFICANT ACCOUNTING POLICIES

Concentration of Credit Risk for Cash—The Company maintains its cash and cash equivalent balances at one financial institution. Balances are insured by the Federal Deposit Insurance Corporation, subject to certain limitations.

Accounts Receivable—Accounts receivable represents billings for trading commissions.

NYFIX TRANSACTION SERVICES

(A DIVISION OF NYFIX, INC.)

NOTES TO CARVE-OUT CONDENSED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

(Unaudited)

3.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Depreciation and Amortization—Depreciation, including depreciation of equipment under a capital lease, is computed using the straight-line method over estimated useful asset lives, which range from 2 to 10 years. Leasehold improvements are amortized using the straight-line method over estimated useful lives or the term of the lease, whichever is shorter.

Commissions—Commissions and the related clearing expenses are recorded on a trade-date basis as securities transactions occur.

Use of Estimates—The preparation of condensed financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Allocation of Expenses—The condensed financial statements include costs allocated to the Company from NYFIX, Inc. consisting of corporate overhead for services and administrative functions shared by all NYFIX, Inc. entities, which include, but are not limited to, executive management costs, salaries and fringe benefits, rent, advertising, etc. These costs are allocated based upon specific identification where appropriate or other methodologies such as headcount or computer server usage and service tickets. These allocations may not reflect the actual financial resources or expenses that the Company might have incurred as a stand-alone entity.

Fair Value Measurement

The Company has estimated the fair value of its financial instruments as of September 30, 2009, as per the guidance of FASB ASC 820, Fair Value Measurements, using available market information or other appropriate valuation methods. FASB ASC 820 requires assets and liabilities to be categorized as Level 1, Level 2, or Level 3, depending on the reliability of the inputs used in the valuation. The definitions of the levels are as follows:

Level 1—Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, directly or indirectly, such as a quoted price for similar assets or liabilities in active markets.

Level 3—Inputs are unobservable and are only used to measure fair value when observable inputs are not available. The inputs reflect the entity’s own assumptions and are based on the best information available. This allows for the fair value of an asset or liability to be measured when no active market for that asset or liability exists.

The carrying amounts of cash and cash equivalents, receivables from and payables to broker-dealers and clearing organizations, accounts receivable, accounts payable and accrued expenses and other current assets and liabilities approximate fair values because of their short-term nature.

Fair Value Option—FASB ASC 825, Financial Instruments, permits a fair value option election, at specified election dates, to measure eligible financial assets and liabilities at fair value. The election is made

NYFIX TRANSACTION SERVICES

(A DIVISION OF NYFIX, INC.)

NOTES TO CARVE-OUT CONDENSED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

(Unaudited)

3.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

on an instrument by instrument basis at initial recognition of an asset or liability or upon an event that gives rise to a new basis of accounting for that instrument. The Company has made no election for fair value reporting of eligible items under such standard as of September 30, 2009.

Statement of Cash Flows—For purposes of the statement of cash flows, the Company has defined cash equivalents as highly liquid investments, with original maturities of less than ninety days, that are not held for sale in the ordinary course of business.

Stock-Based Compensation—Employees of the Company participate in NYFIX’s equity compensation plans. The Company records stock-based compensation expense related to awards granted to such employees. NYFIX accounts for stock-based compensation in accordance with FASB ASC 718, Compensation-Stock Compensation, which focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. Under the pronouncement an entity is required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions).

Subsequent Events—These condensed financial statements were approved by management and available for issuance on May 28, 2010. Management has evaluated subsequent events through this date.

4.	RELATED PARTY TRANSACTIONS

The Company receives and performs services with NYFIX and affiliates in the normal course of business. The payable to affiliates are payable on demand and are non-interest bearing.

Certain operating costs and capital expenditures, including data center, office facilities and corporate overhead, are allocated and paid by affiliates of the Company. Total expenses allocated to the Company and included in general and administrative, occupancy and equipment and employee compensation and benefits for the nine months ended September 30, 2009 were $574,750, $590,600 and $219,239, respectively. Total expenses allocated to the Company and included in employee compensation and benefits, general and administrative, occupancy and equipment and other expenses for the nine months ended September 30, 2008 were $1,883,336, $1,426,232 and $118,560, respectively.

The Company’s algorithmic trading technology system was provided to an affiliate of the Company for use by their clients. Commission income for the nine months ended September 30, 2009 and 2008 includes charges to this affiliate of $3,699,089 and $2,701,368, respectively, for the use of this system.

The Company utilizes the automated matching and routing system of an affiliate for the purpose of providing execution and other trading services to its clients. Total expenses for the use of these facilities for the nine months ended September 30, 2009 were $391,133. During the nine months ended September 30, 2009, the Company incurred $34,851 in charges to an affiliated broker-dealer for introducing customers. Total expenses for the use of these facilities for the nine months ended September 30, 2008 were $729,651. During the nine months ended September 30, 2008, the Company incurred $117,554 in charges to an affiliated broker-dealer for introducing customers. These charges are included in floor brokerage, exchange and clearance fees.

For the nine months ended September 30, 2009, the Company was allocated stock-based compensation expense of $244,782 from NYFIX for employees of affiliates who provide services to the Company. The

NYFIX TRANSACTION SERVICES

(A DIVISION OF NYFIX, INC.)

NOTES TO CARVE-OUT CONDENSED FINANCIAL STATEMENTS

NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

(Unaudited)

4.	RELATED PARTY TRANSACTIONS (Continued)

remaining $58,808 of stock-based compensation expense relates to employees of the Company who participate in NYFIX’s equity compensation plans. For the nine months ended September 30, 2008, the Company was allocated stock-based compensation expense of $360,533 from NYFIX for employees of affiliates who provide services to the Company. These amounts are included in employee compensation and benefits.

For the nine months ended September 30, 2009 and September 30, 2008, the Company received a capital contribution from a related party in the amount of $1,138,902 and $1,847,288, respectively.

5.	COMMITMENTS AND CONTINGENCIES

The Company clears certain of its securities transactions with its institutional counterparties through clearing firms (including NYFIX Clearing) on a fully disclosed basis. These agreements provide that the clearing firms may have the right to charge the Company for losses that result from a counterparty's failure to fulfill its contractual obligations. At September 30, 2009, the Company has recorded no liabilities with respect to this risk. During the nine months ended September 30, 2009, the Company made no payments to its clearing firms related to these rights.

The Company has the right to pursue collection or performance from counterparties who do not perform under their contractual obligations. The Company and its clearing firms have a policy of reviewing, on an ongoing basis, the credit standing of the Company's counterparties.

INDEPENDENT AUDITORS’ REPORT

To the Member of

NYFIX Millennium, L.L.C.

We have audited the accompanying balance sheets of NYFIX Millennium, L.L.C. (the “Company”) as of December 31, 2008 and 2007, and the related statements of operations, changes in member’s equity and cash flows for the two years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NYFIX Millennium, L.L.C. as of December 31, 2008 and 2007, and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

February 26, 2009

except for Note 1,

as to which the date is May 28, 2010

NYFIX MILLENNIUM, L.L.C.

(A SUBSIDIARY OF NYFIX, INC.)

BALANCE SHEETS

	December 31,
	2008	2007
Assets
Cash and cash equivalents	$7,707,090	$7,820,842
Deposit with clearing firm	100,000	635,829
Accounts receivable (net of allowance for doubtful accounts of $25,715 and $80,404)	6,417,860	6,556,819
Receivable from affiliates	119,130	14,972
Property and equipment, net	—	17,274
Capitalized software costs, net	1,212,202	951,997
Deferred tax asset	1,111,896	859,857
Other assets	77,041	79,414

Total Assets	$16,745,219	$16,937,004

Liabilities and Divisional Equity

Liabilities
Payable to affiliates	$1,661,649	$2,045,511
Accounts payable and accrued expenses	1,488,038	2,903,590

Total liabilities	3,149,687	4,949,101

Subordinated borrowings	11,000,000	11,000,000

Commitments and contingencies

Divisional equity	2,595,532	987,903

Total divisional equity	2,595,532	987,903

Total Liabilities and Divisional Equity	$16,745,219	$16,937,004

The accompanying notes are an integral part of these financial statements.

NYFIX MILLENNIUM, L.L.C.

(A SUBSIDIARY OF NYFIX, INC.)

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2008	2007
Revenues
Commissions	$35,439,042	$41,511,487
Subscription fees	1,698,582	2,029,115
Interest income	193,600	311,614
Other	639,814	482,051

Total revenues	37,971,038	44,334,267

Expenses
Floor brokerage, exchange and clearance fees	17,026,692	25,301,460
General and administrative	6,455,503	4,680,024
Employee compensation and benefits	5,865,514	4,444,470
Occupancy and equipment	4,097,426	2,891,199
Subscription expense	1,446,379	1,015,096
Communications and data processing	775,808	410,602
Interest expense	825,000	853,438
Depreciation and amortization	191,565	52,217
Professional services	172,838	458,146
Other expenses	611,008	528,883

Total operating expenses	37,467,733	40,635,535

Income before income taxes	503,305	3,698,732
Income taxes	213,613	(859,857)

Net income	$289,692	$4,558,589

The accompanying notes are an integral part of these financial statements.

NYFIX MILLENNIUM, L.L.C.

(A SUBSIDIARY OF NYFIX, INC.)

STATEMENTS OF CHANGES IN MEMBER’S EQUITY

	Capital Contributions	Accumulated Deficit	Total
Balance January 1, 2007	$37,975,838	$(42,483,082)	$(4,507,244)

Capital contributions
Stock-based compensation	936,558	—	936,558

Net income	—	4,558,589	4,558,589

Balance December 31, 2007	38,912,396	(37,924,493)	987,903

Capital contributions
Stock-based compensation	1,317,937	—	1,317,937

Net income	—	289,692	289,692

Balance December 31, 2008	$40,230,333	$(37,634,801)	$2,595,532

The accompanying notes are an integral part of these financial statements.

NYFIX MILLENNIUM, L.L.C.

(A SUBSIDIARY OF NYFIX, INC.)

STATEMENTS OF CASH FLOWS

	Year Ended December
	2008	2007
Cash flows from operating activities
Net income	$289,692	$4,558,589
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,274	43,331
Amortization of product enhancements	174,291	8,886
Deferred income taxes	(252,039)	(859,857)
Allowance for doubtful accounts	—	(259,338)
Stock-based compensation	1,317,937	936,558
Changes in assets and liabilities
Deposit with clearing firm	535,829	(38,999)
Accounts receivable	138,959	(2,117,746)
Receivable from affiliates	(104,158)	—
Other assets	2,373	(9,639)
Payable to affiliates	(383,862)	1,119,295
Accounts payable and accrued expenses	(1,415,552)	1,061,450

Net cash provided by operating activities	320,744	4,442,530

Cash flows from financing activities
Repayment of subordinated note	—	(650,000)

Cash flows from investing activities
Capitalization of software costs	(434,496)	(960,883)

Net (decrease) increase in cash and cash equivalents	(113,752)	2,831,647

Cash and cash equivalents, beginning of year	7,820,842	4,989,195

Cash and cash equivalents, end of year	$7,707,090	$7,820,842

Supplemental cash flow disclosures
Interest paid	$825,000	$853,438

The accompanying notes are an integral part of these financial statements.

NYFIX MILLENNIUM, L.L.C.

(A SUBSIDIARY OF NYFIX, INC.)

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2008 AND 2007

1.	ORGANIZATION

NYFIX Millennium, L.L.C. (the “Company”) is a single member limited liability company (“LLC”) that was organized on September 9, 1999. The Company provides continuous anonymous automated matching, routing and other execution services for U.S. equity securities. In addition, the Company also resells certain trading technology products and services offered by its affiliates on a subscription basis.

The Company is a registered broker-dealer with the Securities and Exchange Commission (“SEC”), is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and is registered as an alternative trading system under Regulation ATS of the SEC. The Company is a direct wholly-owned subsidiary of NYFIX Broker-Dealer Holdings, LLC, (“NYFIX BD”) which is wholly-owned by NYFIX, Inc. (“NYFIX”), a publicly-traded (Nasdaq: NYFX) provider to the domestic and international financial markets of trading workstations, middle office trade automation technologies and trade messaging services, and through its registered broker-dealer subsidiaries, automated trade execution services.

On November 30, 2009, NYFIX was merged into NYSE Technologies, a wholly-owned subsidiary of NYSE Euronext.

On December 11, 2009, Millennium was sold to BNY ConvergEx Execution Solutions, LLC (“BNYC”) and upon closing was immediately merged into BNYC.

2.	SIGNIFICANT ACCOUNTING POLICIES

Concentration of Credit Risk for Cash—The Company maintains its cash and cash equivalent balances at one financial institution. These balances are insured by the Federal Deposit Insurance Corporation subject to certain limitations.

Accounts Receivable—Accounts receivable represents billings for trading commissions and subscription fees. The Company maintains an allowance for doubtful accounts to reduce its accounts receivable to the amount expected to be collected on such receivables.

Commissions—Commissions and the related clearing expenses are recorded on a trade-date basis as securities transactions occur.

Subscription Fees—Subscription fees are recognized as the products and services are provided.

Capitalized Software Costs—Costs incurred in the research, design and development of software as a separate product or embedded in a product are charged to expense until technological feasibility is established. Thereafter, costs incurred (primarily payroll and related costs) that significantly enhance the marketability or significantly extend the life of the products are capitalized and amortized on a straight-line basis over three years. Management uses its judgment in determining whether such costs meet the criteria for immediate expense or capitalization, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed.

Depreciation and Amortization—Depreciation, including depreciation of equipment under a capital lease, is computed using the straight-line method over estimated useful asset lives, which range from 2 to 10 years. Leasehold improvements are amortized using the straight-line method over estimated useful lives or the term of the lease, whichever is shorter.

Income Taxes—The Company is a single member LLC, treated as a division of NYFIX for federal and state income tax purposes. The Company computes its income taxes on a standalone company basis, except that

NYFIX MILLENNIUM, L.L.C.

(A SUBSIDIARY OF NYFIX, INC.)

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2008 AND 2007

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

the benefit of income tax losses will only be recorded by the Company to the extent such losses are utilized in the consolidated and combined income tax returns by NYFIX. The Company accounts for income taxes using the asset and liability method prescribed by SFAS No. 109, Accounting for Income Taxes (“SFAS 109”). SFAS 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the recognition of tax effects for financial statement purposes and income tax reporting purposes by applying enacted income tax rates applicable to future years to differences between the financial statement carrying amounts and tax bases of existing assets and liabilities.

Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Fair Value of Financial Instruments—Substantially all of the Company’s financial instruments are carried at fair values or amounts that management estimates approximate fair values as such financial instruments are short-term in nature or bear interest at rates approximating current market.

Statement of Cash Flows—For purposes of the statement of cash flows, the Company has defined cash equivalents as highly liquid investments, with original maturities of less than ninety days that are not held for sale in the ordinary course of business.

Stock-Based Compensation—Employees of the Company participate in NYFIX’s equity compensation plans. The Company records stock-based compensation expense related to awards granted to such employees. NYFIX accounts for stock-based compensation in accordance with SFAS No. 123(R), Share-Based Payments, which focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. Under the pronouncement an entity is required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions).

3.	REGULATORY NET CAPITAL REQUIREMENT

The Company is subject to the SEC Uniform Net Capital Rule (Rule 15c3-1), which requires the maintenance of minimum regulatory net capital and requires that the ratio of aggregate indebtedness to regulatory net capital both as defined, shall not exceed 15 to 1. At December 31, 2008, the Company had regulatory net capital and a minimum regulatory net capital requirement of $4,512,691 and $209,979, respectively. The Company’s regulatory net capital ratio at December 31, 2008 was 0.70 to 1.

At December 31, 2007, the Company had regulatory net capital and a minimum regulatory net capital requirement of $3,426,076 and $329,940, respectively. The Company’s regulatory net capital ratio at December 31, 2007 was 1.44 to 1.

4.	RELATED PARTY TRANSACTIONS

The Company receives and performs services with NYFIX and affiliates in the normal course of business. As of December31, 2008 and 2007, the outstanding balances due to and from related parties are reflected in the Statement of Financial Condition under receivable from affiliates and payable to affiliates. The payable to affiliates are payable on demand and are non-interest bearing.

NYFIX MILLENNIUM, L.L.C.

(A SUBSIDIARY OF NYFIX, INC.)

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2008 AND 2007

4.	RELATED PARTY TRANSACTIONS (Continued)

Certain operating costs and capital expenditures, including personnel, data center, office facilities and corporate overhead, are allocated and paid by or for affiliates of the Company. Total expenses allocated to the Company and included in general and administrative, occupancy and equipment, employee compensation and benefits, and other expenses for the year ended December 31, 2008 were $6,455,503, $3,743,336, $2,768,531, and $148,936 respectively. The Company allocated to affiliates $436,341 in employee compensation costs.

Total expenses allocated to the Company and included in general and administrative, occupancy and equipment, and employee compensation and benefits for the year ended December 31, 2007 were $4,680,024 $2,744,847 and $1,497,874, respectively. The Company allocated to affiliates $426,058 in employee compensation costs.

The Company’s automated matching and routing system for equity trading is provided to affiliates of the Company for use by their clients. Commission income for the years ended December 31, 2008 and 2007 include charges to this affiliate of $913,546 and $834,236, respectively, for the use of this system.

The Company utilizes the algorithmic trading systems of an affiliate for the purpose of providing execution and other trading services to its clients. Total expenses for the use of these systems for the years ended December 31, 2008 and 2007 were $3,654,465 and $4,708,822, respectively. These charges are included in floor brokerage, exchange and clearance fees.

The Company clears trades through NYFIX Securities Corporation (“NYFIX Securities”), an affiliate of the Company. Total clearing expenses charged by NYFIX Securities for the years ended December 31, 2008 and 2007 were $8,400,000 and $7,600,000, respectively. These charges are included in floor brokerage, exchange and clearance fees.

The Company offers to its client the order management systems and order routing messaging channels provided by an affiliate. For the years ended December 31, 2008 and 2007, the Company was charged $1,446,379 and $1,015,096, respectively, by this affiliate for the use of these services by its clients. These charges are included in subscription expense.

During 2008, the Company assigned certain accounts receivable in the amount of $1,232,065 to an affiliate at a discount of $12,321. This discount is included as a charge in other expenses.

During 2007, the Company had assigned certain accounts receivable in the amount of $4,511,392 to an affiliate at a discount. For the year ended December 31, 2007, the Company incurred a charge of $45,114 on the assignment of accounts receivable to an affiliate. At December 31, 2007, the Company had no outstanding accounts receivable assignments.

For the year ended December 31, 2008, the Company was allocated stock-based compensation expense of $564,920 from NYFIX for employees of affiliates who provide services to the Company. The remaining $753,017 of stock-based compensation expense relates to employees of the Company who participate in NYFIX’s equity compensation plans. These amounts are included in employee compensation and benefits.

For the year ended December 31, 2007, the Company was allocated stock-based compensation expense of $825,700 from NYFIX for employees of affiliates who provided services to the Company. The remaining $110,858 of stock-based compensation expense relates to employees of the Company who participate in NYFIX’s equity compensation plans. These amounts are included in employee compensation and benefits.

NYFIX MILLENNIUM, L.L.C.

(A SUBSIDIARY OF NYFIX, INC.)

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2008 AND 2007

4.	RELATED PARTY TRANSACTIONS (Continued)

Employees of the Company are eligible to participate in the NYFIX 401(k) plan upon meeting certain eligibility requirements. The Company’s expense, included in employee compensation and benefits, relating to the 401(k) plan was $62,234 and $35,401 for the years ended December 31, 2008 and 2007.

Borrowings from NYFIX under subordination agreements at December 31, 2008 and 2007 are comprised of the following:

Subordinated note, 7.5%, due November 30, 2011	$6,000,000
Subordinated note, 7.5%, due May 31, 2011	3,000,000
Subordinated note, 7.5%, due December 31, 2011	2,000,000

$11,000,000

The subordinated borrowings are covered by agreements approved by FINRA and are thus available in computing net capital under the SEC’s net capital rule. To the extent that such borrowings are required for continued compliance with minimum net capital requirements, they may not be eligible for repayment.

5.	PROPERTY AND EQUIPMENT

As of December 31, 2007, Property and equipment is comprised of the following:

Software	$2,418,855
Office computers	168,571
Data center equipment	791,582
Furniture, fixtures and leasehold improvements	549,568

3,928,576
Less—Accumulated depreciation	3,911,302

$17,274

6.	CAPITALIZED SOFTWARE COSTS, NET

As of December 31, 2008 and 2007, capitalized software costs are comprised of the following:

	December 31,
	2008	2007
Capitalized software costs	$1,395,379	$960,883
Less—Accumulated depreciation	183,177	8,886

	$1,212,202	$951,997

NYFIX MILLENNIUM, L.L.C.

(A SUBSIDIARY OF NYFIX, INC.)

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2008 AND 2007

7.	INCOME TAXES

The Company is a single member LLC, which is treated as a division of NYFIX for federal, state and local income tax purposes. The Company computes its income tax expense on a stand-alone company basis utilizing the combined federal and state and local rate of NYFIX. The components of income tax expense for the year ended December 31, 2008 are as follows:

	December 31,
	2008	2007
Current provision:
Federal	$344,130	$—
State and local	121,522	—

Total current provision	465,652	—

Deferred benefit:
Federal	(186,264)	(635,458)
State and local	(65,775)	(224,399)

Total deferred benefit	(252,039)	(859,857)

	$213,613	$(859,857)

A reconciliation of the difference between the expected income tax expenses at the U.S. statutory income rate of 35% to the Company’s income tax expense for December 31, 2008 and 2007, is as follows:

	December 31,
	2008	2007
Expected income tax expense at U.S. statutory tax rate	$176,157	$1,294,556
The effect of:
Income tax expense calculated on net income prior to conversion of tax status	—	(1,601,909)
Nondeductible expenses	10	222
Increase (decrease) due to state and local taxes, net of U.S. federal income tax effects	37,446	(62,742)
Reversal of valuation allowance	—	(489,984)

Income tax benefit	$213,613	$(859,857)

Prior to the Company converting to a single member LLC in 2007, it was a LLC, treated as a partnership for federal and state income tax purposes. As a partnership, the Company had a prior history of generating pre-tax book losses that were subject to New York City (“NYC”) unincorporated business tax, which gave rise to NYC net operating loss (“NOL”) carryforwards. During the portion of the year, the Company was treated as a partnership. It utilized $4,576,884 of pre-tax book income against prior year NYC NOL carryforwards.

NYFIX MILLENNIUM, L.L.C.

(A SUBSIDIARY OF NYFIX, INC.)

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2008 AND 2007

7.	INCOME TAXES (Continued)

The tax effects of temporary differences that give rise to deferred tax assets consisted of the following at December 31, 2008 and 2007:

	December 31,
	2008	2007
Deferred tax assets:
NOL on loss following tax status conversion	$—	$167,457
Equity based compensation	1,051,241	554,415
Capitalized software amortization	37,352
Compensation expense	12,465
Depreciation	—	105,498
Bad debt expense	10,838	33,890

	1,111,896	861,260
Deferred tax liabilities:
Product enhancement amortization	—	1,403

Net deferred tax amount	$1,111,896	$859,857

Following the conversion to a single member LLC, the Company is using the combined federal and state and local rate of NYFIX to calculate the carrying value of its deferred tax assets and liability.

8.	COMMITMENTS AND CONTINGENCIES

The Company clears certain of its securities transactions with its institutional counterparties through clearing firms (including NYFIX Securities) on a fully disclosed basis. These agreements provide that the clearing firms may have the right to charge the Company for losses that result from a counterparty’s failure to fulfill its contractual obligations. At December 31, 2008, the Company has recorded no liabilities with respect to this risk. During 2008, the Company made no payments to its clearing firms related to these rights.

The Company has the right to pursue collection or performance from counterparties who do not perform under their contractual obligations. The Company and its clearing firms have a policy of reviewing, on an ongoing basis, the credit standing of the Company’s counterparties.

INDEPENDENT AUDITORS’ REPORT

To the Management of

NYFI X Transaction Services

We have audited the accompanying carve-out balance sheets of NYFIX Transaction Services, (the “Company”), a division of NYFIX, Inc., as of December 31, 2008 and 2007, and the related carve-out statements of operations, changes in divisional equity and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These carve-out financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting for the basis of designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such carve-out financial statements referred to above present fairly, in all material respects, the financial position of NYFIX Transaction Services as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, the carve-out financial statements have been derived from the consolidated financial statements and accounting records of NYFIX, Inc. and reflect significant assumptions and allocations. The financial position, results of operations and cash flows of NYFIX Transaction Services could differ from that would have resulted had NYFIX Transaction Services operated as a separate entity apart from NYFIX, Inc.

May 28, 2010

NYFIX TRANSACTION SERVICES

(A DIVISION OF NYFIX, INC.)

CARVE-OUT BALANCE SHEETS

	December 31,
	2008	2007
Assets
Cash and cash equivalents	$1,302,388	$2,421,173
Deposit with clearing firm	—	267,896
Accounts receivable, net	135,629	1,026,431
Receivable from affiliates	7,195	1,591,926
Property and equipment, net	—	5,565
Other assets	60,208	25,910

Total Assets	$1,505,420	$5,338,901

Liabilities and Divisional Equity

Liabilities
Payable to affiliates	$77,998	$1,249,576
Accounts payable and accrued expenses	956,946	1,757,588

Total liabilities	1,034,944	3,007,164

Commitments and contingencies

Divisional Equity	470,476	2,331,737

Total divisional equity	470,476	2,331,737

Total Liabilities and Divisional Equity	$1,505,420	$5,338,901

The accompanying notes are an integral part of these carve-out financial statements.

NYFIX TRANSACTION SERVICES

(A DIVISION OF NYFIX, INC.)

CARVE-OUT STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2008	2007
Revenues
Commissions	$9,983,646	$14,122,536
Subscription	2,189,078	2,587,189
Interest income	40,419	93,342
Other	631,445	40,871

Total revenues	12,844,588	16,843,938

Expenses
Floor brokerage, exchange and clearance fees	5,783,283	8,748,902
Employee compensation and benefits	3,405,295	2,614,960
General and administrative	2,155,504	1,682,735
Subscription expense	1,966,996	1,524,155
Occupancy and equipment	1,942,399	1,226,569
Communications and data processing	718,625	622,485
Professional services	196,216	425,297
Depreciation and amortization	5,565	67,640
Other expenses	1,449,436	278,530

Total operating expenses	17,623,319	17,191,273

Net loss	$(4,778,731)	$(347,335)

The accompanying notes are an integral part of these carve-out financial statements.

NYFIX TRANSACTION SERVICES

(A DIVISION OF NYFIX, INC.)

CARVE-OUT STATEMENTS OF CHANGES IN DIVISIONAL EQUITY

	Divisional Equity	Accumulated Deficit	Total
Balance January 1, 2007	$12,674,368	$(11,221,530)	$1,452,838
Capital contributions
Stock-based compensation	326,234	—	326,234
Transfer of intercompany indebtedness	900,000	—	900,000

Net loss	—	(347,335)	(347,335)

Balance December 31, 2007	13,900,602	(11,568,865)	2,331,737

Capital contributions
Stock-based compensation	448,918	—	448,918
Capital contribution	2,468,552	—	2,468,552

Net loss	—	(4,778,731)	(4,778,731)

Balance December 31, 2008	$16,818,072	$(16,347,596)	$470,476

The accompanying notes are an integral part of these carve-out financial statements.

NYFIX TRANSACTION SERVICES

(A DIVISION OF NYFIX, INC.)

CARVE-OUT STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007
Cash flows from operating activities
Net loss	$(4,778,731)	$(347,335)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	5,565	67,640
Allowance for doubtful accounts	(4,942)	(117,122)
Stock-based compensation	448,918	326,234
Changes in assets and liabilities
Deposit with clearing firm	267,896	87,987
Accounts receivable	895,743	170,394
Receivable from affiliates	1,584,731	(1,355,875)
Other assets	(34,298)	4,582
Payable to affiliates	(1,171,578)	1,927,614
Accounts payable and accrued expenses	(800,641)	1,369,466

Net cash (used in) provided by operating activities	(3,587,337)	2,133,585

Cash flows from financing activities
Capital contribution	2,468,552	—

Net (decrease) increase in cash and cash equivalents	(1,118,785)	2,133,585
Cash and cash equivalents-beginning of year	2,421,173	287,588

Cash and cash equivalents-end of year	$1,302,388	$2,421,173

Supplemental disclosure of non-cash financing activity
Forgiveness of intercompany indebtedness	$—	$900,000

The accompanying notes are an integral part of these carve-out financial statements.

NYFIX TRANSACTION SERVICES

(A DIVISION OF NYFIX, INC.)

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2008 AND 2007

1.	ORGANIZATION

NYFIX Transaction Services (the “Company”) is a provider of algorithmic trading technology, direct market access, and execution services to domestic and international broker-dealers and institutional investors. The Company is a registered broker-dealer with the Securities and Exchange Commission (“SEC”) and is a member of National Association of Securities Dealers, Inc. (“NASD”). The Company is a division of NYFIX Broker-Dealer Holdings, LLC which is a wholly-owned subsidiary of NYFIX, Inc. (“NYFIX”), a publicly-traded (Pink Sheets: NYFX) provider of trading workstations, middle office trade automation technologies and trade messaging services to domestic and international market participants.

Subsequent Events—On November 30, 2009, NYFIX was merged into NYSE Technologies, a wholly-owned subsidiary of NYSE Euronext.

On December 11, 2009, the Company was sold to BNY ConvergEx Execution Solutions, LLC (“BNYC”) and upon closing was immediately merged into BNYC.

2.	BASIS OF PRESENTATION

The accompanying financial statements have been presented on a carve-out basis. The carve-out financial statements reflect the financial position, results of operations and cash flows of the Company as of December 31, 2008 and 2007, and for two years in the period ended December 31, 2008, as if they were a separate entity. NYFIX Security Corporation maintained all of the books and records on a consolidated basis in a single accounting system. In order to complete the carve-out, NYFIX prior management reviewed the accounting records to ascertain which records applied to the Company. To the extent that an asset, liability, revenue, or expense is identifiable and directly related to the Company, it is reflected in the accompanying carve-out financial statements.

The carve-out financial statements include allocations of assets, liabilities and expenses relating to its transaction business. Certain assets, liabilities, and expenses include allocations from NYFIX Clearing Corporation. These allocations are determined using the methodologies described in Note 3. Management believes the allocations are made on a reasonable basis; however, the carve-out financial statements may not necessarily reflect the financial position of the Company, if NYFIX Transaction Services had been a separate, stand-alone entity during the period presented.

All significant intercompany accounts and transactions have been eliminated.

3.	SIGNIFICANT ACCOUNTING POLICIES

Concentration of Credit Risk for Cash—The Company maintains its cash and cash equivalent balances at one financial institution. These balances are insured by the Federal Deposit Insurance Corporation up to certain limits.

Accounts Receivable—The amount was based on specifically identifying the billings for trading commissions. The Company maintains an allowance for doubtful accounts to reduce its accounts receivable to the amount expected to be collected on such receivables.

Depreciation and Amortization—Depreciation, including depreciation of equipment under a capital lease, is computed using the straight-line method over estimated useful asset lives, which range from 2 to 10 years. Leasehold improvements are amortized using the straight-line method over estimated useful lives or the term of the lease, whichever is shorter.

NYFIX TRANSACTION SERVICES

(A DIVISION OF NYFIX, INC.)

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2008 AND 2007

3.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Commissions—Commissions and the related clearing expenses are recorded on a trade-date basis as securities transactions occur.

Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Allocation of Expenses—The financial statements include costs allocated to the Company from NYFIX, Inc. consisting of corporate overhead for services and administrative functions shared by all NYFIX, Inc. entities, which include, but are not limited to, executive management costs, salaries and fringe benefits, rent, advertising, etc. These costs are allocated based upon specific identification where appropriate or other methodologies such as headcount or computer server usage and service tickets. These allocations may not reflect the actual financial resources or expenses that the Company might have incurred as a stand-alone entity.

Fair Value of Financial Instruments—Substantially all of the Company’s financial instruments are carried at fair value or amounts that management estimates approximate fair value as such financial instruments are short-term in nature or bear interest at rates approximating current market.

Income Taxes—The Company is included in the consolidated federal income tax return and certain combined state and local returns filed by NYFIX. The Company and NYFIX have a tax sharing arrangement which provides that the Company shall compute its income taxes on a separate company basis, except that the benefit of income tax losses will only be allocated to the Company to the extent such losses are utilized in the consolidated and combined income tax returns by NYFIX. The Company accounts for income taxes using the asset and liability method prescribed by generally accepted accounting principles. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the recognition of tax effects for financial statement purposes and income tax reporting purposes by applying enacted income tax rates applicable to future years to differences between the financial statement carrying amounts and tax bases of existing assets and liabilities. A valuation allowance is recorded to reduce the deferred tax asset to only that portion that is judged more likely than not to be realized.

Fair Value Option—The Company adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115, as of the beginning of 2008. The pronouncement permits a fair value option election, at specified election dates, to measure eligible financial assets and liabilities at fair value. The election is made on an instrument by instrument basis at initial recognition of an asset or liability or upon an event that gives rise to a new basis of accounting for that instrument. The Company has made no election for fair value reporting.

Statement of Cash Flows—For purposes of the statement of cash flows, the Company has defined cash equivalents as highly liquid investments, with original maturities of less than ninety days, that are not held for sale in the ordinary course of business.

Stock-Based Compensation—Employees of the Company participate in NYFIX’s equity compensation plans. The Company records stock-based compensation expense related to awards granted to such employees. NYFIX adopted SFAS No. 123(R), Share-Based Payments (“SFAS 123(R)”) which requires an entity to measure the cost of employee services received in exchange for an award of equity instruments

NYFIX TRANSACTION SERVICES

(A DIVISION OF NYFIX, INC.)

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2008 AND 2007

3.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

based on the grant-date fair value of the award (with limited exceptions). NYFIX adopted SFAS 123(R) using the modified prospective transition method whereby compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123(R) that remain unvested on the effective date.

4.	RELATED PARTY TRANSACTIONS

The Company receives and performs services with NYFIX and affiliates in the normal course of business. The receivable from affiliate was $7,195 and $1,047,923 at December 31, 2008 and 2007. The payable to affiliates was $3,667,395 and $1,604,336 at December 31, 2008 and 2007. The payable to affiliates are payable on demand and are non-interest bearing.

Certain operating costs and capital expenditures, including data center, office facilities and corporate overhead, are allocated and paid by affiliates of the Company. Total expenses allocated to the Company and included in employee compensation and benefits, general and administrative, occupancy and equipment and other expenses for the year ended December 31, 2008 and 2007 were $2,477,142, $2,115,504, $1,942,399 and $169,297, and $1,236,848, $1,682,735, and $1,177,958, respectively.

The Company’s algorithmic trading technology system was provided to an affiliate of the Company for use by their clients. Commission income for the year ended December 31, 2008 and 2007 includes charges to this affiliate of $3,654,465 and $4,708,823 for the use of this system.

The Company utilizes the automated matching and routing system of an affiliate for the purpose of providing execution and other trading services to its clients. Total expenses for the use of these facilities for the year ended December 31, 2008 and 2007 were $913,545 and $834,236. During the year ended December 31, 2008 and 2007, the Company incurred $175,439 and $201,979 in charges to an affiliated broker-dealer for introducing customers. These charges are included in floor brokerage, exchange and clearance fees.

For the year ended December 31, 2008 and 2007 the Company was allocated stock-based compensation expense of $448,918 and $326,234 from NYFIX for employees of affiliates who provide services to the Company. These amounts are included in employee compensation and benefits.

For the year ended December 31, 2008, the Company received a capital contribution from a related party in the amount of $2,468,552.

5.	PROPERTY AND EQUIPMENT

As of December 31, 2007, property and equipment is comprised of the following:

Software	$334,003
Office computers	10,714
Data center equipment	54,723
Furniture, fixtures and leasehold improvements	21,022

420,462
Less—Accumulated depreciation	414,897

$5,565

NYFIX TRANSACTION SERVICES

(A DIVISION OF NYFIX, INC.)

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2008 AND 2007

6.	INCOME TAXES

The Company has computed its provision for income taxes in accordance with the tax sharing arrangement described in Note 2. The tax effects of temporary differences that give rise to deferred tax assets and liabilities consisted of the following:

	December 31,
	2008	2007
Deferred tax assets
Operating loss carryforwards	$6,800,981	$4,930,013
Equity based compensation	374,340	190,284
Allowance for doubtful accounts	165	4,856

Total deferred tax assets	7,175,486	5,125,153

Less—Valuation allowance	(7,175,486)	(5,125,153)

Net deferred tax assets	$—	$—

At December 31, 2008, the Company had net operating loss (“NOL”) carryforwards of $16,587,758, which may be used to offset future taxable income. The Company’s NOL’s expire between 2022 and 2028.

The deferred tax asset valuation allowance of $7,175,486 and $5,125,153 at December 31, 2008 and 2007 has been recorded as historical pre-tax book income and historical income for tax purposes are not sufficient to support a conclusion that the value of deferred tax assets are more likely than not to be realized on a stand-alone basis or by NYFIX in the consolidated federal and combined state and local returns.

7.	COMMITMENTS AND CONTINGENCIES

The Company clears certain of its securities transactions with its institutional counterparties through clearing firms (including NYFIX Clearing) on a fully disclosed basis. These agreements provide that the clearing firms may have the right to charge the Company for losses that result from a counterparty’s failure to fulfill its contractual obligations. At December 31, 2008, the Company has recorded no liabilities with respect to this risk. During 2008, the Company made no payments to its clearing firms related to these rights.

The Company has the right to pursue collection or performance from counterparties who do not perform under their contractual obligations. The Company and its clearing firms have a policy of reviewing, on an ongoing basis, the credit standing of the Company’s counterparties.

            Shares

ConvergEx Inc.

Class A Common Stock

PRELIMINARY PROSPECTUS

Joint Book-Running Managers

J.P. Morgan	Citi
Barclays Capital	Goldman, Sachs & Co.

                    , 2011

Dealer Prospectus Delivery Obligation

Until                     , 2011, all dealers that buy, sell or trade in our Class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table shows the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. Except as otherwise noted, we will pay all of these amounts. All amounts except the SEC registration fee and the FINRA fee are estimated. The missing amounts will be filed by amendment.

SEC Registration Fee	$46,440
Listing Fee	*
FINRA Fee	40,500
Accounting Fees and Expenses	*
Legal Fees and Expenses	*
Printing Fees and Expenses	*
Blue Sky Fees and Expenses	*
Transfer Agent Fees	*
Miscellaneous	*

Total	$ *

*	To be provided by amendment.

Item 14.	Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no such provision can eliminate or limit a director’s liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payment of dividends or unlawful stock purchase or redemption, or for any transaction from which the director derives an improper personal benefit.

Section 145 of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In addition, the DGCL does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Our Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

We also have entered into an indemnification agreement with each of our directors which requires us, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service as a director (other than liabilities arising from willful misconduct of a culpable nature). We also intend to maintain director and officer liability insurance.

Item 15.	Recent Sales of Unregistered Securities.

On March 17, 2011, upon the incorporation of the Registrant, the Registrant issued 100 shares of the Registrant’s common stock, par value $0.01 per share, to ConvergEx Holdings, LLC for $1.00. The shares were issued in reliance on Section 4(2) of the Securities Act as the sale of the security did not involve a public offering. Appropriate legends were affixed to the share certificate issued in such transaction.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Exhibit Description

1.1**	Form of Underwriting Agreement among ConvergEx Inc. and the Underwriters.

3.1**	Amended and Restated Certificate of Incorporation of ConvergEx Inc.

3.2**	Amended and Restated Bylaws of ConvergEx Inc.

4.1**	Specimen of our Class A common stock certificate.

5.1**	Opinion of Schulte Roth & Zabel LLP.

10.1**	First Lien Credit and Guaranty Agreement, dated as of December 17, 2010, among BNY ConvergEx Group, LLC, Eze Castle Software, Inc., ConvergEx Holdings, LLC, Certain Subsidiaries of ConvergEx Holdings, LLC, Various Lenders, Bank of America, N.A., Goldman Sachs Bank USA, Citibank, N.A., JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., and J.P. Morgan Securities LLC.

10.2**	Second Lien Credit and Guaranty Agreement, dated as of December 17, 2010, among BNY ConvergEx Group, LLC, Eze Castle Software, Inc., ConvergEx Holdings, LLC, Certain Subsidiaries of ConvergEx Holdings, LLC, Various Lenders, Bank of America, N.A., Goldman Sachs Bank USA, Citibank, N.A., JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., and J.P. Morgan Securities LLC.

10.3**	Form of Amended and Restated Senior Management Agreement between BNY ConvergEx Group, LLC and Joseph M. Velli.

10.4**	Form of Amended and Restated Senior Management Agreement between BNY ConvergEx Group, LLC and Charles E. Rappold.

10.5**	Form of Amended and Restated Senior Management Agreement between BNY ConvergEx Group, LLC and Christopher M. Springer.

10.6**	Form of Amended and Restated Limited Liability Company Agreement of BNY ConvergEx Group, LLC.

10.7**	Form of Tax Receivable Agreement.

10.8**	ConvergEx Holdings, LLC 2006 Common Unit Option Plan.

10.9**	ConvergEx Holdings, LLC 2008 Common Unit Option Plan.

10.10**	ConvergEx Holdings, LLC 2010 Common Unit Option Plan.

10.11**	ConvergEx Inc. 2011 Equity Incentive Plan

10.12**	Form of Indemnification Agreement.

21**	Subsidiaries of ConvergEx Inc.

23.1**	Consent of Schulte Roth & Zabel LLP (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

23.3*	Consent of Ernst & Young LLP.

23.4*	Consent of PricewaterhouseCoopers LLP

23.5*	Consent of Friedman LLP.

23.6*	Consent of Friedman LLP.

24.1*	Powers of Attorney (included on signature pages of Part II to this Registration Statement).

*	Filed herewith
**	To be filed by amendment

(b) Financial Statement Schedules

None.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 5, 2011.

CONVERGEX INC.

By:	/S/ JOSEPH M. VELLI
Name:	Joseph M. Velli
Title:	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Joseph M. Velli, Charles E. Rappold and Christopher M. Springer, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments thereto and any registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/S/ JOSEPH M. VELLI Joseph M. Velli	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	May 5, 2011

/S/ CHRISTOPHER M. SPRINGER Christopher M. Springer	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 5, 2011

/S/ RICHARD BRUECKNER Richard Brueckner	Director	May 5, 2011

/S/ JOHN CAHALY John Cahaly	Director	May 5, 2011

/S/ BARRY R. DUNN Barry R. Dunn	Director	May 5, 2011

/S/ THOMAS P. GIBBONS Thomas P. Gibbons	Director	May 5, 2011

/S/ SEAN P. MCLAUGHLIN Sean P. McLaughlin	Director	May 5, 2011

/S/ CONSTANTINE S. MIHAS Constantine S. Mihas	Director	May 5, 2011

Signature	Title	Date
/S/ COLLIN E. ROCHE Collin E. Roche	Director	May 5, 2011

/S/ JOSEPH A. SCHENK Joseph A. Schenk	Director	May 5, 2011

/S/ JOHN E. SUNUNU John E. Sununu	Director	May 5, 2011

/S/ BRUCE VAN SAUN Bruce Van Saun	Director	May 5, 2011

Exhibit No.	Exhibit Description

1.1**	Form of Underwriting Agreement among ConvergEx Inc. and the Underwriters.

3.1**	Amended and Restated Certificate of Incorporation of ConvergEx Inc.

3.2**	Amended and Restated Bylaws of ConvergEx Inc.

4.1**	Specimen of our Class A common stock certificate.

5.1**	Opinion of Schulte Roth & Zabel LLP.

10.1**	First Lien Credit and Guaranty Agreement, dated as of December 17, 2010, among BNY ConvergEx Group, LLC, Eze Castle Software, Inc., ConvergEx Holdings, LLC, Certain Subsidiaries of ConvergEx Holdings, LLC, Various Lenders, Bank of America, N.A., Goldman Sachs Bank USA, Citibank, N.A., JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., and J.P. Morgan Securities LLC.

10.2**	Second Lien Credit and Guaranty Agreement, dated as of December 17, 2010, among BNY ConvergEx Group, LLC, Eze Castle Software, Inc., ConvergEx Holdings, LLC, Certain Subsidiaries of ConvergEx Holdings, LLC, Various Lenders, Bank of America, N.A., Goldman Sachs Bank USA, Citibank, N.A., JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., and J.P. Morgan Securities LLC.

10.3**	Form of Amended and Restated Senior Management Agreement between BNY ConvergEx Group, LLC and Joseph M. Velli.

10.4**	Form of Amended and Restated Senior Management Agreement between BNY ConvergEx Group, LLC and Charles E. Rappold.

10.5**	Form of Amended and Restated Senior Management Agreement between BNY ConvergEx Group, LLC and Christopher M. Springer.

10.6**	Form of Amended and Restated Limited Liability Company Agreement of BNY ConvergEx Group, LLC.

10.7**	Form of Tax Receivable Agreement.

10.8**	ConvergEx Holdings, LLC 2006 Common Unit Option Plan.

10.9**	ConvergEx Holdings, LLC 2008 Common Unit Option Plan.

10.10**	ConvergEx Holdings, LLC 2010 Common Unit Option Plan.

10.11**	ConvergEx Inc. 2011 Equity Incentive Plan

10.12**	Form of Indemnification Agreement.

21**	Subsidiaries of ConvergEx Inc.

23.1**	Consent of Schulte Roth & Zabel LLP (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

23.3*	Consent of Ernst & Young LLP.

23.4*	Consent of PricewaterhouseCoopers LLP

23.5*	Consent of Friedman LLP.

23.6*	Consent of Friedman LLP.

24.1*	Powers of Attorney (included on signature pages of Part II to this Registration Statement).

*	Filed herewith
**	To be filed by amendment